Exhibit 10.25

EXECUTION VERSION

FINANCING AGREEMENT

Dated as of June 24, 2013

by and among

OXFORD MINING COMPANY, LLC
and
ANY OTHER PARTIES HEREINAFTER JOINED IN SUCH CAPACITY,

as Borrowers,

Oxford Resource Partners, LP AND EACH of its SUBSIDIARies
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

obsidian agency services, inc.,
as Collateral Agent,

and

obsidian agency services, inc.,
as Administrative Agent

-ii-

 -iii-

SCHEDULES AND EXHIBITS

Schedule 1.01(A)	Kentucky Equipment
Schedule 1.01(B)	Lenders and Lenders' Commitments
Schedule 1.01(C)	Significant Subsidiaries
Schedule 1.01(D)	Impairment and Restructuring Expenses
Schedule 5.01(d)(xxv)	Landlord Waiver or Agreement
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(o)	Real Property
Schedule 6.01(q)(i)	Operating Lease Obligations
Schedule 6.01(q)(ii)	Coal Lease Obligations
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(aa)	Customers and Suppliers
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Collateral Locations
Schedule 6.01(jj)	Brokers, Etc.
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Security Agreement
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of LIBOR Notice
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Intercreditor Agreement
Exhibit G-1	Form of Parent Common Units Warrants
Exhibit G-2	Form of Parent Subordinated Units Warrants
Exhibit H	Form of Coal Sales and Coal Production Reports
Exhibit I	Form of General Partner Warrants
Exhibit J	Form of Accounts Receivable, Accounts Payable, Inventory and Equipment Reports
Exhibit K	Form of Amendment to Investors' Rights Agreement

-iv-

FINANCING AGREEMENT

This Financing Agreement, dated as of June 24, 2013, is entered into by and among Oxford Resource Partners, LP, a Delaware limited partnership (the "Parent"), Oxford Mining Company, LLC, an Ohio limited liability company ("Oxford Mining"; and together with each other Person that executes a joinder agreement in the form of Exhibit A and becomes a "Borrower" hereunder, each a "Borrower" and collectively the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" hereunder or otherwise guarantees all or any part of the Obligations (as hereinafter defined), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), Obsidian Agency Services, Inc., a California corporation ("Obsidian"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Obsidian, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent," and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

RECITALS

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of an initial term loan in the aggregate principal amount of $75,000,000 and an additional term loan, if requested by the Borrowers and made in the sole discretion of the Lenders, in the aggregate principal amount of $10,000,000. The proceeds of the term loan shall be used to refinance a portion of the existing indebtedness of Oxford Mining, for general working capital purposes of the Borrowers and to pay fees and expenses related to this Agreement and the refinancing of the existing indebtedness of Oxford Mining. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS; CERTAIN TERMS

Section 1.01.     Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

"Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

"Action" has the meaning specified therefor in Section 12.12.

"Additional Amount" has the meaning specified therefor in Section 2.09(a).

"Additional Term Loans" has the meaning specified therefor in Section 2.01(b).

"Administrative and Operational Services Agreement" means the Administrative and Operational Services Agreement by and among Parent, Oxford Mining and the General Partner dated August 24, 2007, pursuant to which the General Partner (a) provides certain services to the Loan Parties and their Subsidiaries, including general administrative and management services, human resources, information technology, finance and accounting, corporate development, real property, marketing, engineering, operations (including mining operations), geological services, risk management, insurance services, tax and audit services and investor relations, but (b) receives no fees other than reimbursement for all direct and indirect out-of-pocket expenses it incurs or payments it makes on behalf of the Loan Parties and their Subsidiaries thereunder.

"Administrative Agent" has the meaning specified therefor in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

"Administrative Borrower" has the meaning specified therefor in Section 4.05.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

"Aggregate ECF Reduction Amount" means, as of any date of determination, an amount equal to the difference between (i) an amount equal to the sum of the ECF Reduction Amount for all Fiscal Years prior to such date and (ii) the aggregate amount of prepayments made pursuant to clause (B) of Section 2.05(c)(iv) prior to such date.

"Agent" has the meaning specified therefor in the preamble hereto.

"Agreement" means this Financing Agreement, including all amendments, modifications and supplements thereto, and any exhibits or schedules to any of the foregoing, and shall refer to the same as they may be in effect at the time such reference is operative.

"Annual Production Account" has the meaning specified therefor in Section 7.01(r).

"Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act, as amended by the USA PATRIOT Act, (c) the laws, regulations and Executive Orders administered by OFAC, (d) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (e) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Applicable Liquidity Threshold" has the meaning specified therefor in Section 2.05(d)(i).

"Applicable Margin" means, as of any date of determination, with respect to the interest rate of a Loan or any portion thereof, (a) 11.75% for a Reference Rate Loan and (b) 9.75% for a LIBOR Rate Loan.

"Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period of time from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, an amount equal to the Make-Whole Amount, and (b) during all periods of time after the date that is the first anniversary of the Effective Date, zero.

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07, which assignment and acceptance is substantially in the form of Exhibit E or such other form acceptable to the Collateral Agent.

"Authorized Officer" means, with respect to any Person, each of the chief executive officer, president, chief financial officer, chief legal officer, senior vice president, treasurer and secretary of such Person.

"Availability" means "Availability" as defined in the First Lien Financing Agreement as in effect on the date hereof or as amended to make less credit available to the Borrowers.

"Average Liquidity" means, with respect to any period, the sum of the aggregate amount of Liquidity for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

"Blocked Person" has the meaning assigned to such term in Section 6.01(ii)(ii).

"Board" means the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.

"Board of Directors" means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

"Borrower" has the meaning specified therefor in the preamble hereto.

"Borrowing Base Certificate" has the meaning specified therefor in the First Lien Financing Agreement.

"Business Day" means (a) any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City, Los Angeles and London.

"Capital Expenditures" means, with respect to any Person for any period, the sum of (a) the aggregate amount of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (b) to the extent not covered by clause (a) above, the aggregate amount of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person. For the avoidance of doubt, "Capital Expenditures" shall include all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for mine development.

"Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

"Capitalized Lease Obligations" means, with respect to any Person as of any time of determination, obligations of such Person and its Subsidiaries under Capitalized Leases as of such time, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof at such time determined in accordance with GAAP.

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue and rated P 1 by Moody's or A 1 by Standard & Poor's; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within six months from the date of acquisition thereof.

"Cash Management Accounts" means the bank accounts of each Loan Party (other than accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees) maintained at one or more Cash Management Banks set forth on Schedule 8.01.

"Cash Management Agreement" means a deposit account control agreement, in form and substance reasonably satisfactory to the Agents, by and among a Loan Party, the Collateral Agent, the First Lien Agent (if applicable) and a Cash Management Bank with respect to each Cash Management Account.

"Cash Management Bank" has the meaning specified therefor in Section 8.01(a).

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Change of Control" means each occurrence of any of the following:

(a)     the Ungureans cease beneficially and of record to own and control, directly or indirectly, at least 15% on a fully diluted basis of the aggregate outstanding voting and economic power of the Equity Interests of the General Partner;

(b)     the Permitted Holders cease beneficially and of record to own and control, directly or indirectly, at least 50.1% on a fully diluted basis of the aggregate outstanding voting and economic power of the Equity Interests of the General Partner;

(c)     the General Partner ceases to be the sole general partner of the Parent with the power to manage and control the Parent;

(d)     during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the General Partner (together with any new directors whose election by such Board of Directors or whose nomination for election by the members of the General Partner (or its direct or indirect ultimate parent holding company) was approved by a vote of at least a majority the directors of the General Partner (or its direct or indirect ultimate parent holding company) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the General Partner (or its direct or indirect ultimate parent holding company);

(e)     the Parent ceases to directly own and control 100% of the Equity Interests of Oxford Mining;

(f)     the Parent ceases to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party (other than in connection with any transaction permitted pursuant to Section 7.02(c)), free and clear of all Liens (other than Permitted Liens);

(g)     (i) any Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person (other than in connection with any transaction permitted pursuant to Section 7.02(c)), or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Equity Interests of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Parent (or its direct or indirect ultimate parent holding company), no Person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than the General Partner or a Permitted Holder, has, directly or indirectly, acquired beneficial ownership of more than 33% of the aggregate outstanding voting or economic power of the Equity Interests of the Parent (or its direct or indirect ultimate parent holding company) or (B) in the case of any such transaction involving a Loan Party other than the Parent, the Parent has beneficial ownership of 100% of the aggregate voting and economic power of all Equity Interests of the resulting, surviving or transferee entity;

(h)     unless a replacement reasonably satisfactory to the Agents and the Majority Lenders has been appointed within 90 days thereof, Charles C. Ungurean ceases to be the chief executive officer of the Parent; or

(i)     a "Change of Control" (or any comparable term or provision) occurs under any terms or provisions applicable with respect to any of the Equity Interests, the First Lien Indebtedness or the Subordinated Indebtedness of the Parent or any of its Subsidiaries.

"CIP Regulations" has the meaning specified therefor in Section 10.10.

"Coal Business" means the business of the mining, producing, processing, transporting, marketing, selling and/or purchasing coal.

"Coal Lease Obligations" means, with respect to any Fiscal Year, the aggregate amount of minimum guaranteed royalty payments payable under Coal Leases in such Fiscal Year.

"Coal Leases" means leases and license agreements providing for the acquisition, leasing and/or licensing of rights relating to coal reserves and the mining thereof.

"Coal Reserve Base" has the meaning specified therefor in Section 7.01(r).

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

"Collateral Agent" has the meaning specified therefor in the preamble hereto.

"Collateral Advances" has the meaning specified therefor in Section 10.08(a).

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

"Commitments" means, with respect to each Lender, such Lender's Term Loan Commitment.

"Compliance Audit" has the meaning specified therefor in Section 7.01(j)(v).

"Consolidated Adjusted EBITDA" means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries (other than any Consolidated Venture) for such period; plus (b) without duplication, the sum of each of the following amounts of such Person and its Subsidiaries (other than any Consolidated Venture) for such period to the extent each of such following amounts is included in determining the Consolidated Net Income of such Person and its Subsidiaries (other than any Consolidated Venture) for such period:  (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) depletion expense, (v) amortization expense, (vi) impairment expenses, (vii) restructuring expenses related to the restructuring of the operations of the Loan Parties in Kentucky, with respect to each such expense, in an aggregate amount not to exceed (A) the amount set forth on Schedule 1.01(D) for each such expense through March 31, 2013 and (B) 110% of the amount set forth on Schedule 1.01(D) for each such expense after March 31, 2013, (viii) non-cash equity-based compensation expense, (ix) accretion of mine reclamation and closure obligations, (x) non-recurring items to the extent identified in the financial reporting of such Person and its Subsidiaries (other than any Consolidated Venture) and approved by the Collateral Agent, and (xi) Refinancing Fees/Expenses up to an aggregate amount not to exceed $9,000,000; plus or minus, as indicated, (c) without duplication, the sum of each of the following amounts of such Person and its Subsidiaries (other than any Consolidated Venture) for such period to the extent each of such following amounts is included in determining the Consolidated Net Income of such Person and its Subsidiaries (other than any Consolidated Venture) for such period: (i) plus net losses and minus net gains from any extraordinary or non-recurring disposal of assets including Dispositions and (ii) plus amortization for above-market coal sales contracts and minus amortization for below-market coal sales contracts; and minus (d) without duplication, the sum of the following amounts of such Person and such Subsidiaries (other than any Consolidated Venture) for such period to the extent paid in such period: (i) restructuring expenses related to the restructuring of the operations of the Loan Parties in Kentucky described in clause (b)(vii) above, and (ii) Refinancing Fees/Expenses described in clause (b)(xi) above.

"Consolidated Net Income" means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries (other than any Consolidated Venture) for such period, determined on a consolidated basis and in accordance with GAAP.

"Consolidated Net Interest Expense" means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

"Consolidated Venture" means any Subsidiary of Parent, of which the Parent does not, directly or indirectly, own and control 100% of the Equity Interests of such Subsidiary. For the avoidance of doubt, as of the Effective Date, Harrison is a Consolidated Venture.

"Consolidated Venture Percentage Share" means the percentage of the Equity Interests of a Consolidated Venture that is, directly or indirectly, owned and controlled by the Parent. For this purpose, as of the Effective Date, the Consolidated Venture Percentage Share of Harrison is 51%.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Contribution Agreement" means the Contribution Agreement, dated as of the date hereof, among the Loan Parties, in form and substance reasonably satisfactory to the Collateral Agent.

"Current Value" has the meaning specified therefor in Section 7.01(o).

"Debtor Relief Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

"Declined Proceeds" has the meaning specified in Section 2.05(c)(ix).

"Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Administrative Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by such Lender given to the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice by the Administrative Agent of such determination to the Administrative Borrower and each Lender.

"Designated Lender" has the meaning specified therefor in Section 10.08(a).

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.

"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days after the Final Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is 91 days after the Final Maturity Date, (c) contains any repurchase obligation that may come into effect either (i) prior to payment in full of all Obligations or (ii) prior to the date that is 91 days after the Final Maturity Date or (d) provides for scheduled payments or the payment of cash dividends or distributions prior to the date that is 91 days after the Final Maturity Date.

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

"ECF Reduction Amount" has the meaning specified therefor in Section 2.05(c)(iv).

"Effective Date" has the meaning specified therefor in Section 5.01.

"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment or other written communication from any Person or Governmental Authority involving violations of Environmental Laws including, without limitation, Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred by any Loan Party or any of its Subsidiaries as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (b) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Equipment" means equipment (as that term is defined in the Uniform Commercial Code), and includes machinery, machine tools, motors, furniture, furnishings, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, Inventory or fixtures), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

 "Equity Interest" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

"Equity Issuance" means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any of its Equity Interests or (b) the receipt by Parent of any cash capital contributions.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections of ERISA.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Event of Default" has the meaning specified therefor in Section 9.01.

"Excess Cash Flow" means, with respect to any Person for any period, (a) Consolidated Adjusted EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of (i) all scheduled cash principal payments (excluding any principal payments made pursuant to Section 2.05(c)(iv)) on the Loans and the First Lien Loans made during such period (but, in the case of the First Lien Revolving Loans, only to the extent that the total revolving credit commitment to make the First Lien Revolving Loans is permanently reduced by the amount of such payments), and all cash principal payments on other Indebtedness of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, the Intercreditor Agreement and/or the subordination agreement for any Subordinated Indebtedness, (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, the Intercreditor Agreement and/or the subordination agreement for any Subordinated Indebtedness, (v) income taxes paid in cash by such Person and its Subsidiaries for such period and (vi) the excess, if any, of Working Investment at the end of such period over Working Investment at the beginning of such period (or minus the excess, if any, of Working Investment at the beginning of such period over Working Investment at the end of such period).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Existing Credit Agreement" means that certain Credit Agreement, dated as of July 6, 2010, among Oxford Mining, the Existing Lenders and Citibank, N.A., as administrative agent, as heretofore amended, restated, supplemented or otherwise modified.

"Existing Credit Facility" means, collectively, the Existing Credit Agreement and the other "Loan Documents" (as defined in the Existing Credit Agreement).

"Existing Lenders" means the lenders party to the Existing Credit Facility.

"Extraordinary Receipts" means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(v) or (vi)), including, without limitation, (a) foreign, United States, state or local tax refunds to the extent not included in Consolidated Net Income of the Parent and its Subsidiaries, (b) pension plan reversions, (c) proceeds of insurance (including, without limitation, proceeds of Key-Man Life Insurance Policies), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Parent or any of its Subsidiaries or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any payment previously made to such Person) and (g) any purchase price adjustment received in connection with any purchase agreement other than in the ordinary course of business.

"Facility" means any real property, including, without limitation, all buildings and other improvements, the land on which such buildings and other improvements are located, and all fixtures located at or used in connection therewith, all whether now or hereafter existing, owned, leased, operated or used by any Loan Party, including any New Facility.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letter" means the fee letter, dated as of the date hereof, among the Borrowers and the Agents.

"Field Survey and Audit" means a field survey and audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Collateral Agent, at the sole cost and expense of the Borrowers.

"Final Maturity Date" means the earliest of (a) the Scheduled Maturity Date, (b) the date on which all of the Loans shall become due and payable in accordance with the terms of this Agreement, and (c) the date of payment in full of all Obligations and the termination of all Commitments.

"Financial Statements" means (a) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2012, and the related audited consolidated statements of operations, cash flows and partners’ equity for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the three months ended March 31, 2013, and the related unaudited consolidated statements of operations, cash flows and partners’ equity for the three months then ended.

"First Lien Agent" means Cerberus Business Finance, LLC, or any successor thereto, in its capacity as administrative agent and/or collateral agent under and pursuant to the First Lien Financing Agreement.

"First Lien Debt Documents" means collectively (a) the First Lien Financing Agreement and (b) all other agreements, documents and instruments at any time executed and/or delivered by the Loan Parties or any other Person to, with or in favor of the First Lien Agent or the First Lien Lenders in connection with the First Lien Indebtedness or related thereto, as in effect on the Effective Date and as hereafter amended, modified, supplemented, extended, renewed, restated or replaced, in each case as permitted by and subject to the terms of the Intercreditor Agreement.

"First Lien Financing Agreement" means that certain Financing Agreement, dated as of the date hereof, by and among one or more of the Loan Parties, the First Lien Agent, and the First Lien Lenders, as in effect on the Effective Date and as hereafter amended, modified, supplemented, extended, renewed, restated or replaced, in each case as permitted by and subject to the terms of the Intercreditor Agreement.

"First Lien Indebtedness" means the secured Indebtedness owing by the Loan Parties to the First Lien Agent and the First Lien Lenders pursuant to the First Lien Debt Documents, and all interest, fees, reimbursement obligations, expenses, indemnification and other obligations with respect thereto, which Indebtedness, together with the liens and security interests granted by the Loan Parties to the First Lien Agent, all as subject to the terms of the Intercreditor Agreement.

"First Lien Lenders" means the lenders party to the First Lien Financing Agreement.

"First Lien Letters of Credit" means the "Letters of Credit" as defined in the First Lien Financing Agreement.

"First Lien Loans" means the First Lien Revolving Loans and the First Lien Term Loan.

"First Lien Revolving Loans" means the "Revolving Loans" as defined in the First Lien Financing Agreement.

"First Lien Term Loan" means the "Term Loan" as defined in the First Lien Financing Agreement.

"Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (a) Consolidated Adjusted EBITDA of such Person and its Subsidiaries for such period, to (b) the sum of (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period and, in the case of revolving loans, to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) cash Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (iii) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (iv) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period, plus (v) all management, consulting, monitoring, and advisory fees paid by such Person or any of its Subsidiaries to any of its Affiliates during such period (excluding payments to the General Partner under the Administrative and Operational Services Agreement as in effect on the Effective Date), plus (vi) Capital Expenditures made by such Person and its Subsidiaries during such period, plus (vii) mine reclamation obligations paid in cash by such Person and its Subsidiaries during such period.

"Funding Losses" has the meaning specified therefor in Section 2.09.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that, if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03, the Collateral Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date hereof and, until any such amendments have been agreed upon, the covenants in Section 7.03 shall be calculated as if no such change in GAAP has occurred.

"General Partner" means Oxford Resources GP, LLC, a Delaware limited liability company that is the general partner of the Parent.

"General Partner Warrants" means the warrants for Class B Units of the General Partner, substantially in the form of Exhibit I, issued by the General Partner in favor of each Lender (or an Affiliate designated by such Lender).

"Governing Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company or operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership agreement, joint venture agreement, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

"Governmental Authority" means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.

"Guarantor" means (a) the Parent and each Subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto and (b) each other Person that guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in ARTICLE XI and (b) each other guaranty, in form and substance satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

"Harrison" means Harrison Resources, LLC, an Ohio limited liability company and a Subsidiary of the Borrower in which the Borrower has, as of the Effective Date, a 51% membership interest.

"Hazardous Material" means (a) any element, compound, mineral, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous characteristic of corrosivity, ignitability, carcinogenicity, reproductive toxicity, "EP toxicity" or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Holdout Lender" has the meaning specified therefor in Section 12.02(b).

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements other than Operating Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivables sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) liabilities other than for employer contributions incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (k) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (l) all Disqualified Equity Interests; and (m) all obligations referred to in clauses (a) through (l) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer, including the Indebtedness of each Consolidated Venture; provided that, for purposes of Section 7.03, the Indebtedness of any Consolidated Venture of a Person shall not be included as Indebtedness of such Person.

"Indemnified Matters" has the meaning specified therefor in Section 12.15.

"Indemnitees" has the meaning specified therefor in Section 12.15.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Loan Parties in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

"Intercreditor Agreement" means the Intercreditor Agreement, substantially in the form of Exhibit F, by and between the Collateral Agent and the First Lien Agent, and acknowledged by the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 3 months after the date on which the Interest Period began, and (e) the Borrowers may not elect an Interest Period which will end after the Final Maturity Date.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto), and the regulations thereunder.

"Inventory" means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, as-extracted minerals, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

"Investment" means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts Receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

"Investors' Rights Agreement" means an investors' rights agreement, in form and substance satisfactory to the Agents, by and among the Parent, the General Partner, AIM Oxford Holdings, LLC, a Delaware limited liability company, and the Lenders (or their Affiliates) with respect to anti-dilution, tag-along, drag-along and certain other provisions applicable to certain of the Equity Interests of the Parent and the General Partner that the Lenders (or their Affiliates) may acquire.

"Joinder Agreement" means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Person made a party hereto as a Borrower or by a Subsidiary of a Loan Party made a party hereto as a Guarantor pursuant to Section 7.01(b).

"Kentucky Equipment" means the Equipment set forth on Schedule 1.01(A).

"Key-Man Life Insurance Policies" means life insurance policies in form and substance, and issued by Pruco Life Insurance Company (a stock company subsidiary of The Prudential Insurance Company of America) or another insurance company, reasonably satisfactory to the Collateral Agent with respect to Charles C. Ungurean having a stated death benefit in an amount not less than $5,000,000.

"Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

"Lender" has the meaning specified therefor in the preamble hereto.

"Lenders' Representative" has the meaning specified in Section 7.01(t).

"Leverage Ratio" means, with respect to any Person and its Subsidiaries (other than Consolidated Ventures) for any period, the ratio of (a) the sum of (i) the aggregate outstanding principal amount of all First Lien Revolving Loans plus (ii) all Letter of Credit Obligations (as defined in the First Lien Financing Agreement) plus (iii) the outstanding principal balance of the First Lien Term Loan, plus (iv) the outstanding principal balance of the Term Loan, plus (v) the aggregate outstanding principal of all Capitalized Lease Obligations, in each case, as of such date of determination, to (b) Consolidated Adjusted EBITDA of such Person and such Subsidiaries for such period.

"LIBOR" means, with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the greater of (a) 1.25% per annum and (b) the three-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) that appears on Bloomberg as of approximately 11:00 a.m. (Los Angeles time) on such date of determination; provided that, if such index ceases to exist or is no longer published or announced, then the term "LIBOR" means the three-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) as published in The Wall Street Journal on such date of determination, and if this later index ceases to exist or is no longer published or announced, then the term "LIBOR" means the Prime Rate (rounded upward to the nearest 1/16 of one percent) as published in The Wall Street Journal on such date of determination. LIBOR shall be determined on any date of determination by the Administrative Agent or, if no Administrative Agent then exists, by the Required Lenders.

"LIBOR Deadline" has the meaning specified therefor in Section 2.07(a).

"LIBOR Notice" means a written notice substantially in the form of Exhibit D.

"LIBOR Option" has the meaning specified therefor in Section 2.07(a).

"LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by the Administrative Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) LIBOR for such Interest Period by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

"LIBOR Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Liquidity” means, as of any date of determination, the sum of (a) the Qualified Cash as of such date and (b) the amount of the Availability as of such date.

"Loan" means the Term Loan made by an Agent or a Lender to the Borrowers pursuant to ARTICLE II.

"Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

"Loan Documents" means this Agreement, the Contribution Agreement, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Joinder Agreement, any Mortgage, any Security Agreement, any UCC Filing Authorization Letter, the Parent Warrants, the General Partner Warrants, the Warrant Issuance Agreement, the Investors' Rights Agreement, the Voting Agreement and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

"Loan Party" means any Borrower and any Guarantor.

"London" means London, England.

"Los Angeles" means Los Angeles, California.

"Majority Lenders" means Lenders whose Pro Rata Shares (calculated in accordance with clause (b) of the definition thereof) aggregate at least 50.1%; provided that the Pro Rata Shares of any Defaulting Lender shall be disregarded in the determination of Majority Lenders; and provided, further, that, if at any date of determination there is more than one Lender and not all of the Lenders are affiliated, such Lenders whose Pro Rata Shares (calculated in accordance with clause (b) of the definition thereof) aggregate at least 50.1% must also include not less than 2 unaffiliated Lenders.

"Make-Whole Amount" means, with respect to the Term Loan and on the applicable date of prepayment, repayment or acceleration of the Term Loan, an amount equal to the positive difference if any, of (a) (i) the present value on the date of such prepayment, repayment or acceleration of the principal amount prepaid, repaid or accelerated plus (ii) the aggregate amount of interest (including any PIK interest) that would have otherwise been payable from the date of prepayment, repayment or acceleration through the first (1st) anniversary of the Effective Date on the amount prepaid (assuming the amount prepaid was a LIBOR Rate Loan for the entire period with LIBOR being determined as of the date of prepayment, repayment or acceleration), such present value to be calculated using a discount rate equal to the Treasury Rate plus 0.50% per annum, less (b) the principal amount prepaid, repaid or accelerated.

"Material Adverse Effect" means a material adverse effect on any of (a) the operations, business, assets, properties, condition (financial or otherwise) or prospects of any Borrower or of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral.

"Material Contract" means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $50,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or such Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium) and (b) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgage" means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, at any time during the preceding 6 years.

"Net Cash Proceeds" means, (a) with respect to any Disposition by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements), and (b) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or an Equity Issuance, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clauses (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

"New Facility" has the meaning specified therefor in Section 7.01(o).

"New Lending Office" has the meaning specified therefor in Section 2.09(d).

"New York City" means New York, New York.

"Non-U.S. Lender" has the meaning specified therefor in Section 2.09(d).

"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) of such Loan Party to pay principal, interest (including, without limitation, any PIK Interest), charges, expenses, fees, premiums, Applicable Prepayment Premium, counsel fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

"Obsidian" has the meaning specified therefor in the preamble hereto.

"OFAC" means the United States Department of the Treasury's Office of Foreign Assets Control.

"OFAC Sanctions Programs" means the laws, regulations and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224 and the list of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.

"Operating Hedging Agreement" means any Hedging Agreement that is entered into by a Loan Party for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's operations and not for speculative purposes.

"Operating Lease Obligations" means all obligations, other than Capitalized Lease Obligations and obligations under Coal Leases, for the payment of rent for any real or personal property under leases or agreements to lease.

"Other Taxes" has the meaning specified therefor in Section 2.09(b).

"Oxford Mining" has the meaning specified therefor in the preamble hereto.

"Parent" has the meaning specified therefor in the preamble hereto.

"Parent Common Units Warrants" means the warrants for Common Units of the Parent, substantially in the form of Exhibit G-1, issued by the Parent in favor of each Lender (or an Affiliate designated by such Lender).

"Parent Subordinated Units Warrants" means the warrants for Subordinated Units of the Parent, substantially in the form of Exhibit G-2, issued by the Parent in favor of each Lender (or an Affiliate designated by such Lender).

"Parent Warrants" means the Parent Common Units Warrants and the Parent Subordinated Units Warrants.

"Participant Register" has the meaning specified therefor in Section 12.07(g).

"Payment Office" means the Administrative Agent's office located at 2951 28th Street, Suite 1000, Santa Monica, California 90405, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Perfection Certificate" means a certificate in form and substance satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

"Permitted Holders" means, collectively, (a) the Ungureans and (b) American Infrastructure MLP Fund, L.P., a Delaware limited partnership, and its Related Funds.

"Permitted Indebtedness" means:

(a)     any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b)     Indebtedness existing on the Effective Date and listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

(c)     Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) below, does not exceed $5,000,000 at any time outstanding;

(d)     Indebtedness permitted by clause (e) of the definition of "Permitted Liens";

(e)     Indebtedness permitted under Section 7.02(e);

(f)     Indebtedness incurred in the ordinary course of business under performance, surety, statutory, restoration and appeal bonds;

(g)     Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(h)     Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards") or other similar cash management services, in each case, incurred in the ordinary course of business;

(i)     prior to the L/C Subfacility Effective Date (as defined in the First Lien Financing Agreement), Indebtedness of any Loan Party incurred in connection with the issuance of letters of credit on behalf of such Loan Party incurred in the ordinary course of business, provided that (i) the aggregate amount of such letters of credit shall not exceed $20,000,000 at any time and (ii) such letters of credit must be cash collateralized;

(j)     the First Lien Indebtedness permitted under, and subject to, the terms of the Intercreditor Agreement, in an aggregate principal amount not exceeding the sum of (i) $100,000,000 less any principal repayments that may not be reborrowed under the First Lien Financing Agreement including any principal repayments resulting in permanent revolving credit commitment reductions under the First Lien Financing Agreement and (ii) the principal amount of the First Lien Indebtedness incurred pursuant to any Bank Products Agreements (as defined in the Intercreditor Agreement) up to an aggregate maximum amount not to exceed $3,000,000; and

(k)     Subordinated Indebtedness in an aggregate amount not exceeding $2,000,000 at any time outstanding.

"Permitted Intercompany Loans" means loans made by (a) a Loan Party to another Loan Party (other than the Parent), (b) a non-Loan Party to another non-Loan Party, (c) a non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a non-Loan Party so long as (i) the aggregate amount of all such loans made by the Loan Parties does not exceed $50,000 at any time outstanding, (ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such loan, and (iii) the Borrowers have Availability of not less than $1,000,000 after giving effect to such loan.

"Permitted Investments" means:

(a)     Investments in cash and Cash Equivalents;

(b)     Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)     advances made in connection with purchases of goods or services in the ordinary course of business;

(d)     Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e)     Investments existing on the date hereof, as set forth on Schedule 7.02(e), but not any increase in the amount thereof as set forth in Schedule 7.02(e) or any other modification of the terms thereof;

(f)     Investments in any additional coal reserves, provided that, immediately after giving effect thereto, the Borrowers shall have complied with Section 7.01(o), if applicable, and the Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.03 on a pro forma basis after giving effect to any such Investment;

(g)     Permitted Intercompany Loans; and

(h)     so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $100,000 at any time outstanding.

"Permitted Liens" means:

(a)     Liens securing the Obligations;

(b)     Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c)     Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)     Liens existing on the Effective Date and described on Schedule 7.02(a), provided that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Effective Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than in accordance with clause (b) of the definition of Permitted Indebtedness;

(e)     (i)     purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (I) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, (II) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired and (III) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $5,000,000;

(f)     Liens arising under the First Lien Debt Documents securing the First Lien Indebtedness, solely to the extent such Liens are permitted under, and are subject to the terms of, the Intercreditor Agreement;

(g)     deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety, restoration or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(h)     easements, zoning restrictions and similar encumbrances on real property and irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;

(i)     Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(j)     Liens on real property or equipment securing Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness;

(k)     the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property;

(l)     non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(m)     judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(k);

(n)     rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(o)     Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness; and

(p)     Liens on cash collateral securing Indebtedness permitted by subsection (j) of the definition of Permitted Indebtedness.

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"PIK Interest" has the meaning specified in Section 2.04(b).

"Plan" means any Employee Plan or Multiemployer Plan.

"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

"Pro Rata Share" means:

(a)     with respect to a Lender's obligation to make the Term Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan Commitment by (ii) the Total Term Loan Commitment, provided that, if the Total Term Loan Commitment has been reduced to zero, (I) the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan and (II) the denominator shall be the aggregate unpaid principal amount of the Term Loan; and

(b)     with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the unpaid principal amount of such Lender's portion of the Term Loan by (ii) the aggregate unpaid principal amount of the Term Loan.

"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Cash Management Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

"Qualified Reserve Report" means, with respect to any Fiscal Year, an appraisal and re-determination of the mineral reserves, as of the end of such Fiscal Year, consisting of coal in which the Loan Parties have the exclusive work interest and right to mine and sell (a) which is or was conducted by John T. Boyd Company or another qualified independent appraiser approved by the Agents; (b) which will be or was conducted in such a manner (including the use of engineering practices and the use of basis pricing) and of such a scope as is acceptable to the Agents; and (c) the results of which are reasonably satisfactory to the Agents.

"Real Property Deliverables" means each of the following agreements, instruments and other documents in respect of each Facility:

(a)     each Mortgage duly executed by the applicable Loan Party,

(b)     evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c)     an opinion of counsel, satisfactory to the Collateral Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request; and

(d)     such other agreements, instruments and other documents (including consents of lessors, title certifications, title opinions, guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

"Reclamation Laws" means all laws relating to mining reclamation or reclamation liabilities, including, without limitation, the Surface Mining Control and Reclamation Act of 1977, as amended, and all applicable state laws.

"Reclamation Order" has the meaning specified therefor in Section 7.01(r)(ii).

"Reference Bank" means JPMorgan Chase Bank, its successors or any other commercial bank designated by the Administrative Agent to the Administrative Borrower from time to time.

"Reference Rate" means the greatest of (a) 3.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate (it being understood and agreed that (i) the reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers and (ii) each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective).

"Reference Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

"Refinancing Fees/Expenses" means fees and expenses incurred by the Loan Parties through June 24, 2013 (or, solely with respect to such expenses incurred by the Loan Parties in connection with (i) compliance with Section 5.02 and (ii) environmental audits conducted in accordance with this Agreement, September 24, 2013) in connection with the refinancing of the Existing Credit Facility, including fees and expenses incurred by the Loan Parties in connection with (a) the efforts of the Loan Parties to deal with the maturing revolving loan facility under the Existing Credit Facility, potential defaults/defaults under the Existing Credit Agreement and possible amendment and extension of the Existing Credit Facility and (b) securing and consummating credit facilities alternatives to the Existing Credit Facility up to and including consummation of the credit facilities under this Agreement and the First Lien Debt Documents.

"Register" has the meaning specified therefor in Section 12.07(d).

"Registered Loans" has the meaning specified therefor in Section 12.07(d).

"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

"Related Party Assignment" has the meaning specified therefor in Section 12.07(b).

"Related Party Register" has the meaning specified therefor in Section 12.07(d).

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

"Remedial Action" means any action taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

"Replacement Lender" has the meaning specified therefor in Section 12.02(b).

"Report" has the meaning specified therefor in Section 10.13.

"Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

"Required Lenders" means Lenders whose Pro Rata Shares (calculated in accordance with clause (b) of the definition thereof) aggregate at least 50.1%; provided that the Pro Rata Shares of any Defaulting Lender shall be disregarded in the determination of Required Lenders.

"Requirements of Law" means, with respect to any Person, collectively the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities), and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserve Percentage" means, on any day for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves the Reserve Percentage shall be zero.

"Scheduled Maturity Date" means December 24, 2015; provided that, at the election of the Administrative Borrower, (a) upon the receipt by the Administrative Agent of written notice from the Administrative Borrower of such election not later than November 24, 2015, (b) upon the payment in cash to the Administrative Agent, for the benefit of the Lenders, of an extension fee in an amount equal to two percent (2.00%) of the aggregate outstanding principal balance of the Term Loan to be extended, (c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (d) so long as the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto are true and correct on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (e) so long as the Loan Parties are in pro forma compliance, as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available, with all covenants set forth in Section 7.03 after giving effect to such extension, as certified by the chief financial officer of the Parent, and (f) so long as Liquidity exceeds $10,000,000 both before and after giving effect to such extension, the Scheduled Maturity Date shall be extended to September 24, 2016.

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Securitization" has the meaning specified therefor in Section 12.07(j).

"Security Agreement" means a Pledge and Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit B, securing the Obligations and delivered to the Collateral Agent.

"Settlement Period" has the meaning specified therefor in Section 2.02(d)(i).

"Significant Permit Areas" means, as of any date of determination, the permit areas owned, leased or used by any Loan Party or any Subsidiary of a Loan Party within which the coal produced accounts for 66% or more of the aggregate total coal production of all of the Loan Parties and their Subsidiaries during the preceding twelve month period.

"Significant Subsidiary" means Harrison and each other Subsidiary of the Parent that:

(a)     is designated with an asterisk on Schedule 1.01(C);

(b)     accounted for at least 5% of consolidated revenues of the Parent and its Subsidiaries or 5% of consolidated earnings of the Parent and its Subsidiaries before interest and taxes, in each case for the 4 fiscal quarters of the Parent ending on the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made; or

(c)     has assets which represent at least 5% of the consolidated assets of the Parent and its Subsidiaries as of the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

"Specified Liquidity" means, as of any date of determination, the difference (to the extent positive) between (i) $10,000,000 and (ii) the greater of (A) the amount of Liquidity, on the date of any required prepayment pursuant to Section 2.05(c)(iv), after giving effect to such prepayment, and (B) the amount of Average Liquidity, during the period of thirty (30) consecutive days immediately preceding the date of any required prepayment pursuant to Section 2.05(c)(iv) and ending on the date of such prepayment.

"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereto.

"Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which are satisfactory to the Collateral Agent and the Majority Lenders which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Collateral Agent and the Majority Lenders, or (b) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Collateral Agent and the Majority Lenders.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company, or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

"Taxes" has the meaning specified therefor in Section 2.09(a).

"Termination Event" means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

"Term Loan" means, collectively, the loans made by the Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a).

"Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrowers in the amount set forth in Schedule 1.01(B), as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Total Commitment" means the Total Term Loan Commitment.

"Total Term Loan Commitment" means the sum of the amounts of the Lenders' Term Loan Commitments.

"Transferee" has the meaning specified therefor in Section 2.09(a).

"Treasury Rate" means a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Administrative Agent, on the date 3 Business Days prior to the date of repayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term ending closest to, but prior to, the first anniversary of the Effective Date.

"UCC Filing Authorization Letter" means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.

"Ungureans" means, collectively, Charles C. Ungurean, Thomas T. Ungurean and their respective heirs.

"Uniform Commercial Code" has the meaning specified therefor in Section 1.04(b).

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

"Voting Agreement" means that certain Investors' Rights Agreement dated August 29, 2007 by and among the Parent, the General Partner and other parties, as amended by that certain Amendment to Investors' Rights Agreement in the form of Exhibit K.

"WARN" has the meaning specified therefor in Section 6.01(z).

"Warrant Issuance Agreement" means the Warrant Issuance Agreement, in form and substance satisfactory to the Administrative Agent, by and between the Parent, the General Partner and the Lenders with respect to the issuance of the Parent Warrants and the General Partner Warrants.

"Working Investment" means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts Receivable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash and Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (but, excluding from accounts payable and accrued expenses, the current portion of long-term debt and all accrued interest and taxes).

Section 1.02.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules, unless otherwise indicated, shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03.     Certain Matters of Construction. References in this Agreement to "determination" by any Agent mean good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall "continue" or be "continuing" unless and until such Event of Default has been waived in writing by the Majority Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of an Authorized Officer of any Loan Party or (ii) the knowledge that an Authorized Officer would have obtained if such Authorized Officer had engaged in good faith and diligent performance of such Authorized Officer's duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that, if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such representation or warranty hereunder.

Section 1.04.     Accounting and Other Terms.

(a)     Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)     All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meanings notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.05.     Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern Daylight Time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II.
THE LOANS

Section 2.01.     Commitments.

(a)     Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make the Term Loan to the Borrowers on the Effective Date in an aggregate principal amount equal to the amount of such Lender's Term Loan Commitment.

(b)     Notwithstanding the foregoing, the aggregate principal amount of the Term Loan made on the Effective Date shall equal the Total Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed. Notwithstanding the foregoing, if requested by the Borrowers, the Lenders may, in their sole discretion, agree to make additional Term Loans to the Borrowers at any time prior to the Final Maturity Date in an aggregate principal amount up to $10,000,000 on the same terms and conditions set forth herein (the "Additional Term Loans").

Section 2.02.     Making the Loans.

(a)     The Administrative Borrower shall give the Administrative Agent prior telephonic notice, immediately confirmed in writing in substantially the form of Exhibit C (a "Notice of Borrowing"), not later than 12:00 noon (New York City time) on the date which is 3 Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the date of borrowing of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) whether the Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, (iii) the use of the proceeds of such proposed Loan, and (iv) the proposed date of borrowing (which date of borrowing must be a Business Day, and except in the case of the Additional Term Loans, must be the Effective Date). The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purporting to be from the Administrative Borrower to the Administrative Agent). Each Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)     Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith.

(c)     Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Term Loan Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it under the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03.     Repayment of Loans; Evidence of Debt.

(a)     The outstanding principal of the Term Loan shall be repayable in quarterly installments equal to $187,500 per quarter, with each such installment to be due and payable on the last day of each June, September, December and March commencing on June 30, 2014 until the Final Maturity Date. The remaining outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of (i) the date of the acceleration of the Term Loan in accordance with the terms hereof and (ii) the Final Maturity Date.

(b)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)     Each Lender shall maintain accounts in which it shall record (i) the amount of each Loan made by it hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to such Lender hereunder and (iii) the amount of any sum received by such Lender.

(d)     The entries made in the accounts maintained pursuant to Section 2.03(b) and Section 2.03(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)     Any Lender may request that the Loans made by it be evidenced by one or more promissory notes. In such event, the Borrowers shall execute and deliver to such Lender such promissory note(s) payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in such form(s) as are furnished by the Collateral Agent and reasonably acceptable to the Administrative Borrower. Thereafter, the Loans evidenced by such promissory note(s) and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns with respect to such registered note).

Section 2.04.     Interest.

(a)     Term Loan. Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(b)     PIK Interest. In addition to the interest set forth in Section 2.04(a), the Term Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to 5.75% per annum, which such additional interest shall be paid-in-kind (any such interest paid in kind, the "PIK Interest") on the dates set forth in Section 2.04(d). All interest due and payable hereunder that the Borrowers pay in the form of PIK Interest shall be capitalized, shall be added to the then-outstanding principal amount of the Term Loan as additional principal obligations hereunder on and as of such interest payment date and shall automatically constitute a part of the outstanding principal amount of the Term Loan for all purposes hereof (including the accrual of interest thereon at the rates applicable to the Term Loan generally). Any determination of the principal amount outstanding under the Term Loan after giving effect to any payment of PIK Interest hereunder or otherwise that is reasonably made by the Administrative Agent or the Lenders in good faith shall be prima facie evidence of the correctness of such determination in the absence of manifest error.

(c)     Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section 2.04, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or other Obligations of the Loan Parties under this Agreement and the other Loan Documents shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d)     Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand at the election of the Collateral Agent or the Required Lenders. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

(e)     General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05.     Termination of Commitments; Prepayment of Loans.

(a)     Termination of Commitments. The Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date following the funding in full of the Term Loan in accordance with the terms hereof; provided that such termination shall not impact the provisions of this Agreement relating to the Additional Term Loan.

(b)     Optional Prepayment.

(i)     Term Loan. The Borrowers may, at any time and from time to time, upon at least 5 Business Days' prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(i) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.

(ii)     Termination of Agreement. The Borrowers may, upon at least 15 days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations, in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement. If the Administrative Borrower has sent a notice of termination pursuant to this Section 2.05(b)(ii), then the Lenders' obligations to extend credit hereunder shall terminate and the Borrowers shall be obligated to repay the Obligations, in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice.

(c)     Mandatory Prepayment.

(i)       [Intentionally Omitted]

(ii)      [Intentionally Omitted]

(iii)     [Intentionally Omitted]

(iv)     (A) Commencing with the Fiscal Year ending December 31, 2013, within 10 days of delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), within 10 days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to the result (to the extent positive) of (1) 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year (or, in the case of the Fiscal Year ended December 31, 2013, the Excess Cash Flow generated during the period from the Effective Date through the end of such Fiscal Year) minus (2) the Specified Liquidity (the amount of clause (A)(2), to the extent the payment above is less than the amount of clause (A)(1), the "ECF Reduction Amount"), and (B) on the last day of each fiscal quarter, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to (1) the Aggregate ECF Reduction Amount at such time, minus (2) the Specified Liquidity at such time.

(v)     Immediately upon any Disposition by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(ii), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition. Nothing contained in this Section 2.05(c)(v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(vi)     Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a) through (j) of the definition of Permitted Indebtedness), or upon an Equity Issuance, the Borrowers shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(vii)     Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(viii)     Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(v) or Section 2.05(c)(vii), as the case may be, up to (x) $5,000,000 in the aggregate during the term of this Agreement of Net Cash Proceeds from all such Dispositions and (y) up to $5,000,000 in the aggregate in any Fiscal Year of all such Extraordinary Receipts, in each case, shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds and Extraordinary Receipts are used to replace, repair or restore properties or capital assets used in such Person's business, provided that (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds or Extraordinary Receipts, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within 30 days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds or Extraordinary Receipts shall be used to replace, repair or restore properties or capital assets used in such Person's business within a period specified in such certificate not to exceed 120 days after the date of receipt of such Net Cash Proceeds or Extraordinary Receipts (which certificate shall set forth estimates of the Net Cash Proceeds or Extraordinary Receipts to be so expended), (C) such Net Cash Proceeds or Extraordinary Receipts are deposited in an account subject to the dominion and control of the Collateral Agent, (D) with respect to the amount of such Net Cash Proceeds or Extraordinary Receipts in excess of $1,000,000, such amount is applied to the First Lien Revolving Loans and the First Lien Agent has instituted a corresponding reserve against the Borrowing Base (as defined in the First Lien Financing Agreement) in such amount until such reinvestment or prepayment is consummated in accordance with this Section 2.05(c)(viii), and (E) upon the earlier of (I) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (II) the occurrence of a Default or an Event of Default, such Net Cash Proceeds or Extraordinary Receipts, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(vii) or Section 2.05(c)(vii), as applicable.

(ix)     Notwithstanding anything to the contrary herein, any Lender may elect, by notice to the Administrative Borrower prior to any prepayment of the Term Loans required to be made by the Borrowers pursuant to this Section 2.05(c), to decline all (but not a portion) of its share of such prepayment (such declined amounts, the "Declined Proceeds"). Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment. To the extent such non-declining Lenders elect to decline their share of such Declined Proceeds, such Declined Proceeds may be retained by the Borrowers for working capital and general corporate purposes

(d)     Application of Payments. Each prepayment pursuant to Sections 2.05(c)(iv), (c)(v), (c)(vi) and (c)(vii) shall be applied to the Term Loan. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity; provided that, at any time there are First Lien Loans and/or Letter of Credit Obligations (as defined in the First Lien Financing Agreement) outstanding at the time of such required prepayment,

(i) if (A) the aggregate outstanding principal amount of the First Lien Loans and the Letter of Credit Obligations (as defined in the First Lien Financing Agreement) is greater than or equal to 1.0 times Consolidated Adjusted EBITDA for the 12 consecutive fiscal months of the Parent and its Subsidiaries as of the last day of any of the immediately preceding 3 fiscal months for which financial statements pursuant to Section 7.01(a)(i) are available, (B) Liquidity as of the date of such prepayment, after giving effect to such prepayment, will be less than or equal to $30,000,000 (the "Applicable Liquidity Threshold"), (C) Average Liquidity, during the immediately preceding period of thirty (30) consecutive days ending on the date of such prepayment, will be less than the Applicable Liquidity Threshold, or (D) any Default (under and as defined in the First Lien Financing Agreement) or Event of Default (under and as defined in the First Lien Financing Agreement) has occurred and is continuing and written notice thereof has been provided to the Agents by the Administrative Borrower or the First Lien Agent, then no prepayment of the Term Loans shall be required to the extent (x) such prepayment is required by the First Lien Financing Agreement to be applied to the First Lien Loans and/or the Letter of Credit Obligations (as defined in the First Lien Financing Agreement), and (y) such prepayment is applied to the First Lien Loans and/or used to cash collateralize the Letter of Credit Obligations (as defined in the First Lien Financing Agreement), together with (other than in the case of Extraordinary Receipts consisting of insurance proceeds resulting from a casualty event with respect to any asset that constitutes a part of the Borrowing Base (as defined in the First Lien Financing Agreement as in effect on the date hereof) a concurrent permanent reduction to the commitment to make First Lien Revolving Loans or issue First Lien Letters of Credit equal to the sum of such prepayment of First Lien Revolving Loans and cash collateral; provided that any excess amount remaining after the prepayment of the First Lien Loans and cash collateralization of the Letter of Credit Obligations (as defined in the First Lien Financing Agreement) shall be applied to the Term Loans, and

(ii) if (A) the aggregate outstanding principal amount of the First Lien Loans and the Letter of Credit Obligations (as defined in the First Lien Financing Agreement) is less than 1.0 times Consolidated Adjusted EBITDA for the 12 consecutive fiscal months of the Parent and its Subsidiaries as of the last day of each of the immediately preceding 3 fiscal months for which financial statements pursuant to Section 7.01(a)(i) are available, (B) Liquidity as of the date of such prepayment, after giving effect to such prepayment, will be greater than the Applicable Liquidity Threshold, (C) Average Liquidity, during the immediately preceding period of thirty (30) consecutive days ending on the date of such prepayment will be greater than or equal to the Applicable Liquidity Threshold and (D) no Default (under and as defined in the First Lien Financing Agreement) or Event of Default (under and as defined in the First Lien Financing Agreement) has occurred and is continuing and no written notice thereof has been provided to the Agents by the Administrative Borrower or the First Lien Agent, then such prepayment shall be applied to the Term Loans.

(e)     Interest and Fees. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to Section 2.05(c)(i)) shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.09, (iii) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Loans and (iv) if such prepayment would reduce the amount of the outstanding Loans to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f)     Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any provision of this Section 2.05 are in addition to payments made or required to be made under any other provision of this Section 2.05.

Section 2.06.     Fees.

(a)     Applicable Prepayment Premium. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Scheduled Maturity Date, for any reason, including (i) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 9.01(f) or 9.01(g) with respect to any Loan Party, automatically upon the occurrence thereof), (ii) foreclosure and sale of the Collateral, (iii) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agents and the Lenders, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, the Applicable Prepayment Premium, measured as of the date of such termination.

(b)     Audit and Collateral Monitoring Fees. The Borrowers acknowledge that, pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct audits, inspections, appraisals, valuations and/or field examinations of any or all of the Loan Parties at any time and from time to time in a manner so as to not unduly disrupt the business of the Loan Parties. The Borrowers agree to pay (i) $1,000 per day per examiner plus the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, appraisals, valuations and field examinations and (ii) the cost of all visits, audits, inspections, appraisals, valuations and field examinations conducted by a third party on behalf of the Agents; provided that, so long as no Event of Default has occurred and is continuing, the Borrowers shall not be obligated to reimburse the Agents for more than four (4) such visits, audits, inspections, appraisals, valuations or field examinations in any calendar year.

(c)     Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrowers shall pay the fees set forth in the Fee Letter.

Section 2.07.     LIBOR Option.

(a)     The Borrowers may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate (the "LIBOR Option") by notifying the Administrative Agent prior to 11:00 a.m. (New York City time) at least 3 Business Days prior to (i) the commencement of the proposed Interest Period or (ii) in the case of the conversion of a LIBOR Rate Loan into a Reference Rate Loan, the last day of the then current Interest Period (the "LIBOR Deadline"). Notice of the Borrowers' election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of a LIBOR Notice received by the Administrative Agent before the LIBOR Deadline, or by telephonic notice received by the Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to the Administrative Agent of a LIBOR Notice received by the Administrative Agent prior to 5:00 p.m. (New York City time) on the same day). Promptly upon its receipt of each such LIBOR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders. Each LIBOR Notice shall be irrevocable and binding on the Borrowers.

(b)     Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04(d). On the last day of each applicable Interest Period, unless the Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that a Default or an Event of Default has occurred and is continuing, the Borrowers no longer shall have the option to request that any portion of the Loans bear interest at a rate based on the LIBOR Rate and the Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder.

(c)     Notwithstanding anything to the contrary contained in this Agreement, the Borrowers (i) shall have not more than four (4) LIBOR Rate Loans in effect at any given time and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(d)     The Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that, in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of the Collateral in accordance with Section 4.03 or Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend, and hold harmless the Agents and the Lenders and their participants against any and all Funding Losses in accordance with Section 2.09.

(e)     Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at a rate based on the LIBOR Rate. The provisions of this ARTICLE II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at a rate based on the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

Section 2.08.     Funding Losses. In connection with each LIBOR Rate Loan, the Borrowers shall indemnify, defend, and hold harmless the Agents and the Lenders against any loss, cost, or expense incurred by any Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at a rate based on the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of an Agent or a Lender delivered to the Administrative Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09.     Taxes.

(a)     Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such transferee or assignee, including a participation holder, a "Transferee")) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, "Taxes"). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an "Additional Amount") necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09), such Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)     In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes"). Each Loan Party shall deliver to each Agent and each Lender (and any Transferee) official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c)     The Loan Parties hereby jointly and severally indemnify and agree to hold harmless each Agent and each Lender (and any Transferee) from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d)     Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside of the United States (a "Non-U.S. Lender") agrees that it shall, no later than the Effective Date (or, in the case of a Lender that becomes a party hereto pursuant to Section 12.07 after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents (or, in the case of an assignee of a Lender which (i) is an Affiliate of such Lender or a Related Fund of such Lender and (ii) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 12.07(b) for recordation pursuant to Section 12.07(c), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only), one properly completed and duly executed copy of any of U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent holder of an Equity Interest of the Parent (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents and the Borrowers in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 2.09, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.09(d) that such Non-U.S. Lender is not legally able to deliver.

(e)     The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any Additional Amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.09 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or Additional Amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of Section 2.09(d).

(f)     Any Agent or any Lender (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.09 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Agent or such Lender (or Transferee) to disclose any information such Agent or such Lender (or Transferee) deems confidential and would not, in the reasonable determination of such Agent or such Lender (or Transferee), be otherwise disadvantageous to such Agent or such Lender (or Transferee).

(g)     The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.10.     Increased Costs and Reduced Return.

(a)     If any Agent or any Lender shall have determined that any Change in Law shall (i) subject such Agent or such Lender, or any Person controlling such Agent or such Lender, to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender, or change the basis of taxation of payments to such Agent or such Lender, or any Person controlling such Agent or such Lender, of any amounts payable hereunder (except for taxes on the overall net income of such Agent or such Lender, or any Person controlling such Agent or such Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or any assets of or held by, or deposits with or for the account of, or credit extended by, such Agent or such Lender, or any Person controlling such Agent or such Lender, or (iii) impose on such Agent or such Lender, or any Person controlling such Agent or such Lender, any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Agent or such Lender of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Agent or such Lender hereunder, then, upon demand by such Agent or such Lender, the Borrowers shall pay to such Agent or such Lender such additional amounts as will compensate such Agent or such Lender, or any Person controlling such Agent or such Lender, for such increased costs or reductions in amount.

(b)     If any Agent or any Lender shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Agent or such Lender, or any Person controlling such Agent or such Lender, and such Agent or such Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Agent's or such Lender's or such controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Agent's or such Lender's or such controlling Person's capital to a level below that which such Agent or such Lender or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or any agreement to make Loans or such Agent's or such Lender's or such controlling Person's other obligations hereunder (in each case, taking into consideration such Agent's or such Lender's or such controlling Person's policies with respect to capital adequacy), then, upon demand by such Agent or such Lender, the Borrowers shall pay to such Agent or such Lender from time to time such additional amounts as will compensate such Agent or such Lender or such controlling Person for such cost of maintaining such increased capital or such reduction in the rate of return on such Agent's or such Lender's or such controlling Person's capital.

(c)     All amounts payable under this Section 2.10 shall bear interest at the Reference Rate from the date that is ten (10) days after the date of demand by any Agent or any Lender until payment in full to such Agent or such Lender. A certificate of such Agent or such Lender claiming compensation under this Section 2.10, specifying the event described above and the nature of such event, shall be submitted by such Agent or such Lender to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Agent's or such Lender's reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d)     Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)     The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.11.     Changes in Law; Impracticability or Illegality.

(a)     The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (including, for the avoidance of doubt, any similar costs passed on to the Lenders from their own funding sources) due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board, excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at a rate based on the LIBOR Rate. In any such event, the affected Lender shall give the Administrative Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Administrative Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).

(b)     In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates based on the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Administrative Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender, and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(c)     The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.12.     Mitigation Obligations. If any Lender requires the Borrowers to pay any additional amounts under Section 2.09 or requests compensation under Section 2.10, then such Lender shall (at the request of the Administrative Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section 2.09 or 2.10 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.13.     Obsidian as Administrative Agent. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, at any time that Obsidian serves as the Administrative Agent hereunder, (a) the Lenders shall directly fund the Term Loan to the Borrowers, (b) each Lender shall provide wire instructions to the Borrowers with respect to payments to be received from the Borrowers hereunder and the Borrowers shall directly make any payments required or permitted hereunder to the Lenders and (c) neither the Lenders nor the Borrowers shall remit any funds to the Administrative Agent to forward to another party hereunder.

ARTICLE III.
INTENTIONALLY OMITTED

ARTICLE IV.
APPLICATION OF PAYMENTS; DEFAULTING LENDERS;
JOINT AND SEVERAL LIABILITY OF BORROWERS

Section 4.01.     Payments; Computations and Statements.

(a)     The Borrowers will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent's Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt thereof the Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent shall cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document. Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrowers shall be deemed a Loan hereunder made by the Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided shall be made as an accommodation to the Borrowers and solely at the Administrative Agent's discretion, provided that the Administrative Agent shall from time to time, upon the request of the Collateral Agent, charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)     The Administrative Agent shall provide to the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such summary statement shall be presumed to be correct, and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02.     Sharing of Payments. Except as provided in Section 2.02, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders (including, without limitation, any amendment, consent or similar fee payable to all Lenders, but excluding any amendment, consent or similar fee offered to all Lenders and not payable to non-consenting Lenders), such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered) and (b) the provisions of this Section 4.02 shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 4.02 shall apply). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.02 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.03.     Apportionment of Payments. Subject to Section 2.02 and to any written agreement among the Agents and/or the Lenders:

(a)     All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than to the extent set forth in any such written agreement among the Agents and/or the Lenders) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein, or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b)     After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon direction of the Collateral Agent or the Required Lenders shall, apply all payments made in respect of Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees, expense reimbursements and indemnities then due and payable to the Lenders until paid in full; (iii) third, ratably to pay interest then due and payable in respect of the Collateral Advances until paid in full; (iv) fourth, ratably to pay principal of the Collateral Advances until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full; (vi) sixth, ratably to pay principal of the Term Loan until paid in full; and (vii) seventh, ratably to the payment of all other Obligations then due and payable.

(c)     In each instance, so long as no Event of Default has occurred and is continuing, Section 4.03(b) shall not be deemed to apply to any payment by the Borrowers specified by the Administrative Borrower to the Administrative Agent to be for the payment of Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loan in accordance with the terms and conditions of Section 2.05.

(d)     For purposes of Section 4.03(b), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding.

(e)     In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section 4.04.     Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)     Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders and Majority Lenders.

(b)     The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by any Borrower to the Administrative Agent for such Defaulting Lender's benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender's Loans were funded by the other Lenders) or, if so directed by the Administrative Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender's Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Loans to the Borrowers. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(c)     Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle (but not obligate) the Borrowers to replace the Defaulting Lender with one or more substitute Lenders, and the Defaulting Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07.

(d)     The operation of this Section 4.04 shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by a Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(e)     This Section 4.04 shall remain effective with respect to any Defaulting Lenders until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrowers shall have waived such Defaulting Lender's default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

Section 4.05.     Administrative Borrower; Joint and Several Liability of Borrowers.

(a)     Each Borrower hereby irrevocably appoints Oxford Mining as the borrowing agent and attorney-in-fact for the Borrowers (the "Administrative Borrower"), which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of such Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on behalf of such Borrower to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and the Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(b)     Each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents for the Obligations, in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then, in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each of the Borrowers to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or the other Loan Documents or any other circumstances whatsoever.

(c)     The provisions of this Section 4.05 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 4.05 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(d)     Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE V.
CONDITIONS TO LOANS

Section 5.01.     Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied (or expressly waived) in a manner satisfactory to the Agents:

(a)     Payment of Fees, Etc. The Borrowers shall have paid on or before the Effective Date all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 and 12.04.

(b)     Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of the Effective Date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c)     Legality. The making of the Loans shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d)     Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

(i)       a Security Agreement, duly executed by each Loan Party, together with delivery to the First Lien Agent, to the extent certificated, the original stock certificates or other certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(ii)      a UCC Filing Authorization Letter, duly executed by each Loan Party, together with appropriate financing statements on Form UCC-1 to be duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage;

(iii)     certified copies of request for copies of information on Form UCC 11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (ii) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens;

(iv)     a Perfection Certificate, duly executed by each Loan Party and completed in a manner satisfactory to the Collateral Agent;

(v)      the Fee Letter, duly executed by the Borrowers;

(vi)     the Intercompany Subordination Agreement, duly executed by each Loan Party;

(vii)     the Intercreditor Agreement, duly executed by the parties thereto;

(viii)    the Investors' Rights Agreement, duly executed by the parties thereto;

(ix)     the Amendment to Investors' Rights Agreement, duly executed by the parties thereto;

(x)      the Warrant Issuance Agreement, duly executed by the parties thereto;

(xi)     with respect to each Facility, each of the Real Estate Deliverables;

(xii)     the Contribution Agreement, duly executed by each Loan Party;

(xiii)     a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(xiv)     a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such Authorized Officers;

(xv)     a certificate of the appropriate official(s) of the jurisdiction of organization and each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such jurisdictions;

(xvi)     a true and complete copy of the charter, certificate of formation, articles of organization, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;

(xvii)     a copy of the Governing Documents of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xviii)     an opinion of Squire Sanders (US) LLP, counsel to the Loan Parties, and each local counsel reasonably required by the Administrative Agent, in each case as to such matters as the Collateral Agent may reasonably request (including, without limitation, opinions with respect to the Parent Warrants and the General Partner Warrants and any other equity issued in connection with this Agreement);

(xix)     a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in Section 5.01(b);

(xx)     a copy of (A) the Financial Statements and (B) the financial projections described in Section 6.01(g)(ii), certified as of the Effective Date by an Authorized Officer of the Parent as complying with the representations and warranties set forth in Section 6.01(g)(ii);

(xxi)     a certificate of the chief financial officer of the Parent, setting forth in reasonable detail the calculations required to establish compliance as of the Effective Date, on a pro forma basis after giving effect to the Loans, with each of the financial covenants contained in Section 7.03;

(xxii)     a certificate of the chief financial officer of each Loan Party, certifying as to the solvency of such Loan Party, which certificate shall be satisfactory in form and substance to the Collateral Agent;

(xxiii)     a certificate of the chief financial officer of the Parent certifying that all tax returns required to be filed by the Loan Parties have been filed and all taxes upon the Loan Parties or their properties, assets, and income (including real property taxes and payroll taxes) have been paid;

(xxiv)     evidence of the insurance coverage required by Section 7.01 (including, without limitation, Section 7.01(u)) and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such insurance coverage may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

(xxv)     a certificate of an Authorized Officer of the Administrative Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, LIBOR Notices and all other notices under this Agreement and the other Loan Documents;

(xxvi)     a landlord waiver or agreement, in form and substance satisfactory to the Collateral Agent and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases set forth on Schedule 5.01(d)(xxv);

(xxvii)     a collateral access agreement, in form and substance satisfactory to the Collateral Agent, executed by each Person who possesses Inventory of any Loan Party;

(xxviii)     copies of the First Lien Debt Documents, in form and substance satisfactory to the Administrative Agent, all certified as true and correct copies thereof by an Authorized Officer of the Administrative Borrower, together with a certificate of an Authorized Officer of the Administrative Borrower stating that the First Lien Loan Documents remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations thereunder;

(xxix)     a certificate of an Authorized Officer of the Administrative Borrower stating that copies of all of the Materials Contracts as in effect on the Effective Date have been made available to the Collateral Agent, that all such Material Contracts remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such Material Contracts;

(xxx)     provision for the payment in full of all Indebtedness under the Existing Credit Facility in a manner satisfactory to the Collateral Agent, together with (A) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lenders, (B) a satisfaction of mortgage for each mortgage filed by the Existing Lender on the Facility, (C) a termination of security interest in intellectual property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, and (D) UCC 3 termination statements for all UCC-1 financing statements filed by the Existing Lenders and covering any portion of the Collateral;

(xxxi)     such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Agents, as the Agents may request with respect to the Borrowers' cash management system; and

(xxxii)     such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.

(e)     Material Adverse Effect. The Collateral Agent shall have determined, in its sole judgment, that no event or development shall have occurred since December 31, 2012 which could reasonably be expected to have a Material Adverse Effect.

(f)     First Lien Indebtedness. Concurrently with the funding of the Loans to be made on the Effective Date, the Borrowers shall have received cash proceeds in an amount not less than $91,888,368.86 from the incurrence of the First Lien Indebtedness in accordance with the terms of the First Lien Debt Documents, less any fees, expenses and other such amounts payable with respect thereto.

(g)     Approvals. All consents, authorizations and approvals of, all filings and registrations with, and all other actions in respect of any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the business of the Loan Parties shall have been obtained and shall be in full force and effect.

(h)     Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

(i)     Management Reference Checks. The Collateral Agent shall have received satisfactory reference checks for key management of each Loan Party.

(j)     Due Diligence. The Agents shall have completed their business, legal and collateral due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion.

(k)     Leverage Ratio. The Leverage Ratio as of May 31, 2013 (calculated on a pro forma basis after giving effect to all Loans to be made on the Effective Date and the initial fundings on the Effective Date under First Lien Debt Documents (and, in each case, the application of the proceeds thereof) and the payment of fees and expenses in connection with the transactions contemplated hereby and thereby shall not exceed 4.50 to 1.00. The Administrative Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer or other Authorized Officer of the Administrative Borrower certifying as to the matters set forth in this Section 5.01(k) and containing the calculation of the Leverage Ratio.

(l)     Liquidity. After giving effect to all Loans to be made on the Effective Date and the initial fundings on the Effective Date under First Lien Debt Documents, (i) the Liquidity shall not be less than $13,000,000 and (ii) all liabilities of the Loan Parties shall be current. The Administrative Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Administrative Borrower certifying as to the matters set forth in clauses (i) and (ii) above and containing the calculation of Liquidity.

(m)     Key-Man Life Insurance Policies. The Agents shall have received evidence satisfactory to the Agents that the Loan Parties have obtained the Key-Man Life Insurance Policies and that the same are in full force and effect and have been collaterally assigned to the Collateral Agent for the ratable benefit of the Agents and the Lenders.

(n)     Warrants. The Agents shall have received evidence, in form and substance satisfactory to the Agents, that the issuance in favor of the Lenders (or their Affiliates) of (i) the Parent Warrants that equal in the aggregate 15% of all outstanding classes of Equity Interests in the Parent on a fully diluted basis has been consummated and (ii) the General Partner Warrants that equal in the aggregate 15% of the aggregate units (Class A Units and Class B Units) of the General Partner on a fully diluted basis has been consummated.

(o)     Information. The Administrative Agent shall not have become aware of any new or inconsistent information or other matter not previously disclosed to the Administrative Agent relating to the Loan Parties or the Term Loan which the Administrative Agent, in its reasonable judgment, deems material and adverse relative to the information or other matters disclosed to the Administrative Agent prior to the Effective Date.

(p)     Other Information. The Administrative Agent shall have received copies of all reports, audits or certifications as it may reasonably request.

(q)     Employment Agreement. The Administrative Agent shall have received an employment agreement, in form and substance satisfactory to the Administrative Agent, for Charles C. Ungurean, the chief executive officer of the Loan Parties, having a term that extends through the later of (i) December 31, 2016 and (ii) the repayment of the Obligations in full and the termination of this Agreement.

(r)     Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02.

Section 5.02.     Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, the Agent and the Lenders have agreed to execute this Agreement and to make the Loans on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (or such later date as is hereafter agreed to in writing by the Administrative Agent), it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date by which such condition subsequent is required to be fulfilled pursuant to this Section 5.02 shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Majority Lenders hereby waive such breach for the period from the Effective Date through the date by which such condition subsequent is required to be fulfilled pursuant to this Section 5.02:

(a)     Within ten (10) Business Days following the Effective Date, the Administrative Borrower shall deliver to the Collateral Agent, in form and substance satisfactory to Collateral Agent, (i) issued loss payable endorsements in favor of the Collateral Agent with respect to the Loan Parties' property insurance and (ii) issued additional insured endorsements in favor of the Collateral Agent with respect to the Loan Parties' liability insurance.

(b)     Within thirty (30) days following the Effective Date, the Administrative Borrower shall deliver to the Collateral Agent each Mortgage duly executed by the applicable Loan Party, together with such Real Property Deliverables requested by the Collateral Agent (which shall include, for the avoidance of doubt, title insurance and, to the extent requested by the Collateral Agent, acceptable surveys), in each case in form and substance satisfactory to the Collateral Agent, with respect to the following Facilities: (i) 544 Chestnut Street, Coshocton, OH 43812 (office building, land and parking area); (ii) 14561 Township Road 263, Conesville, OH 43811 (coal preparation plant); (iii) 1855 Kemper Court, Zanesville, OH 43701 (warehouse); and (iv) Island Dock, 9453 Hwy 85 E, Island, KY 42350 (coal loading dock facility).

(c)     The Administrative Borrower shall use commercially reasonable efforts to deliver to the Collateral Agent, within thirty (30) days following the Effective Date, a landlord consent, waiver or agreement, in form and substance reasonably satisfactory to the Collateral Agent, executed by each landlord with respect to each of the Leases set forth on Schedule 5.01(d)(xxiii) to the extent the same has not been obtained (or attempted with commercially reasonable efforts to be obtained) on or before the Effective Date.

(d)     The Administrative Borrower shall use commercially reasonable efforts to deliver to the Collateral Agent, within thirty (30) days following the Effective Date, unless waived by the Collateral Agent, collateral access agreements, in form and substance reasonably satisfactory to the Collateral Agent, with respect to any leased real property of a Loan Party where Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) is located.

(e)     Within thirty (30) days following the Effective Date, the Administrative Borrower shall deliver a certificate as to the subsistence in good standing of, and the payment of taxes by, the Administrative Borrower in the Commonwealth of Pennsylvania.

(f)     Within thirty (30) days following the Effective Date, the Administrative Borrower shall deliver to the First Lien Agent (with copies to to the Collateral Agent) certificates of title with the Collateral Agent's Lien noted thereon with respect to any Titled Collateral (as defined in the Security Agreement) with an individual fair market value in excess of $25,000.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

Section 6.01.     Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(a)     Organization, Good Standing, Etc. Each of the Loan Parties and their respective Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, to execute and deliver each Loan Document to which it is a party, to consummate the transactions contemplated thereby and, in the case of the Borrowers, to make the borrowings hereunder, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of this clause (iii), where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b)     Authorization, Etc. The execution, delivery and performance by each of the Loan Parties and each of its respective Subsidiaries of each Loan Document to which it is or will be a party (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable Requirement of Law or any Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)     Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party or any of its Subsidiaries of any Loan Document to which it is or will be a party.

(d)     Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any of the Loan Parties or any of its respective Subsidiaries is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

(e)     Capitalization; Subsidiaries.

(i)     On the Effective Date, after giving effect to the transactions contemplated hereby and by the First Lien Debt Documents to occur on the Effective Date, the authorized Equity Interests of the Parent and the General Partner and the issued and outstanding Equity Interests of the Parent and the General Partner are as set forth on Schedule 6.01(e). All of the issued and outstanding Equity Interests of the Parent and the General Partner have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights except as set forth on Schedule 6.01(e). Except as set forth on Schedule 6.01(e), as of the Effective Date there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent of, or other obligations of the Parent to issue, directly or indirectly, any, Equity Interests of the Parent.

(ii)     Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Equity Interests of the Subsidiaries of the Parent in existence as of the Effective Date. All of the issued and outstanding Equity Interests of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on Schedule 6.01(e), all such Equity Interests are owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. There are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries of, or other obligations of any Subsidiary to issue, directly or indirectly, any, Equity Interests in any Subsidiary of the Parent.

(f)     Litigation; Commercial Tort Claims. Except as set forth on Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g)     Financial Condition.

(i)     The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes in the case of the Financial Statements for the fiscal quarter ended March 31, 2013. All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Parent and its Subsidiaries as of December 31, 2012 and March 31, 2013 are set forth in the Financial Statements as of such dates and for the periods then ended. Since December 31, 2012, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii)     The Parent has heretofore furnished to each Agent and each Lender (A) projected monthly balance sheets, statements of operations and statements of cash flows of the Parent and its Subsidiaries for the period from the Effective Date through December 31, 2013, and (B) projected annual balance sheets, statements of operations and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2013, 2014 and 2015 which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii). Such projections, as so updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(h)     Compliance with Law, Etc. None of the Loan Parties or any of their respective Subsidiaries is in violation of (i) (A) any of its Governing Documents, (B) any material provision of any domestic or foreign Requirement of Law, including, without limitation, any statute, legislation or treaty, any guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of any Governmental Authority, in each case applicable to it or any of its property or assets, or any provision of any such Requirement of Law which violation could reasonably be expected to have a Material Adverse Effect, or (C) any material term of any Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, which violation could reasonably be expected to have a Material Adverse Effect, and (ii) no Default or Event of Default has occurred and is continuing.

(i)     ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. No Loan Party or any of its ERISA Affiliates contributes to, sponsors, maintains or has an obligation to contribute to or maintain any Multiemployer Plan or any defined benefit plan, or has at any time prior to the date hereof established, sponsored or maintained, been a party to, or contributed or been obligated to contribute to or maintain any Multiemployer Plan or any defined benefit plan. Except as required by Section 4980B of the Internal Revenue Code, and, except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment.

(j)     Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party or any of its Subsidiaries have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k)     Regulations T, U and X. No Loan Party or any of its Subsidiaries is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l)     Nature of Business.

(i)     No Loan Party or any of its Subsidiaries is engaged in any business other than as set forth on Schedule 6.01(l).

(ii)     The Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents and the First Lien Debt Documents and guarantees of obligations of its Subsidiaries), own any material assets (other than the Equity Interests in its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries).

(m)     Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n)     Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

(o)     Properties.

(i)     Each Loan Party owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence), or has valid leasehold interests in or valid licenses to use, all properties and assets material to its business, including, without limitation, coal and any other compound or mineral, free and clear of all Liens except Permitted Liens. All such properties and assets are free and clear of all Liens except Permitted Liens. The real and personal properties of each Loan Party are generally in good operating order, condition and repair, ordinary wear and tear excepted.

(ii)     Schedule 6.01(o) sets forth a complete and accurate list, with such information and in a form acceptable to the Agents, of all of the real property owned or leased by the Loan Parties as of the Effective Date. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party. True, complete and correct copies of each such Lease have been made available to the Agents prior to the Effective Date. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o). Except as set forth on Schedule 6.01(o), to the best knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease. No Person has made, and no Person is entitled to make, any adverse claims against any properties or assets material to any Loan Party's business, including (without limitation) the Leases and any Loan Party's rights thereunder.  Each Loan Party has made all payments required to be made under each Lease to which it is a party or under applicable law, including (without limitation) all advance royalty payments material to any Loan Party's business.

(p)     Full Disclosure. Each Loan Party has made available to the Agents and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents and the Lenders in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.

(q)     Lease Obligations. On the Effective Date, none of the Loan Parties or any of their respective Subsidiaries has (i) any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q)(i) or (ii) any Coal Lease Obligations other than the Coal Lease Obligations set forth on Schedule 6.01(q)(ii).

(r)     Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party and its Subsidiaries are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party and any of its Subsidiaries or, to the knowledge of any Loan Party, a predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible, or , to the knowledge of any Loan Party, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party and any of its Subsidiaries or, to the knowledge of any Loan Party, any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party and its Subsidiaries or, to the knowledge of any Loan Party, any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible in the last 7 years or that remains unresolved nor does any Loan Party and any of its Subsidiaries have knowledge or notice of any threatened or pending Environmental Action against any Loan Party and any of its Subsidiaries or, to the knowledge of any Loan Party, any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible which could reasonably be expected to have a Material Adverse Effect; (iv) to the knowledge of any Loan Party, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party and any of its Subsidiaries or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible which could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party and any of its Subsidiaries has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party and any of its Subsidiaries has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party and each of its Subsidiaries holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's of such Subsidiary's failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party or any of its Subsidiaries has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(s)     Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workers' compensation coverage as required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, (iv) the Key-Man Life Insurance Policies and (v) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t)     Use of Proceeds. The proceeds of the Term Loans shall be used to (i) refinance a portion of the existing indebtedness of the Borrowers in the principal amount of up to $71,250,000, (ii) pay Refinancing Fees/Expenses and (iii) fund working capital of the Borrowers.

(u)     No Fraudulent Transfer. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(v)     Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w)     Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(x)     Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Except as set forth on Schedule 6.01(x), each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto.

(y)     Investment Company Act. None of the Loan Parties is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(z)     Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party or any Subsidiary of any Loan Party, threatened against any Loan Party or any Subsidiary of any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any Subsidiary of any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or any Subsidiary of any Loan Party or (iii) to the knowledge of each Loan Party and each Subsidiary of a Loan Party, no union representation question existing with respect to the employees of any Loan Party or any Subsidiary of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party or any Subsidiary of any Loan Party. No Loan Party or any Subsidiary of any Loan Party or any of their respective ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or any Subsidiary of any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa)     Customers and Suppliers. Except as set forth on Schedule 6.01(aa), there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

(bb)     No Bankruptcy Filing. No Loan Party or any Subsidiary of a Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party's or such Subsidiary's assets or property, and no Loan Party or any Subsidiary of a Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

(cc)     Interrelated Business. The Loan Parties make up a related organization of various entities constituting a single economic and business enterprise so that the Loan Parties share an identity of interests such that any benefit received by any one of them benefits the others. From time to time each Loan Party may render services to or for the benefit of the other Loan Parties, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties (including, inter alia, the payment by such Loan Party of creditors of the other Loan Parties and guarantees by such Loan Party of indebtedness of the other Loan Parties). The Loan Parties have the same chief executive office, centralized accounting and legal services, and certain common officers and directors and do not prepare or provide to creditors consolidating financial statements.

(dd)     Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Section 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(ee)     Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ee), (ii) those locations consisting of the real property set forth on Section 6.01(o) and (iii) any other locations in the continental United States for which such Loan Party has provided notice to the Agent in accordance with Section 7.01(l) and, if necessary, a written subordination or waiver or collateral access agreement in accordance with Section 7.01(m). Schedule 6.01(ee) contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral having a book value of at least $100,000 is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.

(ff)     Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 5.01(d) and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, second priority security interests (with such priority on the Effective Date subject to the release on the Effective Date of all Liens granted under the Existing Credit Facility concurrent with the effectiveness of this Agreement), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

(gg)     First Lien Indebtedness, Etc. Each of the Loan Parties has the power and authority to incur the First Lien Indebtedness provided for under the First Lien Debt Documents and has duly authorized, executed and delivered the First Lien Debt Documents. The First Lien Debt Documents constitute the legal, valid and binding obligation of each Loan Party a party thereto, enforceable against each such Loan Party in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally. To the knowledge of the Loan Parties, the terms and provisions of the Intercreditor Agreement are and will be enforceable against the holders of the First Lien Indebtedness by the applicable Agents which have not effectively waived the benefits thereof. All Obligations, including, without limitation, those to pay principal of and interest (including post-petition interest) on the Loans and fees and expenses in connection therewith, constitute Second Lien Indebtedness (as defined in the Intercreditor Agreement), and to the knowledge of the Loan Parties all such Obligations are entitled to the benefits of the Intercredior Agreement. The Loan Parties acknowledge that the Agents and the Lenders are entering into this Agreement, and extending their Commitments, in reliance upon the terms and provisions of the Intercreditor Agreement and this Section 6.01(gg). No Default or Event of Default exists or has occurred and is continuing under and as defined in the First Lien Debt Documents. The Agents and the Lenders have received true, correct and complete copies of all of the First Lien Debt Documents in effect as of the Effective Date.

(hh)     Schedules. All of the information that is required to be scheduled to this Agreement is set forth on the Schedules hereto, is correct and accurate and does not omit to state any information material thereto.

(ii)     Anti-Terrorism Laws.

(i)     General. None of the Loan Parties nor any Affiliates of any of the Loan Parties is in violation of any of the Anti-Terrorism Laws or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.

(ii)     None of the Loan Parties or any Affiliates of any of the Loan Parties, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a "Blocked Person"):

(A)     a Person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC's list of Specially Designated Nationals and Blocked Persons;

(B)     a Person that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (A) above;

(C)     a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or

(D)     a Person that is affiliated or associated with a Person described in clauses (A) through (C) above.

(iii)     None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any of the OFAC Sanctions Programs.

(iv)     The Loan Parties and their Subsidiaries maintain adequate reserves for future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, and such reserves are not less than those required by GAAP.

(jj)     Brokers, Etc. No agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker's or finder’s fee or any other commission or similar fee from any Loan Party with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby, except as provided in Schedule 6.01(jj), and the Borrowers hereby indemnify the Lenders and the Agents against, and agree that they will hold the Lenders and the Agents harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

(kk)     Affiliate Loans. There are no outstanding loans made by the Parent or any of its Subsidiaries to any of its officers, directors or shareholders (directly or indirectly) or any of such Person's Affiliates.

(ll)     Accounts and Notes Receivable; Accounts and Notes Payable. All of the accounts receivable of and notes receivable owing to the Parent or any of its Subsidiaries as of the date hereof constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, consistent with past practice, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof. All of the accounts payable of and notes payable by the Parent or any of its Subsidiaries to third parties as of the date hereof arise from bona fide transactions in the ordinary course of business, consistent with past practice and there is no such account payable or note payable delinquent in its payment except those contested in good faith.

(mm)     Audit Controls. The Parent and its Subsidiaries maintain a system of internal control over financial reporting. Such internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(nn)     Lung Disease Claims. The Loan Parties and their Subsidiaries maintain adequate reserves for future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, and such reserves are not less than those required by GAAP.

ARTICLE VII.
COVENANTS OF THE LOAN PARTIES

Section 7.01.     Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Majority Lenders shall otherwise consent in writing:

(a)     Reporting Requirements. Furnish to each Agent and each Lender:

(i)     as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries (other than a fiscal month ending on the last day of a fiscal quarter) commencing with the first such fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated balance sheets and consolidated statements of operations as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the projections delivered pursuant to Section 7.01(a)(vii), all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations of the Parent and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(ii)     as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries (or, solely in the case of each fiscal quarter ending on December 31 of each Fiscal Year, within 60 days after the end of such fiscal quarter) commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated balance sheets, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of partners' equity of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the projections delivered pursuant to Section 7.01(a)(vii), all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iii)     as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated balance sheets, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of partners' equity of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the projections delivered pursuant to Section 7.01(a)(vii), all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agents (which opinion shall be without (I) a "going concern" or like qualification or exception, (II) any qualification or exception as to the scope of such audit, or (III) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (X) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (Y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iv)     simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto, (B) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), (I) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and (II) including a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the financial projections for such period and the figures for the corresponding period in the previous Fiscal Year, and (C) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by Section 7.01(a)(iii), a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and all material insurance coverage planned to be maintained by any Loan Party, together with such other related documents and information as the Administrative Agent may reasonably require;

(v)     as soon as available and in any event within 15 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, Accounts Receivable, Accounts Payable, Inventory and Equipment reports as of the end of the immediately preceding fiscal month, which reports shall be substantially similar in form and scope to Exhibit J or in such other form and scope as is acceptable to the Collateral Agent;

(vi)     (A) as soon as available and in any event (1) within 5 Business Days after the last day of each fiscal month (or, if the Administrative Borrower delivers to the First Lien Agent a notice of borrowing requesting a First Lien Revolving Loan during such 5 Business Day period, concurrent with the delivery of such notice of borrowing), commencing with the first fiscal month ending after the Effective Date, a Borrowing Base Certificate, current as of the close of business on the last day of such fiscal month and (2) within 5 Business Days after the 15th day of each fiscal month (or, if the Administrative Borrower delivers to the First Lien Agent a notice of borrowing requesting a First Lien Revolving Loan during such 5 Business Day period, concurrent with the delivery of such notice of borrowing), commencing with the first fiscal month ending after the Effective Date, a Borrowing Base Certificate, current (x) with respect to the Eligible Accounts Receivable component of the Borrowing Base (as each such term is defined in the First Lien Financing Agreement), as of the close of business on the 15th day of such fiscal month and (y) with respect to the Eligible Inventory component of the Borrowing Base (as each such term is defined in the First Lien Financing Agreement) (i) if available, as of the close of business on the 15th day of such fiscal month or (ii) otherwise, as of the close of business on the last day of the immediately preceding fiscal month, supported, in the case of each of clauses (1) and (2), by schedules showing the derivation thereof and containing such detail and other information as any Agent may request from time to time, and (B) by email to those Persons designated by the Agents, as soon as available and concurrently with distribution to management of the Loan Parties, and in any event generally by the end of each Business Day, monthly coal sales and coal production reports through the Business Day immediately preceding the date of distribution thereof, which reports shall be substantially similar in form and scope to Exhibit H or in such other form and scope as is acceptable to the Collateral Agent;

(vii)     as soon as available and in any event not later than 30 days after the end of each Fiscal Year, financial projections for the Parent and its Subsidiaries, supplementing and superseding the financial projections referred to in Section 6.01(g)(ii)(A), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries, such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;

(viii)     as soon as available and in any event within 30 days after the end of each Fiscal Year of the Parent and its Subsidiaries commencing with the first Fiscal Year of the Parent and its Subsidiaries ending after the Effective Date, a Qualified Reserve Report;

(ix)     as soon as available and in any event within 30 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the fiscal quarter ending June 30, 2013, a roll-forward, in a format satisfactory to the Agents, of the Qualified Reserve Report most recently delivered tied to the beginning and ending of such fiscal quarter;

(x)     as soon as available and in any event within 30 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the fiscal quarter ending June 30, 2013, summary data for such fiscal quarter in reasonable detail and certified by an Authorized Officer of the Parent as demonstrating compliance by each Loan Party with its permitting requirements with respect to any "exceedances" under its National Pollutant Discharge Elimination System;

(xi)     as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the fiscal quarter ending June 30, 2013, a mine inspection report, in form, substance and detail satisfactory to the Administrative Agent and consistent with past credit facility reporting practices, from a mine inspection firm satisfactory to the Administrative Agent, setting forth a statement of the costs and expenses of conducting the reclamation activities, if any, at each permit area required by all applicable Reclamation Laws, together with the face amount of the surety, reclamation or similar bonds securing the obligations of the Loan Parties and their Subsidiaries with respect to each such permit area;

(xii)     at the time of the delivery of the financial statements of the Parent and its Subsidiaries required by Section 7.01(a)(iii), a certificate, certified by an Authorized Officer of the Parent, confirming that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to Section 7.01(a)(xii) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;

(xiii)     promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(xiv)     as soon as possible, and in any event within 3 Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(xv)     (A) as soon as possible and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (I) any Reportable Event with respect to any Employee Plan has occurred, (II) any other Termination Event with respect to any Employee Plan has occurred, or (III) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service, if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know, notice that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(xvi)     promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xvii)     as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xviii)     as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;

(xix)     as soon as possible and in any event within 5 Business Days after the delivery thereof to the Parent's or the Borrower's Board of Directors, copies of any board reports so delivered;

(xx)     promptly after the sending or filing thereof, copies of all statements, reports and other information that any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xxi)     promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xxii)     promptly after the occurrence thereof, written notice of any change in the Board of Directors of the General Partner;

(xxiii)     concurrently with the sending thereof, copies of all notices, reports and other information required to be sent by any Loan Party to the First Lien Agent or any First Lien Lender under the First Lien Debt Documents (provided that any such reports or other information also provided hereunder need not be provided an additional time under this clause (xxiii));

(xxiv)     promptly after the occurrence thereof, notice of any material change other than in the ordinary course of business to any material coal sales agreement or material contract, material contract mining agreement or material coal purchase agreement to which the Parent or any of its Subsidiaries is a party;

(xxv)     at least every six (6) months (or more frequently if reasonably requested by any Agent), an updated schedule of all coal leases of the Parent and its Subsidiaries, which schedule shall indicate (1) current coal production and coal production projections for the next three (3) years and (2) whether any such lease is not encumbered by a Mortgage and/or if lessor consent to a Mortgage has not been obtained;

(xxvi)     promptly after the occurrence thereof, notice of any material change, other than in the ordinary course of business, to any material coal sales agreement or material contract, material contract mining agreement or material coal purchase agreement to which any Loan Party or any Subsidiary of any Loan Party is a party; and

(xxvii)     promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent (at its own request or at the request of any Lender) may from time to time reasonably request.

(b)     Additional Guaranties and Collateral Security. Cause:

(i)     each Subsidiary of any Loan Party not in existence on the Effective Date to execute and deliver to the Collateral Agent, promptly and in any event within 5 Business Days after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, (B) a supplement to the Security Agreement, together with (I) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary, (II) undated stock powers executed in blank with signature guaranteed, where applicable, and (III) such opinions of counsel as the Collateral Agent may reasonably request, (C) one or more Mortgages creating on the real property of such Subsidiary a perfected, second priority Lien on such real property and such other Real Property Deliverables as may be required by the Collateral Agent, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the second priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii)     each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 5 Business Days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, where applicable, (C) such opinions of counsel as the Collateral Agent may reasonably request, and (D) such other agreements, instruments, approvals or other documents requested by the Collateral Agent.

(c)     Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)     Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(e)     Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)     Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent (with reasonable prior notice from such Agent to the Lenders and as accompanied by representatives of any Lender) at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, Accounts Receivable, deposit accounts and other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment that identified a recognized environmental condition and recommended environmental sampling, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent (as accompanied by representatives of any Lender) in accordance with this Section 7.01(f). For the avoidance of doubt, the Required Lenders may at any time direct any Agent to, and such Agent shall thereafter, conduct the visits and inspections set forth in this Section 7.01(f).

(g)     Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h)     Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent, key-man and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as their interests may appear, in case of loss, under a standard non contributory "lender" or "secured party" clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days' prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)     Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

(j)     Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) materially comply, and cause each of its Subsidiaries to materially comply, with all Environmental Laws and provide to the Collateral Agent any documentation of such compliance required to be maintained pursuant to Environmental Laws which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within five (5) days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and take any Remedial Actions required under Environmental Laws to abate said Release; (iv) provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to have a Material Adverse Effect; and (v) engage a third party, acceptable to the Collateral Agent, to audit, on or within 10 days prior to each of September 24, 2013 and the second anniversary of the Effective Date (and the third anniversary of the Effective Date if the Scheduled Maturity Date has been extended in accordance with the terms of this Agreement), each applicable Loan Party's established compliance programs at the Significant Permit Areas as of such date (each such audit, a "Compliance Audit"); provided that each Compliance Audit shall (A) be in form and substance reasonably satisfactory to the Collateral Agent, (B) include recommended and reasonably appropriate best management practices to sustain compliance with Environmental Laws and an implementation schedule for such compliance and (C) be furnished to each Agent and each Lender within 5 days after the completion of such Compliance Audit; and provided, further, that, unless otherwise agreed to by the Collateral Agent, on or around the dates that are 3 months after the completion of each Compliance Audit and 6 months after the completion of each Compliance Audit, the Collateral Agent shall have received evidence, in form and substance satisfactory to the Collateral Agent, that each applicable Loan Party has adopted any such recommended and reasonably appropriate best management practices in accordance with the implementation schedule recommended in such Compliance Audit.

(k)     Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected second priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (I) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (II) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (III) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l)     Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than 30 days' prior written notice of any change in the location of any Collateral having a book value of at least $50,000, other than to (A) locations set forth on Schedule 6.01(ee) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon and (B) repair shop locations to which any Collateral is temporarily moved for repair purposes, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Agents and the Lenders from time to time, solely for the Collateral Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

(m)     Landlord Waivers; Collateral Access Agreements.

(i)     At any time any Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, obtain, unless waived by the Administrative Agent, written subordinations or waivers, in form and substance satisfactory to the Collateral Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; provided, that in the event the Loan Parties are unable to obtain any such written subordination or waiver the Administrative Agent may, in its reasonable discretion, establish such reserves as it deems necessary with respect to any such Collateral; and

(ii)     At any time any Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) is stored on the premises of a bailee, warehouseman, or similar party, obtain, unless waived by the Administrative Agent, written access agreements, in form and substance satisfactory to the Collateral Agent, providing for access to the Collateral located on such premises in order to remove such Collateral from such premises during an Event of Default; provided that in the event the Loan Parties are unable to obtain any such written access agreements, the Administrative Agent may, in its reasonable discretion, establish such reserves as it deems necessary with respect to any such Collateral.

(n)     Subordination. Cause all Indebtedness and other obligations, now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents.

(o)     After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any interest (whether fee or leasehold) in any real property (wherever located) (each such interest being a "New Facility") (i) with a Current Value (as defined below) in excess of $100,000 in the case of a fee interest, (ii) requiring the payment of annual rent or annual guaranteed royalties exceeding in the aggregate $50,000 or advance royalties exceeding in the aggregate $100,000 in the case of a leasehold interest, or (iii) that is projected to produce at least 100,000 tons of coal over the next three (3) years, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, the value of any elements, compounds or minerals within, or accessable from, such real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section 7.01(o), the "Current Value"). Upon such acquisition, the Person that has acquired such New Facility (x) meeting such criteria shall promptly (but in any event within 30 days of such acquisition) furnish to the Collateral Agent each of the applicable Real Property Deliverables and (y) that fails to meet such criteria shall promptly (but in any event within 90 days of such acquisition) furnish to the Collateral Agent each of the applicable Real Property Deliverables; provided that, in each case, the consent of the applicable lessor with respect to the grant of a Mortgage shall be obtained on or before the execution of any lease after the Effective Date. The Borrowers shall pay all fees and expenses, including reasonable counsel fees and expenses, and all title insurance charges and premiums, if any, in connection with each Loan Party's obligations under this Section 7.01(o).

(p)     Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q)     Borrowing Base. Maintain all First Lien Revolving Loans and First Lien Letters of Credit in compliance with the then current Borrowing Base (as defined in the First Lien Financing Agreement).

(r)     Compliance with Reclamation Laws.

(i)     Conduct all reclamation activities at each permit area owned, leased or used by any Loan Party or any Subsidiary of a Loan Party in accordance with all applicable Reclamation Laws, except to the extent that the failure to conduct any such reclamation activities at such permit area in accordance with all applicable Reclamation Laws could not be reasonably expected to have either individually or in the aggregate a Material Adverse Effect;

(ii)     Have in effect any surety, reclamation or similar bonds or acceptable form of financial assurance securing the obligations of such Loan Party or such Subsidiary with respect to reclamation activities in the amount and form required by applicable Reclamation Laws;

(iii)     Within five (5) Business Days of the receipt thereof, the Administrative Borrower shall give notice to the Administrative Agent of the receipt by any Loan Party or any Subsidiary of a Loan Party of any show cause order or chief's order (or similar notice from a Governmental Entity) (each, a "Reclamation Order") under any applicable Reclamation Laws with respect to any failure to fully and properly initiate, perform or complete reclamation contemporaneous with mining or any failure to provide or maintain required reclamation bond, performance security or other acceptable form of financial assurance, or any failure to obtain or denial of any requested release of any reclamation bond, performance security or other similar financial assurance, at any permit area owned, leased or used by the Loan Parties or any of their Subsidiaries;

(iv)     Upon receipt by any Loan Party or any Subsidiary of any Loan Party of any Reclamation Order, the Administrative Agent, its officers, employees and agents shall have the right to, and the Loan Parties and their Subsidiaries shall permit any such Person to, subject to applicable safety rules and regulations, (A) visit and inspect each permit area owned, leased or used by any Loan Party or any Subsidiary of any Loan Party to which such Reclamation Order applies, and (B) prepare or caused to be prepared an environmental report, in form, substance and detail satisfactory to the Administrative Agent in its sole discretion, with respect to each such permit area, which report shall set forth, inter alia, the costs and expenses of conducting any reclamation activities on such permit area in accordance with applicable Reclamation Laws, together with the face amount of the surety, reclamation or similar bonds or acceptable financial assurance securing the obligations of the Loan Parties and their Subsidiaries with respect to each such permit area, and upon receipt by the Administrative Agent of such environmental report, the Administrative Agent shall provide a copy to the Administrative Borrower; and

(v)     In the event that the environmental report referred to in Section 7.01(r)(iv) above indicates that the costs and expenses of conducting any reclamation activities on any permit area owned, leased or used by any Loan Party or any Subsidiary of any Loan Party in accordance with applicable Reclamation Laws exceeds the face amount of the surety, reclamation or similar bonds or acceptable financial assurance securing the obligations of such Loan Party or such Subsidiary with respect to each such permit area, then (A) within thirty (30) days after the Administrative Borrower's receipt thereof, the Administrative Borrower shall provide to the Administrative Agent a plan, in form, substance and detail satisfactory to the Administrative Agent in its reasonable discretion, setting forth the actions that the Loan Parties and their Subsidiaries shall take to address the issues set forth in such environmental report and which gave rise to the applicable Reclamation Order, and (B) the Loan Parties and their Subsidiaries shall take all such actions as set forth in such plan.

(s)     Maintenance of Coal Reserve Base. Maintain an aggregate tonnage of coal reserves controlled by the Parent and its Subsidiaries (excluding any Consolidated Ventures) (the "Coal Reserve Base") that, as of the end of each Fiscal Year, is equal to or greater than five (5) times the aggregate tons of coal produced by the Parent and its Subsidiaries (excluding any Consolidated Ventures) during such Fiscal Year (the "Annual Production Amount"); provided that any such coal reserves leased or subleased to third parties by the Parent or any of its Subsidiaries shall be excluded from the Coal Reserve Base and coal produced from such leased or subleased coal reserves shall be excluded from the Annual Production Amount.

(t)     Attendance by Representative at Board of Directors Meetings. The Required Lenders may, at their sole option, from time to time designate a Person approved by the Loan Parties (such approval not to be unreasonably withheld, it being understood and agreed that any employee of an Agent with the title of principal or more senior is hereby automatically deemed approved by the Loan Parties) as the representative of the Lenders (the "Lenders' Representative") serving as either (i) a voting member of the board of directors of the General Partner (and the Governing Documents of the General Partner shall be amended prior to the Effective Date if and as necessary to accommodate the same) or (ii) a non-voting board observer to the board of directors of the General Partner. Initially the Lenders’ Representative will serve as a non-voting board observer to the board of directors of the General Partner, but at any time hereafter the Required Lenders may elect instead to have the Lenders' Representative serve as a voting member of the board of directors of the General Partner. The Lenders' Representative shall be permitted to attend any and all meetings of the board of directors of the General Partner (including the meetings of any committees or sub-committees thereof). The General Partner will provide the Lenders’ Representative with notice of the time and place of each such meeting in the same manner and at the same time as provided to all members of such board of the General Partner and also will provide the Lenders' Representative with a copy of all written materials distributed to such board in connection with such meeting (including all materials distributed with respect to any committees or sub-committees of such board). If an issue is to be discussed or otherwise arises at any meeting of the board of directors (including the meetings of any committees or sub-committees thereof) which, in the good faith judgment of the board of directors, cannot be discussed in the presence of the Lenders' Representative in order to avoid a conflict of interest on the part of the Lenders' Representative arising as a result of the relationship of the Lenders' Representative with any Lender under this Agreement, or to preserve any attorney-client or accountant-client or other available privilege, then such issue may be discussed without the Lenders' Representative being present and may be deleted from any materials being distributed in connection with any meeting at which such issues are to be discussed, so long as the Lenders' Representative is given notice of the occurrence of such meeting and the deletion of such materials. The Lenders' Representative shall not receive any compensation for serving as a member or board observer of the board of directors of the General Partner (or any committees or sub-committees thereof), but the Borrowers shall pay all costs and expenses incurred by the Lenders' Representative in connection with attendance at any meetings of the board of directors of the General Partner (including the meetings of any committees or sub-committees thereof).

(u)     D&O Insurance. The General Partner shall and shall cause the Parent to (i) secure and maintain during all times in which the Required Lenders have designated a member of the board of directors of the General Partner and for at least 6 years thereafter insurance covering directors and officers of the General Partner in amounts and with insurers deemed reasonably acceptable to the Required Lenders and (ii) provide indemnification to the maximum extent permitted under applicable law for the benefit of the Lender's designee to the board of directors of the General Partner and which is at least as favorable as such protection is provided to other members of the board of directors of the General Partner.

Section 7.02.     Negative Covenants. So long as any principal of or interest on any Loan or any Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Majority Lenders shall otherwise consent in writing:

(a)     Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of Accounts Receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income, other than, as to all of the above, Permitted Liens.

(b)     Indebtedness. Create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)     Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that:

(i)     any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 30 days' prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation, and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary are the subject of a Security Agreement, in each case which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and

(ii)     any Loan Party and its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) sell the Kentucky Equipment for cash, (C) assign, transfer or otherwise dispose of real property interests so long as (1) such real property interests are not being used for, and are not useful in, the conduct of the Coal Business and (2) such assignment, transfer or other disposition will not reduce the Coal Reserve Base, (D) dispose of obsolete, worn-out or no longer useful equipment in the ordinary course of business, and (E) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions (1) in the case of clauses (D) and (E) above, do not exceed $2,000,000 in the aggregate in any Fiscal Year and (2) in all cases, are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to and to the extent required by the terms of Section 2.05(c)(v).

(d)     Change in Nature of Business.

(i)     Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(ii)     Permit the Parent to have any material liabilities (other than liabilities arising under the Loan Documents, the First Lien Debt Documents and guarantees of the liabilities of its Subsidiaries), own any material assets (other than the Equity Interests in its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries).

(e)     Loans, Advances, Investments, Etc. Make or commit or agree to make or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

(f)     Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee or licensee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent or royalties for any real or personal property under leases or licenses or agreements to lease or license other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in Section 7.02(g), (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $15,000,000, or (C) unless otherwise agreed to in writing by the Collateral Agent, Coal Leases which would not cause the aggregate amount of all Coal Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $11,000,000.\

(g)     Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries (other than Consolidated Ventures) in any Fiscal Year to exceed an amount equal to the Capital Expenditures amount set forth in the table below for such Fiscal Year multiplied by the available percentage thereof, where the available percentage thereof shall be the lesser of (i) 100% and (ii) the percentage obtained by dividing (A) the sum of (I)(a) the contracted sales volume in tons for such Fiscal Year (calculated initially as of the beginning of such Fiscal Year and recalculated as of the end of the March 31 and June 30 fiscal quarters of such Fiscal Year to account for any changes to date in the contracted sales volume in tons for such Fiscal Year), minus (b) the commitments to purchase coal during such Fiscal Year (calculated initially as of the beginning of such Fiscal Year and recalculated as of the end of the March 31 and June 30 fiscal quarters of such Fiscal Year to account for any changes to date in the contracted sales volume in tons for such Fiscal Year) in excess of the budgeted amount for purchased coal for such Fiscal Year (587,400 tons for the Fiscal Year ending December 31, 2013 and 120,000 tons for each Fiscal Year thereafter), and (II) the amount of any coal purchased during such Fiscal Year in excess of the aggregate budgeted and excess purchased coal taken into account under clause (I)(b) above, by (B) the amount of the "Budgeted Sales Volume in Tons" set forth in the table below for such Fiscal Year:

Fiscal Year Ending December 31	Capital Expenditures	Budgeted Sales Volume in Tons
2013	$26,000,000	6,648,000
2014	$34,500,000	6,542,000
2015	$51,000,000	7,353,000
2016 and each year thereafter	$44,750,000	8,027,000

provided, however, that the amount of Capital Expenditures permitted to be made in any Fiscal Year as provided above may be increased as follows: if the amount of Capital Expenditures permitted to be made in any Fiscal Year as provided above is greater than the amount of Capital Expenditures actually made in such Fiscal Year (the amount by which such permitted Capital Expenditures for such Fiscal Year exceeds the actual amount of Capital Expenditures for such Fiscal Year, the "Excess Amount"), then the Excess Amount (such amount, the "Carry-Over Amount") may be carried forward to the next succeeding Fiscal Year (the "Succeeding Fiscal Year"); provided, further, that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another Fiscal Year. Capital Expenditures made by the Loan Parties and their Subsidiaries (other than Consolidated Ventures) in any Fiscal Year shall be deemed to reduce (x) first, the amount provided for above for such Fiscal Year, and (y) then, the Carry-Over Amount.

(h)     Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (iv) return any Equity Interests to any equityholders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, that: (I) any Loan Party or any of its Subsidiaries may make reimbursement payments to the General Partner for all direct out-of-pocket expenses it incurs or payments it makes on behalf of the Loan Parties and their Subsidiaries under the Administrative and Operational Services Agreement, as in effect on Effective Date, (II) any Subsidiary of a Loan Party (other than the Parent) may pay dividends or make distributions to such Loan Party, (III) any Consolidated Venture may pay dividends or distributions to its equityholders pro rata in proportion to their equity interests in the Consolidated Venture, and (IV) the Parent may pay dividends in the form of limited partner Equity Interests.

(i)     Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)     Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, including, without limitation, the Administrative and Operational Services Agreement, as in effect on the Effective Date, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(e) and Section 7.02(h) and (iv) issuances and sales of Qualified Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith.

(k)     Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in this Section 7.02(k)(i) through (iv) shall prohibit or restrict compliance with:

(A)     this Agreement and the other Loan Documents;

(B)     the First Lien Debt Documents as in effect on the date hereof and as amended as permitted in the Intercreditor Agreement;

(C)     any agreements in effect on the date of this Agreement and listed on Schedule 7.02(k);

(D)     any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(E)     in the case of Section 7.02(k)(iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(F)     in the case of Section 7.02(k)(iv), any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) that restricts on customary terms the transfer of any property or assets subject thereto.

(l)     Limitation on Issuance of Equity Interests. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants to acquire its Equity Interests; provided that the Parent may issue Qualified Equity Interests so long as no Change of Control would result therefrom.

(m)     Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i)     Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of (A) the First Lien Debt Documents unless permitted pursuant to the terms of the Intercreditor Agreement or (B) any of its or its Subsidiaries' Indebtedness (other than the First Lien Indebtedness) or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect;

(ii)     except (A) for the Obligations and (B) the First Lien Indebtedness, make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(iii)     amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, except that a Loan Party may (A) change its name, jurisdiction of organization, organizational identification number or FEIN in connection with a transaction permitted by Section 7.02(c) and (B) change its name upon at least 30 days' prior written notice by the Administrative Borrower to the Collateral Agent of such change and so long as, at the time of such written notification, such Person provides any financing statements or fixture filings necessary to perfect and continue perfected the Liens of the Collateral Agent;

(iv)     amend, modify or otherwise change any of its Governing Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this Section 7.02(l)(iv) that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; or

(v)     agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver would be adverse in any material respect to any Loan Party or any of its Subsidiaries or the Agent and the Lenders.

(n)     Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing if the same would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(o)     Compromise of Accounts Receivable. Compromise or adjust any Accounts Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than in the ordinary course of its business.

(p)     Properties. Permit any property to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Collateral Agent does not have a valid and perfected second priority Lien or has not received a written subordination or waiver if required in accordance with Section 7.01(m)(i).

(q)     ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment; (vi) establish, sponsor, maintain, become a party to or contribute to or become obligated to sponsor, maintain or contribute to any Multiemployer Plan or any defined benefit plan (or permit any of its ERISA Affiliates to do any of the foregoing); or (vii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law.

(r)     Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws.

(s)     Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) the Second Lien Debt Documents, (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition (provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder); and (v) customary provisions in leases restricting the assignment or sublet thereof.

(t)     Anti-Terrorism Laws. None of the Loan Parties, nor any of their Affiliates or agents, shall:

(i)     conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person;

(ii)     deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs; or

(iii)     engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the USA PATRIOT Act or any other Anti-Terrorism Law.

The Borrowers shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming compliance by the Borrowers' with this Section 7.02(t).

Section 7.03.     Financial Covenants

. So long as any principal of or interest on any Loan or other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Majority Lenders shall otherwise consent in writing:

(a)     Leverage Ratio. Permit the Leverage Ratio of the Parent and its Subsidiaries (other than any Consolidated Venture) for any period of 12 consecutive fiscal months of the Parent and such Subsidiaries for which the last month ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Month End	Leverage Ratio
June 30, 2013	6.00
September 30, 2013	7.05
December 31, 2013	6.75
March 31, 2014	6.50
June 30, 2014	5.40
September 30, 2014	5.05
December 31, 2014	4.80
March 31, 2015	4.55
June 30, 2015	4.10
September 30, 2015	3.50
December 31, 2015	2.95
March 31, 2016	2.55
June 30, 2016 and each September 30, December 31, March 31 and June 30 thereafter	2.30

(b)     Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries (other than any Consolidated Venture) for any period of 12 consecutive fiscal months of the Parent and such Subsidiaries for which the last month ends on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Month End	Fixed Charge Coverage Ratio
June 30, 2013	0.80
September 30, 2013	0.60
December 31, 2013	0.60
March 31, 2014	0.60
June 30, 2014	0.65
September 30, 2014	0.65
December 31, 2014	0.65
March 31, 2015	0.65
June 30, 2015	0.65
September 30, 2015	0.65
December 31, 2015	0.75
March 31, 2016	0.85
June 30, 2016 and each September 30, December 31, March 31 and June 30 thereafter	0.90

(c)     Consolidated Adjusted EBITDA. Permit Consolidated Adjusted EBITDA of the Parent and its Subsidiaries (other than any Consolidated Venture) for any period of 12 consecutive fiscal months of the Parent and such Subsidiaries for which the last fiscal month ends on a date set forth below to be less than the amount set forth opposite such date:

Fiscal Month End	Consolidated Adjusted EBITDA
June 30, 2013	$29,250,000
September 30, 2013	$24,500,000
December 31, 2013	$26,000,000
March 31, 2014	$27,750,000
June 30, 2014	$34,500,000
September 30, 2014	$36,000,000
December 31, 2014	$38,500,000
March 31, 2015	$41,500,000
June 30, 2015	$46,500,000
September 30, 2015	$54,000,000
December 31, 2015	$62,000,000
March 31, 2016	$70,000,000
June 30, 2016 and each September 30, December 31, March 31 and June 30 thereafter	$74,000,000

ARTICLE VIII.
MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01.     Collection of Accounts Receivable; Management of Collateral. Subject to the terms of the Intercreditor Agreement:

(a)     The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a "Cash Management Bank") and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account.

(b)     On or prior to the Effective Date, the Loan Parties shall, with respect to each Cash Management Account, deliver to the Collateral Agent a Cash Management Agreement with respect to such Cash Management Account. Thereafter, the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any Deposit Account or Securities Account, unless the Collateral Agent shall have received a Cash Management Agreement in respect of each such Deposit Account or Securities Account (other than (i) Cash Management Accounts that do not contain deposits at any time in an aggregate amount in excess of $10,000 for any one account and $50,000 in the aggregate for all such accounts and (ii) accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the employees of any Loan Party or the General Partner).

(c)     Upon the terms and subject to the conditions set forth in a Cash Management Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall at the Administrative Agent's direction be wired each Business Day into the Administrative Agent's Account, except that, so long as no Event of Default has occurred and is continuing, the Administrative Agent will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent's Account.

(d)     So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Agents and the Agents shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Agents a Cash Management Agreement. Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from either Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in such Agent's reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or such Agent's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in such Agent's reasonable judgment.

(e)     The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the Loan Parties are hereby deemed to have granted a Lien to the Collateral Agent for the benefit of the Agents and the Lenders. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Loan Party from any of its Account Debtors, as proceeds from Accounts Receivable of such Loan Party or as proceeds of any other Collateral, shall be held by such Loan Party in trust for the Agents and the Lenders and, if of a nature susceptible to a deposit in a bank account, upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into a Cash Management Account or other bank account referenced in the definition of Cash Management Accounts as excluded from the scope thereof; provided, however, all Net Cash Proceeds received directly by such Loan Party pursuant to an event described in Section 2.05(c)(v) or (vii) shall be held by such Loan Party in trust for the Agents and the Lenders and upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into the Administrative Agent's Account in accordance with, and to the extent required by, Section 2.05(c)(v) or (vii), as applicable. Each Loan Party shall not commingle such collections with the proceeds of any assets not included in the Collateral. No checks, drafts or other instrument received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.

(f)     The Loan Parties shall take all reasonable steps to enforce, collect and receive all amounts owing on the Accounts Receivable of the Loan Parties or any of their Subsidiaries. After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Lenders' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent or its designee shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto.

(g)     Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Loan Party's name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as such Agent or its designee may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

(h)     Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(i)     If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties' account and to charge the Loan Parties therefor. The Loan Parties shall notify the Agents if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(j)     Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02.     Accounts Receivable Documentation. The Loan Parties shall, at such intervals as the Agents may reasonably require during the occurrence and continuance of an Event of Default, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all goods sold. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral. If the Loan Parties become aware of anything materially detrimental to the credit of any of the Loan Parties' customers, the Loan Parties shall promptly advise the Agents thereof.

Section 8.03.     Status of Accounts Receivable and Other Collateral. With respect to the Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent's Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) each Account Receivable shall be a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the specified terms of goods sold or services rendered by such Loan Party; (c) no Account Receivable shall be subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto, discounts and allowances as may be customary in such Loan Party's business and as otherwise disclosed to the Agents, and each Account Receivable shall be paid when due; (d) none of the transactions underlying or giving rise to any Account Receivable shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by such Loan Party at or before the time such Account Receivable is created; (f) all agreements, instruments and other documents relating to any Account Receivable shall be true and correct and in all material respects what they purport to be; (g) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Account Receivable shall be genuine and all signatories and endorsers shall have full capacity to contract; (h) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (i) such Loan Party shall immediately notify the Agents if any Account Receivable in excess of $2,000,000 arises out of contracts with any Governmental Authority, and will execute any instruments and take any steps required by the Agents in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (j) such Loan Party shall, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectability of any of the Collateral in excess of $100,000; (k) if any amount payable under or in connection with any Account Receivable in excess of $100,000 is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Agents and the Lenders as additional Collateral; (l) such Loan Party shall not re-date any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of its business and in the industry; (m) such Loan Party shall conduct a physical count of its Inventory at such intervals as any Agent may request and such Loan Party shall promptly supply the Agents with a copy of such count accompanied by a report of the value (based on the lower of cost (on a first-in first-out basis) and market value) of such Inventory; and (n) such Loan Party is not and shall not be entitled to pledge any Agent's or any Lender's credit on any purchases or for any purpose whatsoever.

Section 8.04.     Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

ARTICLE IX.
EVENTS OF DEFAULT

Section 9.01.     Events of Default. If any of the following events (each an "Event of Default") shall occur and be continuing:

(a)     any Borrower shall fail to pay any principal of or interest on any Loan, any Collateral Advance or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b)     any representation or warranty made or deemed made by or on behalf of any Loan Party or by any Authorized Officer thereof under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent or any Lender pursuant to any Loan Document, which representation or warranty is subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made; or any representation or warranty made or deemed made by or on behalf of any Loan Party or by any Authorized Officer thereof under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent or any Lender pursuant to any Loan Document, which representation or warranty is not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made;

(c)     any Loan Party shall fail to perform or comply with any covenant or agreement contained in ARTICLE VII or ARTICLE VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party or any Mortgage to which it is a party (and such failure shall continue after the applicable grace period, if any, specified in such Security Agreement or Mortgage);

(d)     any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in Sections 9.01(a), (b) and (c), such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date an Authorized Officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)     the Parent or any of its Significant Subsidiaries shall fail to pay any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) in excess of $100,000, or any payment of principal, interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;

(f)     the Parent or any of its Significant Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this Section 9.01(f);

(g)     any proceeding shall be instituted against the Parent or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)     any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)     any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, second priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;

(j)     any Cash Management Bank at which any Cash Management Account of any Loan Party is maintained shall fail to comply with any of the terms of any Cash Management Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;

(k)     one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $100,000 in the aggregate shall be rendered against the Parent or any of its Significant Subsidiaries and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (ii) there shall be a period of 20 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this Section 9.01(k) if and for so long as (I) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (II) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(l)     the Parent or any of its Significant Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;

(m)     any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such damage, loss, theft or destruction could reasonably be expected to have a Material Adverse Effect;

(n)     any cessation of a substantial part of the business of the Parent or any of its Significant Subsidiaries for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis;

(o)     the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Parent or any of its Significant Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(p)     the indictment, or the threatened indictment, of the Parent or any of its Significant Subsidiaries or the General Partner under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries or the General Partner, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(q)     any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $10,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and as a result thereof any Loan Party's or any of its ERISA Affiliates' annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $10,000;

(r)     any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $10,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(s)     (i) there shall occur and be continuing any "Event of Default" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (ii) any of the Obligations for any reason shall cease to be "Senior Indebtedness" or "Designated Senior Indebtedness" (or any comparable terms) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (iii) any Indebtedness other than the Obligations and the First Lien Indebtedness shall constitute "Senior Indebtedness" or "Designated Senior Indebtedness" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (iv) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of any document evidencing or governing such Subordinated Indebtedness, or (v) the subordination provisions of any document evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Indebtedness;

(t)     a Change of Control shall have occurred; or

(u)     an event or development occurs which could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) reduce or terminate all Commitments, whereupon all Commitments shall immediately be so reduced or terminated, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Prepayment Premium (if any) with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party, and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that, upon the occurrence of any Event of Default described in Section 9.01(f) or (g) with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X.
AGENTS

Section 10.01.     Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (a) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (b) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (c) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (d) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (e) to make the Loans and the Collateral Advances for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (f) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties or the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (g) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (h) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02.     Nature of Duties; Delegation.

(a)     The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender, at any time where the same has occurred, that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

(b)     Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and other Person (including any Lender). Any such Person shall benefit from this ARTICLE X to the extent provided by the applicable Agent.

Section 10.03.     Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (a) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07, signed by such payee and in form satisfactory to the Collateral Agent; (b) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (c) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which it is determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04.     Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05.     Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders shall, within 5 days of written demand by such Agent, reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06.     Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it as a Lender, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms "Lenders", "Majority Lenders", or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender, one of the Majority Lenders or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07.     Successor Agent.

(a)     Any Agent may at any time give at least 30 days' prior written notice of its resignation to the Lenders and the Administrative Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor Agent, which right shall be exercised in consultation with the Administrative Borrower unless an Event of Default has occurred and is continuing. If no such successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the resigned Agent gives notice of its resignation (or such earlier day as shall be agreed upon by the Majority Lenders) (the "Resignation Effective Date"), then the resigned Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)     With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any collateral security held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigned Agent, and the resigned Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the resigned Agent's resignation hereunder and under the other Loan Documents, the provisions of this ARTICLE X, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such resigned Agent in respect of any actions taken or omitted to be taken by it while such resigned Agent was acting as an Agent. The Borrowers hereby agree that if Obsidian is replaced as an Agent, the Borrowers shall pay all of the administration fees of any such replacement agent.

Section 10.08.     Collateral Matters.

(a)     A designated Lender selected by the Required Lenders (the "Designated Lender"), solely at the direction of the Required Lenders, may from time to time make such disbursements and advances (the "Collateral Advances") which the Required Lenders, in their sole discretion, deem necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Collateral Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Loans that are Reference Rate Loans. The Collateral Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Required Lenders shall notify the Administrative Borrower in writing of each such Collateral Advance, which notice shall include a description of the purpose of such Collateral Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Collateral Advance. If such funds are not made available by such Lender, the Designated Lender shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the other Lenders, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.

(b)     The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and other Obligations in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party's business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c)     Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)     Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale, and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law, or (D) at any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), while using and applying all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e)     The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders, and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender except as otherwise provided herein.

Section 10.09.     Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor, shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10.     No Reliance on any Agent's Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 CFR § 103.121, as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act shall perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11.     No Third Party Beneficiaries. The provisions of this ARTICLE X are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12.     No Fiduciary Relationship. It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13.     Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a)     is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a "Report") prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report;

(b)     expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports and (ii) shall not be liable for any information contained in any Reports;

(c)     expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent's and its Subsidiaries' books and records, as well as on representations of their personnel;

(d)     agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19; and

(e)     without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold harmless any Agent and any other Lender preparing a Report from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including counsel fees and expenses) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14.     Intercreditor Agreement. Each Lender hereby grants to the Administrative Agent all requisite authority to enter into or otherwise become bound by the Intercreditor Agreement and to bind the Lenders thereto by the Collateral Agent's entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any Lender is or shall be required in connection with the performance by the Collateral Agent of the Intercreditor Agreement.

Section 10.15.     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Agents and the Lenders (including any claim for the compensation, expenses, disbursements and advances of the Agents and the Lenders and their respective agents and counsel and all other amounts due the Agents and the Lenders hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Agent and each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Agents and the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder and under the other Loan Documents.

ARTICLE XI.
GUARANTY

Section 11.01.     Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment in full in cash when due, whether at stated maturity, by acceleration or otherwise, of all Obligations now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents and the Lenders in enforcing any rights under the guaranty set forth in this ARTICLE XI. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed to the Agents and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02.     Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid in full in cash strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents or the Lenders with respect thereto. Each Guarantor agrees that this ARTICLE XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)     any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)     any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)     any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)     the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent or any Lender;

(e)     any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)     any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents and the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents and the Lenders or any other Person upon the insolvency, bankruptcy or reorganization of any Person or otherwise, all as though such payment had not been made.

Section 11.03.     Waiver. Each Guarantor hereby waives (a) promptness and diligence, (b) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XI and any requirement that the Agents or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (c) any right to compel or direct any Agent or any Lender to seek payment or recovery of any amounts owed under this ARTICLE XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (d) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (e) any other defense available to any Guarantor. Each Guarantor agrees that the Agents and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04.     Continuing Guaranty; Assignments. This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05.     Subrogation. No Guarantor shall exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XI thereafter arising. If (a) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (b) all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall be paid in full in cash and (c) the Final Maturity Date shall have occurred, the Agents and the Lenders shall, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII.
MISCELLANEOUS

Section 12.01.     Notices, Etc.

(a)     Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, to the following address:

if to any Loan Party, to: Oxford Mining Company, LLC 41 South High Street, Suite 3450 Columbus, Ohio 43215 Attention: Chief Financial Officer Telephone: (614) 643-0321 Telecopier: (614) 754-7100
with a copy to:
Oxford Mining Company, LLC 41 South High Street, Suite 3450 Columbus, Ohio 43215 Attention: Chief Legal Officer Telephone: (614) 643-0332 Telecopier: (614) 754-7100
if to the Administrative Agent, to:

Obsidian Agency Services, Inc.,
as Administrative Agent
c/o Tennenbaum Capital Partners

2951 28th Street, Suite 1000
Santa Monica, California 90405
Attention:    Asher Finci
Telephone: (310) 566-1000
Telecopier: (310) 899-4950

if to the Collateral Agent, to:

Obsidian Agency Services, Inc.,
as Collateral Agent
c/o Tennenbaum Capital Partners

2951 28th Street, Suite 1000
Santa Monica, California 90405
Attention:    Asher Finci
Telephone: (310) 566-1000
Telecopier: (310) 899-4950

in each case for an Agent, with a copy to:
Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Frederic L. Ragucci, Esq. Telephone: (212) 756-2000 Telecopier: (212) 593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to any Agent pursuant to ARTICLE II shall not be effective until received by such Agent.

(b)     Electronic Communications.

(i)     Each Agent and the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)     Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02.     Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (i) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency, in each case, so long as such amendment, consent or waiver is not adverse to the Lenders, or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property by the Agents and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), and provided that the Lenders shall be given reasonable prior notice of each such amendment, consent, waiver, grant or extension, (ii) in the case of any other waiver or consent, by the Majority Lenders (or by the Collateral Agent with the consent of the Majority Lenders) and (iii) in the case of any other amendment, by the Majority Lenders (or by the Collateral Agent with the consent of the Majority Lenders) and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(I)        increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of such Lender;

(II)       increase the Total Commitment without the written consent of each Lender;

(III)     change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(IV)     amend the definition of "Majority Lenders", "Required Lenders" or "Pro Rata Share" without the written consent of each Lender;

(V)     release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor, in each case without the written consent of each Lender; or

(VI)     amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 without the written consent of each Lender.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, any Permitted Holder or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Majority Lenders rather than the prior written consent of each Lender directly affected thereby and (C) the consent of the Borrowers shall not be required to change any order of priority set forth in Sections 2.05(d) and 4.03. Notwithstanding anything to the contrary herein, no Defaulting Lender, Loan Party, Permitted Holder or any of their respective Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender, Loan Party, Permitted Holder or Affiliate).

(b)     If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders, the Majority Lenders or any Lender affected thereby, and a Lender other than the Collateral Agent and the Administrative Agent (the "Holdout Lender") fails to give its consent, authorization, or agreement, then the Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07(b). Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03.     No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04.     Expenses; Taxes; Counsel Fees. The Borrowers will pay, on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (o) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel (including reasonable allocated costs of internal counsel) for each Agent (and, in the case of clauses (b) through (o) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) the rating of the Loans by one or more rating agencies in connection with any Lender's Securitization, (n) the negotiation, preparation, execution, delivery and performance by each Lender of this Agreement and the other Loan Documents on or prior to the Effective Date, or (o) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save harmless each Agent and each Lender from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers. The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05.     Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents at law or otherwise.

Section 12.06.     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07.     Assignments and Participations.

(a)     This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

(b)     Each Lender may with the written consent of the Collateral Agent (such consent not to be unreasonably withheld), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), (ii) except as provided in the last sentence of this Section 12.07(b), the parties to each such assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent, if applicable), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment, and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender), (iii) no written consent of the Collateral Agent shall be required (A) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender and (iv) no such assignment shall be made to (A) any Loan Party, any Permitted Holder or any of their respective Affiliates or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (X) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (Y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything to the contrary contained in this Section 12.07(b), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a "Related Party Assignment"); provided, however, that (I) the Borrowers and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (II) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(e), (III) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (IV) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recordation on the Related Party Register referred to in the last sentence of Section 12.07(d).

(c)     By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee shall, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)     The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans") owing to each Lender from time to time. Subject to the last sentence of this Section 12.07(d), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment pursuant to the last sentence of Section 12.07(b) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained, a register (the "Related Party Register") comparable to the Register on behalf of the Borrowers. The Related Party Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)     Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(f)     A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g)     In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h)     Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).

(i)     Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

(j)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a "Securitization"); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization, including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 12.08.     Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09.     GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10.     CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11.     WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

Section 12.12.     Consent by Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13.     No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14.     Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (b) any good faith settlement or compromise of any such claim effected by such Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (x) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (y) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.

Section 12.15.     Indemnification; Limitation of Liability for Certain Damages.

(a)     In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent and each Lender and all of their respective Affiliates, officers, directors, employees, counsel, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable counsel fees (including reasonable allocated costs of internal counsel), costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) the Agents and the Lenders relying on any instructions of the Administrative Borrower or the handling of the Loan Account and the Collateral as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this Section 12.15(a) for any Indemnified Matter caused by the gross negligence or willful misconduct of any Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)     Without limiting Section 12.15(a), each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (A) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible, or (B) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(r) or the breach of any covenant made by the Loan Parties in Section 7.01(j). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this Section 12.15(b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of any Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c)     The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(d)     No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e)     The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16.     Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06, including, without limitation, the fees set forth in the Fee Letter and the Applicable Prepayment Premium, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17.     Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07.

Section 12.18.     Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (b) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19.     Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that such Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (b) to any other party hereto; (c) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (d) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (e) to examiners, auditors, accountants or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (f) in connection with any litigation to which any Agent or any Lender is a party; (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (h) with the consent of the Administrative Borrower.

Section 12.20.     Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates shall now or in the future issue any press release or other public disclosure using the name of any Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event such Loan Party or such Affiliate shall consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21.     Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, made before the date hereof.

Section 12.22.     USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver, at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.23.     Non-Petition.  Each Loan Party hereby agrees that it shall not institute against, or join any other Person in instituting against, any Agent or any Lender any bankruptcy, reorganization, arrangement, Insolvency Proceeding, or other proceeding under any Debtor Relief Law.

ARTICLE XIII.

ISSUANCE OF WARRANTS TO LENDERS

Section 13.01.     Authorization and Issuance of Parent Warrants. On the Effective Date, the Parent shall issue to the Lenders (or their Affiliates) one or more Parent Warrants that equal in the aggregate 15% of all outstanding classes of Equity Interests in the Parent on a fully diluted basis. It is understood and agreed that the Parent Warrants contain provisions affecting the amount of Equity Interests in the Parent that may be acquired, which provisions are set forth in the Parent Warrants. The Parent Warrants will have an exercise price equal to an amount not greater than $.01 per unit and will cease to be exercisable on a date that is the fifth anniversary of the Effective Date.

Section 13.02.     Securities Act Matters.

(a)     Each Lender represents and warrants to the Parent that:

(i)     Such Lender is acquiring the Parent Warrants hereunder for its own account, without a view to the distribution thereof, all without prejudice, however, to the right of such Lender at any time, in accordance with this Agreement, lawfully to sell or otherwise to dispose of all or any part of the Parent Warrants held by it.

(ii)     Such Lender is an "accredited investor" within the meaning of Regulation D under the Securities Act.

(b)     The Parent represents and warrants to the Lenders that:

(i)     Assuming the truth and accuracy of each Lender's representations and warranties contained in the immediately preceding paragraphs, the issuance of the Parent Warrants to the Lenders hereunder and the issuance of Equity Interests in the Parent to the Lenders pursuant to the Parent Warrants are exempt from the registration and prospectus delivery requirements of the Securities Act.

(ii)     All stock and securities of the Parent heretofore issued and sold by the Parent were, and all securities of the Parent issued and sold by the Parent on and after the date hereof are or will be issued and sold in accordance with, or are or will be exempt from, the registration and prospectus delivery requirements of the Securities Act.

(c)     The Parent agrees that neither it nor any Person acting on its behalf has offered or will offer the Parent Warrants or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Parent Warrants hereunder within the provisions of the registration and prospectus delivery requirements of the Securities Act.

(d)     As of the date hereof and for so long as any of the Term Loan, the Parent Warrants or any Equity Interests in the Parent issued pursuant to the exercise of any Parent Warrant are outstanding and held by any Lender (or its Affiliates), the Parent is, and will remain, a "qualified publicly traded partnership" as defined in Section 851(h) of the U.S. Internal Revenue Code of 1986, as amended.

Section 13.03.     Certain Taxes The Parent shall pay all taxes (other than Federal, state or local income taxes) which may be payable in connection with the execution and delivery of this Agreement or the issuance of the Parent Warrants hereunder or in connection with any modification of this Agreement or the Parent Warrants and shall hold each Lender and its Affiliates harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Parent under this Section 13.03 shall survive any redemption, repurchase or acquisition of the Parent Warrants by the Parent, any termination of this Agreement, and any cancellation or termination of the Parent Warrants. The parties hereto agree that, for income tax purposes, the purchase price to be attributed to the Parent Common Units Warrants issued to the Lenders (or their Affiliates) hereunder on the date hereof is $2,672,051.  The parties hereto agree that, for income tax purposes, the purchase price to be attributed to the Parent Subordinated Units Warrants issued to the Lenders (or their Affiliates) hereunder on the date hereof is $10,000.

Section 13.04.     Cancellation and Issuance. If a Lender assigns or otherwise transfers all or any of its Term Loans (including by selling participations therein) to any Person, such Lender may request (upon 10 days' prior notice to the Parent) that (a) a number of Parent Warrants held by such Lender be canceled on the date of such assignment and transfer and (b) a like number of Parent Warrants be issued by the Parent to the Person to whom such Term Loans are being assigned or otherwise transferred. Upon the date specified in such request:

(i)     the Parent shall issue, and such Lender shall surrender (or cause to be surrendered) for cancellation, such number of Parent Warrants as aforesaid, provided that such issuance shall not violate the Securities Act or any applicable state securities laws;

(ii)     the Parent will deliver to each Person that receives the Parent Warrants a favorable legal opinion from counsel to the Parent acceptable to such Person;

(iii)     each Person that receives Parent Warrants will deliver a certificate to the Parent affirming the representations and warranties contained in Section 13.02(a) as of such date; and

(iv)     the Parent will deliver a certificate to each Person that receives Parent Warrants affirming the representations and warranties contained in Section 13.02(b) as of such date.

Section 13.05.     Authorization and Issuance of General Partner Warrants. On the Effective Date, the General Partner shall issue to the Lenders (or their Affiliates) one or more General Partner Warrants that equal in the aggregate 15% of all outstanding units (Class A and Class B Units) of the General Partner on a fully diluted basis. It is understood and agreed that the General Partner Warrants contain provisions affecting the amount of Equity Interests in the General Partner that may be acquired, which provisions are set forth in the General Partner Warrants. The General Partner Warrants will have an exercise price equal to an amount not greater than $.01 per unit and will cease to be exercisable on a date that is the fifth anniversary of the Effective Date.

Section 13.06.     Securities Act Matters.

(a)     Each Lender represents and warrants to the General Partner that:

(i)     Such Lender is acquiring the General Partner Warrants hereunder for its own account, without a view to the distribution thereof, all without prejudice, however, to the right of such Lender at any time, in accordance with this Agreement, lawfully to sell or otherwise to dispose of all or any part of the General Partner Warrants held by it.

(ii)     Such Lender is an "accredited investor" within the meaning of Regulation D under the Securities Act.

(b)     The General Partner represents and warrants to the Lenders that:

(i)     Assuming the truth and accuracy of each Lender's representations and warranties contained in the immediately preceding paragraphs, the issuance of the General Partner Warrants to the Lenders (or their Affiliates) hereunder and the issuance of Equity Interests in the General Partner to the Lenders (or their Affiliates) pursuant to the General Partner Warrants are exempt from the registration and prospectus delivery requirements of the Securities Act.

(ii)     All stock and securities of the General Partner heretofore issued and sold by the General Partner were, and all securities of the General Partner issued and sold by the General Partner on and after the date hereof are or will be issued and sold in accordance with, or were, are or will be exempt from, the registration and prospectus delivery requirements of the Securities Act.

(c)     The General Partner agrees that neither it nor any Person acting on its behalf has offered or will offer the General Partner Warrants or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the General Partner Warrants hereunder within the provisions of the registration and prospectus delivery requirements of the Securities Act.

Section 13.07.     Certain Taxes The General Partner shall pay all taxes (other than Federal, state or local income taxes) which may be payable in connection with the execution and delivery of this Agreement or the issuance of the General Partner Warrants hereunder or in connection with any modification of this Agreement or the General Partner Warrants and shall hold each Lender and its Affiliates harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the General Partner under this Section 13.07 shall survive any redemption, repurchase or acquisition of the General Partner Warrants by the General Partner, any termination of this Agreement, and any cancellation or termination of the General Partner Warrants. The parties hereto agree that, for income tax purposes, the purchase price to be attributed to the General Partner Warrants issued to the Lenders (or their Affiliates) hereunder on the date hereof is $10,000.

Section 13.08.     Cancellation and Issuance. If a Lender assigns or otherwise transfers all or any of its Term Loans (including by selling participations therein) to any Person, such Lender may request (upon 10 days' prior notice to the General Partner) that (a) a number of General Partner Warrants held by such Lender be canceled on the date of such assignment and transfer and (b) a like number of General Partner Warrants be issued by the General Partner to the Person to whom such Term Loans are being assigned or otherwise transferred. Upon the date specified in such request:

(i)       the General Partner shall issue, and such Lender shall surrender (or cause to be surrendered) for cancellation, such number of General Partner Warrants as aforesaid, provided that such issuance shall not violate the Securities Act or any applicable state securities laws;

(ii)      the General Partner will deliver to each Person that receives the General Partner Warrants a favorable legal opinion from counsel to the General Partner acceptable to such Person;

(iii)     each Person that receives General Partner Warrants will deliver a certificate to the General Partner affirming the representations and warranties contained in Section 13.06(a) as of such date; and

(iv)     the General Partner will deliver a certificate to each Person that receives General Partner Warrants affirming the representations and warranties contained in Section 13.06(b) as of such date.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:
OXFORD MINING COMPANY, LLC By: /s/ Bradley W. Harris Name: Bradley W. Harris Title: Senior Vice President and Chief Financial Officer

GUARANTORS:
OXFORD RESOURCE PARTNERS, LP By Oxford Resources GP, LLC, its general partner By: /s/ Bradley W. Harris Name: Bradley W. Harris Title: Senior Vice President and Chief Financial Officer

OXFORD MINING COMPANY-KENTUCKY, LLC By: /s/ Bradley W. Harris Name: Bradley W. Harris Title: Senior Vice President and Chief Financial Officer

DARON COAL COMPANY, LLC By: /s/ Bradley W. Harris Name: Bradley W. Harris Title: Vice President and Assistant Treasurer

OXFORD CONESVILLE, LLC By: /s/ Bradley W. Harris Name: Bradley W. Harris Title: Senior Vice President and Chief Financial Officer

OXFORD RESOURCE FINANCE CORPORATION By: /s/ Bradley W. Harris Name: Bradley W. Harris Title: Senior Vice President and Chief Financial Officer

SOLELY WITH RESPECT TO ARTICLE XIII:
OXFORD RESOURCES GP, LLC By: /s/ Bradley W. Harris Name: Bradley W. Harris Title: Senior Vice President and Chief Financial Officer

COLLATERAL AGENT AND ADMINISTRATIVE AGENT
OBSIDIAN AGENCY SERVICES, INC. By: /s/ Howard M. Levkowitz Name: Howard M. Levkowitz Title: Managing Partner

LENDERS:

TENNENBAUM OPPORTUNITIES PARTNERS V, LP

TENNENBAUM OPPORTUNITIES FUND VI, LLC, each as Lenders

By: Tennenbaum Capital Partners, LLC, its Investment Manager

By: /s/ Howard M. Levkowitz

Name: Howard M. Levkowitz
Title: Managing Partner

LENDER:

PIMCO DISTRESSED CREDIT FUND, L.P.

By: PIMCO GP VII, LLC, its general partner

By: PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, its Managing Member

By: /s/ Adam L. Gubner

Name: Adam L. Gubner
Title: Senior Vice President

LENDER:

PIMCO DISTRESSED CREDIT FUND B, L.P.

By: PIMCO GP VII, LLC, its general partner

By: Pacific Investment Management Company LLC, its managing member

By: /s/ Adam L. Gubner

Name: Adam L. Gubner
Title: Senior Vice President

Oxford Mining Company, LLC (as Borrower)
Schedules to Financing Agreement

Schedule 1.01(A)
Kentucky Equipment

Kentucky Equipment

Make	Model	Serial Number
Komatsu Off-Road Truck	830E	GF31998
Komatsu Off-Road Truck	830E	GF32015
Komatsu Off-Road Truck	830E	GF32039
Komatsu Off-Road Truck	830E	GF32042
P&H Shovel – Electric	2800	ES54745

Schedule 1.01(B)
Lenders and Lenders’ Commitments

Name of Lender	Term Loan Commitment
Tennenbaum Opportunities Fund V, LP	$26,923,076.92
Tennenbaum Opportunities Fund VI, LP	$23,076,923.08
Pimco Distressed Credit Opportunities Fund, L.P.	$19,750,000.00
Pimco Distressed Credit Fund B, L.P.	$5,250,000.00
Total	$75,000,000.00

Schedule 1.01(C)
Significant Subsidiaries

Significant Subsidiaries
*Oxford Mining Company, LLC
*Oxford Mining Company – Kentucky, LLC
*Harrison Resources, LLC

Schedule 1.01(D)
Restructuring Expenses

Restructuring Expenses	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013
Severance	$727,549	$(23,536)	$55,693	$592,854	$883	$2,293	$0	$546,584
Professional Fees	$368,687	$497,513	$107,774	$21,474	$20,667	$0	$0	$0
Equipment Relocation	$29,143	$394,293	$41,048	$85,419	$119,105	$16,000	$0	$204,800
Coal Lease Termination Costs	$0	$0	$0	$0	$0	$687,273	$0	$0
TOTAL	$1,125,379	$868,270	$204,515	$699,747	$140,655	$705,566	$0	$751,384

Schedule 5.01(d)(xxiii)
Landlord Waivers or Agreements

REQUIRED CONSENTS

KENTUCKY REQUIRED CONSENTS
Lessor	Lease Date	Mine	Document Needed
Terry Adkins	December 2, 2005	Jessup	Notice of Assignment
Hilltop Haven, Inc.	May 30, 2001	Jessup	Notice of Assignment
Tom Eubanks and Jeff Eubanks	May 31, 2007	KO	Notice of Assignment
Anna Loraine Cundiff	June 7, 2006	Winn	Consent to Assignment and Transfer

Martha Rogers Haas, Trustee of the Martha Rogers Haas 1996 Revocable Trust, Talmage G. Rogers, Jr., Jean M. Rogers, James L. Rogers III, Testamentary Trustee Under the Will of James L. Rogers, Jr., James L. Rogers, III, Mary M. Rogers, and Sue Rogers Johnson

	September 30, 2009	Rose France	Consent to Assignment, Mortgage, and Transfer of Control

Martha Rogers Haas, Trustee of the Martha Rogers Haas 1996 Revocable Trust, Talmage G. Rogers, Jr., Jean M. Rogers, and James L. Rogers, III, Testamentary Trustee Under the Will of James L. Rogers, Jr.

	July 17, 2006	Vaught	Consent to Assignment, Mortgage, and Transfer of Control
John K. Vaught and Lisa Michelle Vaught	November 4, 2008	Vaught	Consent to Assignment, Mortgage, and Transfer of Control

Talmage G. Rogers, Jr., Jean M. Rogers, James L. Rogers, III, Testamentary Trustee Under the Will of James L. Rogers, Jr., and Martha Rogers Haas, Trustee of the Martha Rogers Haas 1996 Revocable Trust

	September 23, 2009	Rose France	Consent to Assignment and Mortgage
Central States Coal Reserves of Kentucky, LLC	May 25, 2011		Consent to Assignment, Mortgage, and Transfer of Control

OHIO REQUIRED CONSENTS
Lessor	Lease Date	County	Recording Info	Document Needed
Holmes Limestone Company	February 1, 2003	Coshocton	OR 372 – 493	Consent to Assignment
Holmes Limestone Company	June 22, 2005	Harrison	OR 161-1284	Consent to Assignment
Krulock, Florence, David G. Krulock, and Daniel J. Krulock, Trustees of the Krulock General Power of Appointment Trust	June 7, 2002	Belmont	OR 105 – 391	Consent to Assignment
Krulock Coal Company	June 7, 2002	Belmont	OR 105 – 391	Consent to Assignment
Capstone Holding Company	December 20, 2002	Harrison	OR 159 – 2121	Consent to Assignment
Fister, Joseph J. and Theresa Fister (The Fister address (extracted from the Fister lease) appears to be out of date. The document was returned to sender on 7/27/10)	June 11, 2007	Perry	OR 344 – 2046	Consent to Assignment
Stratton, Lewis G. and Wanda F. Stratton	January 22, 2002	Belmont	OV 112 – 399	Consent to Assignment
Dagrava, John P. and Margaret A. Williams, Trustees for the Dagrava Family Revocable Living Trust	March 10, 2008	Belmont	OR 144 – 314	Consent to Assignment
Wilson, Robert D.	August 12, 2008	Guernsey	OR 458 – 3023	Consent to Assignment
Dunlap, Linda S.	January 19, 2012	Belmont	OR 306 – 690	Consent to Assignment
Green, Susan K.	March 9, 2012	Belmont	OR 316 – 606	Consent to Assignment
Eagle Creek Farm Properties, Inc.	March 9, 2012	Belmont	OR 316 – 629	Consent to Assignment
K&S Shugert Farms Family Limited Partnership	March 9, 2012	Belmont	OR 316 – 613	Consent to Assignment

OHIO REQUIRED CONSENTS
Lessor	Lease Date	County	Recording Info	Document Needed
Rinkes, Gary and Denise, husband and wife	March 30, 2012	Belmont	OR 317 – 55	Consent to Assignment
Rinkes, Gary and Denise, husband and wife	March 30, 2012	Harrison	OR 197 – 1314	Consent to Assignment
Price, David B.; King, Frank S.,III; Hubbard, Karen; King, Thomas P. Jr.; King, Jeffrey J.; Kilcher, Nancy	March 31, 2011	Guernsey	OR 478 – 254	Consent to Assignment
Eastham, William M. and Frostie A.	April 3, 2012	Jefferson	OR 993 – 93	Consent to Assignment
Ellis, Joseph W. and Alice M.	April 4, 2012	Jefferson	OR 993 – 88	Consent to Assignment
Wells, Thelma J. Hughes	April 29, 2011	Columbiana	OR 1795 – 749	Consent to Assignment
Leatherwood Farm, Ltd.	July 23, 2010	Guernsey	OR 472 – 726	Consent to Assignment
Ervin E. Yoder and Lydia Ann Yoder	July 26, 2010	Guernsey	OR 472 – 732	Consent to Assignment
Peltz, John H. and Joyce	August 30, 2012	Harrison	OR 201 – 1930	Consent to Assignment
M&H Partnership	September 5, 2012	Harrison	OR 201 – 2025	Consent to Assignment
R. Michael Shepherd and H. Jeannie Shepherd	September 21, 2010	Belmont	OR 243 – 406	Consent to Assignment
Leslie Clapper and Teresa Clapper	October 8, 2010	Muskingum	OR 2302 – 539	Consent to Assignment
Betty Louise Tickhill	October 11, 2010	Guernsey	OR 473 – 2625	Consent to Assignment
Keener, Carroll Z. and Linda K., husband and wife	March 2, 2012	Tuscarawas	OR 1379 – 2298	Consent to Assignment
Marietta Coal Co (Egypt Valley Reserves)	December 22, 2011	Belmont	OR 301 – 834	Consent to Assignment
Marietta Coal Co (Egypt Valley Reserves)	December 22, 2011	Belmont	OR 301 – 870	Consent to Assignment

OHIO REQUIRED CONSENTS
Lessor	Lease Date	County	Recording Info	Document Needed
State of Ohio, Department of Natural Resources	June 8, 2011	Perry	OR 378 – 2506	Consent to Assignment
Cannon, Kenton C., Trustee of The Kenton C. Cannon Revocable Trust and Sharon J. Cannon, Trustee of The Sharon J. Cannon Revocable Trust	October 22, 2012	Perry	OR 391 – 856	Consent to Assignment
Rosebud Mining Company (Miller Area)	October 8, 2012	Columbiana	OR 1940 – 449	Consent to Assignment

Schedule 6.01(e)
Capitalization; Subsidiaries

I.	Equity Interests of the Parent and the General Partner

Entity	Number of Units/Shares Authorized	Number of Units/Shares Issued and Outstanding
Oxford Resource Partners, LP	n/a	10,522,925 Common Units; 10,280,380 Subordinated Units; 423,494 General Partner Units
Oxford Resources GP, LLC	n/a	1,329.08756 Class A Units; 9.424849 Class B Units

Note: None of the above Equity Interests is subject to any preemptive, first refusal or other similar rights

II.	Equity Interests of the Subsidiaries

Entity	Jurisdiction of Organization	Number of Units/ Shares Authorized	Number of Units/ Shares Outstanding	Percentage Owned by Parent or Wholly-Owned Subsidiary
Oxford Mining Company, LLC	Ohio	100 units	100 units	100%
Oxford Mining Company – Kentucky, LLC	Kentucky	100 units	100 units	100%
Daron Coal Company, LLC	Ohio	100 units	100 units	100%
Harrison Resources, LLC	Ohio	*	*	51%
Oxford Resource Finance Corporation	Delaware	1,000 shares	1,000 shares	100%
Oxford Conesville, LLC	Ohio	100 units	100 units	100%

*A member’s interest in Harrison Resources, LLC is not represented by units or shares; and instead is represented simply by the member’s percentage membership interest as reflected in the Harrison Resources, LLC Operating Agreement.

III.

Except as set forth below, as of the Effective Date, there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries is convertible into or exchangeable for, or warrants, options or other rights for the purchase of acquisition from the Parent of, or other obligations of the Parent to issue, directly or indirectly, any Equity Interests of the Parent:

With respect to the Parent, Phantom Units have been issued to Key Employees under the Long-Term Incentive Plan, of which there are 559,184 unvested units outstanding.

With respect to the Parent, the Parent has issued or is obligated to issue to the second lien lenders and/or their designees warrants to purchase limited partnership interests in the Parent which consist of 1,955,666 Common Units of the Parent and 1,814,185 Subordinated Units of the Parent, where for this purpose the “second lien lenders” are the Lenders as defined in that certain Financing Agreement dated June ___, 2013 among the Borrower, the Parent, the Guarantors party thereto, the Lenders party thereto and Obsidian Agency Services, Inc. as the Agents.

IV.	Except as set forth below, each of the Equity Interests identified in Part II of this Schedule 6.01(e) are owned free and clear and are not subject to any Lien:

No exception.

Schedule 6.01(f)
Litigation; Commercial Tort Claims

I.

Except as set forth below, there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby:

No exception.

II.

Except as set forth below, as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court or law or a written notice by an attorney has been given to a potential defendant:

No exception.

Schedule 6.01(i)
ERISA

I.

Except as set forth below, (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code:

No exception.

II.

Except as set forth below, no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability:

No exception.

III.

Except as required by Section 4980B of the Internal Revenue Code, and, except as set forth below, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment:

Certain present and former senior executive officers, namely Charles C. Ungurean, Bradley W. Harris, and Jeffrey M. Gutman, have post-employment, company-paid COBRA rights for 12 months.

Schedule 6.01(l)(i)
Nature of Business

Oxford Resource Partners, LP (the “LP”, and, together with its subsidiaries and affiliates, the “Company”) is a low-cost producer and marketer of high-value steam coal to United States utilities and industrial users. It is the largest producer of surface mined coal in Ohio. The Company focuses on acquiring steam coal reserves that it can efficiently mine with its large-scale equipment. The Company’s reserves and operations are strategically located to serve its primary market area of Illinois, Indiana, Kentucky, Ohio, Pennsylvania and West Virginia.

The Company operates in a single business segment and has three operating subsidiaries: Oxford Mining Company, LLC (“Oxford Ohio”), Oxford Mining Company-Kentucky, LLC (“Oxford Kentucky”) and Harrison Resources, LLC (“Harrison”). All of its operating subsidiaries participate primarily in the business of utilizing surface mining techniques to mine domestic coal and prepare it for sale to Oxford’s customers. All three operating subsidiaries share common customers, assets and employees.

Oxford Ohio is wholly owned by the LP and is the operating company for the Company’s Northern Appalachia (principally eastern Ohio) business.

Oxford Kentucky is wholly owned by Oxford Ohio and is the operating company for the Company’s Illinois Basin (western Kentucky) business.

Harrison is a joint venture between Oxford Ohio (51%) and Consol of Ohio, LLC (a wholly-owned subsidiary of Consol Energy, Inc.) (49%). Oxford Ohio is the contract miner for the Harrison reserves, which consist of certain coal reserves sold by Consol to Harrison.

Daron Coal Company, LLC is a wholly owned subsidiary of Oxford Ohio and holds one or more mining permits but does not conduct any active business.

Oxford Resource Finance Corporation is a wholly-owned subsidiary of the LP and was formed to serve as a co-issuer of public debt issued by the LP. To date, no such debt has been offered or issued.

Oxford Conesville, LLC is a wholly-owned subsidiary of Oxford Ohio and was formed to acquire the assets of the AEP Conesville coal preparation plant. The acquisition was closed in early April 2013.

Schedule 6.01(o)
Properties

I.

The following locations constitute all real property owned by any Loan Party, excluding the Ohio Mining Real Property and the Kentucky Mining Real Property described in Parts III and IV of this Schedule 6.01(o).

Loan Party	Deed Description	Location
Oxford Mining Company, LLC	General Warranty Deed from Thomas A. Rager and Debra L. Myers for parking area	544 Chestnut Street Coshocton, OH 43812
Oxford Mining Company, LLC	Warranty Deed from Craig A. Myers and D. Lynn Myers for office building/land	544 Chestnut Street Coshocton, OH 43812
Oxford Mining Company, LLC	Deed from Cravat Coal Company for office building/land	40580 Cadiz-Piedmont Road Cadiz, OH 43907-9514
Oxford Conesville, LLC	Deed from Conesville Coal Preparation Company for coal preparation plant	14561 Township Road 263 Conesville, OH 43811
Oxford Mining Company-Kentucky, LLC	Deed from Jackie L. and Cathy L. Brewer Trust for office building/land	3060 Cleaton Road Central City, KY 42330-5568
Oxford Mining Company-Kentucky, LLC	Deed for coal loading dock facility	Island Dock 9453 Hwy 85 E Island, KY 42350

II.

The following locations constitute all real property leased by any Loan Party, excluding the Ohio Mining Real Property and the Kentucky Mining Real Property described in Parts III and IV of this Schedule 6.01(o).

Loan Party	Lease Description	Location	Term Begin Date	Term End Date	Renewal Option(s)	Annual Base Rents
Oxford Mining Company, LLC	Lease from Capstone Holding Company for coal loading dock facility	Bellaire Dock 5298 Guernsey Street Bellaire, OH 43906	01/01/2010	12/31/2014	Oxford may extend the Term for up to three (3) additional five (5) year terms	$225,204.00
Oxford Resources GP, LLC	Sub-Sublease from Garlikov & Associates, Inc. of 8,968 square feet of office space in the Huntington Center Building	41 S. High St. Suite 3450 Columbus, OH 43215	01/26/2010	02/28/2015	n/a	Annual Base Rents vary by year, as follows: 2010: $1,479,720 2011: $1,533,528 2012: $1,587,336 2013: $1,641,144 2014: $1,694,952 *2015: $291,460

*Under the Sub-Sublease, Term year 2015 ends on 02/28/2015

III.

The following table sets forth all Ohio Mining Real Property owned or leased by each Loan Party and pertinent information relating thereto. For purposes hereof, “Ohio Mining Real Property” means all real property owned or leased by any Loan Party in the State of Ohio which includes coal reserves or is otherwise directly related to the mining of coal by any Loan Party.

ATHENS COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Athens	OH	Fluharty	Oxford Mining Company, LLC	Lease	05/04/2006	OR 426 - 272	D01-00100222-00 D01-00100238-00
Athens	OH	Stevens	Oxford Mining Company, LLC	Lease	05/04/2006	OR 417 - 2498	D01-00100230-00
Athens	OH	Stevens-Hook	Oxford Mining Company, LLC	Lease	05/04/2006	OR 426 – 264	D01-00100219-00 D01-00100220-00 D01-00100221-00 D01-00100239-00 D01-99900007-00 D01-99900008-00 D01-99900009-00 D01-99900025-00 D01-99900026-00 D01-99900027-00
Athens	OH	Cameron	Oxford Mining Company, LLC	Lease	07/14/2008	OR 429 – 217	D01-00100203-00 D01-00100202-00
Athens	OH	Brake	Oxford Mining Company, LLC	Lease	07/09/2008	OR 429 – 221	D01-00100226-00 D01-00100224-00

ATHENS COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquistion	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Athens	OH	Russell	Oxford Mining Company, LLC	Lease	07/10/2008	OR 429 – 211	D01-00100237-00 D01-00100236-00 D01-00100217-00
Athens	OH	Lucas and Williams	Oxford Mining Company, LLC	Lease Assignment (441 – 1997)	11/19/2008, 10/25/2008	OR 430 – 1901	D01-00100204-00

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	K&S Shugert (exchange) (# 9 and # 11 coal and mining rights – Union Township)	Oxford Mining Company, LLC	Deed	12/10/2009	OR 211 – 819	39-01481.000 39-01482.000
Belmont	OH	Robert Shugert (exchange) (mining rights for #9 and #11 coal – Union Township)	Oxford Mining Company, LLC	Deed	12/10/2009	OR 211 – 815	39-01483.000 39-01484.000
Belmont	OH	North American Coal Royalty (Warren Twp. - #8 coal & mining rights)	Oxford Mining Company, LLC	Deed	04/06/2006	OR 57 – 151	41-01039.000 41-01040.000
Belmont	OH	Jan Kenan et al (Timmons)	Oxford Mining Company	Deed Aff Surveyor	06/30/2003	DV 797 – 779 D.V. 797 - 789	39-00680.000 39-00679.000
Belmont	OH	CSX Transportation (railroad bed))	Oxford Mining Company	Deed	05/22/2003	DV 788 – 792	39-90010.002
Belmont	OH	Taylor	Oxford Mining Company, Inc.	Deed	09/27/2000	OR 761 - 462	(see document)
Belmont	OH	Buckeye Management (Speidel) (D.R.4.4.1) (Hutchison/Kovacs) (D.R.4.4.2; D.R.4.4.3))	Oxford Mining Company, LLC	Deed	05/08/2008	OR 152 – 323	09-01400.000 09-01401.000 09-01399.000
Belmont	OH	Consolidation Coal (July 2002 transaction) (Flushing Township)	Oxford Mining Company	Deed (15.02 ac)	07/30/2002	OR 779 - 862	05-00477.000

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	Consolidation Coal (July 2002 transaction) (Spiga – conveyance of interest in coal royalty reservation)	Oxford Mining Company	Deed	03/17/2003	OR 786 – 448	None (see document)
Belmont	OH	Consolidation Coal (July 2002 transaction) (Flushing and Warren Townships)	Oxford Mining Company	Deed Aff Surveyor Part. Release (Chappell-(pt) 41-00431.000)	07/30/2002 12/24/2012	DV 779 – 868 DV 785 – 823 OR 363 – 661	41-00444.000 41-00445.000 41-00446.000 41-00436.000 41-00431.000 41-00430.000 41-00883.000 41-00881.000 05-00714.000
Belmont	OH	Ohio River Collieries	Oxford Mining Company	Deed	03/06/2002	DV 776 – 55	39-00543.000 39-00544.000 39-00545.000 39-00546.000 39-00547.000 39-00548.000 39-00549.000 39-00829.000 39-00830.000
Belmont	OH	Consolidation Coal (July 2002 transaction) (Warren Twp.) (#8 coal & mining rights)	Oxford Mining Company	Deed	12/17/2002	OR 785 - 829	41-00881.004

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	Cravat Coal (Wheeling Valley) (D.R. 4.5) (Edna Campbell) (Bruner Land) (Bedway Land)	Oxford Mining Company	Deed	04/16/2007	OR 105 – 616	50-00546.000 50-00546.003 50-00584.000 50-00549.002
Belmont	OH	Harrison Leasing (Beagle Club)	Oxford Mining Company	Deed	04/16/2007	OR 105 – 630	(see document)
Belmont	OH	R&F Coal (Warren Twp.)	Oxford Mining Company	Deed Part. Release (House/ Douglass) Part. Release (Eagle Creek/ Non-Option Area) Part. Release (Eagle Creek/ Port Auth. Option Area)	12/23/1998 12/24/2012 12/24/2012 12/24/2012	DV 744 – 258 OR 363 – 648 363 – 664 OR363 – 696	Multiple (see document) (pt) 41-00769.000 (pt) 41-00744.000 (pt) 41-00743.000 Multiple (see document) Multiple (see document)
Belmont	OH	Jeffrey D. Fleishman	Oxford Mining Company, LLC	Deed	07/30/2008	OR 158 – 289	09-00338.000 39-00382.000
Belmont	OH	Consolidation Coal (County Road 29)	Oxford Mining Company, LLC	Deed	03/31/2009	OR 191 – 936	05-00611.000
Belmont	OH	Jeffco Resources	Oxford Mining Company	Deed	12/21/2000	DV 763 – 572	41-00563.000 41-00460.000 41-00465.001
Belmont	OH	Seaway Coal	Oxford Mining Company	Deed	03/03/2003	DV 786 – 373	(see document)

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	Capstone	Oxford Mining Company	Deed	03/07/2003	DV 785 – 840	(see document)
Belmont	OH	Consolidation Coal Company	Oxford Mining Company, LLC	Deed	03/25/2011, 03/29/2011	OR 266 – 944	Multiple (see document)
Belmont	OH	Eagle Creek Farm Properties, Inc.	Oxford Mining Company, LLC	Deed	05/10/2012	OR 338 – 25	39-00371.000
Belmont	OH	Reserve Coal Properties Company	Oxford Mining Company, LLC	Deed	12/03/2012	OR 360 - 541	(pt) 39-00710.000 39-00708.000 39-00709.000
Belmont	OH	Smith, Donald F. (Estate)	Oxford Mining Company, LLC	Fiduciary Deed	11/12/2012	OR 357 – 813	65-00018.00 65-00022.000 65-00023.000

BELMONT COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	Capstone (Martin #8)	Oxford Mining Company	Lease Addendum	06/19/2001 03/15/2002	LV 111 – 264 LV 111 – 477	(see document)
Belmont	OH	Capstone/Bedway (Martin Area)	Oxford Mining Company	Lease (108-44) 1st Addend 2nd Addend (111-213) Sublease Sublease Add 3rd Addend (72-724)	06/19/2001 03/15/2002	LV 111 – 254 LV 111 - 482	(see document)
Belmont	OH	Capstone (Miller)	Oxford Mining Company	Lease	06/20/2000	LV 110 – 863	(see document)
Belmont	OH	Krulock et al (Cravat) (Wheeling Valley)	Oxford Mining Company	Lease (112-570) Assignment	04/27/2007 05/01/2007	OR 105 – 391	50-00541.000 50-00634.000
Belmont	OH	Mularcik Cravat (Wheeling Valley)	Oxford Mining Company, LLC	Lease (39-797) Assignment	04/27/2007 05/01/2007	OR 105 – 391	50-00549.000 50-00549.001
Belmont	OH	Henderson (Cravat) (Wheeling Valley)	Oxford Mining Company, LLC	Lease (39-786) Assignment	04/27/2007 05/01/2007	OR 105 – 391	50-01178.000

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	Krulock Coal (Cravat) (D.R.4.1) (Wheeling Valley)	Oxford Mining Company, LLC	Lease (111-703) Assignment	04/27/2007 05/01/2007	OR 105 – 391	50-00633.000 41-00256.004 50-00622.000 50-00624.000 50-00623.000 50-00643.000 50-00644.000 50-00645.000
Belmont	OH	Matusek Cravat (Wheeling Valley)	Oxford Mining Company, LLC	Lease (101-963) Assignment Addendum	04/27/2007 05/01/2007	OR 105 – 391 OR 183 – 207	50-00545.000 50-00550.001
Belmont	OH	Antolak (Cravat) (Beagle Club)	Oxford Mining Company, LLC	Lease (112-413) Assignment	04/27/2007 05/01/2007	OR 105 – 391	32-01377.000
Belmont	OH	Mel-Tina Ltd (Cravat) (Beagle Club)	Oxford Mining Company, LLC	Lease (112-428) Assignment	04/27/2007 05/01/2007	OR 105 – 391	50-00521.000
Belmont	OH	Porterfield Cravat (Beagle Club)	Oxford Mining Company, LLC	Lease (112-79) Assignment	04/27/2007 05/01/2007	OR 105 – 391	32-001600.000 32-01408.000
Belmont	OH	Zaccagnini et al (Cravat) (Beagle Club)	Oxford Mining Company, LLC	Lease (112-13) Assignment	04/27/2007 05/01/2007	OR 105 – 391	32-01716.000 32-01719.000 32-01774.000 32-01775.000

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	Jefferson Beagle Club (Cravat) (Beagle Club)	Oxford Mining Company, LLC	Lease (112-30) Addendum I Addendum II Addend III Addend IV Assignment	04/27/2007 05/01/2007	OR 105 – 391	32-01244.000 32-01718.000 32-01716.000 32-01719.000 32-01717.000 32-01243.000
Belmont	OH	Shugert (Cravat) (Badgerstown)	Oxford Mining Company, LLC	Lease (112-24) Assignment	04/27/2007 05/01/2007	OR 105 – 391	(pt) 39-00710.000 12-00208.000 12-00201.002
Belmont	OH	Fleischman (Cravat) (Badgerstown)	Oxford Mining Company, LLC	Lease (112-418) Assignment	04/27/2007 05/01/2007	OR 105 – 391	09-00338.000 39-00382.000
Belmont	OH	Welch (D.R.11.1.2) Cravat (Badgerstown)	Oxford Mining Company, LLC	Lease (112-543) Assignment	04/27/2007 05/01/2007	OR 105 – 391	39-00383.003 09-00312.000
Belmont	OH	Fulkerson (Cravat) (Badgerstown)	Oxford Mining Company, LLC	Lease (111-586) Assignment Addendum	04/27/2007 05/01/2007 02/26/2009	OR 105 – 391 OR 183 – 212	(see document)
Belmont	OH	Adkins (Cravat) (Badgerstown)	Oxford Mining Company, LLC	Lease (111-590) Assignment Addendum	04/27/2007 02/26/2009	OR 105 – 391 OR 183 – 210	(see document)

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	Capstone (Cravat) (Badgertown)	Oxford Mining Company, LLC	Lease (111-448) Addendum (87-371) Assignment	04/27/2007 05/01/2007	OR 105 – 391	09-00626.000 09-00634.000 09-00635.000
Belmont	OH	Jeffco Resources	Oxford Mining Company, Inc.	Lease	12/01/2000	LV 111 – 37	(see document)
Belmont	OH	Shutway	Oxford Mining Company	Lease	02/26/2005	LV 113 – 219	(see document)
Belmont	OH	Smail/Davis	Oxford Mining Company	Lease	07/06/2005	OR 12 – 854	39-00493.000 39-01405.000
Belmont	OH	Ohio River Collieries (Monaco)	Oxford Mining Company	Lease	03/05/2002	LV 111 – 465	39-00545.000
Belmont	OH	Stratton (Flushing North)	Oxford Mining Company	Lease (111-422) Addendum Part Release (112-440) Addendum	01/22/2002 05/14/2009 05/20/2009	OV 112 – 399 OR 191 – 282	(see document)
Belmont	OH	Alice Reilly	Oxford Mining Company	Lease	01/31/2001	LV 111 – 125	(see document)
Belmont	OH	Buckeye Management (Speidel) (Hutchison/Kovacs)	Oxford Mining Company	Lease	06/16/2007	OR 105 – 395	09-01400.000 09-01401.000 09-01399.000
Belmont	OH	Consolidation Coal (July 2002 transaction)	Oxford Mining Company	Lease (73-306) Assignment	12/17/2000	LV 112 – 87	(see document)

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	Seaway Consolidation Coal (July 2002 transaction)	Oxford Mining Company	Lease (86-477) Assignment	05/01/1971 12/17/2002	LV 112 – 114	(see document)
Belmont	OH	Seaway/Thompson	Oxford Mining Company	Lease (93-333) Addendum (104-45) 2nd Addend (109-193) Assignment	12/29/1998	LV 110 – 189	(see document)
Belmont	OH	Nancy Miller	Oxford Mining Company	Lease	07/30/2007	OR 117 – 598	39-00549.001 39-00572.000
Belmont	OH	Bedway Land and Minerals	Oxford Mining Company	Lease 1st Addendum 2nd Addendum	01/25/2003 01/29/2013 04/17/2013	LV 112 – 258 OR 376 – 871 MOL to be rec’d	32-01242.000 32-10914.000
Belmont	OH	Ohio River Collieries (Kaczor Area) (D.R.24.1.1) (Jobe/Dudek/ Gossett-Hornsby)	Oxford Mining Company	Lease	03/24/2006	OR 49 – 922	32-01481.000 39-00522.000 51-00192.000
Belmont	OH	Fitch	Oxford Mining Company, LLC	Lease	11/05/2007	OR 130 – 282	41-00243.000
Belmont	OH	Dagrava	Oxford Mining Company, LLC	Lease	03/10/2008	OR 144 – 314	32-01761.000

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	Pollock	Oxford Mining Company, LLC	Lease	05/12/2008	OR 151 – 881	39-00599.000
Belmont	OH	Robert Shugert	Oxford Mining Company, LLC	Lease	01/19/2009	OR 176 – 400	39-00710.000
Belmont	OH	Mauersberger, John-Susan-George (D.R.5.2.3.1)	Oxford Mining Company, LLC	Lease	11/26/2008	OR 174 – 477	39-00466.000 39-00668.000 39-00641.000 39-00161.000 39-00640.000 39-00640.002 39-00642.000
Belmont	OH	Consolidation Coal (County Road 29)	Oxford Mining Company, LLC	Lease (90-416) Lease (106-20) Addendum (187-863) Assignment	03/31/2009	OR 191 – 830	05-00611.000
Belmont	OH	Robert. Shugert (exchange) (D.R.5.3.3.1)	Oxford Mining Company, LLC	Lease	04/27/2009	OR 191 – 287	39-00710.000 39-00709.000 39-00708.000

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	K&S Shugert (exchange)	Oxford Mining Company, LLC	Lease	03/04/2009	OR 183 – 214	39-00414.000 39-00633.000 39-00384.000 39-00384.001 39-00384.002 39-00416.000 39-00636.000
Belmont	OH	Jeffco Resources (Barnesville Hospital)	Oxford Mining Company	Lease	02/06/2001	OR 192 – 231	41-00498.000 41-01613.000
Belmont	OH	Capstone (Schooley Hollow) (D.R. 3.1.1)	Oxford Mining Company, LLC	Lease	12/23/2009	OR 215 – 154	41-00762.000 41-00761.000 41-00780.000 41-00782.000 41-00783.000 41-00791.000 41-00788.000 41-00792.000 41-00785.000 41-00786.000 41-00789.000 41-00787.000
Belmont	OH	Brier Ridge (Cravat/Buckeye) (Speidel)	Oxford Mining Company, LLC	Lease (112-559) Assignment (103-562) Assignment	05/12/2008	OR 154 – 607	09-00488.000 41-01468.000

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	Green-Crawf (Cravat/Buckeye) (Speidel)	Oxford Mining Company	Lease (112-549) Assignment (103-562) Assignment	05/12/2008	OR 154 – 607	09-00353.000 09-01235.000 09-01311.000 09-00356.000
Belmont	OH	Robert Shepherd (D.R.17.1.1) (Cravat/Buckeye) (Speidel)	Oxford Mining Company	Lease (112-565) Assignment (103-562) Assignment	09/23/2004 05/12/2008	OR 154 – 607	09-00387.000 09-00653.000 09-00654.000
Belmont	OH	Capstone (Speidel)	Oxford Mining Company, LLC	Lease	05/21/2010	OR 230 – 175	41-01468.000 09-00488.000 09-00643.000
Belmont	OH	Capstone (Gasline)	Oxford Mining Company, LLC	Lease	03/31/2009	OR 229 – 519	05-00591.000 05-00593.000 05-00592.000 05-00591.000 51-00185.000 51-00184.000 51-00183.000 51-00182.000

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	Capstone (Bellaire Dock)	Oxford Mining Company, LLC	Lease	01/01/2010	OR 229 – 498	29-03499.000 29-03500.000 29-03634.000 29-03635.000 29-03661.000 29-03662.000 29-03863.000 29-03922.000
Belmont	OH	Capstone (Bellaire Dock) (Swierkos)	Oxford Mining Company, LLC	Lease (106-194) Sublease	01/01/2010	OR 229 – 516	(see document)
Belmont	OH	Ohio Power (Bellaire Dock)	Oxford Mining Company, LLC	Lease	01/06/2010	OR 224 – 895	29-90037.000
Belmont	OH	Brier Ridge Real Estate, Inc.	Oxford Mining Company, LLC	Lease	06/30/2010	OR 232 – 607	41-01468.000 09-00488.000 09-00643.000
Belmont	OH	Collins, Clifford et al (D.R.5.3.1.1)	Marietta Coal Company [Subleased to Oxford Mining Company, LLC 12/22/2011]	Lease	04/26/2010
Belmont	OH	R. Michael Shepherd and H. Jeannie Shepherd	Oxford Mining Company, LLC	Lease	09/21/2010	OR 243 – 406	39-00625.000
Belmont	OH	Jeffco Resources, Inc., S and D Construction Corp, and Steuben Coal-Anthony Mining, Ltd.	Oxford Mining Company, LLC	Lease	02/08/2011	OR 258 – 675	Multiple (see document)

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	Smail, James R. and Sue A, married; Davis, Dean and Martha, married	Oxford Mining Company, LLC	Lease	04/14/2011	OR 265 – 246	39-00493.000
Belmont	OH	Marietta Coal Co (Egypt Valley Reserves) (D.R.5.1.1)	Oxford Mining Company, LLC	Lease	12/22/2011	OR 301 – 834	Unknown
Belmont	OH	Dunlap, Linda S.	Oxford Mining Company, LLC	Lease	01/19/2012	OR 306 – 690	39-00657.000
Belmont	OH	Green, Susan K. (D.R.5.2.1.1)	Oxford Mining Company, LLC	Lease	03/09/2012	OR 316 – 606	39-00705.000 39-00374.000 39-00399.002
Belmont	OH	Eagle Creek Farm Properties, Inc. (D.R.6.1.1)	Oxford Mining Company, LLC	Lease	03/09/2012	OR 316 – 602	39-00371-000
Belmont	OH	Eagle Creek Farm Properties, Inc.	Oxford Mining Company, LLC	Lease	03/09/2012	OR 316 – 629	Multiple (see document)
Belmont	OH	K&S Shugert Farms Family Limited Partnership (D.R.5.2.2.1)	Oxford Mining Company, LLC	Lease	03/09/2012	OR 316 – 613	Multiple (see document)
Belmont	OH	Rinkes, Gary and Denise, husband and wife	Oxford Mining Company, LLC	Lease	03/30/2012	OR 317 – 55	Multiple (see document)
Belmont	OH	Capstone (Flushing North)	Oxford Mining Company	Lease Master Lease & Sublease	03/22/2005 03/25/2005 Re-recorded	LV 113 – 195 LV 113 – 252	(see document)
Belmont	OH	Jeffco Resources, Inc., S and D Construction Corp, and Steuben Coal-Anthony Mining, Ltd.	Oxford Mining Company, LLC	Lease Assignment and Assumption of Leases	03/02/2011		unknown

BELMONT COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Belmont	OH	Ohio River Collieries Company	Oxford Mining Company, LLC	Lease First Addendum to Lease	10/12/2010	OR 244 – 707	32-01231.000
Belmont	OH	Marietta Coal Co (Egypt Valley Reserves) (D.R.5.1.2)	Oxford Mining Company, LLC	Lease Sublease	12/22/2011	OR 301 – 870	Unknown

CARROLL COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Carroll	OH	The Conservation Fund (Wright) (Cravat) (Dobrijevic)	Oxford Mining Company	Lease (12-119) Assignment	04/16/2007	OR 38 – 1266	(see document)
Carroll	OH	Wm. Wright (Cravat) (Dobrijevic)	Oxford Mining Company	Lease (84-874) Assignment (37-2032) Assignment	04/16/2007	OR 38 – 1269	33-01252.000
Carroll	OH	(Cravat) (Dobrijevic)	Oxford Mining Company	Lease (84-872) Assignment (37-2032) Assignment	04/16/2007	OR 38 – 1269	17-00005.000
Carroll	OH	Dan Wright (Dobrijevic)	Oxford Mining Company	Lease (84-870) Assignment (37-2032) Assignment	04/16/2007	OR 38 – 1269	33-01248.000 33-01247.000
Carroll	OH	The Conservation Fund (Cravat/Buckeye) (Autumn Road)	Oxford Mining Company, LLC	Lease (17-1714) Assignment (38-260) Assignment	05/12/2008	OR 46 – 2036	33-01252.000 33-01248.000 33-01247.000 17-00124.000 17-00125.000 17-00129.000 17-00130.000

CARROLL COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Carroll	OH	Yockel (Cravat/Buckeye) (Autumn Road)	Oxford Mining Company, LLC	Lease (17-1704) Assignment (38-260) Assignment	05/12/2008	OR 46 – 2036	17-00279.001 17-00279.002 17-00279.000 17-00279.007
Carroll	OH	Holmes Woodland (Cravat/Buckeye) (Autumn Road)	Oxford Mining Company, LLC	Lease (17-1710) Assignment (38-260) Assignment	05/12/2008	OR 46 – 2036	17-00579.000

COLUMBIANA COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Columbiana	OH	Ferris Coal (Sheriff)	Oxford Mining Company	Deed	05/18/2006	OR 1477 – 197	(see document)
Columbiana	OH	County Auditor (Ferris Coal)	Oxford Mining Company	Deed	11/30/2006	OR 1518 – 567	67-00030.000
Columbiana	OH	County Auditor (Ferris Coal)	Oxford Mining Company	Deed	11/30/2006	OR 1518 – 573	40-00796.000
Columbiana	OH	County Auditor (Ferris Coal)	Oxford Mining Company	Deed	11/30/2006	OR 1518 – 571	40-00799.000
Columbiana	OH	Baker	Oxford Mining Company	Deed	11/18/2004	OR 1329 – 149	12-01654.000
Columbiana	OH	Frantz/Perrino	Oxford Mining Company, LLC	Deed	01/11/2008	OR 1606 – 443	12-01653.001
Columbiana	OH	Lois Rawson	Oxford Mining Company, LLC	Deed	06/15/2007	OR 1596 – 262	40-00612.000 13-00190.000
Columbiana	OH	Petersburg	Oxford Mining Company	Deed	01/27/2006	OR 1464 – 614	13-00151.000 40-00331.000 40-00378.001 40-00377.001
Columbiana	OH	CDDB Holdings (Ferris)	Oxford Mining Company, LLC	Deed	03/23/2010	OR 1727 – 528	12-00214.001 12-00214.002
Columbiana	OH	Robert Hunt et al	Oxford Mining Company, LLC	Deed	01/13/2009	OR 1730 – 296	12-00760.000

COLUMBIANA COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Columbiana	OH	Lewis	Oxford Mining Company	Lease	09/19/2006	OR 1499 – 428	(see document)
Columbiana	OH	Whitten/Stuba	Oxford Mining Company	Lease	11/17/2005	OR 1425 – 943	12-01831.000
Columbiana	OH	Buckeye Industrial Mining (Scyoc)	Oxford Mining Company	Lease (1330-21) Assignment	05/18/2006	OR 1436 – 792	(see document)
Columbiana	OH	Williams	Oxford Mining Company	Lease	11/23/2004	OR 1333 – 168	(see document)
Columbiana	OH	Derenberger	Oxford Mining Company, LLC	Lease	04/30/2008	OR 1625 – 911	12-01469.000 12-01653.000
Columbiana	OH	Buckeye Industrial Mining (Wells)	Oxford Mining Company	Lease (1330-15) Assignment	11/10/2005	OR 1436 – 794	(see document)
Columbiana	OH	Ferris Rawson Ferris Bankruptcy Trustee	Oxford Mining Company, Inc.	Lease (328-153) Assignment Amendment (795-511) Assignment Addendum	03/25/2004 06/30/2007 02/25/2010	OR 1275 – 645 OR 1722 – 882	12-00163.000 12-01653.000 12-00153.000 12-01512.000 12-00210.000 12-00214.000 12-00757.000 12-00215.000 12-00017.000

COLUMBIANA COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Columbiana	OH	Westover	Oxford Mining Company	Lease (1258-727) Assignment	03/25/2004	OR 1275 – 645	(see document)
Columbiana	OH	Wells, Thelma J. Hughes	Oxford Mining Company, LLC	Lease	04/29/2011	OR 1795 – 749	12-00351.000
Columbiana	OH	Douglas E. Baxter; Marty D. Barker; William W. Bryant	Oxford Mining Company, LLC	Lease Addendum	03/01/2011	OR 1788 – 751	12-00590.006
Columbiana	OH	Rosebud Mining Company (Miller Area)	Oxford Mining Company, LLC	Lease Agreement with Assignment and Assumption of Lease	10/8/2012	OR 1940 – 449	unknown
Columbiana	OH	Williams, Linda R., unmarried; David A. Williams and Patricia J. Williams	Oxford Mining Company, LLC	Haulage Agreement	04/06/2011	OR 1788 – 745	12-00588.000

COSHOCTON COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Coshocton	OH	Rager	Oxford Mining Company, Inc.	Deed	08/20/1997	OR 124 – 1075	043-00002630-00
Coshocton	OH	Rager	Oxford Mining Company, Inc.	Deed	08/20/1997	OR 124 – 1077	043-00003755-00 043-00003756-00
Coshocton	OH	Myers	Oxford Mining Company, Inc.	Deed	01/15/2001	OR 205 – 993	043-00003755-00 043-00003756-00
Coshocton	OH	Conesville Coal Preparation Company	Oxford Mining Company, LLC	Limited Warranty Deed	04/05/2013	OR 605 – 364	(pt) 010000008110 (pt) 0100000081101 (pt) 0100000081104

COSHOCTON COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Coshocton	OH	Holmes Limestone (DR 1.1.1)	Oxford Mining Company	Master Lease	02/01/2003	OR 372 – 493	(see document)
Coshocton	OH	Capstone Fairview /Holmes	Oxford Mining Company	Lease (133-368) Assignment	06/09/2003	OR 324 – 653	(see document)
Coshocton	OH	T&C Holdco	Oxford Mining Company, Inc.	Lease	07/05/2007	OR 457 – 141	(see document)
Coshocton	OH	Columbus Southern Power	Oxford Mining Company, LLC	Lease	03/17/2007	OR 457 – 148	(see document)
Coshocton	OH	Capstone (Rose Isleta)	Oxford Mining Company	Lease Master Lease & Sublease	12/02/2002	OR 373 – 24	Multiple (see document)

GUERNSEY COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Guernsey	OH	Holmes Limestone (DR 1.1.1)	Oxford Mining Company	Master Lease	02/01/2003	OR 425 – 381	(see document)
Guernsey	OH	Capstone Fairview /Holmes	Oxford Mining Company	Lease (173-785) Assignment	06/09/2003	OR 369 – 502	(see document)
Guernsey	OH	Wilson	Oxford Mining Company, LLC	Lease	08/12/2008	OR 458 – 3023	23-0000117.000
Guernsey	OH	Capstone (Schooley Hollow) (D.R. 3.1.1)	Oxford Mining Company, LLC	Lease	12/23/2009	OR 469 – 29	28-0000235.000
Guernsey	OH	Combs (Conway) (Cravat/Buckeye) (Hall’s Knob)	Oxford Mining Company, LLC	Lease (436-8) Sublease (447 – 2381) Assignment (448-117) 1st Addend (453 – 1855) Assignment	05/12/2008	OR 457 – 113	23-0000006.000
Guernsey	OH	Miller & Gingerich (Conway) (Cravat/Buckeye) (Hall’s Knob)	LCOxford Mining Company	Lease (436-2) Sublease (447-2381) Assignment (448-117) Assignment 1st Addend (456-3354)	05/12/2008	OR 457 – 113	23-0000417.000

GUERNSEY COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Guernsey	OH	Dan Doudna (Conway) (Cravat/Buckeye) (Hall’s Knob)	Oxford Mining Company	Lease (439-223) Sublease (447-2381) Assignment (448-117) Assignment 1st Addend (457-802)	05/12/2008	OR 457 – 113	23-0000218.000
Guernsey	OH	Steve Doudna (Conway) (Cravat/Buckeye) (Hall’s Knob)	Oxford Mining Company	Lease (436-19) Sublease (447-2381) Assignment (448-117) 1st Addend (456-3528) Assignment	05/12/2008	OR 457 – 113	23-0000418.000 23-0000419.000
Guernsey	OH	Irving Hall (Conway) (Cravat/Buckeye) (Hall’s Knob)	Oxford Mining Company	Lease (436-5) Sublease (447-2381) Assignment (448-117) 1st Addend (453-1307) Assignment	05/12/2008	OR 457 – 113	23-0000123.000

GUERNSEY COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Guernsey	OH	Vernon Hall (Conway) (Cravat/Buckeye) (Hall’s Knob)	Oxford Mining Company	Lease (436-12) Sublease (447-2381) Assignment (448-117) 1st Addend (453-1849) Assignment	05/12/2008	OR 457 – 113	23-0000382.001 23-0000382.002 23-0000382.000 23-0000140.001
Guernsey	OH	Donald & Joe Lucas (D.R. 1.8.3.1)	Oxford Mining Company, LLC	Lease	05/13/2010	OR 471 – 738	17-0000319 17-0000233 17-0000271
Guernsey	OH	Carol & Donald Lucas (D.R.1.8.2.1)	Oxford Mining Company, LLC	Lease	05/13/2010	OR 471 – 734	17-0000100
Guernsey	OH	Leatherwood Farm, Ltd.	Oxford Mining Company, LLC	Lease 1st Addendum	07/23/2010 04/19/2011	OR 472 – 726	23-0000354.001
Guernsey	OH	Ervin E. Yoder and Lydia Ann Yoder	Oxford Mining Company, LLC	Lease	07/26/2010	OR 472 – 732	23-0000041.000 23-0000708.000 23-0000709.000 23-0000004.000
Guernsey	OH	Betty Louise Tickhill	Oxford Mining Company, LLC	Lease	10/11/2010	OR 473 – 2625	23-0000004.000 23-0000468.000
Guernsey	OH	Price, David B.; King, Frank S.,III; Hubbard, Karen; King, Thomas P. Jr.; King, Jeffrey J.; Kilcher, Nancy	Oxford Mining Company, LLC	Lease	03/31/2011	OR 478 – 254	23-0000354.001

GUERNSEY COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Guernsey	OH	Capstone (Gibson) (D.R.2.3.1) (King Crum) (D.R. 2.2.2)	Oxford Mining Company	Lease Master Lease & Sublease	12/02/2002	OR 425 – 810	(see document)
Guernsey	OH	Capstone (Bird’s Run 1 & 2)	Oxford Mining Company	Lease Master Lease & Sublease	12/02/2002	OR 425 - 831
Guernsey	OH	Capstone Holding Company (Shuman and King Krum) (D.R. 2.2.2)	Oxford Mining Company, LLC	Lease Addendum to Master Lease	12/22/2011	OR 485 – 902 which amends Master Lease and Sublease Agreement recorded in OR 425 – 810	unknown
Guernsey	OH	Leatherwood Farm, LTD (Robert B. Miller, Managing Member)	Oxford Mining Company, LLC	Lease First Addendum to Lease	04/19/2011	Not recorded but amends Lease recorded in OR 472 – 726	23-0000354.001

HARRISON COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Harrison	OH	Cravat Coal (Wheeling Valley) (D.R. 4.5) (Capstone) (Mercer) (Satterfield) (Bedway Land)	Oxford Mining Company	Deed	04/16/2007	OR 171 – 135	26-0000285.000 26-0000014.000 26-1000001.333 25-0000119.000
Harrison	OH	R&F Coal	Oxford Mining Company	Deed	12/27/2000	OR 75 – 813	02-0000281.000
Harrison	OH	Consolidation Coal	Oxford Mining Company	Deed	05/30/2002	OR 127 – 39	04-0000022.000
Harrison	OH	Consolidation Coal	Oxford Mining Company	Deed	12/28/1999	OR 75 – 816	Multiple (see document)
Harrison	OH	Nelson Mast	Oxford Mining Company	Deed	05/29/2003	OR 139 – 228	04-0000004.000
Harrison	OH	Budzik	Oxford Mining Company	Deed	11/01/2001	OR 107 - 730	04-0000010.000
Harrison	OH	Consolidation Coal (July 2002 transaction)	Oxford Mining Company	Deed	07/30/2002	OR 121 – 426	04-0000406.000 04-0000412.000 04-0000407.000 04-0000168.000 04-0000170.000 04-0000172.000 04-0000167.000 04-0000171.000 04-0000166.000

HARRISON COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Harrison	OH	Cravat Coal (Cadiz Office)	Oxford Mining Company, LLC	Deed Corrective Deed	08/01/2008 08/18/2008	OR 177 – 344 OR 177 – 1332	04-0000553.000 04-0000387.000
Harrison	OH	Consolidation Coal (County Road 29)	Oxford Mining Company, LLC	Deed	03/31/2009	OR 180 – 317	02-0000366.001
Harrison	OH	Bruner Land	Oxford Mining Company	Deed	11/21/2003	OR 149 – 438	02-0000181.004 02-0000181.005
Harrison	OH	Buckeye Management (Sandy Ridge) (D.R.4.2.1)	Oxford Mining Company, LLC	Deed	05/08/2008	OR 176 – 399	01-0000350.000 01-0000431.000 01-0000432.000 01-0000433.000
Harrison	OH	Consolidation Coal Company	Oxford Mining Company	Deed	03/25/2011 03/29/2011	OR 188 – 2432	Multiple (see document)

HARRISON COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Harrison	OH	Capstone (Martin #8)	Oxford Mining Company	Lease Addendum	06/19/2001 03/15/2002	OR 104 – 662 unrecorded	(see document)
Harrison	OH	Capstone/Bedway (Martin Area)	Oxford Mining Company	Lease (77-386) 1st Addendum (77-553) 2nd Addendum (102-569) Sublease Sublease Add 3rd Addendum (167-2411)	06/19/2001 03/15/2002	OR 104 – 673 unrecorded	(see document)
Harrison	OH	Liggett Enterprises	Oxford Mining Company	Lease	01/31/2001	OR 98 – 327	04-0000231.000 04-0000229.000
Harrison	OH	The Conservation Fund (Cravat) (Jockey Hollow)	Oxford Mining Company	Lease (128-788) Corrective (157-1104) Part. Assign (158-604) Assignment	06/27/2002 04/16/2007	OR 171 – 393	(see document)
Harrison	OH	Bowers (D.R.4.5.1) (Cravat) (Wheeling Valley)	Oxford Mining Company, LLC	Lease (159-2384) Assignment	04/16/2007	OR 171 – 393	26-0000010.000
Harrison	OH	Bowers (D.R.4.5.1) (Wheeling Valley)	Oxford Mining Company	Lease (159-2389) Assignment	04/16/2007	OR 171 – 393	26-0000009.000

HARRISON COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Harrison	OH	Slater	Oxford Mining Company	Lease	02/09/2004	OR 152 – 890	(see document)
Harrison	OH	Love	Oxford Mining Company	Lease	08/13/2003	OR 146 – 881	02-0000268.000 04-0000234.000
Harrison	OH	Dodds	Oxford Mining Company	Lease	05/31/2005	OR 161 – 1041	04-00630.000
Harrison	OH	Beer	Oxford Mining Company	Lease	05/13/2004	OR 155 – 1555	04-0000577.002
Harrison	OH	Cobb (Consol Ruckstuhl)	Oxford Mining Company	Lease	12/28/2004	OR160 – 593	04-00261.001
Harrison	OH	Capstone (Polen)	Oxford Mining Company	Lease	04/03/2003	OR 135 – 119	Unknown
Harrison	OH	Lopez (Consol Ruckstuhl)	Oxford Mining Company	Lease	11/22/2004	OR 158 – 1036	04-00261.001
Harrison	OH	Capstone (Budzik-Barricklow)	Oxford Mining Company	Lease	11/16/2001	OR 111 – 37	04-0000010.000
Harrison	OH	Barricklow (Budzik-Barricklow)	Oxford Mining Company	Lease	01/31/2001	OR 98 – 331	04-0000010.000

HARRISON COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Harrison	OH	Consolidation Coal (Ruckstuhl) (Haverfield) (MacDowell) (D.R.9.1)	Oxford Mining Company	Lease (Ruckstuhl) (34-115) (35-162) Part. Release (158-1031) Part. Release (160-599) Lease (Haverfield) (34-171) (34-191) Lease (MacDowell) (35-561) (35-203) Assignment	07/30/2002	OR 121 – 131	(see document)
Harrison	OH	R&F Coal (Daron)	Daron Coal Company, Inc.	Lease 1st, 2nd and 3rd Addendums 4th Addendum 5th Addendum (Trench & Auger)	11/16/1998	OR 61 – 443 OR 84 – 18 OR 110 – 105 (not recorded)	Multiple (see documents)

HARRISON COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Harrison	OH	Twin Minerals (Daron)	Daron Coal Company, Inc.	Lease 1st and 2nd Addendums 3rd Addendum	01/01/1999	OR 84 – 26 OR 84 – 38 OR 172 – 2240	Multiple (see document)
Harrison	OH	LPT Management	Oxford Mining Company, LLC	Lease	05/27/2003	OR 173 – 2523	04-00012.001
Harrison	OH	Chambers Development	Oxford Mining Company, LLC	Lease	09/21/2001	OR 176 – 1970	(see document)
Harrison	OH	Consolidation Coal (County Rd 29)	Oxford Mining Company, LLC	Lease (58-237) Assignment	03/31/2009	OR 180 – 278	02-0000261.000
Harrison	OH	The Conservation Fund (Lewis)	Oxford Mining Company, LLC	Lease	04/03/2009	OR 179 – 2596	22-0000219.000
Harrison	OH	Holmes Limestone (PPG & KLM)	Oxford Mining Company	Lease Sublease (161-1291) Lease Amend Sublease Add (177-2372) Sublease Add (179-2091)	06/22/2005	OR 161-1284 OR 177 – 2343	Multiple (see document)
Harrison	OH	Wm. Henderson (Haverfield)	Oxford Mining Company, LLC	Lease	03/19/2010	OR 182 – 2925	04-0000557.000 04-0000197.000

HARRISON COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Harrison	OH	The Conservation Fund (Cravat/Buckeye) (Douglas Turn)	Oxford Mining Company, LLC	Lease (160-1321) Assignment (170-2806) Assignment	05/12/2008	OR 176 – 650	(see document)
Harrison	OH	Ionno & Miller (Stallion Farms) (Cravat/Buckeye) (Elk Run)	Oxford Mining Company, LLC	Lease (170-2144) Assignment (170-2806) Assignment Addendum Addendum	05/12/2008 11/04/2008 02/16/2010	OR 176 – 650 OR 178 – 1319 OR 182 – 1948	(see document)
Harrison	OH	The Conservation Fund (Cravat/Buckeye) (Elk Run)	Oxford Mining Company	Lease (165-276) Assignment 9170-2806) Assignment	05/12/2008	OR 176 – 650	(see document)
Harrison	OH	Brian Lewis (Cravat/Buckeye) (Elk Run)	Oxford Mining Company	Lease (166-2843) Assignment (170-2806) Assignment	05/12/2008	OR 176 – 650	17-0000109.016 22-0000038.000
Harrison	OH	Hochstetler (D.R. 4.3.1) (Cravat/Buckeye) (Sandy Ridge)	Oxford Mining Company	Lease (166-2824) Assignment (170-2806) Assignment	05/12/2008	OR 176 – 650	Multiple (see document)

HARRISON COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Harrison	OH	Diebel (Cravat/Buckeye) (Tippecanoe)	Oxford Mining Company	Lease (166-2847) Assignment (170-2806) Assignment	05/12/2008	OR 176 – 650	30-0000803.000
Harrison	OH	Weppler (Cravat/Buckeye) (Tippecanoe)	Oxford Mining Company	Lease (166-2821) Assignment (170-2806) Assignment	05/12/2008	OR 176 – 650	30-0000294.000 30-0000295.000 30-0000293.000
Harrison	OH	Puskarich (Cravat/Buckeye) (Douglas Turn)	Oxford Mining Company	Lease (170-2135) Assignment (170-2806) Assignment	05/12/2008	OR 176 – 650	17-0000075.000 17-0000090.000 17-0000067.000 17-0000091.000
Harrison	OH	Capstone (Gasline)	Oxford Mining Company, LLC	Lease	03/31/2009	OR 183 - 1961	02-0000242.000 02-0000231.000
Harrison	OH	Capstone (Limestone Plant)	Oxford Mining Company, LLC	Lease	03/01/2010	OR 183 – 1638	04-0000160.000
Harrison	OH	Capstone (Coal Stockpile)	Oxford Mining Company, LLC	Lease	03/01/2010	OR 183 – 1643	04-0000160.000
Harrison	OH	Liggett	Oxford Mining Company	Lease	04/26/2001	OR 97 – 865	(see document)
Harrison	OH	Holmes Limestone Co.	Oxford Mining Company, LLC	Lease Memorandum of 02/01/2003	02/09/2011	OR 187 – 1372	Multiple (see document)

HARRISON COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Harrison	OH	Rinkes, Gary and Denise, husband and wife	Oxford Mining Company, LLC	Lease	03/30/2012	OR 197 – 1314	Multiple (see document)
Harrison	OH	Peltz, John H. and Joyce (D.R.4.5.2.1)	Oxford Mining Company, LLC	Lease	08/30/2012	OR 201 – 1930	26-0000315.000
Harrison	OH	M&H Partnership (D.R.4.5.2.1) (D.R.26.1.1)	Oxford Mining Company, LLC	Lease	09/05/2012	OR 201 – 2025	26-0000224.003
Harrison	OH	Jeffco Resources, Inc. (Sandy Ridge) (D.R.16.1.1)	Oxford Mining Company, LLC	Lease	12/19/2012	OR 204 – 1586	04-0000267.000 04-0000037.000
Harrison	OH	Whitehead, William D.	Oxford Mining Company, LLC	Lease	03/14/2013	OR 206 – 364	01-0000586.000
Harrison	OH	Consolidation Coal/Harrison Resources	Oxford Mining Company, LLC	Lease Powerline Right of Way	12/01/2008	OR 178 – 1400	(see document)
Harrison	OH	Capstone (Branson Ridge)	Oxford Mining Company	Lease Master Lease & Sublease	12/20/2002	OR 159 – 2121	(see document)

JEFFERSON COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Jefferson	OH	Boich & Sovell	Oxford Mining Company	Deed	03/06/2006	OR 746 – 947	50-00053.000
Jefferson	OH	Moore	Oxford Mining Company	Deed	03/05/2006, 03/06/2006, 03/07/2006, 03/10/2006, 08/19/2006	OR 769 – 431	50-00599.000

JEFFERSON COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Jefferson	OH	Hutchison Ragsdale, Linda Lee and Anthony Steven	Oxford Mining Company	Lease 1st Addendum 2nd Addendum	12/28/2004 11/25/2009 03/21/2013	OR 681 – 875 OR 898 – 904 OR 1043 - 779	15-02383.000
Jefferson	OH	Boich (McCain)	Oxford Mining Company	Lease (59-876) Sublease	11/07/2005	OR 731 – 789	50-01431.000 50-01431.001 50-01432.000 50-00613.000 50-01384.000 50-01443.000
Jefferson	OH	Fern Ellis	Oxford Mining Company	Lease Addendum	12/20/2002 03/06/2007	OR 535 – 897 OR 796 – 950	50-00262.000 50-00263.000
Jefferson	OH	Boich	Oxford Mining Company	Lease	11/07/2005	OR 731 – 791	(see document)
Jefferson	OH	Harkins	Oxford Mining Company	Lease	01/13/2006	OR 735 – 309	50-01506.000
Jefferson	OH	Starvaggi (McCain)	Oxford Mining Company	Lease	03/24/2006	OR 746 – 757	(see document)
Jefferson	OH	Starvaggi (Fern Ellis) (D.R.19.1.1)	Oxford Mining Company	Lease	02/18/2003	OR 545 – 727	(see document)
Jefferson	OH	Zimnox Coal	Oxford Mining Company	Lease	10/11/2005	OR 666 – 896	50-01042.000
Jefferson	OH	Piergallini	Oxford Mining Company	Lease	03/02/2007	OR 796 – 646	(see document)
Jefferson	OH	Rush Run (Limestone Hollow)	Oxford Mining Company	Lease	12/19/2006	OR 785 – 747	50-01489.000 50-01489.001

JEFFERSON COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Jefferson	OH	Eastham (Limestone Hollow)	Oxford Mining Company	Lease	01/08/2007	OR 788 – 210	50-01170.000
Jefferson	OH	Moore	Oxford Mining Company	Lease	11/16/2004	OR 676 – 282	50-00592.000
Jefferson	OH	Starvaggi (Limestone Hollow) (Eastham) (D.R.20.1.1) (Rush Run) (Pasco) (D.R.25.1.1) (Pugh) (Lancia) (Verhovec) (D.R.22.1.1) (Starvaggi)	Oxford Mining Company	Lease	05/01/2007	OR 802 – 290	(see document)
Jefferson	OH	Starvaggi (Harkins)	Oxford Mining Company	Lease	05/01/2007	OR 802 – 286	(see document)
Jefferson	OH	Pasco (Limestone Hollow)	Oxford Mining Company	Lease	04/26/2007	OR 804 – 195	50-01209.000 50-00360.000 50-01471.000 50-01472.000
Jefferson	OH	Verhovec (Limestone Hollow)	Oxford Mining Company	Lease	05/24/2007	OR 805 – 60	(see document)
Jefferson	OH	Jeffco Resources (Wells Twp.) (Jeffco)	Oxford Mining Company, LLC	Lease	04/25/2008	OR 844 – 225	50-00694.000 50-00168.000 50-00693.000 50-00163.000

JEFFERSON COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Jefferson	OH	Bedway Land and Minerals (D.R.23.1.1) (Wells Twp.) (Bedway Land)	Oxford Mining Company, LLC	Lease	11/26/2008	OR 868 – 707	50-00797.000
Jefferson	OH	Lapanja	Oxford Mining Company, LLC	Lease	04/01/2009	OR 880 – 570	50-00507.000
Jefferson	OH	Jennings	Oxford Mining Company, LLC	Lease	05/16/2009	OR 882 – 960	50-01178.000
Jefferson	OH	Bedway (Dairy Jean)	Oxford Mining Company	Lease	09/12/2001	OR 886 – 542	20-01756.011
Jefferson	OH	Starvaggi (Jeffco, Jennings, Lapanja) (D.R.21.1.1) (D.R.21.2.1) (D.R.21.3.1)	Oxford Mining Company, LLC	Lease 1st Addendum 2nd Addendum 3rd Addendum	10/22/2009 10/11/2012 05/22/2012 10/05/2012	OR 898-895 OR 1023 – 362 OR 1002 – 644 OR 1023 - 368	05-00694.000 05-00168.000 05-00693.000 05-00163.000 50-01178.000 50-00507.000
Jefferson	OH	Kevin P. McCain and Shawndel McCain	Oxford Mining Company, LLC	Lease	07/23/2010	ORV 920 – 149	50-01384.000 50-01431.000 50-01431.001 50-00613.000
Jefferson	OH	Jeffco Resources, Inc., S and D Construction Corp, and Steuben Coal-Anthony Mining, Ltd.	Oxford Mining Company, LLC	Lease	02/08/2011	OR 939 – 160	Multiple (see document)

JEFFERSON COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Jefferson	OH	Ellis, Fern V., unremarried widow; John R. and Cathi I. Ellis, husband and wife; Frank E. Ellis, Jr., unmarried; Joseph W. and Alice M. Ellis, husband and wife; William J. Ellis, unmarried	Oxford Mining Company, LLC	Lease	08/01/2011	Not recorded but amends Lease recorded in OR 535 – 897 and First Addendum recorded in OR 796 – 950	(see document)
Jefferson	OH	Jeffco Resources, Inc. (Piney Fork)	Oxford Mining Company, LLC	Lease	10/25/2011	OR 968 – 824	unknown
Jefferson	OH	Eastham, William M. and Frostie A.	Oxford Mining Company, LLC	Lease	04/03/2012	OR 993 – 93	50-01170.000
Jefferson	OH	Ellis, Joseph W. and Alice M.	Oxford Mining Company, LLC	Lease	04/04/2012	OR 993 – 88	50-00514.000
Jefferson	OH	Starvaggi Industries, Incorporated Third Addendum (Limestone Hollow)	Oxford Mining Company, LLC	Lease	10/05/2012	OR 1023 – 368	50-01507.001 50-01507.000 50-01178.002
Jefferson	OH	Joseph Ellis	Oxford Mining Company	Lease	03/02/2007	OR 796 – 642	50-00264.000
Jefferson	OH	Jeffco Resources, Inc. (Wash Facility Option)	Oxford Mining Company, LLC	Lease Option	10/25/2011	OR 968 – 828	unknown

MORGAN COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Morgan	OH	Southhall	Oxford Mining Company, LLC	Lease	05/13/2009	OR 202 – 1901	050-008-570-0 050-008-580-0 050-008-590-0 050-008-560-0 050-008-540-0 050-008-530-0
Morgan	OH	Kasler	Oxford Mining Company, LLC	Lease	03/23/2009	OR 202 – 1892	050-004-320-0 050-004-290-0 050-004-300-0 050-004-250-0 050-004-310-0 050-004-860-0 050-004-870-0 050-004-840-0 050-004-850-0

MUSKINGUM COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Muskingum	OH	R&F Coal	Oxford Mining Company	Deed	12/23/1998	Vol 1151 – 587	38-60-02-18-000
Muskingum	OH	American National Can	Oxford Mining Company	Deed	05/04/1999	Vol 1155 – 4	73-73-03-07-03-000
Muskingum	OH	Peabody Development	Oxford Mining Company	Deed	01/29/1996	Vol 1118 – 641	38-39-70-01-19-200 38-38-90-01-06-200
Muskingum	OH	Peabody Coal	Oxford Mining Company	Deed	10/26/1992	Vol 1071 – 383	Multiple (see document)
Muskingum	OH	Barrick Gold	Oxford Mining Company, Inc.	Deed	05/24/1999	Not recorded	(see document)

MUSKINGUM COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Muskingum	OH	McNeish	Oxford Mining Company	Lease	12/05/2002	OR 1716 – 898	70-70-06-41-33-000 70-70-06-41-35-000
Muskingum	OH	Holmes Limestone (DR 1.1.1)	Oxford Mining Company	Master Lease	02/01/2003	OR 1934 – 933	Multiple (see document)
Muskingum	OH	Hendershot Huston	Oxford Mining Company, LLC	Lease	03/31/2010	Vol 2273 – 85	70-04-03-16-000 70-04-03-09-000
Muskingum	OH	Leslie Clapper and Teresa Clapper	Oxford Mining Company, LLC	Lease	10/08/2010	OR 2302 – 539	70-04-03-20-000

NOBLE COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Noble	OH	Wadella	Oxford Mining Company	Deed	01/15/2004	OR 108 – 160	01-21078.000
Noble	OH	Timmons	Oxford Mining Company	Deeds	02/10/2003	OR 97 – 588 and OR 97 – 592	01-21043.000

NOBLE COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Noble	OH	Mary Reed	Oxford Mining Company	Lease	03/23/2004	OR 113 – 454	01-50065.000
Noble	OH	Ann Jones et al	Oxford Mining Company	Lease	06/21/2002	OR 87 – 821	01-21448.000 01-21449.000 01-30101.000
Noble	OH	Darrell Long	Oxford Mining Company	Lease	03/26/2003	OR 97 – 544	01-50074.000
Noble	OH	David Reed	Oxford Mining Company	Lease	01/23/2004	OR 108 – 841	01-21079.001
Noble	OH	David Reed	Oxford Mining Company, LLC	Lease	07/11/2008	OR 157 – 670	01-50008.000 01-21039.000
Noble	OH	Gadd/Slevin	Oxford Mining Company, LLC	Lease	02/06/2009	OR 162 – 910	01-21042.000
Noble	OH	Capstone (Haul Road Agreement)	Oxford Mining Company, LLC	Lease	01/25/2010 and 02/16/2010	OR 174 – 267	(see document)
Noble	OH	Capstone Holding Company (Shuman and King Krum) (D.R. 2.2.3)	Oxford Mining Company, LLC	Lease Addendum to Master Lease and Sublease	12/22/2011	OR 195 – 296 which amends Master Lease and Sublease Agreement recorded in OR 122 – 173	Unknown
Noble	OH	Capstone (Long Hall) (Shuman) (Long LaFever) (Long Sears)	Oxford Mining Company	Lease Master Lease & Sublease	12/02/2002	OR 122 – 194	(see document)

NOBLE COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Noble	OH	Capstone Master Lease (D.R.2.1.1) (King Crum)	Oxford Mining Company	Lease Master Lease & Sublease	12/02/2002	OR 122 - 173	(see document)

PERRY COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Perry	OH	Leighton	Oxford Mining Company	Deed	05/29/2007	OR 344 – 426	003-000458-0200 003-000303-0000 003-000284-000
Perry	OH	Owen	Oxford Mining Company, Inc.	Deed	09/07/2005	OR 325 – 1721	003-000365-0500
Perry	OH	Perry County Industrial Development	Oxford Mining Company, Inc.	Deed	09/07/2005	OR 325 – 1719	(see document)
Perry	OH	Ponsart	Oxford Mining Company, Inc.	Deed	09/01/2006	OR 336 – 2620	003-000296-0500 003-000303-0204
Perry	OH	Wooten	Oxford Mining Company, Inc.	Deed	08/24/2005	OR 325 – 552	003-000296-0600 003-000303-0100
Perry	OH	Masterson	Oxford Mining Company, Inc.	Deed	07/02/2004	OR 311 – 2523	003-000229-0000
Perry	OH	Bieber	Oxford Mining Company, Inc.	Deed	06/04/1998	OR 209 – 800	024-000-383-0000
Perry	OH	Jorgenson	Oxford Mining Company, Inc.	Deed	03-29/2002	OR 280 – 28	003-000216-0000
Perry	OH	Branham	Oxford Mining Company, Inc.	Deed	03/29/2002	OR 279 – 2522	003-000360-0400
Perry	OH	Harris/Leroy	Oxford Mining Company, Inc.	Deed	04/14/2005	OR 320 – 2062	008-000003-0000
Perry	OH	Peabody	Oxford Mining Company, Inc.	Deed	03/26/1998	OR 204 – 575	008-000003-0000

PERRY COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Perry	OH	Halsey	Oxford Mining Company, Inc.	Deed	07/08/2005	OR 323 – 858	003-000382-0000 003-000386-0000
Perry	OH	Essington	Oxford Mining Company, Inc.	Deed	01/19/2001	OR 265 – 1596	007-000160-0000
Perry	OH	Reed	Oxford Mining Company, Inc.	Deed	08/28/1998	OR 216 – 244	008-000009-000 007-000623-0000
Perry	OH	Hoops/Woltz	Oxford Mining Company, Inc.	Deed	08/27/1998, 09/10/1998, 09/16/1998, 10/02/1998, 10/28/1998, 11/20/1998	OR 222 – 343	003-000468-000
Perry	OH	Fisher	Oxford Mining Company, Inc.	Deed	08/22/2005	OR 325 – 692	003-000303-0105
Perry	OH	Rose Jr	Oxford Mining Company, Inc.	Deed	06/24/2002	OR 283 – 725	007-000600-0101
Perry	OH	Rose Sr	Oxford Mining Company, Inc.	Deed	05/06/2003	OR 295 – 1279	007-000600-0100
Perry	OH	John Rose	Oxford Mining Company, Inc.	Deed	06/14/2004	OR 311 – 546	003-000123-0000
Perry	OH	Humphrey	Oxford Mining Company, Inc.	Deed	05/21/1999	OR 236 – 782	003-000411-0000
Perry	OH	Kiester	Oxford Mining Company, Inc.	Deed	03/22/2000	OR 258 – 251	003-000194-0000
Perry	OH	Black	Oxford Mining Company, LLC	Deed	05/05/2009	OR 361 – 583	003-000303-0102

PERRY COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Perry	OH	Cowgill	Oxford Mining Company, LLC	Deed	09/11/2009	OR 363 – 2485	003-000284-0104 003-000303-0108
Perry	OH	Sipe	Oxford Mining Company, LLC	Deed	05/28/2010	OR 369 – 665	003-000289-0000
Perry	OH	Peabody Development	Oxford Mining Company, Inc.	Deed	06/24/1996	OR 166 – 428	(see document)
Perry	OH	Fisher	Oxford Mining Company, LLC	Deed	02/01/2010	OR 367 – 52	003-000303-0101
Perry	OH	Woltz	Oxford Mining Company, Inc.	Deed	01/06/1998	OR 197 – 441	003-000468-0000
Perry	OH	Johnson	Oxford Mining Company, Inc.	Deed	03/09/2006	OR 331 – 931	(see document)
Perry	OH	Foraker Heirs, LLC	Oxford Mining Company, Inc.	Deed	10/12/2004	OR 315 – 84	007-000186-000 007-000184-0000 007-000185-000
Perry	OH	Jude	Oxford Mining Company, LLC	Deed	01/21/2010	OR 366 – 2230	003-000233-0000
Perry	OH	Jude	Oxford Mining Company, LLC	Deed	01/21/2010	OR 366 – 2233	003-000303-0200
Perry	OH	Steen	Oxford Mining Company, LLC	Deed	02/02/2010	OR 367 – 48	003-000235.0000
Perry	OH	Marion	Oxford Mining Company, LLC	Deed	02/25/2010	OH 367 – 1039	030-000303-0107

PERRY COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Perry	OH	McCauley	Oxford Mining Company, LLC	Deed	02/01/2010	OR 367 - 38	003-000284.0200 003-000284-0300
Perry	OH	Peabody (#5 & #6 coal)	Oxford Mining Company, Inc.	Deed	06/28/2007	OR 345 - 297	(see document)
Perry	OH	Peabody Development	Oxford Mining Company	Deed	09/30/1993	OR 110 - 88	(see document)
Perry	OH	State of Ohio, Department of Natural Resources	Oxford Mining Company, LLC	Deed	09/15/2011	Instrument No. 201100003266; OR 379 – 2645	003-009057-0000

PERRY COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Perry	OH	Fister	Oxford Mining Company	Lease	06/11/2007	OR 344 – 2046	003-000296-0000 003-000296-0000
Perry	OH	Arnold	Oxford Mining Company, LLC	Lease	02/16/2008	OR 352 – 2637	003-000284-0101
Perry	OH	Johnson/Rambo (D.R.8.1)	Oxford Mining Company	Lease	02/19/2007	OR 341 – 2102	007-000573-0000 007-000573-0100 007-000575-0000
Perry	OH	McCauley	Oxford Mining Company, Inc.	Lease	03/17/2000	OR 257 – 2634	(see document)
Perry	OH	Z-Mak Enterprises	Oxford Mining Company, Inc.	Lease	07/05/1994	OR 123 – 393	(see document)
Perry	OH	Cowgill	Oxford Mining Company, LLC	Lease	09/11/2009	OR 363 – 2489	(pt) 003-000284-0102 (pt) 003-000303-0103
Perry	OH	State of Ohio, Department of Natural Resources	Oxford Mining Company, LLC	Lease	06/08/2011	OR 378 – 2506	003-000233-0000 003-000235-0000 003-000284-0200 003-000284-0300
Perry	OH	Cannon, Kenton C., Trustee of The Kenton C. Cannon Revocable Trust and Sharon J. Cannon, Trustee of The Sharon J. Cannon Revocable Trust	Oxford Mining Company, LLC	Lease	10/22/2012	OR 391 – 856	28-0002360.000 28-000282.100 24-0004790.100

PERRY COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Perry	OH	McCauley, George and Clara McCauley, husband and wife	Oxford Mining Company, LLC	Lease Second Addendum to Agreement	07/20/2011	OR 379 – 1822 which amends Agreement recorded in OR 369 – 170	(see document)
Perry	OH	McCauley	Oxford Mining Company, LLC	Lease Agreement	05/15/2010	OR 369 – 170	(see document)

STARK COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Stark	OH	Holmes Limestone	Oxford Mining Company	Lease	08-24-2004	200503180016636	Multiple (see document)
Stark	OH	Beck, Carolyn Sue (D.R. 1.7.2.1)	Oxford Mining Company, LLC	Lease	03/04/2011	Instrument No 201103040009066	37-02762.000 37-00917.000
Stark	OH	Beck, Raymond T. (D.R. 1.7.3.1)	Oxford Mining Company, LLC	Lease	03/04/2011	Instrument No. 201103040009067	39-00033.000
Stark	OH	Beck, Raymond T. (D.R. 1.7.3.3)	Oxford Mining Company, LLC	Lease	03/04/2011	Instrument No. 201103040009068	39-00003.000
Stark	OH	Spring Run Acres, LLC (Randall A. Pero, Managing Member) (D.R. 1.7.4.1)	Oxford Mining Company, LLC	Lease	04/04/2011	Instrument No. 201104070013665	37-04527 37-04528

TUSCARAWAS COUNTY OWNED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Tuscarawas	OH	Holmes Limestone	Oxford Mining Company	Deed	04/01/2005	OR 1184 – 1331	16-00756.000
Tuscarawas	OH	Creighton	Oxford Mining Company, LLC	Deed	02/25/2008	OR 1278 – 1695	71-00162.000 71-00160.000 71-00161.000
Tuscarawas	OH	Berlin Mineral	Oxford Mining Company	Deed	07/17/2006	OR 1238 – 2127	07-00502.000
Tuscarawas	OH	Robert Linard (water rights)	Oxford Mining Company, LLC	Deed	07/02/2009	OR 1310 – 580	16-00514.000

TUSCARAWAS COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Tuscarawas	OH	Mizer	Oxford Mining Company	Lease	03/03/2004	OR 1144 – 590	(see document)
Tuscarawas	OH	Beach	Oxford Mining Company	Lease	06/03/2004	OR 1157 – 1652	(see document)
Tuscarawas	OH	Keffer	Oxford Mining Company	Lease	06/03/2004	OR 1157 – 1651	(see document)
Tuscarawas	OH	Holmes Limestone	Oxford Mining Company	Lease Sublease (1194-2072) Lease Amend Sublease Amend (1293-636) Sublease Amend (1306-238)	06/22/2005 08/12/2008	OR 1194 – 2066 OR 1293 – 607	(see document)
Tuscarawas	OH	Tusco Land	Oxford Mining Company	Lease	10-23-2007	OR 1269 – 2011	(see document)
Tuscarawas	OH	Ankrom	Oxford Mining Company	Lease	01-17-2006	OR 1269 – 2014	(see document)
Tuscarawas	OH	Ault	Oxford Mining Company	Lease	10-23-2007	OR 1269 – 2010	(see document)
Tuscarawas	OH	Glauser, Walter (D.R. 1.6.4.1)	Oxford Mining Company	Lease	8/27/2007	OR 1269 – 2009	(see document)
Tuscarawas	OH	Horn	Oxford Mining Company	Lease	10/22/2006	OR 1269 – 2012	(see document)
Tuscarawas	OH	Mizer	Oxford Mining Company	Lease	06/24/2005	OR 1269 – 2015	(see document)

TUSCARAWAS COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Tuscarawas	OH	Cantrell, Gelinda (D.R. 1.6.3.1)	Oxford Mining Company	Lease	9/30/2006	OR 1270 – 1582	(see document)
Tuscarawas	OH	Bau, Peter (D.R. 1.6.2.1)	Oxford Mining Company	Lease	11/3/2006	OR 1270 – 1584	(see document)
Tuscarawas	OH	Welch Brothers	Oxford Mining Company, LLC	Lease	05/05/2008	OR 1283 – 847	51-00359.000
Tuscarawas	OH	Crossman	Oxford Mining Company, LLC	Lease	01/11/2008	OR 1275 – 202	51-00568.000
Tuscarawas	OH	Kyle Limited Partnership (D.R. 1.6.5.1)	Oxford Mining Company, LLC	Lease	12/23/2008	OR 1298 – 415	07-00529.000 07-00530.000 07-00531.000 07-00528.000
Tuscarawas	OH	Van Fossen	Oxford Mining Company, LLC	Lease Re-recorded	12/30/2008	OR 1298 – 414 OR 1301 – 1668	48-00531.000 48-00532.000 48-00533.000 48-00534.000
Tuscarawas	OH	Tusco Land	Oxford Mining Company	Lease	02/24/2004	OR 1144 – 589	(see document)
Tuscarawas	OH	Kopka, Joanne (D.R. 1.10.2)	Oxford Mining Company, LLC	Lease	05/21/2010	OR 1331 - 1246	71-00366.000
Tuscarawas	OH	Frink	Oxford Mining Company, LLC	Lease	05/21/2010	OR 1331 - 1241	71-00958.000 71-00960.001
Tuscarawas	OH	Holmes Limestone	Oxford Mining Company, LLC	Lease	03/19/2010	OR 1327 – 593	(see document)

TUSCARAWAS COUNTY LEASED PROPERTY
OH County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified – see document & tax records)
Tuscarawas	OH	Penn-Ohio	Oxford Mining Company	Lease	02/15/2006	OR 1270 – 1022	(see document)
Tuscarawas	OH	Mutti	Oxford Mining Company	Lease	10/23/2007	OR 1269 – 2013	(see document)
Tuscarawas	OH	Shinaberry	Oxford Mining Company	Lease	10/22/2007	OR 1269 – 2008	(see document)
Tuscarawas	OH	Rice Family Farm, Ltd. (D.R. 1.2.1.1)	Oxford Mining Company, LLC	Lease	03/02/2012	OR 1379 – 2305	30-00373.000
Tuscarawas	OH	Keener, Carroll Z. and Linda K., husband and wife (D.R. 10.1)	Oxford Mining Company, LLC	Lease	03/02/2012	OR 1379 – 2298	30-00088.000
Tuscarawas	OH	Tusco Land Company, Ltd.	Oxford Mining Company, LLC	Lease	09/13/2012	OR 1398 – 342	48-00959.000 - ?
Tuscarawas	OH	Kinsey, John R., Jr.	Oxford Mining Company, LLC	Lease	10/18/2012	OR 1401 – 2294	unknown
Tuscarawas	OH	Kimble Company (D.R.13.1.1)	Oxford Mining Company, LLC	Lease 1st Amendment	12/31/2012 03/12/2013	OR 1420 – 90	Multiple (see document)
Tuscarawas	OH	Penn-Ohio	Oxford Mining Company, LLC	Lease Sublease	04/23/2010	OR 1329 – 605	(see document)

IV.

The following table sets forth all Kentucky Mining Real Property owned or leased by each Loan Party and pertinent information relating thereto. For purposes hereof, “Kentucky Mining Real Property” means all real property owned or leased by any Loan Party in the Commonwealth of Kentucky which includes coal reserves or is otherwise directly related to the mining of coal by any Loan Party.

HENDERSON COUNTY OWNED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Henderson	KY	Potter Grandchildren, L.L.C. (successor to Crescent and Potter)	Evergreen Mineral Co., Inc. (successor to Aryshire Colleries) [Assigned to Oxford Mining Company-Kentucky, LLC]	Modification of Agreement	04/04/2001	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 571, page 1049]	N/A
Henderson	KY	Crescent Coal Company; Justin Potter & Valera Blair Potter, his wife	Aryshire Colleries Corporation [Assigned to Oxford Mining Company-Kentucky, LLC]	Royalty Agreement	07/30/1955	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 571, page 1049]	N/A

McLEAN COUNTY OWNED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
McLean	KY	Phoenix Coal Corp.	Oxford Mining Company-Kentucky, LLC	Deed	09/30/2009	Deed Book 181, page 313	N/A

McLEAN COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
McLean	KY	Phoenix Coal Processing	Oxford Mining Company-Kentucky, LLC	Lease Assignment of Fleeting Rights	09/30/2009	Deed Book 181, page 331	N/A
McLean	KY	Phoenix Coal Processing	Oxford Mining Company-Kentucky, LLC	Lease Assignment of Powerline Easement	09/30/2009	Deed Book 181, page 335	N/A
McLean	KY	Richard Reno and Jeanette Reno	Charolais Corporation [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	02/02/1996	Deed Book 135, page 4	N/A
McLean	KY	Douglas Wood and Sandra B. Wood	Charolais Corporation [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	070/1/1996	Deed Book 137, page 662 and Deed Book 172, page 334 [Assignment and Assumption of Leases Recorded at Deed Book 181, page 285]	N/A
McLean	KY	Howard H. Revlett, et al.	Charolais Corporation [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	07/01/1996	Deed Book 137, page 638 and Deed Book 172, page 334 [Assignment and Assumption of Leases Recorded at Deed Book 181, page 285]	N/A

McLEAN COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
McLean	KY	Everly, Doug and Norma, Fleeting Rights Agreement	Oxford Mining Company-Kentucky, LLC	Memorandum of Fleeting Rights Agreement	02/12/2013	Deed Book 191, page 322	N/A
McLean	KY	Catherine Fowler, et al.	Phoenix Coal Procesing Co. [Assigned to Oxford Mining Company-Kentucky, LLC]	Shop Lease	07/01/2007	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 181, page 330]	N/A

MUHLENBERG COUNTY OWNED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Phoenix Coal Corp.	Oxford Mining Company-Kentucky, LLC	Deed	09/30/2009	Deed Book 544, page 804	N/A
Muhlenberg	KY	Cyprus Creek Land Resources, LLC	Oxford Mining Company-Kentucky, LLC	Deed	12/31/2009	Deed Book 546, page 79	N/A
Muhlenberg	KY	R&L Winn, Inc.	Oxford Mining Company-Kentucky, LLC	Deed	03/22/2010	Deed Book 547, page 275	N/A
Muhlenberg	KY	Geibel Lumber Company, Inc.; Gail Geibel, a widow; and James Tardio as Sole Trustee of the Geibel Family Trust	Oxford Mining Company-Kentucky, LLC	Deed	03/31/2011	Deed Book 552, page 353	N/A
Muhlenberg	KY	Bivin, Betty	Oxford Mining Company-Kentucky, LLC	Deed	01/31/2012	Deed Book 557, page 149	N/A
Muhlenberg	KY	Bivin, Ruth Ann Walters	Oxford Mining Company-Kentucky, LLC	Deed	01/31/2012	Deed Book 557, page 156	N/A
Muhlenberg	KY	Martin, Ann Pedigo	Oxford Mining Company-Kentucky, LLC	Deed	01/31/2012	Deed Book 557, page 142	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Meadowlark, Inc.	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Amendment No. 1 to Surface and Mineral Lease Agreement	01/01/2003	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Lynx, Inc.	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Amendment to Assignment and Sublease Agreement	10/10/2001	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	James K. Putman & Ilene A. Putman, Trustees of the Putman Family Trust, Linnie Putman, Sondra Epley;	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC	Amendment to Lease (#2)	07/01/2009	N/A [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Geibel Lumber Co., James Tardio, Executor of the Estate of Lydia Geibel, and John Geibel, Agent for the Geibel Family	Renfro Equipment, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Amendment to Lease/Sublease Agreement	11/11/2008	See Lease / Sublease recorded in Deed Book 517, page 35 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	James K. Putman & Ilene A. Putman, Trustees of the Putman Family Trust, Linnie Putman, Sondra Epley; Kevin Epley & Melissa Epley, his wife	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC	Amendment/ Term Extension & Renewal Agreement (#1)	01/18/2008	N/A [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	AMAX, Inc. (Assignor)	Meadowlark, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Assignment & Assumption Agreement	08/27/1987	Deed Book 403, page 584 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Peabody Development	Charolais Corporation [Assigned to Oxford Mining Company-Kentucky, LLC]	Assignment & Assumption of Leasehold	09/30/2005	Deed Book 525, page 21 , and Deed Book 514, page 531 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Peabody Development	Charolais Corporation [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease Assignment & Assumption of Leasehold	09/30/2005	Deed Book 514, page 506 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Lynx, Inc. (Assignor)	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease Assignment & Sublease Agreement	01/22/2001	Evidenced by Memorandum of Assignment & Sublease recorded in Book D481, page 039 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	R&G Leasing, LLC and Jonathan L. Rogers	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease Assignment and Assumption Agreement	07/31/2008	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A
Muhlenberg	KY	Midsouth Energy, Inc.	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease Assignment of Coal Lease	07/20/2009	Deed Book 544, page 663 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Evergreen Mineral Co.	Oxford Mining Company-Kentucky, LLC	Lease Assignment of Leases	04/12/2010	Deed Book 547, page 325	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Department of Military Affairs	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Assignment of Leases	04/12/2010	Deed Book 547, page 325	N/A
Muhlenberg	KY	Rudy Cundiff	Phoenix Coal Corp. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease Coal Lease Option Agreement	09/27/2006	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	N/A
Muhlenberg	KY	Martha Rogers, et al	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Coal Mining Lease Amendment	11/30/1965	Deed Book 252, page 343 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Rogers Brothers	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Coal Mining Lease Amendment	10/26/2002	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Lynx, Inc.	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Corrected Assignment & Sublease Agreement	04/11/2001	Evidence by Corrected Memorandum of Assignment & Sublease recorded in Book D482, page 220 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Meadowlark, Inc.	Lynx, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Corrected Lease	04/05/2001	Evidenced by Corrected Memorandum of Surface & Mineral Lease in Book D482, page 213 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Lynx, Inc.	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Corrected Memorandum of Assignment & Sublease Agreement	04/12/2001	Book D482, page 220 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Peabody Development Company, LLC & Peabody Coal Company, LLC	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Easement Agreement	11/21/2005	Deed Book 516, page 25 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Talmage G. Rogers Jr. et al. (aka Rogers Bros)	Aryshire Colleries Corporation [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease Extension of Lease	12/06/1962	N/A [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Peabody Development	Charolais Corporation [Assigned to Oxford Mining Company-Kentucky, LLC]	Grant of Surface Mining Rights	11/21/2005	Deed Book 525, page 39, and Deed Book 516, page 14 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Peabody Development Company, LLC & Peabody Coal Company, LLC	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Grant of Surface Mining Rights	11/21/2005	Deed Book 525, page 39 and Deed Book 516, page 14 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Cyprus Creek Land Resources, LLC	Oxford Mining Company-Kentucky, LLC	Haulroad Easement	12/31/2009	Deed Book 546, page 160	N/A
Muhlenberg	KY	Tom McDonald Heirs et al.	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	04/15/2003	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A
Muhlenberg	KY	Talmage G. Rogers et al. (aka Rogers Bros)	Aryshire Colleries Corporation [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	12/04/1947	Deed Book 164, page 525 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Peabody Coal Company	Aryshire Colleries Corporation [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	10/06/1969	Lease Book 59, page 434 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Meadowlark, Inc.	Lynx, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	11/16/1999	Book 481, page 32 (may be Deed Book for a Memo of Surface & Mineral Lease Agreement) [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Hilltop Haven, Inc. P.O. Box 726 Burkesville, KY	Renfro Equipment, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	05/30/2001	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	N/A
Muhlenberg	KY	Kirkpatrick-Beech Creek Mining	Howard Covington & Jonathan Rogers [Oxford Mining Company-Kentucky, LLC]	Lease	09/10/2001	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A
Muhlenberg	KY	Marjorie Dukes, unmarried	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	10/23/2003	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Bobby Dukes and Jonnie Dukes, his wife	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	10/23/2003	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A
Muhlenberg	KY	Glendell Horn and Martha Horn, husband and wife	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	12/08/2003	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A
Muhlenberg	KY	Edwin & Exie Bandy	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	12/22/2003	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A
Muhlenberg	KY	Kenneth R. Dukes, unmarried	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	01/13/2004	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A
Muhlenberg	KY	Billy & Patsy Kirtley	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	07/31/2004	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Herbert W. Lear & Ilene L. Lear, his wife 11903 State Route 175 South Greenville, KY 42345 (1/8th interest)	K.O. Mining Company, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	08/20/2005	Memorandum of Lease recorded in Deed Book 522, page 165 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	N/A
Muhlenberg	KY	Geibel Lumber Co., Lydia Geibel by Jon Geibel, POA and Jon Geibel, Agent for the Geibel Family P.O. Box 200 Greenville, KY 42345	Renfro Equipment, Inc. [Assignment to Oxford Mining Company-Kentucky, LLC]	Lease	08/24/2005	Lease /Sublease recorded in Deed Book 517, page 35 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	N/A
Muhlenberg	KY	Donald Lee & Ellen Lee, his wife 929 S. 250 W. Hebron, IN 46341	K.O. Mining Company, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	08/30/2005	Memorandum of Lease recorded in Deed Book 522, page 175 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	N/A
Muhlenberg	KY	Donald R. Lear & Judy Lear, his wife et al.	K.O. Mining Company, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	09/12/2005	Surface Coal Mining and Option Lease recorded in Deed Book 522, page 181 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Ella J. Winn & Donald Winn, her husband	Phoenix Coal Corp. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	9/12/2005	Surface Coal Mining and Option Lease recorded in Deed Book 522, page 181 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	N/A
Muhlenberg	KY	Martha L. Blass (11650 State Route 175 South; Greenville, KY 42345)	Phoenix Coal Corp. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	09/12/2005	Surface Coal Mining and Option Lease recorded in Deed Book 522, page 181 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	N/A
Muhlenberg	KY	Flowel (William R. King)	Phoenix Coal Corp. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	09/12/2005	Surface Coal Mining and Option Lease recorded in Deed Book 522, page 181 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	N/A
Muhlenberg	KY	Ruby Smith	Phoenix Coal Corp. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	09/12/2005	Surface Coal Mining and Option Lease recorded in Deed Book 522, page 181 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	William L. Lear & Sadie L. Lear	Phoenix Coal Corp. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	09/12/2005	Surface Coal Mining and Option Lease recorded in Deed Book 522, page 181 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	N/A
Muhlenberg	KY	H.C. Epley & Betty Epley, husband and wife, James K. Putman & Ilene A. Putman, Trustees of the Putman Family Trust, Linnie Putman (Widow)	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC	Lease	11/07/2005	N/A [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Peabody Development, LLC	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	11/21/2005	Deed Book 525, page 39 and Deed Book 516, page 14 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Peabody Development Company, LLC and Peabody Coal Company, LLC	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	11/21/2005	Deed Book 525, page 39, and Deed Book 516, page 14 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Terry Adkins 737 Blaine Street, Sand Coulee, MT	Renfro Equipment, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	12/02/2005	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	N/A
Muhlenberg	KY	Loren R. Lee & Kay Lee, his wife 193 Stoneybrook Dr. Greenwood, IN 46142	K.O. Mining Company, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	03/06/2006	Memorandum of Lease recorded in Deed Book 522, page 170 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	N/A
Muhlenberg	KY	John Wesley Horn, single	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	05/24/2006	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A
Muhlenberg	KY	Anna Loraine Cundiff, an individual	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	06/07/2006	Lease recorded in Deed Book 521, page 74, re-recorded in Deed Book 521, page 237 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Anna Loraine Cundiff, an individual	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	06/07/2006	Lease recorded in Deed Book 521, page 68, re-recorded in Deed Book 521, page 227 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A
Muhlenberg	KY	Martha Rogers Haas, et al	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	07/17/2006	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A
Muhlenberg	KY	Gerald A. Liles & Judith Ann Liles, his wife 69 Shady Acres Ln. Greenville, KY 42345	Renfro Equipment, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	08/03/2006	Lease /Sublease recorded in Deed Book 529, page 421 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	N/A
Muhlenberg	KY	Joseph P. Liles 3111 4th St., Apt. 320 Santa Monica, CA 90405	Renfro Equipment, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	08/03/2006	Lease /Sublease recorded in Deed Book 529, page 421 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	James H. Edwards 1266 S.R. 831 Greenville, KY 42345	Renfro Equipment, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	09/07/2006	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	N/A
Muhlenberg	KY	Gerald A. Liles & Judith Ann Liles, his wife 69 Shady Acres Ln. Greenville, KY 42345	Renfro Equipment, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	09/13/2006	Lease recorded in Deed Book 529, page 413 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	N/A
Muhlenberg	KY	Joseph P. Liles 3111 4th St., Apt. 320 Santa Monica, CA 90405	Renfro Equipment, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	09/13/2006	Lease recorded in Deed Book 529, page 413 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	N/A
Muhlenberg	KY	Jon Simms & Crystal Simms 565 Kennedy Rd. Greenville, KY 42345	Phoenix Coal Corp. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	10/09/2006	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	N/A
Muhlenberg	KY	Tom Eubanks 2378 S.R. 189 South Greenville, KY 42345	Phoenix Coal Corp. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	05/31/2007 *(see notes)	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Jeffrey L. Eubanks 196 Luzerne-Depoy Rd. Greenville, KY 42345	Phoenix Coal Corp. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	05/31/2007 *(see notes)	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	N/A
Muhlenberg	KY	Richard T. Williams & Tonya L. Williams, his wife 631 Pallet Mill Rd. Greenville, KY 42345	Renfro Equipment, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	06/25/2007	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	N/A
Muhlenberg	KY	Captain & Dana, Inc. 515 Gishton Rd. Central City, KY 42330	Renfro Equipment, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	08/21/2007	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	N/A
Muhlenberg	KY	Anna Loraine Cundiff, an individual (amended by Memorandum of Lease to add George Rudy Cundiff as a Lessor)	R&L Winn, Inc. [Assigned to Oxford Mining Company Kentucky, LLC]	Lease	02/28/2008	Memorandum of Lease recorded in Deed Book 543, page 396 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	John K. Vaught, a/k/a Kenny Vaught & Lisa Michelle Vaught, his wife 1704 S.R. 1379 Central City, KY 42330	R&G Leasing, LLC [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	11/04/2008	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A
Muhlenberg	KY	Lisa Fairchild & John Fairchild III (297 Baggett Ln, Greenville, KY 42345)	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	03/05/2009	Memorandum of Coal Mining Lease recorded in Deed Book 544, page 245 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Louis G. (Gayle) Baggett & Brenda J. Baggett (2877 Hwy. 62 W., Greenville, KY 42345)	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	04/30/2009	Memorandum of Coal Mining Lease recorded in Deed Book 544, page 527 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Elroy Lester Shelor, et al	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	06/23/2009	Memorandum of Lease recorded in Deed Book 543, page 668 [Assignment and Assumption of Leases Recorded at Deed Book 547, page 325]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Howard Covington, Mary Covington, Morris Bandy, and Carolyn Bandy	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	06/23/2009	Memorandum of Coal Mining Lease recorded in Deed Book 544, page 584 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	William Thomas Dockins, individually, and as Sole Trustee f/b/o Karen Estelle Dockins; and Brenda Dockins, his wife	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	06/29/2009	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Florence Jane McPherson, and Virgil McPherson, her husband	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	06/29/2009	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Claude W. Lee & Alicetine Lee, his wife	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	08/07/2009	Memorandum of Coal Mining Lease recorded in Deed Book 543, page 956 [Assignment and Assumption of Leases Recorded at Deed Book 547, page 325]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Rogers, et al	Phoenix Coal Corp. [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	11/12/2009	Deed Book 545, page 1	N/A
Muhlenberg	KY	Rogers, et al	R&G Leasing, LLC [Assigned to Oxford Mining Company-Kentucky, LLC]	Lease	11/30/2009	Not Recorded	N/A
Muhlenberg	KY	Development Design & Construction, LLC	Oxford Mining Company-Kentucky, LLC	Lease	04/02/2010	To Be Recorded	N/A
Muhlenberg	KY	John K. Vaught and Lisa Michelle Vaught	Oxford Mining Company-Kentucky, LLC	Lease	06/16/2010	Deed Book 548, page 688	N/A
Muhlenberg	KY	Ogden, Doris Jean	Oxford Mining Company-Kentucky, LLC	Memorandum of Coal Mining Lease	07/20/2011	Deed Book 554, page 67	N/A
Muhlenberg	KY	Powell, Michael W. and Lisbeth	Oxford Mining Company-Kentucky, LLC	Memorandum of Coal Mining Lease	08/06/2011	Deed Book 554, page 297	N/A
Muhlenberg	KY	Stanley, John W.	Oxford Mining Company-Kentucky, LLC	Memorandum of Coal Mining Lease	08/10/2011	Deed Book 554, page 292	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Ray, Glenn A. and Jeanne M.	Oxford Mining Company-Kentucky, LLC	Memorandum of Coal Mining Lease	08/12/2011	Deed Book 554, page 457
Muhlenberg	KY	Hollon, Shirley A. and Thomas L.	Oxford Mining Company-Kentucky, LLC	Memorandum of Coal Mining Lease	08/13/2011	Deed Book 554, page 445	N/A
Muhlenberg	KY	Ray, Don and Deborah S.	Oxford Mining Company-Kentucky, LLC	Memorandum of Coal Mining Lease	08/15/2011	Deed Book 554, page 451	N/A
Muhlenberg	KY	Powell, Joseph W. and Ann E.	Oxford Mining Company-Kentucky, LLC	Memorandum of Coal Mining Lease	09/12/2011	Deed Book 555, page194
Muhlenberg	KY	Vaught, Kenny and Lisa Michelle	Oxford Mining Company-Kentucky, LLC	Memorandum of First Amendment to Coal Mining Lease	10/12/2011	Deed Book 556, page 84	N/A
Muhlenberg	KY	Cyprus Creek Land Resources	Oxford Mining Company-Kentucky, LLC	Memorandum of First Amendment to Partial Assignment & Assumption of Mineral Leasehold Estate	10/26/2010	Deed Book 550 Page 239	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	James L. Boggess & Mollie R. Boggess; Joseph R. Boggess; John Paul Boggess & Jeannette L. Boggess; David W. Boggess & Janet B. Boggess; and Dorothy Carnes	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease	12/17/2010	Deed Book 551, page 305	N/A
Muhlenberg	KY	Poag, Robert L.	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease	02/16/2011	Deed Book 551, page 839	N/A
Muhlenberg	KY	Poag, John W, unmarried; Terry R. Poag and Shirley Poag, married	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease	04/01/2011	Deed Book 552, page 486	N/A
Muhlenberg	KY	Central States Coal Reserves of Kentucky, LLC	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease	05/25/2011	Deed Book 553, page 304	N/A
Muhlenberg	KY	King, William H. and Sharon A. King, husband and wife	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease	06/06/2011	Deed Book 553, page 413	N/A
Muhlenberg	KY	Turner, John D. individually and as Successor Trustee of the Mary B. Tuner Revocable Trust, etc.	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease	07/01/2011	Deed Book 553, page 832	N/A
Muhlenberg	KY	Briody, Stephen E.	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease	11/28/2011	Deed Book 556, page 528	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Briody, Dennis Ray	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease	11/29/2011	Deed Book 556, page 518	N/A
Muhlenberg	KY	Briody, Kenneth L. and Naomi A.	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease	12/08/2011	Deed Book 556, page 523	N/A
Muhlenberg	KY	Rodriguez, Vicki P. and Ricardo	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease	12/08/2011	Deed Book 556, page 385	N/A
Muhlenberg	KY	Buttrum, Rose M.	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease	Effective 08/10/2011; executed 12/27/2011	Deed Book 556, page 380	N/A
Muhlenberg	KY	Briody, John T. and Deborah	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease	01/06/2012	Deed Book 556, page 664	N/A
Muhlenberg	KY	McGuyer, Bobby Landon and Delisa Jean Pendley, Co-Trustees of the Bobby Gene McGuyer Testamentary Trust A	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease	01/27/2012	Deed Book 557, page 129	N/A
Muhlenberg	KY	Geibel Lumber Company, Inc., et al.	Oxford Mining Company-Kentucky, LLC	Memorandum of Lease Amendment	03/31/2011	Deed Book 552, page 367	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Talmar, LLC a/k/a Talmar of FL, LLC and J.L. Rogers Family, LLC	Oxford Mining Company-Kentucky, LLC	Memorandum of Second Amendment to Coal Mining Lease Agreement	12/15/2011	Deed Book 556, page 245	N/A
Muhlenberg	KY	Ruth Bates, fka Ruth Boggess, and John W. Bates	Oxford Mining Company-Kentucky, LLC	Memorandum of Surface Coal Mining Lease	12/15/2010	Deed Book 551, page 312	N/A
Muhlenberg	KY	Johnston, James E. and Leslie H.	Oxford Mining Company-Kentucky, LLC	Memorandum of Surface Coal Mining Lease	01/17/2011	Deed Book 551, page 317	N/A
Muhlenberg	KY	Cyprus Creek Land Resources, LLC	Oxford Mining Company-Kentucky, LLC	Option Agreement	12/31/2009	Deed Book 546, page 121	N/A
Muhlenberg	KY	Peabody Development Company, LLC	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Partial Assignment & Assumption of Leasehold Estate	11/21/2005	Deed Book 516, page 45 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Peabody Development, LLC/Tertelling	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Partial Assignment and Assumption of Leasehold Estate	09/30/2005	Deed Book 525, page 21, and Deed Book 514, page 531 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Peabody Development Company, LLC/Tertelling	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Partial Assignment and Assumption of Leasehold Estate	09/30/2005	Deed Book 514, page 506 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Cyprus Creek Land Resources, LLC	Oxford Mining Company-Kentucky, LLC	Partial Assignment of Lease	12/31/2009	Deed Book 546, page 97	N/A
Muhlenberg	KY	Peabody Development, LLC	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Partial Assignment of Mining Rights	09/30/2005	Deed Book 514, page 501 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Rogers Bros.	AMAX, Inc. for an on behalf of AMAX Coal Company Division (who are successors in title to Aryshire Colleries since merger in 1969) [Assigned to Oxford Mining Company-Kentucky, LLC]	Partial Release of Coal Mining Lease	09/23/1986	Deed Book 376, page 610 (Not certain this is a Deed Book) [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Geibel, agent for the Geibel family; and Gail Geibel	Oxford Mining Company-Kentucky, LLC	Second Amendment to Surface Coal Mining Lease/Sublease	12/08/2010	Deed Book 551, page 460	N/A
Muhlenberg	KY	Rogers Bros.	Schoate Mining Co., LLC & Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Settlement & Access Agreement	09/01/2001	N/A [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Bobby Dukes & Jonnie Dukes, husband and wife (see notes for original Lessor information)	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Sublease	10/23/2003	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A
Muhlenberg	KY	C&R Coal Company, Inc.	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Sublease	10/20/2006	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Captain & Dana, Inc. 515 Gishton Rd. Central City, KY 42330	Renfro Equipment, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Sublease Agreement to Surface Mine Coal	08/21/2007	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	N/A
Muhlenberg	KY	J.L. Rogers Jr. et al. (aka Rogers Bros)	Aryshire Colleries Corporation [Assigned to Oxford Mining Company-Kentucky, LLC]	Supplemental Lease	01/08/1957	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Lexington Coal Company	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Surface and Mineral Lease and Sublease	06/30/2009	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Roger A France & Ellen L. France; Ellen France Signed but not listed as Lessor at front of Lease	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Surface Lease Option	01/11/2008	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A

MUHLENBERG COUNTY LEASED PROPERTY
County	State	Grantor/Lessor	Grantee/Lessee	Type of Acquisition	Document Date	Recording Data	Tax Parcel Number(s) (not certified- see documents & tax records)
Muhlenberg	KY	Shirley A. Adler	R&L Winn, Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Surface Lease Option	03/26/2008	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	N/A
Muhlenberg	KY	Martha F. Rogers, (aka Rogers Bros)	Aryshire Colleries Corporation [Assigned to Oxford Mining Company-Kentucky, LLC]	Third Supplemental Lease	01/01/1966	Deed Book 304, page 439 (Not certain this is a Deed Book) [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Potter Grandchildren, L.L.C. (successor to Crescent and Potter)	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Modification of Agreement	04/04/2001	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A
Muhlenberg	KY	Crescent Coal Company; Justin Potter & Valera Blair Potter, his wife	Evergreen Mineral Co., Inc. [Assigned to Oxford Mining Company-Kentucky, LLC]	Royalty Agreement	07/30/1955	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	N/A

V.

No consent or approval of any landlord or other third party in connection with any of the Leases described in this Schedule 6.01(o) is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth below:

See Schedule 5.01(d)(xxiii).

VI.

Except as described below, to the knowledge of any Loan Party, no other party to any of the leases described in Parts II, III and IV of this Schedule 6.01(o) is in default of its obligations thereunder, and no Loan Party has at any time delivered or received any notice of default which remains uncured under any such lease and as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such lease.

No exception.

Schedule 6.01(q)(i)
Operating Lease Obligations

I.	Operating Lease Obligations – Equipment Leases

Leased Property	Lessor	Date of Lease	Obligation
2002 Cat 992 G (CCR)	US Bank	02/20/2011	$23,777.59/mo.
2011 CAT D-11T Dozer	US Bank	02/23/2011	$26,274.01/mo.
2011 CAT D-11T Dozer	Wells Fargo	03/16/2011	$26,951.71/mo.
CAT 345CL Excavator	CAT Finance	03/18/2011	$4,093.08/mo.
CAT 345CL Excavator	CAT Finance	03/18/2011	$3,374.74/mo.
Atlas Copco Blast Drill	Wells Fargo	04/26/2011	$15,544.95/mo.
2001 CAT D-11R (CCR)	US Bank	07/07/2011	$20,345.83/mo.
2001 CAT D-11R (CCR)	US Bank	08/09/2011	$20,247.35/mo.
1997 CAT 992G (CCR)	US Bank	09/29/2011	$16,632.95/mo.
2001 CAT 992G (CCR)	US Bank	09/29/2011	$22,801.08/mo.
(4) Komatsu 785 Trucks	US Bank	09/29/2011	$31,355.01/mo.
Komatsu PC1250	US Bank	09/29/2011	$20,608.92/mo.
(2) Komatsu 475	US Bank	01/10/2012	$44,692.18/mo.
CAT 789	CAT Finance	02/13/2012	$17,538.05/mo.
CAT 789	CAT Finance	02/13/2012	$17,467.26/mo.
CAT 345CL Excavator	CAT Finance	02/13/2012	$4,515.26/mo.
CAT 345CL Excavator	CAT Finance	02/13/2012	$5,192.38/mo.
(4) Komatsu 785 Trucks	RBS	02/28/2012	$71,265.53/mo.
CAT D11T	CAT Finance	03/06/2012	$23,064.86/mo.
CAT 994F	CAT Finance	03/06/2012	$50,837.27/mo.
CAT 993K	CAT Finance	03/06/2012	$21,488.46/mo.
Komatsu D475 Dozer	GE Finance	03/23/2012	$28,866.11/mo.
Komatsu PC2000	GE Finance	03/23/2012	$47,243.32/mo.
CAT 725WT Water Truck	OMCO	07/17/2012	$4,290.00/mo.
Atlas Copco Blast Drill	Atlas Copco	09/21/2012	$21,000.00/mo.

II.	Other Operating Lease Obligations

None, other than the leased real property described in Part II of Schedule 6.01(o).

Schedule 6.01(q)(ii)
Coal Lease Obligations

I.	Coal Lease Obligations

Lessor	Date of Lease	Overall Obligation	Annual Obligation
			2013	2014	2015	2016
Bedway Land and Minerals Company	11/26/2008	*	*	*	*	*
Brake, Lonnie J.	7/31/2008	*	*	*	*	*
Brier Ridge Real Estate, Inc.	6/30/2010	*	*	*	*	*
Cameron, Lucas & Kristen (assigned to Thomas & Norma Cameron on 5/8/2009)	7/31/2008	*	*	*	*	*
Bau, Peter & Ann	11/3/2006	*	*	*	*	*
Cantrell, Gelinda M.	9/30/2006	*	*	*	*	*
Stevens, Donnie & Sandra, James Dale Hook	5/4/2006	*	*	*	*	*
Hutchison, Lee	12/28/2004; amended 11/25/2009 and 3/21/13	*	*	*	*	*
Mutti, Vernon W. & Rachel S.	7/24/2007	*	*	*	*	*
Piergallini, Raymond & Lucille	3/2/2007; addendum 3/13/11	*	*	*	*	*
Fluharty, Randall, Greg & Fred	5/4/2006	*	*	*	*	*
Shinaberry, Lester & Norma	7/24/2007	*	*	*	*	*
Stevens, Donnie & Sandra	5/4/2006	*	*	*	*	*
Starvaggi (Limestone Hollow)	5/3/2007 Lease; amended on 6/23/11; 2nd addendum 5/22/12; 3rd addendum 10/5/12	*	*	*	*	*

* Information redacted.

Lessor	Date of Lease	Overall Obligation	Annual Obligation
			2013	2014	2015	2016
Kasler, Jack Edward & Kathryn Ann	3/23/2009 (last date on lease was 5/13/2009 but memorandum states lease is effective on 3/23/09)	*	*	*	*	*
Kyle Limited Partnership, Ronald and Shirley Westhafer, Partners	12/23/2008	*	*	*	*	*
Lucas, Joe & Beverly and Williams, Ralph & Martha	11/19/2008	*	*	*	*	*
Lucas, Donald C. & Jo E.	6/2/2010	*	*	*	*	*
McCauley, George & Clara	5/15/2010; 2nd addendum 7/20/11	*	*	*	*	*
Russell, Geraldine & David E. & Tamra Russell	7/10/2008	*	*	*	*	*
Southall, Paul W.	5/13/2009	*	*	*	*	*
Starvaggi Industries (Jeffco/Jennings/Lapanja)	10/27/2009; 1st addendum 10/11/12	*	*	*	*	*
McCain, Kevin P.	7/23/2010	*	*	*	*	*
Shepherd, R. Michael & H. Jeannie	9/21/2010	*	*	*	*	*
Capstone Holding Company (Schooley Hollow)	12/23/2009	*	*	*	*	*
State of Ohio, Department of Natural Resources	6/8/2011	*	*	*	*	*
Central States Coal Reserves of Kentucky, LLC	5/25/2011	*	*	*	*	*
James E. & Leslie H. Johnston, deceased; descendants: Mary & Robert S. Ballard, Carolyn & Robert K. Schreiner	1/17/2011	*	*	*	*	*
William H. & Sharon A. King	6/6/2011	*	*	*	*	*

* Information redacted.

Lessor	Date of Lease	Overall Obligation	Annual Obligation
			2013	2014	2015	2016
John W. Poag & Terry R. & Shirley Poag	4/1/2011	*	*	*	*	*
Robert L. Poag	1/26/2011; 1st amendment 1/4/2012	*	*	*	*	*
Ruth (Boggess) Bates & John W. Bates	12/15/2010	*	*	*	*	*
James L. & Mollie R. Boggess; Joseph R. Boggess; John Paul & Jeannette L. Boggess; David W. & Janet B. Boggess; Dorothy Carnes	12/17/2010	*	*	*	*	*
Doris Jean Ogden	7/20/2011	*	*	*	*	*
John D. Turner	7/1/2011	*	*	*	*	*
Lisa and John Fairchild	3/5/2009 (9 mo. Drilling period)	*	*	*	*	*
Geibel Lumber Co., James Tardio, executor of estate of Lydia Geibel, Jon Geibel, agent for the Geibel family and Gail Geibel	8/24/2005; amended 11/11/2008; 2nd amend. 9/16/2010; 3rd amend. 3/31/2011; 4th amend. 1/25/2012	*	*	*	*	*
Michael W. & Lisbeth Powell	8/6/2011	*	*	*	*	*
John W. Stanley	8/10/2011	*	*	*	*	*
John K. (Kenny) & Lisa Michelle Vaught	11/4/2008; 1st amendment 10/12/11	*	*	*	*	*
John K. (Kenny) & Lisa Michelle Vaught	6/16/2010	*	*	*	*	*
Talmage G. Rogers, Jr. & Jean M. Rogers, James L. Rogers, III, Trustee and Martha Rogers Haas	9/23/2009	*	*	*	*	*
Martha Rogers Haas, Talmage G. Rogers, Jr. & Jean M. Rogers, James L. Rogers, III, Trustee, James L. Rogers & Mary M. Rogers and Sue Rogers Johnson	9/30/2009	*	*	*	*	*

* Information redacted.

Lessor	Date of Lease	Overall Obligation	Annual Obligation
			2013	2014	2015	2016
Martha Rogers Haas, Talmage G. Rogers, Jr. & Jean M. Rogers, James L. Rogers, III, Trustee	7/17/2006; 1st amend. 1/17/2008; 2nd amend. 7/15/2011	*	*	*	*	*
Martha Rogers Haas, Talmage Rogers, Jr. & Jean M. Rogers, James L. Rogers, III & Mary M. Rogers, Sue Rogers Johnson	11/30/1965; amended 10/26/2005 but effective date was 9/29/2005; agreement as to adv royalties and recoup 9/30/2005	*	*	*	*	*
Richard T. & Tonya L. Williams	6/25/2007	*	*	*	*	*
Howard & Mary Covington and Morris & Carolyn Bandy	6/23/2009; amendment 9/11/2009	*	*	*	*	*
Glenn A. & Jeanne M. Ray	8/12/2011	*	*	*	*	*
Shirley A. & Thomas L. Hollon	8/13/2011	*	*	*	*	*
Don L. & Deborah S. Ray	8/15/2011	*	*	*	*	*
Joseph W. & Ann E. Powell	9/12/2011	*	*	*	*	*
Dennis Ray Briody	11/29/2011	*	*	*	*	*
Stephen E. Briody	11/28/2011	*	*	*	*	*
Kenneth L. & Naomi A. Briody	12/8/2011	*	*	*	*	*
Vicki P. & Ricardo Rodriguez	12/8/2011	*	*	*	*	*
Rose M. Buttrum	8/10/2011	*	*	*	*	*
Bobby Gene McGuyer Testamentary Trust A (Bobby Landon McGuyer & Delisa Jean Pendley, co-trustees)	1/27/2012	*	*	*	*	*

* Information redacted.

Lessor	Date of Lease	Overall Obligation	Annual Obligation
			2013	2014	2015	2016
Dan L. Horn (right of way agreement)	11/12/2003	*	*	*	*	*
John T. & Deborah Briody	1/6/2012	*	*	*	*	*
Marietta Coal Co. (Marietta Egypt Valley Reserves)	12/22/2011	*	*	*	*	*
Carroll Z. Keener & Linda K. Keener	3/2/2012	*	*	*	*	*
John R. Kinsey, Jr.	10/17/2012	*	*	*	*	*
Consolidation Coal Company	6/22/2010	*	*	*	*	*
Kenton C. and Sharon J. Cannon	10/22/2012	*	*	*	*	*
Kimble Company (Penn-Ohio Coal)	12/31/2012	*	*	*	*	*
Consolidated Land Company	5/10/2013 (can be renewed for additional 5 years)	*	*	*	*	*

	2013	2014	2015	2016
Total Existing Obligations	*	*	*	*
Total New Permitted Obligations	*	*	*	*
Total Permitted Annual Obligations	*	*	*	*

* Information redacted.

Schedule 6.01(r)
Environmental Matters

Schedule 6.01(r)

Environmental Matters

6.01(r)(i) - Except as set forth below, the operations of each Loan Party and its Subsidiaries are in material compliance with all Environmental Laws.

●

The U.S. Department of Labor, Mine Safety and Health Administration issued a Mine Citation/Order on January 8, 2013 alleging a failure to follow a previously submitted ground control plan for the safe control of highwalls, pits and spoil banks at 2 pits at the Dairy Jean (Ellis) Mine. The Company responded to this allegation by completing a stability analysis and submitting a revised Ground Control Plan on May 7, 2013.

●

Ohio EPA has alleged that the Company did not perform appropriate stream and/or wetland mitigation at sixteen facilities. The Company advised in an April 9, 2013 letter that its mitigation efforts were typically greater than required and that the Company’s mitigation monitoring reports confirm the success of the Company’ s mitigation efforts. Ohio EPA issued a letter dated April 19, 2013 suggesting that Ohio EPA and the Company visit the sites together to resolve any apparent discrepancies. The Company is in the process of arranging these site visits with Ohio EPA.

●

The Company submitted an air permit-to-install and operate with respect to the Strasburg Wash Plant, which application Ohio EPA received on November 25, 2011. Ohio EPA issued a NOV on April 23, 2013 requiring the Company to submit a corrected permit application to include a modification request to account for calculated increased emissions from roadways and coal storage piles based solely on the rated capacity of the coal crushers at the plant, not actual emissions.

●

DMRM issued violation notices on April 3, 2006 with respect to the Adamsville area of the Strasburg facility alleging construction of impoundments without approval and a failure to reconstruct certain stream channels. The impoundments were originally constructed and left in reclamation areas upon verbal agency approval. The Company has submitted an application for a revised mining permit as of July 2012, proposing a stream reconstruction ratio and locations for permanent impoundments. The application has not yet been approved. The Company will comply with the revised permit when issued.

6.01(r)(ii) - Except as set forth below, there has been no Release at any of the properties owned or operated by any Loan Party and any of its Subsidiaries or, to the knowledge of any Loan Party, a predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible, or , to the knowledge of any Loan Party, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party and any of its Subsidiaries or, to the knowledge of any Loan Party, any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible which could reasonably be expected to have a Material Adverse Effect.

●	None

6.01(r)(iii) - Except as set forth below, no Environmental Action has been asserted against any Loan Party and its Subsidiaries or, to the knowledge of any Loan Party, any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible in the last 7 years or that remains unresolved nor does any Loan Party and any of its Subsidiaries have knowledge or notice of any threatened or pending Environmental Action against any Loan Party and any of its Subsidiaries or, to the knowledge of any Loan Party, any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible which could reasonably be expected to have a Material Adverse Effect.

●	None.

6.01(r)(iv) - Except as set forth below, to the knowledge of any Loan Party, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party and any of its Subsidiaries or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible which could reasonably be expected to have a Material Adverse Effect.

●	None.

6.01(r)(v) - Except as set forth below, no property now or formerly owned or operated by a Loan Party and any of its Subsidiaries has been used as a treatment or disposal site for any Hazardous Material.

●	Each facility that has a Surface Mining Control Reclamation Act (“SMCRA”) permit and NPDES permit treats, discharges and/or disposes pollutants pursuant to those permits.

●

The Conesville and Strasburg coal preparation plants have coal refuse disposal areas. The Strasburg coal refuse disposal areas are active, and also receive unreacted lime and treatment sludge from the acid mine waste water treatment facilities. The Conesville coal refuse area is not currently active, but may become active in the near future, and also currently receives unreacted lime and treatment sludge from the acid mine waste water treatment facilities.

6.01(r)(vi) - Except as set forth below, no Loan Party and any of its Subsidiaries has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect.

●	None

6.01(r)(vii) - Except as set forth below, each Loan Party and each of its Subsidiaries holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's of such Subsidiary's failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect.

●	None

6.01(r)(viii) - Except as set forth below, no Loan Party or any of its Subsidiaries has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

●	None

Schedule 6.01(s)
Insurance

Insurance Maintained by each Loan Party on the Effective Date

Agent/Insurer	Insured(s)	Policy Number	Coverage
Westfield Group	Oxford Resources GP, LLC Oxford Mining Company, LLC	2411205145	Flood Policy Ohio Dock
Travelers	Oxford Resources GP, LLC Oxford Mining Company, LLC Oxford Mining Company – Kentucky, LLC Daron Coal Company, LLC	ZUP-14R62547-12-NF	Excess Liability
AON	Oxford Resources GP, LLC	ELU12639912	D&O Primary
AON	Oxford Resources GP, LLC	105649254	D&O Primary
AON	Oxford Resources GP, LLC	02-933-11-70	EPLI
AON	Oxford Resources GP, LLC	0306-8258	D&O
AON	Oxford Resources GP, LLC	02-933-20-30	LIAB
AON	Oxford Resources GP, LLC	029502994	CRME
AON	Oxford Resources GP, LLC	21135193	LIAB
AON	Oxford Resources GP, LLC	MC0005712	D&O
AON	Oxford Resources GP, LLC	18005922	D&O
Cincinnati	Oxford Resources GP, LLC Oxford Mining Company, LLC	CSU0040241	Railroad Protective Liability
American Mining	Oxford Resources GP, LLC Oxford Mining Company, LLC Oxford Mining Company – Kentucky, LLC	AMWC008409	USL&H-Dock
Cincinnati	Oxford Resources GP, LLC Oxford Mining Company, LLC Oxford Mining Company – Kentucky, LLC Daron Coal Company, LLC	EXC0027743	Excess Umbrella
Travelers	Oxford Resources GP, LLC Oxford Mining Company, LLC Oxford Mining Company – Kentucky, LLC	ZOL-14T35854	Wharfingers Liability
Travelers	Oxford Resources GP, LLC Oxford Mining Company, LLC Oxford Mining Company – Kentucky, LLC Daron Coal Company, LLC	291D9108660	Highwall Miners

AON	Oxford Resources GP, LLC	014266520	E&O-Employed Lawyers
Westfield Group	Oxford Resources GP, LLC Oxford Mining Company, LLC Oxford Mining Company – Kentucky, LLC Daron Coal Company, LLC	CSP3941771	Commercial PKG Policy
Westfield Group	Oxford Mining Company – Kentucky, LLC	2411205312	Flood Policy Island Dock
Travelers	Oxford Mining Company – Kentucky, LLC	ZOX-14T3596A	Excess Liability P&I
Travelers	Oxford Mining Company – Kentucky, LLC	ZOH-14T35983	Hull and Boat
State of Ohio Workers’ Compensation	Oxford Resources GP, LLC	60000285	Black Lung
KEMI	Oxford Resources GP, LLC Oxford Mining Company, LLC Oxford Mining Company – Kentucky, LLC Daron Coal Company, LLC	371598	Kentucky and Pennsylvania Workers’ Compensation

Schedule 6.01(v)
Location of Bank Accounts

Deposit, Checking and Bank Accounts of each Loan Party

Bank	Branch Name/ Street Address	ABA No.	Account No.	Account Name	Account Type
Fifth Third Bank	21 East State St. Columbus, OH 43215	*	*	Oxford Mining Company, LLC	Lockbox
Fifth Third Bank	21 East State St. Columbus, OH 43215	*	*	Oxford Mining Company, LLC	Checking/ Operating
Fifth Third Bank	21 East State St. Columbus, OH 43215	*	*	Oxford Mining Company, LLC	Cash Disbursements
Fifth Third Bank	21 East State St. Columbus, OH 43215	*	*	Oxford Resource Partners, LP	Checking
Fifth Third Bank	21 East State St. Columbus, OH 43215	*	*	Oxford Mining Company - Kentucky, LLC	Lockbox
Fifth Third Bank	21 East State St. Columbus, OH 43215	*	*	Oxford Mining Company - Kentucky, LLC	Cash Disbursements
Fifth Third Bank	21 East State St. Columbus, OH 43215	*	*	Oxford Mining Company - Kentucky, LLC	Checking/ Operating
Home Loan Savings Bank	413 Main Street Coshocton, OH 43812	*	*	Oxford Mining Company, LLC	Checking
Home Loan Savings Bank	413 Main Street Coshocton, OH 43812	*	*	Oxford Mining Company, LLC	Savings

* Information redacted.

Schedule 6.01(w)
Intellectual Property

I.

Except as set forth below, each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of the business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

No exception.

II.	Trademarks Owned by the Loan Parties:

Loan Party	Trademark	Registration/ Application No.	Date
Oxford Mining Company, LLC		Not registered	N/A
Oxford Resource Partners, LP		4079020	November 1, 2010

III.	Trade Names Owned by the Loan Parties:

Loan Party	Trade Name	State	Registration/ Application No.	Date
Oxford Mining Company, LLC	Oxford Mining Co.	Ohio	1694002	April 18, 2007
Oxford Mining Company, LLC	Oxford Mining Co., Inc.	Ohio	1694001	April 18, 2007
Oxford Mining Company, LLC	Oxford Mining Company, Inc.	Ohio	1694000	April 18, 2007

IV.

Material Licenses, Permits, Patents, Patent Applications, Service Marks, Copyrights, Copyright Applications, Franchises, Authorizations, Non-Governmental Licenses and Permits and Other Intellectual Property Rights of the Loan Parties:

None.

Schedule 6.01(x)
Material Contracts

Material Contracts

FINANCING CONTRACTS
Contract	Parties	Date	Description	Amendment(s)/ Modification(s)
Credit Agreement[1]

Oxford Mining Company, LLC (as Borrower),

The Initial Lenders, Initial Issuing Bank and Swing Line Bank Named [Th]erein (as Initial Lenders, Initial Issuing Bank and Swing Line Bank)

and

Citicorp USA, Inc.

(as Administrative Agent)

________

Barclays Bank PLC and The Huntington National Bank (as Co-Syndication Agents)

and

Fifth Third Bank and Comerica Bank (as Co-Documentation Agents)

and

Citigroup Global Markets Inc. and Barclays Capital (as Joint Lead Arrangers and Joint Bookrunners)

7/6/2010

Agreement to make available to the Borrower a credit facility: (1) to refinance certain existing debt of the Borrower and pay transaction fees and expenses in connection therewith, and (2) to, from time to time, lend to the Borrower and issue Letters of Credit for the account of the Borrower, (a) to provide working capital for the Borrower and its Subsidiaries, (b) to fund the Borrower’s payment of cash distributions to the holders of the MLP Interests, and (c) to provide funding for other general business purposes of the Borrower and its Subsidiaries (including, without limitation, acquisitions and capital expenditures.

First Amendment to Credit Agreement and Limited Waiver 7/15/2010

Second Amendment to Credit Agreement and Limited Waiver 8/6/2010

Third Amendment to Credit Agreement 12/28/2011

Fourth Amendment to Credit Agreement 6/22/2012

Nonnegotiable Promissory Note and Guaranty	Harrison Resources, LLC (Maker) Consolidation Coal Company (Payee)	8/9/2010	Promissory note provided for in Agreement of Sale by and between Maker and Payee dated June 22, 2010, as amended
Promissory Note	Oxford Conesville, LLC (Borrower) Conesville Coal Preparation Company (Lender)	4/5/2013	Promissory note provided for in Asset Purchase Agreement dated 4/5/2013

 1 To be paid off on the Effective Date, but certain provisions survive termination of the Credit Agreement.

COAL SALES CONTRACTS
Contract	Parties	Date	Description	Amendment(s)/ Modification(s)
Coal Purchase and Sale Agreement No. 10-62-04-900, dated May 21, 2004, as amended	Oxford Mining Company, LLC (formerly Oxford Mining Company, Inc. (Seller) American Electric Power Service Corporation, as agent for Columbus Southern Power Company (Buyer)	5/21/2004 – 12/31/2015 with option to extend term an additional 3 years to 12/31/2018	Agreement to purchase coal	Multiple amendments from 10/24/2004 through 4/22/2013
Coal Contract	Oxford Mining Company, LLC (formerly Oxford Mining Company, Inc.) (Seller) East Kentucky Power Cooperative, Incorporated (Buyer)	11/9/2004	Contract for purchase of coal for Buyer’s Gilbert Generating Unit No. 3 at Spurlock Power Station	Amendment No. 1 10/2/2007; Amendment No. 2 8/27/2008; Amendment No. 3 10/15/2012
Coal Purchase Agreement	Oxford Mining Company, LLC (Seller) Resource Fuels, LLC (Buyer)	1/1/2008	Agreement to purchase coal	Amended 7/10/2009; Second Amendment 7/10/2009; Third Amendment 4/16/2012
Coal Sales Agreement	Oxford Mining Company, LLC (Seller) Resource Fuels, LLC (Buyer)	3/31/2008; effective 1/1/2010	Agreement to purchase coal for resale to FirstEnergy Generation Corp.	None
Coal Purchase and Sale Agreement	Oxford Mining Co., LLC (Seller) Resource Fuels, LLC (Buyer)	5/24/2008	Agreement to purchase coal for Ohio Valley Electric (Kyger Creek)	Letter Agreement 10/19/2012
Coal Contract	Oxford Mining Company, LLC (formerly Oxford Mining Company, Inc.) (Seller) East Kentucky Power Cooperative, Incorporated (Buyer)	8/27/2008	Contract for purchase of coal for Buyer’s Spurlock Power Station Units 1 and 3	Amendment No. 1 9/14/2010; Amendment No. 2 8/28/2012

COAL SALES CONTRACTS
Contract	Parties	Date	Description	Amendment(s)/ Modification(s)
Contract No. 40-1022-09A – The Furnishing of Coal and/or Ash Removal for the Municipal Light Plant	Oxford Mining Company, LLC (Contractor) City of Dover, County of Tuscarawas, State of Ohio (Owner or City)	7/1/2009	Contract for delivery of coal and/or disposal of ash for the operation of the Municipal Light Plant, Dover, Ohio	Renewal/Amendment No. 1 7/1/2010; Renewal/Amendment No. 2 8/18/2011; Renewal/Amendment No. 3 7/2/2012
Contract for Coal	Oxford Mining Company, LLC (Seller) City of Orrville, Ohio (Owner or City)	12/20/2010	Contract for delivery of coal and/or disposal of ash for the operation of the City’s Power Plant
Contract for Coal	Oxford Mining Company, LLC (Seller) Marietta Magnesia Specialties, LLC (Buyer)	10/21/2011; effective 1/1/2012	Agreement to purchase coal for Buyer’s Woodville facility for calendar years 2012, 2013 and 2014
Coal Supply Agreement	Oxford Mining Company – Kentucky, LLC (Seller) Louisville Gas and Electric Company and Kentucky Utilities Company (Buyer)	1/1/2012	Contract for purchase and delivery of coal	Agreement re Substitute Coal 1/23/2012
Coal Contract	Oxford Mining Company, LLC (Seller) Medical Center Company (Buyer)	10/3/2012	Blanket Purchase Order for purchase of trucked coal
Coal Purchase and Sale Agreement	Oxford Mining Company, LLC (Seller) GenOn Energy Management, LLC (Buyer)	11/13/2012	Contract for purchase of coal for Buyer’s New Castle Generating Station
Coal Purchase Contract	Oxford Mining Company, LLC (Seller) Michigan State University (Buyer)	2/20/2013	Contract for purchase and delivery of coal (year 2 of 5-year contract)
Agreement to Ship Coal	Oxford Mining Company, LLC (Seller) Buckingham Coal Company (Buyer)	4/29/2013	Agreement to purchase coal	None

COAL PURCHASE CONTRACTS
Contract	Parties	Date	Description	Amendment(s)/ Modification(s)
Coal Purchase Contract	Oxford Mining Company, LLC (Buyer) Egypt Valley Stone, LLC (Seller)	1/19/2012	Agreement by Oxford to purchase coal from third party
Coal Purchase Contract	Oxford Mining Company - Kentucky, LLC (Buyer) KenAmerican Resources, Inc. (Seller)	3/2/2012	Agreement by Oxford to purchase coal from third party
Coal Purchase Contract	Oxford Mining Company, LLC (Buyer) Harrison Resources, LLC (Seller)	4/3/2013	Intercompany offer to purchase #8 seam coal
Coal Purchase Contract	Oxford Mining Company, LLC (Buyer) Harrison Resources, LLC (Seller)	4/3/2013	Intercompany offer to purchase #8A seam coal, roof coal and 9 seam coal

COAL RESERVE ACQUISITION CONTRACTS
See Schedule of Real Property 6.01(o)

EMPLOYMENT CONTRACTS
Contract	Parties	Date	Description	Amendment(s)/ Modification(s)
Employment Agreement	Oxford Resources GP, LLC Bradley W. Harris	8/15/2012	Employment of Senior Vice President and Chief Financial Officer	None
Employment Agreement	Oxford Resources GP, LLC Charles C. Ungurean	3/29/2013	Employment of President and Chief Executive Officer	None
Employment Agreement	Oxford Resources GP, LLC Daniel M. Maher	3/29/2013	Employment of Senior Vice President and Chief Legal Officer	None
Employment Agreement	Oxford Resources GP, LLC Gregory J. Honish	3/29/2013	Employment of Senior Vice President, Operations	None
Employment Agreement	Oxford Resources GP, LLC Michael B. Gardner	3/29/2013	Employment of Vice President – Legal and General Counsel – Regulatory/Environmental	None

EQUIPMENT ACQUISITION CONTRACTS
See Schedule of Operating Lease Obligations 6.01(q)(i)

FUEL FORWARD PURCHASE CONTRACTS
Contract	Parties	Date	Description	Amendment(s)/ Modification(s)
Petroleum Product Sales/Purchase Agreement	Oxford Mining Company, LLC (Buyer) Lykins Oil Company (Seller)	6/21/2012	Contract for diesel fuel purchase
Firm-Fixed Agreement – Contract #2536	Oxford Mining Company, LLC (Buyer) John E. Retzner Oil Co. Inc. (Seller)	5/9/2012	Contract for diesel fuel purchase
Firm-Fixed Agreement – Contract #2538	Oxford Mining Company, LLC (Buyer) John E. Retzner Oil Co. Inc. (Seller)	5/30/2012	Contract for diesel fuel purchase
Firm-Fixed Agreement – Contract #2539	Oxford Mining Company, LLC (Buyer) John E. Retzner Oil Co. Inc. (Seller)	6/1/2012	Contract for diesel fuel purchase
Firm-Fixed Agreement – Contract #2543	Oxford Mining Company, LLC (Buyer) John E. Retzner Oil Co. Inc. (Seller)	6/7/2012	Contract for diesel fuel purchase
Firm-Fixed Agreement – Contract #2545	Oxford Mining Company, LLC (Buyer) John E. Retzner Oil Co. Inc. (Seller)	4/15/2013	Contract for diesel fuel purchase
Fuel Contract #600	Oxford Mining Company, LLC (Buyer) Randy V. Moore, Petroleum Distribution LLC (Seller)	1/1/2013 – 10/31/2013	Contract for diesel fuel purchase
Fuel Contract #700	Oxford Mining Company, LLC (Buyer) Randy V. Moore, Petroleum Distribution LLC (Seller)	1/1/2013 – 12/31/2013	Contract for diesel fuel purchase

FUEL FORWARD PURCHASE CONTRACTS
Contract	Parties	Date	Description	Amendment(s)/ Modification(s)
Fuel Contract #800	Oxford Mining Company, LLC (Buyer) Randy V. Moore, Petroleum Distribution LLC (Seller)	11/1/2013 – 12/31/2013	Contract for diesel fuel purchase
Fuel Contract #900	Oxford Mining Company, LLC (Buyer) Randy V. Moore, Petroleum Distribution LLC (Seller)	5/1/2013 – 4/30/2014	Contract for diesel fuel purchase
Fuel Contract #1000	Oxford Mining Company, LLC (Buyer) Randy V. Moore, Petroleum Distribution LLC (Seller)	1/1/2014 – 6/31/2014	Contract for diesel fuel purchase
Sales Purchase Agreement #062112	Oxford Mining Company, LLC (Buyer) Petroleum Traders Corporation (Seller)	1/1/2013 – 12/31/2013	Contract for diesel fuel purchase

INSURANCE CONTRACTS
See Schedule of Insurance 6.01(s).

SERVICE CONTRACTS
Contract	Parties	Date	Description	Amendment(s)/ Modification(s)
Tax Services Engagement Letter	PricewaterhouseCoopers LLP Oxford Resource Partners, LP	6/18/2010	Limited partnership tax compliance services for tax years 2010, 2011 and 2012	Addendum 1/2/2013 to include additional services 2012 and 2013
Auditor Engagement Letter	Schneider Downs Oxford Resources GP, LLC	6/28/2010	SOX internal control evaluation and internal audit services	Addendum 1/10/2012
Auditor Engagement Letter	Grant Thornton LLP Oxford Resources GP, LLC	8/6/2012	Integrated audit of financial statements and internal control over financial reporting for Oxford Resource Partners, LP and subsidiaries
Auditor Engagement Letter	Grant Thornton LLP Harrison Resources, LLC	12/19/2012	Audit balance sheet and related consolidated statements of operations, members’ equity and cash flows
Advisory Services Engagement Letter	Deloitte & Touche LLP Oxford Resources GP, LLC	4/19/2012	Provision of accounting advisory services for Oxford Resource Partners, LP and subsidiaries
Tax Services Engagement Letter	Deloitte & Touche LLP Oxford Resource Partners, LP	8/23/2012	Preparation of 2012 federal, state and local income tax returns
Advisory Services Engagement Letter	Deloitte & Touche LLP Oxford Resources GP, LLC	9/4/2012	Provision of tax advisory services for Oxford Resource Partners, LP and subsidiaries
Transloading Services Agreement	Parsons Coal Company, Inc. Oxford Mining Company, LLC	1/1/2011	Agreement to receive, weigh, size product delivered by highway truck and load sized product into river barges
Services Agreement	Quality Environmental Services, Inc. Oxford Mining Company, LLC	12/12/2011	Water quality monitoring, sampling and reporting services
Services Agreement	Design Two, Inc. Oxford Mining Company, LLC	2/1/2012	Perform mine inspections and prepare Mine Inspection Reports
Trucking Services Agreement	M & C Transport, Inc. Oxford Mining Company, LLC	4/15/2012	Truck hauling and transportation as requested by Oxford: in-pit, standard routes and custom hauling	First Amendment 7/1/2012
Non-Exclusive Track/Locomotive Lease Agreement	Ohio Central Railroad, Inc. Oxford Mining Company, LLC	7/11/2012	Lease of industrial track and right to operate Railroad-owned locomotives to index railcars during coal unloading operations

OTHER CONTRACTS
Contract	Parties	Date	Description	Amendment(s)/ Modification(s)
Administrative and Operational Services Agreement	Oxford Resource Partners, LP, Oxford Mining Company, LLC and Oxford Resources GP, LLC	8/24/2007	Oxford GP services provided to the partnership entities as determined by the GP to be reasonable and necessary to operation of the business of the partnership entities
Coal Royalty Agreement	Oxford Mining Company, LLC (Payor) Cravat Coal Company, Harrison Leasing Company and Buckeye Management Enterprises, Inc. (Payee)	9/24/2012 (relates to Agreement of Sale dated 4/16/2007)	Agreement regarding remaining guaranteed coal royalty amount
Acquisition Agreement	Oxford Mining Company, LLC (Buyer), Phoenix Coal Inc. (Seller) Phoenix Coal Corporation (Seller), and Phoenix Newco, LLC (Acquired Company)	8/14/2009	Acquisition of all of the membership interests in the acquired company
Purchase and Sale Agreement for Oil and Gas Interests	Hess Ohio Developments, LLC (Buyer) Oxford Mining Company, LLC (Seller)	3/13/2012	Sale and assignment of all interests in certain oil and gas estates located in Belmont, Columbiana, Harrison and Noble Counties, Ohio
Asset Purchase Agreement	Conesville Coal Preparation Company (Seller) American Electric Power Company, Inc. (AEP) Oxford Mining Company, LLC (Buyer) Oxford Resource Partners, LP (Parent)	4/5/2013	Purchase by Oxford of certain assets together with certain obligations of Seller constituting and relating to Seller’s coal preparation facility and related systems, facilities and equipment.
Binding Offer to Lease Oil and Gas Rights	Antero Resources Appalachian Corporation Oxford Mining Company, LLC	4/19/2013	Offer to enter into oil and gas lease securing for Antero oil and gas rights covering approximately 905.471 net mineral acres in Belmont County, Ohio

Schedule 6.01(aa)
Customers and Suppliers

Except as set forth below, there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change:

Big Rivers Electric Corporation cancelled its supply contract with Oxford Mining Company – Kentucky, LLC in March 2012.

Schedule 6.01(dd)
Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN

For purposes of this Schedule 6.01(dd),

“Location A” means:	41 South High Street	“Location B” means:	544 Chestnut Street
	Suite 3450		Coshocton, Ohio 43812-0427
	Columbus, Ohio 43215		(Coshocton County)
(Franklin County)

“Location C” means:	3060 Cleaton Road
Central City, Kentucky 42330-5568
(Muhlenberg County)

Legal Name	Jurisdiction of Organization	Organizational ID Number	Chief Place(s) of Business	Chief Executive Office	FEIN
Oxford Resource Partners, LP	Delaware	4374727	Location A	Location A	77-0695453
Oxford Mining Company, LLC	Ohio	654281	Location A, Location B	Location A	31-1136257
Oxford Mining Company – Kentucky, LLC	Kentucky	0736682	Location A, Location C	Location A	27-0990926
Daron Coal Company, LLC	Ohio	637123	Location B	Location A	34-1437835
Oxford Conesville, LLC	Ohio	2175766	Location A	Location A	46-2137171
Oxford Resource Finance Corporation	Delaware	5023633	Location A	Location A	45-3646538

Schedule 6.01(ee)
Locations of Collateral

Locations of Collateral:

No Loan Party owns any Collateral that is located other than at the locations described on Schedule 6.01(dd), the locations described on Schedule 6.01(o), or any location for which notice is not reqired to be provided under Section 7.01(l) of the Agreement.

Schedule 6.01(jj)
Brokers, Etc.

Evercore Group L.L.C. with fees and expenses not to exceed $2,700,000.

Schedule 7.02(a)
Existing Liens

Permitted Liens

UCC/Financing Statement Number	Filing Jurisdiction	Debtor	Secured Party	S/N(s)
2011-3877050	Delaware Secretary of State: Division of Corporations	Oxford Resource Partners, LP	Columbus Equipment Company
2012-2002105	Delaware Secretary of State: Division of Corporations	Oxford Resource Partners, LP	Columbus Equipment Company
OH00121883369	Ohio Secretary of State	Oxford Mining Company, LLC	OMCO Leasing Corporation	7HR00203
OH00127559651	Ohio Secretary of State	Oxford Mining Company, LLC	General Electric Capital Corporation	T4BH, 8624, 1CYDCV5807T048139, GEB00242, GEB00243, 30014
OH00128547293	Ohio Secretary of State	Oxford Mining Company, LLC	General Electric Capital Corporation	30076
OH00129450340	Ohio Secretary of State	Oxford Mining Company, LLC	General Electric Capital Corporation	7PZ0752, 8RP00543, 7CP00785 [Amendment 9/15/2008]
OH00129645181	Ohio Secretary of State	Oxford Mining Company, LLC	OMCO Leasing Corporation	93U00809
OH00129645292	Ohio Secretary of State	Oxford Mining Company, LLC	OMCO Leasing Corporation	93U01483
OH00129647327	Ohio Secretary of State	Oxford Mining Company, LLC	OMCO Leasing Corporation	9TZ00449
OH00129647761	Ohio Secretary of State	Oxford Mining Company, LLC	OMCO Leasing Corporation	7HR00059

UCC/Financing Statement Number	Filing Jurisdiction	Debtor	Secured Party	S/N(s)
OH00131675360	Ohio Secretary of State	Oxford Mining Company, LLC	Consolidated Coal Company
OH00131782802	Ohio Secretary of State	Oxford Mining Company, LLC	OMCO Leasing Corporation	AGS02099
OH00134520508	Ohio Secretary of State	Oxford Mining Company, LLC	Bill Miller Equipment Sales, Inc.	2YR430, 2YR438, 2YR149
OH00137240305	Ohio Secretary of State	Oxford Mining Company, LLC	Bill Miller Equipment Sales, Inc.	9XOLD280847
OH00138202407	Ohio Secretary of State	Oxford Mining Company, LLC	Columbus Equipment Company	10718
OH00141896542	Ohio Secretary of State	Oxford Mining Company, LLC	Dell Financial Services L.L.C.
OH00147914629	Ohio Secretary of State	Oxford Mining Company, LLC	Columbus Equipment Company
OH00148198670	Ohio Secretary of State	Oxford Mining Company, LLC	U.S. Bancorp Equipment Finance, Inc.	GEB00744
OH00148332898	Ohio Secretary of State	Oxford Mining company, LLC	U.S. Bancorp Equipment Finance, Inc.	Amendments 2/28/2011 & 2/28/2011
OH00148724950	Ohio Secretary of State	Oxford Mining Company, LLC	Wells Fargo Equipment Finance, Inc.	GEB00747
OH00148732169	Ohio Secretary of State	Oxford Mining Company, LLC	Columbus Equipment Company
OH00149733415	Ohio Secretary of State	Oxford Mining Company, LLC	Wells Fargo Equipment Finance, Inc.	9217
OH00151507985	Ohio Secretary of State	Oxford Mining Company, LLC	U.S. Bancorp Equipment Finance, Inc.	07PZ75036

UCC/Financing Statement Number	Filing Jurisdiction	Debtor	Secured Party	S/N(s)
OH00152142942	Ohio Secretary of State	Oxford Mining Company, LLC	U.S. Bancorp Equipment Finance, Inc.	07PZ75039
OH00153367383	Ohio Secretary of State	Oxford Mining Company, LLC	RBS Asset Finance, Inc.	Amendment 1/12/2012 7HR00105
OH00153367494	Ohio Secretary of State	Oxford Mining Company, LLC	RBS Asset Finance, Inc.	Amendment 1/12/2012 ADZ00345
OH00153367505	Ohio Secretary of State	Oxford Mining Company, LLC	RBS Asset Finance, Inc.	Amendment 1/12/2012 A10380,A10381,A10382,A10365
OH00153367616	Ohio Secretary of State	Oxford Mining Company, LLC	RBS Asset Finance, Inc.	Amendment 1/12/2012 30193
OH00155589032	Ohio Secretary of State	Oxford Mining Company, LLC	RBS Asset Finance, Inc.	Assignment 1/17/2012 30189, 30190
OH00157020161	Ohio Secretary of State	Oxford Mining Company, LLC	RBS Asset Finance, Inc.	9483, 9629, 9713, 9717
OH00157037146	Ohio Secretary of State	Oxford Mining Company, LLC	General Electric Credit Corporation of Tennessee	30193, 20406
OH00160286148	Ohio Secretary of State	Oxford Mining Company, LLC	Omco Leasing Corporation	B1L00391
2011-2506113-52.01	Kentucky Secretary of State	Oxford Mining Company – Kentucky, LLC	Caterpillar Financial Services Corporation	PJW02381
2011-2506114-63.01	Kentucky Secretary of State	Oxford Mining Company – Kentucky, LLC	Caterpillar Financial Services Corporation	PJW00975
2012-2563952-27.01	Kentucky Secretary of State	Oxford Mining Company – Kentucky, LLC	Caterpillar Financial Services Corporation	SBW00503
2012-2563953-38.01	Kentucky Secretary of State	Oxford Mining Company – Kentucky, LLC	Caterpillar Financial Services Corporation	SBW00504

UCC/Financing Statement Number	Filing Jurisdiction	Debtor	Secured Party	S/N(s)
2012-2563954-49.01	Kentucky Secretary of State	Oxford Mining Company – Kentucky, LLC	Caterpillar Financial Services Corporation	EEH00518
2012-2563955-50.01	Kentucky Secretary of State	Oxford Mining Company – Kentucky, LLC	Caterpillar Financial Services Corporation	EEH00559
2012-2567126-04.01	Kentucky Secretary of State	Oxford Mining Company – Kentucky, LLC	Caterpillar Financial Services Corporation	AMA00140
2012-2567128-26.01	Kentucky Secretary of State	Oxford Mining Company – Kentucky, LLC	Caterpillar Financial Services Corporation	44200201
2012-2567130-69.01	Kentucky Secretary of State	Oxford Mining Company – Kentucky, LLC	Caterpillar Financial Services Corporation	LWA00423
2012-2602446-39.01	Kentucky Secretary of State	Oxford Mining Company – Kentucky, LLC	Atlas Copco Customer Finance USA LLC	9450

Schedule 7.02(b)
Existing Indebtedness

Existing Indebtedness

Debtor	Party to which Indebtedness is Owed	Amount	Description
Harrison Resources, LLC	CONSOL Energy, Inc.	$8,075,000	Deferred purchase price for coal reserves
Oxford Mining Company, LLC	T.H. Johnson	$13,132	Deferred purchase price for coal reserves

Schedule 7.02(e)
Existing Investments

Existing Investments

Issuer	Owner	Number and Type of Securities	Percentage Ownership of Issuer	Indicate if Security Certificated or Not Certificated
Oxford Mining Company, LLC	Oxford Resource Partners, LP	100 units	100%	Not certificated
Oxford Mining Company-Kentucky, LLC	Oxford Mining Company, LLC	100 units	100%	Not certificated
Daron Coal Company, LLC	Oxford Mining Company, LLC	100 units	100%	Not certificated
Harrison Resources, LLC	Oxford Mining Company, LLC	51% Membership Interest	51%	Not certificated
Oxford Resource Finance Corporation	Oxford Resource Partners, LP	1,000 shares	100%	Not certificated
Oxford Conesville, LLC	Oxford Mining Company, LLC	100 units	100%	Not certificated

Schedule 7.02(k)
Limitations on Dividends and Other Payment Restrictions

Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries:

Amended and Restated Operating Agreement of Harrison Resources, LLC dated as of January 30, 2007, as amended.

Schedule 8.01
Cash Management Accounts

Cash Management Accounts of any Loan Party:

See Schedule 6.01(v).

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of ____________ (this "Agreement"), constituting a joinder agreement to the Financing Agreement referred to below, is entered into by and among OXFORD MINING COMPANY, LLC, an Ohio limited liability company (the "Administrative Borrower"; and together with each additional Person that executes a joinder agreement to become and becomes a "Borrower" thereunder, each a "Borrower" and collectively the "Borrowers"), OXFORD RESOURCES, LP, a Delaware limited partnership (the "Parent"), and each subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto (together with the Parent and each additional Person that executes a joinder agreement to become and becomes a "Guarantor" thereunder or otherwise guarantees all or any part of the Obligations (as defined in the Financing Agreement), each a "Guarantor" and collectively the "Guarantors"), [NAME OF ADDITIONAL JOINDER PARTY], a _____________________ who is executing this Agreement to become an additional [Borrower][Guarantor] (the "Additional Joinder Party"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders referred to below (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders referred to below (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively the "Agents").

WHEREAS, the Parent, each Borrower (other than the Additional Joinder Party, as applicable), the Guarantors (other than the Additional Joinder Party, as applicable), the lenders from time to time party thereto (each a "Lender" and, collectively, the "Lenders"), and the Agents entered into that certain Financing Agreement, dated as of June 24, 2013 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, being herein referred to as the "Financing Agreement"), pursuant to which the Lenders have agreed to make loans to the Borrowers (each a "Loan" and collectively the "Loans") in an aggregate principal amount not to exceed the Total Commitment (as defined under the Financing Agreement);

WHEREAS, the Borrowers' obligation to repay the Loans and all other Obligations are guaranteed, jointly and severally, by the Guarantors;

WHEREAS, (i) if the Additional Joinder Party is executing this Agreement to become an additional Borrower, pursuant to the Financing Agreement the Additional Joinder Party is electing to become a Borrower by, and (ii) if the Additional Joinder Party is executing this Agreement to become an additional Guarantor, pursuant to Section 7.01(b) of the Financing Agreement the Additional Joinder Party is required to become a Guarantor by, among other things, executing and delivering this Agreement to the Collateral Agent; and

WHEREAS, the Additional Joinder Party has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, the Additional Joinder Party;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.     Definitions. Reference is hereby made to the Financing Agreement for a statement of the terms thereof. All terms used in this Agreement which are defined therein and not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 2.     Joinder of Additional Joinder Party.

(a)     If the Additional Joinder Party is executing this Agreement to become an additional Borrower, then pursuant to the Financing Agreement, and if the Additional Joinder Party is executing this Agreement to become an additional Guarantor, then pursuant to Section 7.01(b) of the Financing Agreement, by its execution of this Agreement, the Additional Joinder Party hereby (i) confirms that the representations and warranties contained in Article VI of the Financing Agreement are true and correct in all material respects as to the Additional Joinder Party as of the effective date of this Agreement, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date), and (ii) agrees that, from and after the effective date of this Agreement, the Additional Joinder Party shall be a party to the Financing Agreement and shall be bound, as a Borrower if the Additional Joinder Party is executing this Agreement to become an additional Borrower, and as a Guarantor if the Additional Joinder Party is executing this Agreement to become an additional Guarantor, by all the provisions thereof and shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth therein and applicable to the Borrowers (if the Additional Joinder Party is executing this Agreement to become an additional Borrower) or to the Guarantors (if the Additional Joinder Party is executing this Agreement to become an additional Guarantor), including, without limitation, if the Additional Joinder Party is executing this Agreement to become an additional Guarantor, the guaranty of the Obligations made by the Guarantors, jointly and severally with the other Loan Parties, in favor of the Agents and the Lenders pursuant to Article XI of the Financing Agreement. The Additional Joinder Party hereby agrees that, from and after the effective date of this Agreement, each reference in the Financing Agreement to a "Borrower" or a "Loan Party" (if the Additional Joinder Party is executing this Agreement to become an additional Borrower) or to a "Guarantor" or a "Loan Party" (if the Additional Joinder Party is executing this Agreement to become an additional Guarantor) shall include the Additional Joinder Party. The Additional Joinder Party acknowledges that it has received a copy of the Financing Agreement and each other Loan Document and that it has read and understands the terms thereof.

(b)     Attached hereto are supplements to each Schedule to the Financing Agreement revised to include all information required to be provided therein with respect to, and only with respect to, the Additional Joinder Party. The Schedules to the Financing Agreement shall, without further action, be amended to include the information contained in each such supplement.

SECTION 3.     Effectiveness. This Agreement shall become effective upon its execution by the Additional Joinder Party, each Borrower, each Guarantor and each Agent and receipt by the Agents of the following, in each case in form and substance reasonably satisfactory to the Agents:

(i)     counterparts to this Agreement, duly executed by each Borrower, each Guarantor, the Additional Joinder Party and the Agents, together with the Schedules referred to in Section 2(b) hereof;

(ii)     a Supplement to the Security Agreement, substantially in the form of Exhibit C to the Security Agreement (the "Security Agreement Supplement"), duly executed by the Additional Joinder Party, and any instruments of assignment or other documents required to be delivered to the Agents pursuant to the terms thereof;

(iii)     a Pledge Amendment to the Security Agreement to which the parent company of the Additional Joinder Party is a party, in substantially the form of Exhibit A thereto, duly executed by such parent company and providing for all Equity Interests of the Additional Joinder Party to be pledged to the Collateral Agent pursuant to the terms thereof;

(iv)     (A) certificates, if any, representing 100% of the issued and outstanding Equity Interests of the Additional Joinder Party and 100% (or 65% in the case of a Foreign Subsidiary (as defined in the Security Agreement)) of the issued and outstanding Equity Interests of each Subsidiary of the Additional Joinder Party and (B) all original promissory notes of the Additional Joinder Party, if any, in each case that are required to be delivered under the Loan Documents, and in each case accompanied by instruments of assignment and transfer in such form as the Collateral Agent may reasonably request;

(v)     to the extent required under the Financing Agreement a Mortgage, in form and substance reasonably satisfactory to the Collateral Agent (the "Additional Mortgage"), duly executed by the Additional Joinder Party, with respect to the real property owned or leased, as applicable, by the Additional Joinder Party, together all other applicable Real Property Deliverables, agreements, instruments and documents as the Collateral Agent may reasonably require whether comparable to the documents required under Section 7.01(o) of the Financing Agreement or otherwise;

(vi)     (A) appropriate financing statements on Form UCC 1 duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement Supplement and any Additional Mortgage and (B) evidence reasonably satisfactory to the Collateral Agent of the filing of such UCC-1 financing statements;

(vii)     a favorable written opinion of counsel to the Loan Parties as to such matters as the Agents may reasonably request; and

(viii)     such other agreements, instruments or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by the Security Agreement Supplement or any Additional Mortgage or otherwise to effect the intent that the Additional Joinder Party shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations free and clear of all Liens other than Permitted Liens.

SECTION 4.     Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied, emailed or delivered by hand, Federal Express or other reputable overnight courier, if to the Additional Joinder Party, to it at its address set forth below its signature to this Agreement, and if to any Borrower, any Guarantor, any Lender or any Agent, to it at its address specified in the Financing Agreement or any joinder agreement (as applicable); or as to any such Person at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 4. All such notices and other communications shall be effective (a) if mailed (certified mail, postage prepaid and return receipt requested), when received or three days after deposited in the mail, whichever occurs first, (b) if telecopied or emailed, when transmitted and confirmation received, or (c) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery.

SECTION 5.     General Provisions.

(a)     Each Borrower, each Guarantor and the Additional Joinder Party hereby confirm that each representation and warranty made by them under the Loan Documents is true and correct in all material respects as of the date hereof, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date), and that no Default or Event of Default has occurred or is continuing under the Financing Agreement. Each Borrower, each Guarantor and the Additional Joinder Party hereby represent and warrant that as of the date hereof there are no claims or offsets against or defenses or counterclaims to their respective obligations under the Financing Agreement or any other Loan Document.

(b)     Except as supplemented hereby, the Financing Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Financing Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Agents or the Lenders may now have or may have in the future under or in connection with the Financing Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(c)     The Additional Joinder Party hereby expressly (i) authorizes the Collateral Agent to file appropriate financing statements or continuation statements, and amendments thereto (including without limitation, any such financing statements that indicate the Collateral as "all assets" or words of similar import), in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Liens to be created by the Security Agreement Supplement and each of the other Loan Documents and (ii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing or continuation statements or amendments thereto prior to the date hereof. A photocopy or other reproduction of the Security Agreement Supplement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(d)     Each Borrower agrees to pay or reimburse the Agents for all of their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of one outside counsel and one local counsel in each relevant jurisdiction, in the manner and to the extent set forth in the Financing Agreement.

(e)     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

(f)     Section headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(g)     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE ADDITIONAL JOINDER PARTY AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY ACCEPT IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE ADDITIONAL JOINDER PARTY AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN THE FINANCING AGREEMENT AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. THE ADDITIONAL JOINDER PARTY AND EACH OTHER LOAN PARTY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ADDITIONAL JOINDER PARTY OR ANY OTHER LOAN PARTY IN ANY OTHER JURISDICTION. THE ADDITIONAL JOINDER PARTY AND EACH OTHER LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

(h)     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

(i)     THE ADDITIONAL JOINDER PARTY, EACH OTHER LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, AND AGREE THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(j)     This Agreement, together with the Financing Agreement and the other Loan Documents, reflects the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ADMINISTRATIVE BORROWER: OXFORD MINING COMPANY, LLC By: Name: Title:

GUARANTORS: OXFORD RESOURCE PARTNERS, LP By: Oxford Resources GP, LLC Its: General Partner By: Name: Title:

OXFORD MINING COMPANY – KENTUCKY, LLC By: Name: Title:

OXFORD CONESVILLE, LLC By: Name: Title:

OXFORD RESOURCE FINANCE CORPORATION By: Name: Title:

DARON COAL COMPANY, LLC By: Name: Title:

ADDITIONAL JOINDER PARTY: [NAME OF ADDITIONAL JOINDER PARTY] By: Name: Title:
Address:

COLLATERAL AGENT AND ADMINISTRATIVE AGENT: CERBERUS BUSINESS FINANCE, LLC By: Name: Title:

EXHIBIT B

FORM OF PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT (the "Agreement") dated as of June 24, 2013, made by each of the Grantors (as defined below), in favor of Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), in its capacity as collateral agent for the Secured Parties referred to below (in such capacity, together with its successors and assigns in such capacity, if any, the "Collateral Agent").

W I T N E S S E T H:

WHEREAS, reference is made to that certain Financing Agreement, dated as of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among Oxford Mining Company, LLC, an Ohio limited liability company (the "Administrative Borrower"; and together with each other Person that executes a joinder agreement and becomes a "Borrower" thereunder, each a "Borrower" and collectively the "Borrowers"), Oxford Resource Partners, LP, a Delaware limited partnership (the "Parent"), and each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guarantees all or any part of the Obligations (as defined therein), each a "Guarantor" and collectively the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and collectively the "Lenders"), the Collateral Agent, and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively the "Agents");

WHEREAS, pursuant to the Financing Agreement, the Lenders have agreed to make certain term loans and revolving loans, which revolving loans will include a subfacility for the issuance of letters of credit (each a "Loan" and collectively, the "Loans"), to the Borrowers;

WHEREAS, it is a condition precedent to the Lenders making any Loan and providing any other financial accommodation to the Borrowers pursuant to the Financing Agreement that each Grantor shall have executed and delivered to the Collateral Agent a pledge to the Collateral Agent, for the benefit of the Secured Parties, and the grant to the Collateral Agent, for the benefit of the Secured Parties, of (a) a security interest in and Lien on the outstanding shares of Equity Interests (as defined in the Financing Agreement) and indebtedness from time to time owned by such Grantor of each Person now or hereafter existing and in which such Grantor has any interest at any time, and (b) a security interest in all other personal property and fixtures of such Grantor;

WHEREAS, the Grantors are mutually dependent on each other in the conduct of their respective businesses as an integrated operation, with credit needed from time to time by each Grantor often being provided through financing obtained by the other Grantors and the ability to obtain such financing being dependent on the successful operations of all of the Grantors as a whole; and

WHEREAS, each Grantor has determined that the execution, delivery and performance of this Agreement directly benefit, and are in the best interest of, such Grantor;

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Collateral Agent and the Lenders to make and maintain the Loans and to provide other financial accommodations to the Borrowers pursuant to the Financing Agreement, the Grantors hereby jointly and severally agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

SECTION 1.     Definitions.

(a)     Reference is hereby made to the Financing Agreement for a statement of the terms thereof. All capitalized terms used in this Agreement and the recitals hereto which are defined in the Financing Agreement or in Article 8 or 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Collateral Agent and the Grantors may otherwise agree.

(b)     The following terms shall have the respective meanings provided for in the Code: "Accounts", "Account Debtor", "Cash Proceeds", "Certificate of Title", "Chattel Paper", "Commercial Tort Claim", "Commodity Account", "Commodity Contracts", "Deposit Account", "Documents", "Electronic Chattel Paper", "Equipment", "Fixtures", "General Intangibles", "Goods", "Instruments", "Inventory", "Investment Property", "Letter-of-Credit Rights", "Noncash Proceeds", "Payment Intangibles", "Proceeds", "Promissory Notes", "Record", "Security Account", "Software", "Supporting Obligations" and "Tangible Chattel Paper".

(c)     As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Additional Collateral" has the meaning specified therefor in Section 4(a)(i) hereof.

"Certificated Entities" has the meaning specified therefor in Section 5(o) hereof.

"Copyright Licenses" means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensee or licensor and providing for the grant of any right to use or sell any works covered by any Copyright (including, without limitation, all Copyright Licenses set forth in Schedule II hereto).

"Copyrights" means all domestic and foreign copyrights, whether registered or unregistered, including, without limitation, all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship fixed in any tangible medium of expression (including computer software and internet website content) now or hereafter owned, acquired, developed or used by any Grantor (including, without limitation, all copyrights described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

"Existing Issuer" has the meaning specified therefor in the definition of the term "Pledged Shares".

"Foreign Subsidiary" has the meaning specified therefor in Section 2 hereof.

"Grantor" means each Borrower and each Guarantor.

"Intellectual Property" means all Copyrights, Patents, Trademarks and Other Intellectual Property.

"Licenses" means the Copyright Licenses, the Patent Licenses and the Trademark Licenses.

"Other Intellectual Property" means all trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how, formulae, rights of publicity and privacy and other general intangibles of like nature, now or hereafter acquired, owned, developed or used by any Grantor (including, without limitation, all Other Intellectual Property set forth in Schedule II hereto).

"Patent Licenses" means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensee or licensor and providing for the grant of any right to manufacture, use or sell any invention covered by any Patent (including, without limitation, all Patent Licenses set forth in Schedule II hereto).

"Patents" means all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how, formulae, rights of publicity and other general intangibles of like nature, now existing or hereafter acquired (including, without limitation, all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how and formulae described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office, or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

"Pledged Debt" means the indebtedness described in Schedule VII hereto and all indebtedness from time to time owned or acquired, the Promissory Notes and other Instruments evidencing any or all of such indebtedness, and all interest, cash, Instruments, Investment Property, financial assets, securities, Equity Interests, stock options and Commodity Contracts, notes, debentures, bonds, Promissory Notes or other evidences of indebtedness and all other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness.

"Pledged Interests" means, collectively, (a) the Pledged Debt, (b) the Pledged Shares and (c) all security entitlements in any and all of the foregoing.

"Pledged Issuer" has the meaning specified therefor in the definition of the term "Pledged Shares".

"Pledged Shares" means (a) the shares of Equity Interests described in Schedule VIII hereto, whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, issued by the Persons described in such Schedule VIII (the "Existing Issuers"), (b) the shares of Equity Interests at any time and from time to time acquired by a Grantor of any and all Persons now or hereafter existing (such Persons, together with the Existing Issuers, being hereinafter referred to collectively as the "Pledged Issuers" and each individually as a "Pledged Issuer"), whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, and (c) the certificates representing such shares of Equity Interests, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, Instruments, Investment Property, financial assets, securities, Equity Interests, stock options and Commodity Contracts, notes, debentures, bonds, Promissory Notes or other evidences of indebtedness and all other property (including, without limitation, any stock dividend and any distribution in connection with a stock split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests.

"Secured Parties" means, collectively, the Agents and the Lenders.

"Secured Obligations" has the meaning specified therefor in Section 3 hereof.

"Titled Collateral" means all Collateral for which the title to such Collateral is governed by a Certificate of Title or certificate of ownership, including, without limitation, all mobile equipment and motor vehicles (including, without limitation, all mining machinery, trucks, trailers, tractors, service vehicles, automobiles and other mobile equipment) for which the title to such mobile equipment and/or motor vehicles is governed by a Certificate of Title or certificate of ownership.

"Trademark Licenses" means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensor or licensee and providing for the grant of any right concerning any Trademark, together with any goodwill connected with and symbolized by any such trademark licenses, contracts or agreements and the right to prepare for sale or lease and sell or lease any and all Inventory now or hereafter owned by any Grantor and now or hereafter covered by such licenses (including, without limitation, all Trademark Licenses described in Schedule II hereto).

"Trademarks" means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a's, Internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted, acquired or used by any Grantor (including, without limitation, all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a's, Internet domain names, trade styles, designs, logos and other source or business identifiers described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof), and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by such marks and all customer lists, formulae and other Records of any Grantor relating to the distribution of products and services in connection with which any of such marks are used.

SECTION 2.     Grant of Security Interest. As collateral security for the payment, performance and observance of all of the Secured Obligations, each Grantor hereby pledges and assigns to the Collateral Agent (and its agents and designees), and grants to the Collateral Agent (and its agents and designees), for the benefit of the Secured Parties, a continuing security interest in, all personal property and Fixtures of such Grantor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible, including, without limitation, the following (all being collectively referred to herein as the "Collateral"):

(a)     all Accounts;

(b)     all Chattel Paper (whether tangible or electronic);

(c)     the Commercial Tort Claims specified on Schedule VI;

(d)     all Deposit Accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of any Agent or any Lender or any affiliate, representative, agent or correspondent of any Agent or any Lender;

(e)     all Documents;

(f)     all General Intangibles (including, without limitation, all Payment Intangibles, Intellectual Property and Licenses);

(g)     all Goods, including, without limitation, all Equipment, Fixtures and Inventory;

(h)     all Instruments (including, without limitation, Promissory Notes);

(i)     all Investment Property;

(j)     all Letter-of-Credit Rights;

(k)     all Pledged Interests;

(l)     all Supporting Obligations;

(m)     all other tangible and intangible personal property of such Grantor (whether or not subject to the Code), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 2 hereof (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Grantor in respect of any of the items listed above), and all books, correspondence, files and other Records, including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of such Grantor or any other Person from time to time acting for such Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 2 hereof or are otherwise necessary or helpful in the collection or realization thereof; and

(n)     all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral;

in each case howsoever such Grantor's interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

Notwithstanding anything herein to the contrary, the term "Collateral" shall not include, and no Grantor is pledging, nor granting a security interest hereunder in, (i) any of such Grantor's right, title or interest in any license, contract or agreement to which such Grantor is a party as of the date hereof or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the express terms of such license, contract or agreement on the date hereof result in a breach of the terms of, or constitute a default under, such license, contract or agreement (other than to the extent that any such term (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the Code or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that (x) immediately upon the ineffectiveness, lapse, termination or waiver of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such right, title and interest as if such provision had never been in effect and (y) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Collateral Agent's unconditional continuing security interest in and liens upon any rights or interests of a Grantor in or to the proceeds of, or any monies due or to become due under, any such license, contract or agreement, or (ii) any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that, upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Collateral.

Notwithstanding anything herein to the contrary, the term "Collateral" shall not include in the case of a Subsidiary of such Grantor organized under the laws of a jurisdiction other than the United States, any of the states thereof or the District of Columbia (a "Foreign Subsidiary"), more than 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (i) would not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent and (ii) would not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding shares of Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) (it being understood and agreed that the Collateral shall include 100% of the issued and outstanding shares of Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) or other equity interest of such Foreign Subsidiary).

The Grantors agree that the pledge of the shares of Equity Interests of any Pledged Issuer who is a Foreign Subsidiary may be supplemented by one or more separate pledge agreements, deeds of pledge, share charges, or other similar agreements or instruments, executed and delivered by the relevant Grantors in favor of the Collateral Agent, which pledge agreements will provide for the pledge of such shares of Equity Interests in accordance with the laws of the applicable foreign jurisdiction. With respect to such shares of Equity Interests, the Collateral Agent may, at any time and from time to time, in its sole discretion, take actions in such foreign jurisdictions that will result in the perfection of the Lien created in such shares of Equity Interests.

SECTION 3.     Security for Secured Obligations. The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, whether now existing or hereafter incurred (the "Secured Obligations"):

(a)     the prompt payment by each Grantor, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all amounts from time to time owing by it in respect of the Financing Agreement and/or the other Loan Documents, including, without limitation, (i) all Obligations (including, without limitation, all Letter of Credit Obligations), (ii) in the case of a Guarantor, all amounts from time to time owing by such Grantor in respect of its guaranty made pursuant to Article XI of the Financing Agreement or under any other Guaranty to which it is a party, including, without limitation, all obligations guaranteed by such Grantor and (iii) all interest, fees, commissions, charges, expense reimbursements, indemnifications and all other amounts due or to become due under any Loan Document (including, without limitation, all interest, fees, commissions, charges, expense reimbursements, indemnifications and other amounts that accrue after the commencement of any Insolvency Proceeding of any Loan Party, whether or not the payment of such interest, fees, commissions, charges, expense reimbursements, indemnifications and other amounts are unenforceable or are not allowable, in whole or in part, due to the existence of such Insolvency Proceeding); and

(b)     the due performance and observance by each Grantor of all of its other obligations from time to time existing in respect of the Loan Documents.

SECTION 4.     Delivery of the Pledged Interests.

(a)     (i)     All Promissory Notes in an individual principal amount in excess of $100,000 currently evidencing the Pledged Debt and all certificates currently representing the Pledged Shares shall be delivered to the Collateral Agent on or prior to the execution and delivery of this Agreement. All other Promissory Notes in an individual principal amount in excess of $100,000, certificates and Instruments constituting Pledged Interests from time to time required to be pledged to the Collateral Agent pursuant to the terms of this Agreement or the Financing Agreement (the "Additional Collateral") shall be delivered to the Agent promptly upon, but in any event within five (5) Business Days of, receipt thereof by or on behalf of any of the Grantors. All such Promissory Notes, certificates and Instruments shall be held by or on behalf of the Collateral Agent pursuant hereto and shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment or undated stock powers executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent. If any Pledged Interests consist of uncertificated securities, unless the immediately following sentence is applicable thereto, such Grantor shall cause the Collateral Agent (or its designated custodian or nominee) to become the registered holder thereof, or cause each issuer of such securities to agree that it will comply with instructions originated by the Collateral Agent with respect to such securities without further consent by such Grantor. If any Pledged Interests consist of security entitlements, such Grantor shall transfer such security entitlements to the Collateral Agent (or its custodian, nominee or other designee), or cause the applicable securities intermediary to agree that it will comply with entitlement orders by the Collateral Agent without further consent by such Grantor.

(ii)     Within five (5) Business Days of the receipt by a Grantor of any Additional Collateral, a Pledge Amendment, duly executed by such Grantor, in substantially the form of Exhibit A hereto (a "Pledge Amendment"), shall be delivered to the Collateral Agent, in respect of the Additional Collateral that must be pledged pursuant to this Agreement and the Financing Agreement. The Pledge Amendment shall from and after delivery thereof constitute part of Schedules VII and VIII hereto. Each Grantor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Promissory Notes, certificates or Instruments listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder constitute Pledged Interests and such Grantor shall be deemed upon delivery thereof to have made the representations and warranties set forth in Section 5 hereof with respect to such Additional Collateral.

(b)     If any Grantor shall receive, by virtue of such Grantor's being or having been an owner of any Pledged Interests, any (i) stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off), Promissory Note or other Instrument, (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Pledged Interests, or otherwise, (iii) dividends payable in cash (except such dividends permitted to be retained by any such Grantor pursuant to Section 7 hereof) or in securities or other property or (iv) dividends, distributions, cash, Instruments, Investment Property and other property in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, such Grantor shall receive such stock certificate, Promissory Note, Instrument, option, right, payment or distribution in trust for the benefit of the Collateral Agent, shall segregate it from such Grantor's other property and shall deliver it forthwith to the Collateral Agent, in the exact form received, with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations; provided, however that such Grantor shall not be required to deliver any Promissory Note unless such Promissory Note evidences Pledged Debt in an individual principal amount in excess of $100,000.

SECTION 5.     Representations and Warranties. Each Grantor jointly and severally represents and warrants as follows:

(a)     Schedule I hereto sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Grantor, (ii) the jurisdiction of organization of each Grantor, (iii) the type of organization of each Grantor and (iv) the organizational identification number of each Grantor or states that no such organizational identification number exists. The Perfection Certificate executed by each Loan Party, each dated June 24, 2013, copies of which have been previously delivered to the Collateral Agent, are true, complete and correct in all respects.

(b)     This Agreement is, and each other Loan Document to which any Grantor is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

(c)     Except as disclosed in the Financing Agreement, there is no pending or, to the best knowledge of any Grantor, threatened action, suit or proceeding affecting any Grantor or any of its properties before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect on the grant by any Grantor, or the perfection of the security interest purported to be created hereby in the Collateral, or the exercise by the Collateral Agent of any of its rights or remedies hereunder, or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(d)     All Equipment, Fixtures, Inventory and other Goods now existing are, and all Equipment, Fixtures, Inventory and other Goods hereafter existing will be, located at the addresses specified therefor in Schedule III hereto (as amended, supplemented or otherwise modified from time to time in accordance with Section 6(b)). Each Grantor's chief place of business and chief executive office, the place where such Grantor keeps its Records concerning Accounts and all originals of all Chattel Paper are located at the addresses specified therefor in Schedule III hereto (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof). None of the Accounts is evidenced by Promissory Notes or other Instruments. Set forth in Schedule IV hereto is a complete and accurate list, as of the date of this Agreement, of each Deposit Account, Securities Account and Commodities Account of each Grantor, together with the name and address of each institution at which each such Account is maintained, the account number for each such Account and a description of the purpose of each such Account. Set forth in Schedule II hereto is (i) a complete and correct list of each trade name used by each Grantor and (ii) the name of, and each trade name used by, each Person from which such Grantor has acquired any substantial part of the Collateral within five years of the date hereof.

(e)     Each Grantor has delivered to the Collateral Agent true, complete and correct copies of each License described in Schedule II hereto, including all schedules and exhibits thereto, which represents all of the Licenses existing on the date of this Agreement. Each such License sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby or the rights of any Grantor or any of its Affiliates in respect thereof. Each License now existing is, and each other License will be, the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally. No default under any License by any such party has occurred, nor does any defense, offset, deduction or counterclaim exist thereunder in favor of any such party. No party to any License has given any Grantor notice of its intention to cancel, terminate or fail to renew any License.

(f)     The Grantors own and control, or otherwise have the right to use, all Intellectual Property necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule II hereto sets forth a complete and accurate list of all Intellectual Property owned or used by each Grantor as of the date hereof. All such Intellectual Property is subsisting and in full force and effect, has not been adjudged invalid or unenforceable, is valid and enforceable and has not been abandoned in whole or in part. Except as set forth in Schedule II hereto, no such Intellectual Property is the subject of any licensing or franchising agreement. No Grantor has any knowledge of any conflict with the rights of others to any Intellectual Property and, to the best knowledge of each Grantor, no Grantor is now infringing or in conflict with any such rights of others, and to the best knowledge of each Grantor, no other Person is now infringing or in conflict with any such properties, assets and rights owned or used by any Grantor, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Grantor has received any notice that it is violating or has violated the Intellectual Property rights of any third party.

(g)     None of the Other Intellectual Property of any Grantor has been, to the best knowledge of each Grantor, used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor; no employee, independent contractor or agent of any Grantor has misappropriated any Other Intellectual Property of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and no employee, independent contractor or agent of any Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement, or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor's Intellectual Property Collateral.

(h)     The Existing Issuers set forth in Schedule VIII identified as a Subsidiary of a Grantor are each such Grantor's only Subsidiaries existing on the date hereof. The Pledged Shares have been duly authorized and validly issued and are fully paid and nonassessable and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as noted in Schedule VIII hereto, the Pledged Shares constitute 100% of the issued shares of Equity Interests of the Pledged Issuers as of the date hereof. All other shares of Equity Interests constituting Pledged Interests will be duly authorized and validly issued, fully paid and nonassessable.

(i)     The Promissory Notes currently evidencing the Pledged Debt have been, and all other Promissory Notes from time to time evidencing Pledged Debt, when executed and delivered, will have been, duly authorized, executed and delivered by the respective makers thereof, and all such Promissory Notes are or will be, as the case may be, legal, valid and binding obligations of such makers, enforceable against such makers in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

(j)     The Grantors are and will be at all times the sole and exclusive owners of, or otherwise have and will have adequate rights in, the Collateral free and clear of any Lien except for the Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording or filing office except such as may have been filed to perfect or protect any Permitted Lien.

(k)     The exercise by the Collateral Agent of any of its rights and remedies hereunder will not contravene any law or any contractual restriction binding on or otherwise affecting any Grantor or any of its properties and will not result in, or require the creation of, any Lien upon or with respect to any of its properties.

(l)     No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person, is required for (i) the due execution, delivery and performance by any Grantor of this Agreement, (ii) the grant by any Grantor of the security interest purported to be created hereby in the Collateral or (iii) the exercise by the Collateral Agent of any of its rights and remedies hereunder, except, in the case of this clause (iii), as may be required in connection with any sale of any Pledged Interests by laws affecting the offering and sale of securities generally. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person, is required for the perfection of the security interest purported to be created hereby in the Collateral, except (A) for the filing under the Uniform Commercial Code as in effect in the applicable jurisdiction of the financing statements described in Schedule V hereto, all of which financing statements have been duly filed and are in full force and effect, (B) with respect to the perfection of the security interest created hereby in the United States Intellectual Property and Licenses, for the recording of the appropriate Assignment for Security, substantially in the form of Exhibit B hereto in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, (C) with respect to the perfection of the security interest created hereby in foreign Intellectual Property and Licenses, for registrations and filings in jurisdictions located outside of the United States and covering rights in such jurisdictions relating to such foreign Intellectual Property and Licenses, (D) with respect to the perfection of the security interest created hereby in Titled Collateral, for the submission of an appropriate application requesting that the Lien of the Collateral Agent be noted on the Certificate of Title or certificate of ownership, completed and authenticated by the applicable Grantor, together with the Certificate of Title or certificate of ownership, with respect to such Titled Collateral, to the appropriate Governmental Authority, (E) with respect to any action that may be necessary to obtain control of Collateral constituting Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights, the taking of such actions, and (F) the Collateral Agent's having possession of all Documents, Chattel Paper, Instruments and cash constituting Collateral (subclauses (A), (B), (C), (D), (E) and (F), each a "Perfection Requirement" and collectively, the "Perfection Requirements"). Notwithstanding the foregoing, it is agreed and understood that any Grantor with any right, title or interest in a leasehold interest shall not be required to take actions or execute and deliver any documents necessary to perfect the Collateral Agent's security interest in such leasehold interest if the Collateral Agent (in its sole discretion) has determined that the costs to be incurred by such Grantor to perfect the Collateral Agent's security interest would be unreasonably excessive in relation to the benefits to the Collateral Agent and the Lenders to be derived from such security interest.

(m)     This Agreement creates a legal, valid and enforceable security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral, as security for the Secured Obligations. The Perfection Requirements result in the perfection of such security interests. Such security interests are, or in the case of Collateral in which any Grantor obtains rights after the date hereof, will be, perfected, first priority security interests, subject in priority only to the Permitted Liens that, pursuant to the definition of the term "Permitted Liens", are not prohibited from being prior to the Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, and the recording of such instruments of assignment described above. Such Perfection Requirements and all other action necessary or desirable to perfect and protect such security interest have been duly made or taken, except for (i) the Collateral Agent's having possession of all Instruments, Documents, Chattel Paper and cash constituting Collateral after the date hereof, (ii) the Collateral Agent's having control of all Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights constituting Collateral after the date hereof, and (iii) the other filings and recordations and actions described in Section 5(l) hereof.

(n)     As of the date hereof, no Grantor holds any Commercial Tort Claims with an individual value in excess of $250,000 in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant, except for such claims described in Schedule VI.

(o)     Each Grantor and any of its Subsidiaries that is a partnership or a limited liability company with certificated Equity Interests, has irrevocably opted into (and has caused each of its Subsidiaries that is a partnership or a limited liability company with certificated Equity Interests, and a Pledged Issuer to opt into) Article 8 of the Uniform Commercial Code (collectively, the "Certificated Entities"). Such interests are securities for purposes of Article 8 of any relevant Uniform Commercial Code. With respect to each Grantor and its Subsidiaries that is a partnership or a limited liability and is not a Certificated Entity, the partnership interests or membership interests of each such Person are not (A) dealt in or traded on securities exchanges or in securities markets, (B) securities for purposes of Article 8 of any relevant Uniform Commercial Code, (C) investment company securities within the meaning of Section 8-103 of any relevant Uniform Commercial Code and (D) evidenced by a certificate. Such partnership interests or membership interests constitute General Intangibles.

SECTION 6.     Covenants as to the Collateral. So long as any of the Secured Obligations (whether or not due) shall remain unpaid or any Lender shall have any Commitment under the Financing Agreement, unless the Collateral Agent shall otherwise consent in writing:

(a)     Further Assurances. Each Grantor will take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Collateral Agent may require from time to time in order (i) to perfect and protect, or maintain the perfection of, the security interest and Lien purported to be created hereby; (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) otherwise to effect the purposes of this Agreement, including, without limitation: (A) marking conspicuously all Chattel Paper, Instruments and Licenses and, at the request of the Collateral Agent, all of its Records pertaining to the Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such Chattel Paper, Instrument, License or Collateral is subject to the security interest created hereby, (B) if any Account with an individual value in excess of $100,000 shall be evidenced by a Promissory Note or other Instrument or Chattel Paper, delivering and pledging to the Collateral Agent such Promissory Note, other Instrument or Chattel Paper, duly endorsed and accompanied by executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent, (C) executing and filing (to the extent, if any, that such Grantor's signature is required thereon) or authenticating the filing of, such financing or continuation statements, or amendments thereto, (D) with respect to Intellectual Property hereafter existing and not covered by an appropriate security interest grant, the executing and recording in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, appropriate instruments granting a security interest, as may be necessary or desirable or that the Collateral Agent may request in order to perfect and preserve the security interest purported to be created hereby, (E) delivering to the Collateral Agent irrevocable proxies in respect of the Pledged Interests, (F) furnishing to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail, (G) if any Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) shall be in the possession of a third party, notifying such Person of the Collateral Agent's security interest created hereby and obtaining a written agreement, in form and substance satisfactory to the Collateral Agent, providing access to such Collateral in order to remove such Collateral from such premises during an Event of Default and acknowledging that such Person holds possession of the Collateral for the benefit of the Collateral Agent, provided, that in the event such Grantor is unable to obtain any such written agreement, the Administrative Agent may, in its reasonable discretion, establish such reserves as it deems necessary with respect to any such Collateral, (H) if at any time after the date hereof, any Grantor acquires or holds any Commercial Tort Claim with an individual value in excess of $250,000, immediately notifying the Collateral Agent in a writing signed by such Grantor setting forth a brief description of such Commercial Tort Claim and granting to the Collateral Agent a security interest therein and in the proceeds thereof, which writing shall incorporate the provisions hereof and shall be in form and substance satisfactory to the Collateral Agent, (I) upon the acquisition after the date hereof by any Grantor of any Titled Collateral with an individual fair market value in excess of $25,000 (other than Equipment that is subject to a purchase money security interest permitted by Section 7.02(a) of the Financing Agreement), immediately notifying the Collateral Agent of such acquisition, setting forth a description of the Titled Collateral acquired and a good faith estimate of the current value of such Titled Collateral, and if so requested by the Collateral Agent, immediately causing the Collateral Agent to be listed as the lienholder on such Certificate of Title or certificate of ownership and delivering evidence of the same to the Collateral Agent, and (J) taking all actions required by law in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction. No Grantor shall take or fail to take any action which would in any manner impair the validity or enforceability of the Collateral Agent's security interest in and Lien on any Collateral.

(b)     Location of Equipment and Inventory. Each Grantor will keep the Equipment and Inventory (other than Equipment and Inventory sold in the ordinary course of business in accordance with Section 6(h) hereof) at the locations specified in Schedule III hereto or, upon not less than thirty (30) days' prior written notice to the Collateral Agent accompanied by a new Schedule III hereto indicating each new location of the Equipment and Inventory, at such other locations in the continental United States as the Grantors may elect, provided that (i) all action has been taken to grant to the Collateral Agent a perfected, first priority security interest in such Equipment and Inventory (subject in priority only to Permitted Liens that, pursuant to the definition of the term "Permitted Liens", are not prohibited from being prior to the Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, and (ii) the Collateral Agent's rights in such Equipment and Inventory, including, without limitation, the existence, perfection and priority of the security interest created hereby in such Equipment and Inventory, are not adversely affected thereby.

(c)     Condition of Equipment. Each Grantor will maintain or cause the Equipment which is necessary or useful in the proper conduct of its business to be maintained and preserved in good condition, repair and working order as when acquired and in accordance with any manufacturer's manual, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any Equipment promptly after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary or desirable, consistent with past practice, or which the Collateral Agent may request to such end. Each Grantor will promptly furnish to the Collateral Agent a statement describing in reasonable detail any loss or damage in excess of $100,000 to any Equipment.

(d)     Taxes, Etc. Each Grantor jointly and severally agrees to pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory, except to the extent otherwise provided in the Financing Agreement.

(e)     Insurance. Each Grantor will, at its own expense, maintain insurance with respect to the Collateral in accordance with the terms of the Financing Agreement. Each Grantor will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate insurance policies and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Each Grantor will also, at the request of the Collateral Agent, execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment.

(f)     Provisions Concerning the Accounts and the Licenses.

(i)     Each Grantor will, except as otherwise provided in this subsection (f), continue to collect, at its own expense, all amounts due or to become due under the Accounts. In connection with such collections, each Grantor may (and, at the Collateral Agent's direction, will) take such action as such Grantor (or, if applicable, the Collateral Agent) may deem necessary or advisable to enforce collection or performance of the Accounts; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify the Account Debtors or obligors under any Accounts of the assignment of such Accounts to the Collateral Agent and to direct such Account Debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent or its designated agent and, upon such notification and at the expense of such Grantor and to the extent permitted by law, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by any Grantor of a notice from the Collateral Agent that the Collateral Agent has notified, intends to notify, or has enforced or intends to enforce a Grantor's rights against the Account Debtors or obligors under any Accounts as referred to in the proviso to the immediately preceding sentence, (A) all amounts and proceeds (including Instruments) received by such Grantor in respect of the Accounts shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent or its designated agent in the same form as so received (with any necessary endorsement) to be held as cash collateral and either (x) credited to the Loan Account so long as no Event of Default shall have occurred and be continuing or (y) if any Event of Default shall have occurred and be continuing, applied as specified in Section 9(d) hereof, and (B) such Grantor will not adjust, settle or compromise the amount or payment of any Account or release wholly or partly any Account Debtor or obligor thereof or allow any credit or discount thereon. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may (in its sole and absolute discretion) direct any or all of the banks and financial institutions with which any Grantor either maintains a Deposit Account or a lockbox or deposits the proceeds of any Accounts to send immediately to the Collateral Agent or its designated agent by wire transfer (to such account as the Collateral Agent shall specify, or in such other manner as the Collateral Agent shall direct) all or a portion of such securities, cash, investments and other items held by such institution.   Any such securities, cash, investments and other items so received by the Collateral Agent or its designated agent shall (in the sole and absolute discretion of the Collateral Agent) be held as additional Collateral for the Secured Obligations or distributed in accordance with Section 9 hereof.

(ii)     Upon the occurrence and during the continuance of any breach or default under any License by any party thereto other than a Grantor, (A) the relevant Grantor will, promptly after obtaining knowledge thereof, give the Collateral Agent written notice of the nature and duration thereof, specifying what action, if any, it has taken and proposes to take with respect thereto, (B) no Grantor will, without the prior written consent of the Collateral Agent, declare or waive any such breach or default or affirmatively consent to the cure thereof or exercise any of its remedies in respect thereof, and (C) each Grantor will, upon written instructions from the Collateral Agent and at such Grantor's expense, take such action as the Collateral Agent may deem necessary or advisable in respect thereof.

(iii)     Each Grantor will, at its expense, promptly deliver to the Collateral Agent a copy of each notice or other communication received by it by which any other party to any License (A) declares a breach or default by a Grantor of any material term thereunder, (B) terminates such License or (C) purports to exercise any of its rights or affect any of its obligations thereunder, together with a copy of any reply by such Grantor thereto.

(iv)     Each Grantor will exercise promptly and diligently each and every right which it may have under each License (other than any right of termination) and will duly perform and observe in all respects all of its obligations under each License and will take all action necessary to maintain the Licenses in full force and effect, unless such Grantor determines in its reasonable business judgment that such License is no longer useful or necessary to the conduct of its business. No Grantor will, without the prior written consent of the Collateral Agent, cancel, terminate, amend or otherwise modify in any respect, or waive any provision of, any License.

(g)     Provisions Concerning the Pledged Interests. Each Grantor will

(i)     at the Grantors' joint and several expense, promptly deliver to the Collateral Agent a copy of each material notice or other material communication received by it in respect of the Pledged Interests in its capacity as the owner of such Pledged Interests;

(ii)     at the Grantors' joint and several expense, defend the Collateral Agent's right, title and security interest in and to the Pledged Interests against the claims of any Person;

(iii)     not make or consent to any amendment or other modification or waiver with respect to any Pledged Interests or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests, in each case other than pursuant to the Loan Documents; and

(iv)     not permit the issuance of (A) any additional shares of any class of Equity Interests of any Pledged Issuer, (B) any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such shares of Equity Interests or (C) any warrants, options, contracts or other commitments entitling any Person to purchase or otherwise acquire any such shares of Equity Interests.

(h)     Transfers and Other Liens.

(i)     Except to the extent expressly permitted by Section 7.02(c) of the Financing Agreement, no Grantor will liquidate, convey, sell, assign (by operation of law or otherwise), lease or sublease, transfer or otherwise dispose of any of the Collateral.

(ii)     Except to the extent expressly permitted by Section 7.02(a) of the Financing Agreement, no Grantor will create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral.

(i)     Intellectual Property.

(i)     If applicable, each Grantor has duly executed and delivered the applicable Assignment for Security in the form attached hereto as Exhibit B. Each Grantor (either itself or through licensees) will, and will cause each licensee thereof to, take all action necessary to maintain all of the Intellectual Property in full force and effect, including, without limitation, using the proper statutory notices and markings and using the Trademarks on each applicable trademark class of goods in order to so maintain the Trademarks in full force, free from any claim of abandonment for non-use, and no Grantor will (nor permit any licensee thereof to) do any act or knowingly omit to do any act whereby any Intellectual Property may become invalidated.

(ii)     Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, no Grantor shall have an obligation to use or to maintain any Intellectual Property (A) that relates solely to any product or work, that has been, or is in the process of being, discontinued, abandoned or terminated, (B) that is being replaced with Intellectual Property substantially similar to the Intellectual Property that may be abandoned or otherwise become invalid, so long as the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such replacement Intellectual Property is subject to the Lien created by this Agreement or (C) that is substantially the same as any other Intellectual Property that is in full force, so long as the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such other Intellectual Property is subject to the Lien and security interest created by this Agreement.

(iii)     Each Grantor will cause to be taken all necessary steps in any proceeding before the United States Patent and Trademark Office and the United States Copyright Office or any similar office or agency in any other country or political subdivision thereof to maintain each registration of the Intellectual Property (other than the Intellectual Property described in the proviso to the immediately preceding sentence), including, without limitation, filing of renewals, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and payment of maintenance fees, filing fees, taxes or other governmental fees. If any Intellectual Property is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, the Grantors shall (x) upon obtaining knowledge of such infringement, misappropriation, dilution or other violation, promptly notify the Collateral Agent and (y) to the extent the Grantors shall deem appropriate under the circumstances, promptly sue for infringement, misappropriation, dilution or other violation, seek injunctive relief where appropriate and recover any and all damages for such infringement, misappropriation, dilution or other violation, or take such other actions as the Grantors shall deem appropriate under the circumstances to protect such Intellectual Property.

(iv)     Each Grantor shall furnish to the Collateral Agent statements and schedules further identifying and describing the Intellectual Property and Licenses and such other reports in connection with the Intellectual Property and Licenses as the Collateral Agent may reasonably request, all in reasonable detail and promptly upon request of the Collateral Agent, following receipt by the Collateral Agent of any such statements, schedules or reports, the Grantors shall modify this Agreement by amending Schedule II hereto to include any Intellectual Property and Licenses, as the case may be, which become part of the Collateral under this Agreement, and shall execute and authenticate such documents and do such acts as shall be necessary or, in the judgment of the Collateral Agent, desirable to subject such Intellectual Property and Licenses to the Lien and security interest created by this Agreement.

(v)     Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, no Grantor may abandon or otherwise permit any Intellectual Property to become invalid without the prior written consent of the Collateral Agent, and if any Intellectual Property is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, the Grantors will take such action as the Collateral Agent shall deem appropriate under the circumstances to protect such Intellectual Property.

(vi)     In the event that any Grantor shall (A) obtain rights to any new Trademarks necessary for the operation of its business, or any reissue, renewal or extension of any existing Trademark necessary for the operation of its business, (B) obtain rights to or develop any new patentable inventions, or become entitled to the benefit of any Patent, or any reissue, division, continuation, renewal, extension or continuation-in-part of any existing Patent or any improvement thereof (whether pursuant to any license or otherwise), (C) obtain rights to or develop any new works protectable by Copyright, or become entitled to the benefit of any rights with respect to any Copyright or any registration or application therefor, or any renewal or extension of any existing Copyright or any registration or application therefor, or (D) obtain rights to or develop new Other Intellectual Property, the provisions of Section 2 hereof shall automatically apply thereto and such Grantor shall give to the Collateral Agent prompt notice thereof in accordance with the terms of this Agreement and the Financing Agreement. Except as otherwise provided herein or in the Financing Agreement each Grantor, either itself or through any agent, employee, licensee or designee, shall give the Collateral Agent written notice of each application submitted by it for the registration of any Trademark or Copyright or the issuance of any Patent with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or in any similar office or agency of the United States or any country or any political subdivision thereof.

(vii)     Each Grantor shall execute, authenticate and deliver any and all assignments, agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent's security interest hereunder in such Intellectual Property and the General Intangibles of such Grantor relating thereto or represented thereby, and each Grantor hereby appoints the Collateral Agent its attorney-in-fact to execute and/or authenticate and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed, and such power (being coupled with an interest) shall be irrevocable until the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents.

(j)     Deposit, Commodities and Securities Accounts. On or prior to the Effective Date, each Grantor shall cause each bank and other financial institution with an account referred to in Schedule IV hereto to execute and deliver to the Collateral Agent (or its designee) a control agreement, in form and substance satisfactory to the Collateral Agent, duly executed by such Grantor and such bank or financial institution, or enter into other arrangements in form and substance satisfactory to the Collateral Agent, pursuant to which such institution shall irrevocably agree, among other things, that (i) it will comply at any time with the instructions originated by the Collateral Agent (or its designee) to such bank or financial institution directing the disposition of cash, Commodity Contracts, securities, Investment Property and other items from time to time credited to such account, without further consent of such Grantor, which instructions the Collateral Agent (or its designee) will not give to such bank or other financial institution in the absence of a continuing Event of Default, (ii) all cash, Commodity Contracts, securities, Investment Property and other items of such Grantor deposited with such institution shall be subject to a perfected, first priority security interest in favor of the Collateral Agent (or its designee), (iii) any right of set off, banker's Lien or other similar Lien, security interest or encumbrance shall be fully waived as against the Collateral Agent (or its designee), and (iv) upon receipt of written notice from the Collateral Agent during the continuance of an Event of Default, such bank or financial institution shall immediately send to the Collateral Agent (or its designee) by wire transfer (to such account as the Collateral Agent (or its designee) shall specify, or in such other manner as the Collateral Agent (or its designee) shall direct) all such cash, the value of any Commodity Contracts, securities, Investment Property and other items held by it.   Without the prior written consent of the Collateral Agent, no Grantor shall make or maintain any Deposit Account, Commodity Account or Securities Account except for the accounts set forth in Schedule IV hereto. The provisions of this Section 6(j) shall not apply to (i) Deposit Accounts for which the Collateral Agent is the depositary, (ii) Deposit Accounts that do not contain deposits at any time in an aggregate amount in excess of $10,000 for any one account and $50,000 in the aggregate for all such accounts, and (iii) Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Grantor's salaried employees, provided that the funds on deposit in such Deposit Accounts shall at no time exceed the actual payroll, payroll taxes and other employee wage and benefit payments then owing by such Grantor for the immediately succeeding payroll period.

(k)     Titled Collateral.

(i)     Each Grantor shall (a) cause all Collateral, now owned or hereafter acquired by any Grantor, which under applicable law are required to be registered, to be properly registered in the name of such Grantor, (b) cause all Titled Collateral, to be properly titled in the name of such Grantor, and if requested by the Collateral Agent (which request shall only be made with respect to Titled Collateral with an individual fair market value in excess of $25,000 so long as no Event of Default exists), with the Collateral Agent's Lien noted thereon and (c) if requested by the Collateral Agent, promptly deliver to the Collateral Agent (or its custodian) originals of all such Certificates of Title or certificates of ownership for such Titled Collateral, with the Collateral Agent's Lien noted thereon, provided, that each Grantor covenants and agrees that any original Certificates of Title or certificates of ownership not delivered to Collateral Agent shall be held in trust by such Grantor for the Agents and the Lenders.

(ii)     Upon the acquisition after the date hereof by any Grantor of any Titled Collateral (other than Equipment to be acquired that is subject to a purchase money security interest permitted by Section 7.02(a) of the Financing Agreement), such Grantor shall immediately notify the Collateral Agent of such acquisition, set forth a description of such Titled Collateral acquired and a good faith estimate of the current value of such Titled Collateral, and if so requested by the Collateral Agent (which request shall only be made with respect to Titled Collateral with an individual fair market value in excess of $25,000 so long as no Event of Default exists), immediately deliver to the Collateral Agent (or its custodian) originals of the Certificates of Title or certificates of ownership for such Titled Collateral, together with the manufacturer's statement of origin, and an application duly executed by the appropriate Grantor to evidence the Collateral Agent's Lien thereon.

(iii)     Each Grantor hereby appoints the Collateral Agent as its attorney-in-fact, effective the date hereof and terminating upon the termination of this Agreement, for the purpose of (A) executing on behalf of such Grantor title or ownership applications for filing with appropriate Governmental Authority to enable Titled Collateral now owned or hereafter acquired by such Grantor to be retitled and the Collateral Agent listed as lienholder thereof, (B) filing such applications with such Governmental Authority, and (C) executing such other documents and instruments on behalf of, and taking such other action in the name of, such Grantor as the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (including, without limitation, for the purpose of creating in favor of the Collateral Agent a perfected Lien on such Titled Collateral and exercising the rights and remedies of the Collateral Agent hereunder). This appointment as attorney-in-fact is coupled with an interest and is irrevocable until the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents.

(iv)     With respect to motor vehicles, any Certificates of Title or ownership delivered pursuant to the terms hereof shall be accompanied by odometer statements for each motor vehicle covered thereby.

(v)     So long as no Event of Default shall have occurred and be continuing, upon the request of any Grantor, the Collateral Agent shall execute and deliver to such Grantor such instruments as such Grantor shall reasonably request to remove the notation of the Collateral Agent as lienholder on any Certificate of Title or certificate of ownership for any Titled Collateral; provided that any such instruments shall be delivered, and the release shall be effective, only upon receipt by the Collateral Agent of a certificate from such Grantor, stating that the Titled Collateral, the Lien on which is to be released, is to be sold in accordance with the terms of the Financing Agreement or has suffered a casualty loss (with title thereto passing to the casualty insurance company therefor in settlement of the claim for such loss), the amount that such Grantor will receive as sale proceeds or insurance proceeds and whether or not such sale proceeds or insurance proceeds are required by the Financing Agreement to be paid to the Collateral Agent to be applied to the Secured Obligations and, to the extent required by the Financing Agreement, any proceeds of such sale or casualty loss shall be paid to the Collateral Agent hereunder to be applied to the Secured Obligations in accordance with the terms of the Financing Agreement.

(l)     Control. Each Grantor hereby agrees to take any or all action that may be necessary or desirable or that the Collateral Agent may request in order for the Collateral Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the Code with respect to the following Collateral: (i) Deposit Accounts, (ii) Electronic Chattel Paper, (iii) Investment Property and (iv) Letter-of-Credit Rights. Each Grantor hereby acknowledges and agrees that any agent or designee of the Collateral Agent shall be deemed to be a "secured party" with respect to the Collateral under the control of such agent or designee for all purposes.

(m)     Records; Inspection and Reporting.

(i)     Each Grantor shall keep adequate records concerning the Accounts, Chattel Paper and Pledged Interests. Each Grantor shall permit any Agent, or any agents or representatives thereof or such professionals or other Persons as any Agent may designate, at any time and from time to time during normal business hours, at the expense of the Grantors, (A) to examine and make copies of and abstracts from such Grantor's books and records, (B) to visit and inspect its properties, (C) to verify materials, leases, notes, Accounts, Inventory and other assets of such Grantor from time to time, (D) to conduct audits, physical counts, appraisals and/or valuations, and environmental assessments or examinations at the locations of such Grantor and (E) to discuss such Grantor's affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives, in each case as provided in and subject to the Financing Agreement.

(ii)     Except as otherwise expressly permitted by Section 7.02(m) of the Financing Agreement, no Grantor shall, without the prior written consent of the Collateral Agent, amend, modify or otherwise change (A) its name, organizational identification number or FEIN (B) its jurisdiction of organization as set forth in Schedule I hereto or (C) its chief executive office as set forth in Schedule III hereto. Each Grantor shall immediately notify the Collateral Agent upon obtaining an organizational identification number, if on the date hereof such Grantor did not have such identification number.

(n)     Partnership and Limited Liability Company Interest. Except with respect to partnership interests and membership interests evidenced by a certificate, which certificate has been pledged and delivered to the Collateral Agent pursuant to Section 4 hereof, no Grantor that is a partnership or a limited liability company shall, nor shall any Grantor with any Subsidiary that is a partnership or a limited liability company, permit such partnership interests or membership interests to (i) be dealt in or traded on securities exchanges or in securities markets, (ii) become a security for purposes of Article 8 of any relevant Uniform Commercial Code, (iii) become an investment company security within the meaning of Section 8-103 of any relevant Uniform Commercial Code or (iv) be evidenced by a certificate. Each Grantor agrees that such partnership interests or membership interests shall constitute General Intangibles.

(o)     Monthly Acquisition Report. Within thirty (30) days after the last day of each month, the Administrative Borrower shall deliver to the Collateral Agent a report listing all material acquisitions of fee and leasehold interests in Coal Business real property acquired during such month by any Grantor, accompanied by a certificate of an Authorized Officer of the Administrative Borrower certifying compliance with Section 7.01(o) of the Financing Agreement.

SECTION 7.     Voting Rights, Dividends, Etc. in Respect of the Pledged Interests.

(a)     So long as no Event of Default shall have occurred and be continuing:

(i)     each Grantor may exercise any and all voting and other consensual rights pertaining to any Pledged Interests for any purpose not inconsistent with the terms of this Agreement, the Financing Agreement or the other Loan Documents; provided, however, that (A) none of the Grantors will exercise or refrain from exercising any such right, as the case may be, if the Collateral Agent gives a Grantor notice that, in the Collateral Agent's judgment, such action (or inaction) could reasonably be expected to have a Material Adverse Effect and (B) each Grantor will give the Collateral Agent at least five (5) Business Days' notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right which could reasonably be expected to have a Material Adverse Effect;

(ii)     each of the Grantors may receive and retain any and all dividends, interest or other distributions paid in respect of the Pledged Interests to the extent permitted by the Financing Agreement; provided, however, that any and all (A) dividends and interest paid or payable other than in cash in respect of, and Instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, any Pledged Interests, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Interests in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, and (C) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Interests, together with any dividend, interest or other distribution or payment which at the time of such payment was not permitted by the Financing Agreement, shall be, and shall forthwith be delivered to the Collateral Agent, to hold as, Pledged Interests and shall, if received by any of the Grantors, be received in trust for the benefit of the Collateral Agent, shall be segregated from the other property or funds of the Grantors, and shall be forthwith delivered to the Collateral Agent in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations; and

(iii)     the Collateral Agent will execute and deliver (or cause to be executed and delivered) to a Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 7(a)(i) hereof and to receive the dividends, interest and/or other distributions which it is authorized to receive and retain pursuant to Section 7(a)(ii) hereof.

(b)     Upon the occurrence and during the continuance of an Event of Default:

(i)     all rights of each Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7(a)(i) hereof, and to receive the dividends, distributions, interest and other payments that it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) hereof, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Interests such dividends, distributions and interest payments;

(ii)     the Collateral Agent is authorized to notify each debtor with respect to the Pledged Debt to make payment directly to the Collateral Agent (or its designee) and may collect any and all moneys due or to become due to any Grantor in respect of the Pledged Debt, and each of the Grantors hereby authorizes each such debtor to make such payment directly to the Collateral Agent (or its designee) without any duty of inquiry;

(iii)     without limiting the generality of the foregoing, the Collateral Agent may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Interests as if it were the absolute owner thereof, including, without limitation, the right to exchange, in its discretion, any and all of the Pledged Interests upon the merger, consolidation, reorganization, recapitalization or other adjustment of any Pledged Issuer, or upon the exercise by any Pledged Issuer of any right, privilege or option pertaining to any Pledged Interests, and, in connection therewith, to deposit and deliver any and all of the Pledged Interests with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine; and

(iv)     all dividends, distributions, interest and other payments that are received by any of the Grantors contrary to the provisions of Section 7(b)(i) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Grantors, and shall be forthwith paid over to the Collateral Agent as Pledged Interests in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations.

SECTION 8.     Additional Provisions Concerning the Collateral.

(a)     To the maximum extent permitted by applicable law, and for the purpose of taking any action that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, each Grantor hereby (i) authorizes the Collateral Agent to execute any such agreements, instruments or other documents in such Grantor's name and to file such agreements, instruments or other documents in such Grantor's name and in any appropriate filing office, (ii) authorizes the Collateral Agent at any time and from time to time to file, one or more financing or continuation statements and amendments thereto, relating to the Collateral (including, without limitation, any such financing statements that (A) describe the Collateral as "all assets" or "all personal property" (or words of similar effect) or that describe or identify the Collateral by type or in any other manner as the Collateral Agent may determine, regardless of whether any particular asset of such Grantor falls within the scope of Article 9 of the Uniform Commercial Code or whether any particular asset of such Grantor constitutes part of the Collateral, and (B) contain any other information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including, without limitation, whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor) and (iii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing statements, continuation statements, or amendments thereto, prior to the date hereof. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(b)     Each Grantor hereby irrevocably appoints the Collateral Agent as its attorney-in-fact and proxy, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent's discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of a Grantor under Section 6 hereof and Section 7(a) hereof), including, without limitation, (i) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to the Financing Agreement, (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral, (iii) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper in connection with clause (i) or (ii) above, (iv) to receive, indorse and collect all Instruments made payable to such Grantor representing any dividend, interest payment or other distribution in respect of any Pledged Interests and to give full discharge for the same, (v) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of the Collateral Agent and the Lenders with respect to any Collateral, (vi) to execute assignments, licenses and other documents to enforce the rights of the Collateral Agent and the Lenders with respect to any Collateral, (vii) to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its reasonable discretion, and such payments made by the Collateral Agent to become Obligations of such Grantor to the Collateral Agent, due and payable immediately without demand, and (viii) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts, Chattel Paper and other documents relating to the Collateral. This power is coupled with an interest and is irrevocable until the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents.

(c)     For the purpose of enabling the Collateral Agent to exercise rights and remedies hereunder, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby (i) grants to the Collateral Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, assign, license or sublicense any Intellectual Property now or hereafter owned by any Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; and (ii) assigns to the Collateral Agent, to the extent assignable, all of its rights to any Intellectual Property now or hereafter licensed or used by any Grantor. Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Financing Agreement that limit the right of a Grantor to dispose of its property and Section 6(i) hereof, so long as no Event of Default shall have occurred and be continuing, each Grantor may exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of its business. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time, upon the request of a Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, which such Grantor shall have certified are appropriate (in such Grantor's judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to this clause (c) as to any Intellectual Property). Further, upon the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents, the Collateral Agent (subject to Section 13(e) hereof) shall release and reassign to the Grantors all of the Collateral Agent's right, title and interest in and to the Intellectual Property, and the Licenses, all without recourse, representation or warranty whatsoever and at the Grantors' sole expense. The exercise of rights and remedies hereunder by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Grantor in accordance with the second sentence of this clause (c). Each Grantor hereby releases the Collateral Agent from any claims, causes of action and demands at any time arising out of or with respect to any actions taken or omitted to be taken by the Collateral Agent under the powers of attorney granted herein other than actions taken or omitted to be taken through the Collateral Agent's gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

(d)     If any Grantor fails to perform any agreement or obligation contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement or obligation, in the name of such Grantor or the Collateral Agent, and the expenses of the Collateral Agent incurred in connection therewith shall be jointly and severally payable by the Grantors pursuant to Section 10 hereof and shall be secured by the Collateral.

(e)     The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Other than the exercise of reasonable care to assure the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral and shall be relieved of all responsibility for any Collateral in its possession upon surrendering it or tendering surrender of it to any of the Grantors (or whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct). The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, it being understood that the Collateral Agent shall not have responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters. The Collateral Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Collateral Agent in good faith.

(f)     Anything herein to the contrary notwithstanding (i) each Grantor shall remain liable under the Licenses and otherwise in respect of the Collateral to the extent set forth therein to perform all of its obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its obligations under the Licenses or otherwise in respect of the Collateral, and (iii) the Collateral Agent shall not have any obligation or liability by reason of this Agreement under the Licenses or otherwise in respect of the Collateral, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(g)     The Collateral Agent may at any time in its discretion (i) without notice to any Grantor, transfer or register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Interests, subject only to the revocable rights of such Grantor under Section 7(a) hereof, and (ii) exchange certificates or Instruments constituting Pledged Interests for certificates or Instruments of smaller or larger denominations.

SECTION 9.     Remedies Upon Default. If any Event of Default shall have occurred and be continuing:

(a)     The Collateral Agent may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the Code (whether or not the Code applies to the affected Collateral), and also may (i) take absolute control of the Collateral, including, without limitation, transfer into the Collateral Agent's name or into the name of its nominee or nominees (to the extent the Collateral Agent has not theretofore done so) and thereafter receive, for the benefit of the Collateral Agent and the Lenders, all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, (ii) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place or places to be designated by the Collateral Agent that is reasonably convenient to both parties, and the Collateral Agent may enter into and occupy any premises owned or leased by any Grantor where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate the Collateral Agent's rights and remedies hereunder or under law, without obligation to any Grantor in respect of such occupation, and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices, at any exchange or broker's board or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable and/or (B) lease, license or otherwise dispose of the Collateral or any part thereof upon such terms as the Collateral Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale or any other disposition of the Collateral shall be required by law, at least ten (10) days' prior notice to the applicable Grantor of the time and place of any public sale or the time after which any private sale or other disposition of the Collateral is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale or other disposition of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Collateral Agent and the Lenders arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree, and waives all rights that such Grantor may have to require that all or any part of the Collateral be marshaled upon any sale (public or private) thereof. Each Grantor hereby acknowledges that (i) any such sale of the Collateral by the Collateral Agent shall be made without warranty, (ii) the Collateral Agent may specifically disclaim any warranties of title, possession, quiet enjoyment or the like, (iii) the Collateral Agent may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness), if permitted by law, for the purchase, lease, license or other disposition of the Collateral or any portion thereof for the account of the Collateral Agent (on behalf of itself and the Lenders) and (iv) such actions set forth in clauses (i), (ii) and (iii) above shall not adversely affect the commercial reasonableness of any such sale of the Collateral. In addition to the foregoing, (i) upon written notice to any Grantor from the Collateral Agent, each Grantor shall cease any use of the Intellectual Property or any trademark, patent or copyright similar thereto for any purpose described in such notice; (ii) the Collateral Agent may, at any time and from time to time, upon five (5) Business Days' prior written notice to any Grantor, license, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any of the Intellectual Property, throughout the universe for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (iii) the Collateral Agent may, at any time, pursuant to the authority granted in Section 8 hereof (such authority being effective upon the occurrence and during the continuance of an Event of Default), execute and deliver on behalf of a Grantor, one or more instruments of assignment of the Intellectual Property (or any application or registration thereof), in form suitable for filing, recording or registration in any country.

(b)     In the event that the Collateral Agent determines to exercise its right to sell all or any part of the Pledged Interests pursuant to Section 9(a) hereof, each Grantor will, at such Grantor's expense and upon request by the Collateral Agent: (i) execute and deliver, and cause each issuer of such Pledged Interests and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Collateral Agent, advisable to register such Pledged Interests under the provisions of the Securities Act, and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto, (ii) cause each issuer of such Pledged Interests to qualify such Pledged Interests under the state securities or "Blue Sky" laws of each jurisdiction, and to obtain all necessary governmental approvals for the sale of the Pledged Interests, as requested by the Collateral Agent, (iii) cause each Pledged Issuer to make available to its securityholders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act, and (iv) do or cause to be done all such other acts and things as may be necessary to make such sale of such Pledged Interests valid and binding and in compliance with applicable law. Each Grantor acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Collateral Agent by reason of the failure by any Grantor to perform any of the covenants contained in this Section 9(b) and, consequently, agrees that, if any Grantor fails to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Pledged Interests on the date the Collateral Agent demands compliance with this Section 9(b); provided, however, that the payment of such amount shall not release any Grantor from any of its obligations under any of the other Loan Documents.

(c)     Notwithstanding the provisions of Section 9(b) hereof, each Grantor recognizes that the Collateral Agent may deem it impracticable to effect a public sale of all or any part of the Pledged Shares or any other securities constituting Pledged Interests and that the Collateral Agent may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sales shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act. Each Grantor further acknowledges and agrees that any offer to sell such securities which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such an offer may be so advertised without prior registration under the Securities Act) or (ii) made privately in the manner described above to not less than fifteen bona fide offerees shall be deemed to involve a "public disposition" for the purposes of Section 9-610(c) of the Code (or any successor or similar, applicable statutory provision) as then in effect in the State of New York, notwithstanding that such sale may not constitute a "public offering" under the Securities Act, and that the Collateral Agent may, in such event, bid for the purchase of such securities.

(d)     Any cash held by the Collateral Agent (or its agent or designee) as Collateral and all Cash Proceeds received by the Collateral Agent (or its agent or designee) in respect of any sale of or collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent (or its agent or designee) as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 10 hereof) in whole or in part by the Collateral Agent against, all or any part of the Secured Obligations in such order as the Collateral Agent shall elect, consistent with the provisions of the Financing Agreement. Any surplus of such cash or Cash Proceeds held by the Collateral Agent (or its agent or designee) and remaining after the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents, shall be paid over to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

(e)     In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Collateral Agent and the Lenders are legally entitled, the Grantors shall be jointly and severally liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Loan Document for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs, expenses and other client charges of any attorneys employed by the Collateral Agent to collect such deficiency.

(f)     Each Grantor hereby acknowledges that if the Collateral Agent complies with any applicable requirements of law in connection with a disposition of the Collateral, such compliance will not adversely affect the commercial reasonableness of any sale or other disposition of the Collateral.

(g)     The Collateral Agent shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Collateral Agent's rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that any Grantor lawfully may, such Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Collateral Agent's rights under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

SECTION 10.     Indemnity and Expenses.

(a)     Each Grantor jointly and severally agrees to defend, protect, indemnify and hold harmless each Agent and each other Indemnitee from and against any and all claims, losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by such Agent or such Indemnitee to the extent that they arise out of or otherwise result from or relate to or are in connection with this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting solely and directly from such Agent's or such Indemnitee's gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(b)     Each Grantor jointly and severally agrees to pay to the Agents upon demand the amount of any and all costs and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for the Agents and of any experts and agents (including, without limitation, any collateral trustee which may act as agent of the Agents), which the Agents may incur in connection with (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of the Agents hereunder, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

SECTION 11.     Notices, Etc. All notices and other communications provided for hereunder shall be given in accordance with the notice provision of the Financing Agreement.

SECTION 12.     Security Interest Absolute; Joint and Several Obligations.

(a)     All rights of the Secured Parties and the L/C Issuer, all Liens and all obligations of each of the Grantors hereunder shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Financing Agreement or any other Loan Document, (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Secured Obligations, or any other amendment or waiver of or consent to any departure from the Financing Agreement or any other Loan Document, (iii) any exchange or release of, or non-perfection of any Lien on any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations, or (iv) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any of the Grantors in respect of the Secured Obligations. All authorizations and agencies contained herein with respect to any of the Collateral are irrevocable and powers coupled with an interest.

(b)     Each Grantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and notice of the incurrence of any Obligation by any Borrower, (iii) notice of any actions taken by any Agent, any Lender, any Guarantor or any other Person under any Loan Document or any other agreement, document or instrument relating thereto, (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this subsection (b), might constitute grounds for relieving such Grantor of any such Grantor's obligations hereunder and (v) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or other lien on any property subject thereto or exhaust any right or take any action against any Grantor or any other Person or any collateral.

(c)     All of the obligations of the Grantors hereunder are joint and several. The Collateral Agent may, in its sole and absolute discretion, enforce the provisions hereof against any of the Grantors and shall not be required to proceed against all Grantors jointly or seek payment from the Grantors ratably. In addition, the Collateral Agent may, in its sole and absolute discretion, select the Collateral of any one or more of the Grantors for sale or application to the Secured Obligations, without regard to the ownership of such Collateral, and shall not be required to make such selection ratably from the Collateral owned by all of the Grantors. The release or discharge of any Grantor by the Collateral Agent shall not release or discharge any other Grantor from the obligations of such Person hereunder.

SECTION 13.     Miscellaneous.

(a)     No amendment of any provision of this Agreement (including any Schedule attached hereto) shall be effective unless it is in writing and signed by each Grantor effected thereby and the Collateral Agent, and no waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall be effective unless it is in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)     No failure on the part of the Secured Parties or the L/C Issuer to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Secured Parties and the L/C Issuer provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Secured Parties and the L/C Issuer under any Loan Document against any party thereto are not conditional or contingent on any attempt by such Person to exercise any of its rights under any other Loan Document against such party or against any other Person, including but not limited to, any Grantor.

(c)     This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to paragraph (e) below, until the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents and (ii) be binding on each Grantor all other Persons who become bound as debtor to this Agreement in accordance with Section 9-203(d) of the Code, and shall inure, together with all rights and remedies of the Secured Parties and the L/C Issuer hereunder, to the benefit of the Secured Parties and the L/C Issuer and their respective successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, the Secured Parties and the L/C Issuer may assign or otherwise transfer their respective rights and obligations under this Agreement and any other Loan Document to any other Person pursuant to the terms of the Financing Agreement, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Secured Parties and the L/C Issuer herein or otherwise. Upon any such assignment or transfer, all references in this Agreement to any Secured Party or the L/C Issuer shall mean the assignee of any such Secured Party or such L/C Issuer. None of the rights or obligations of any Grantor hereunder may be assigned or otherwise transferred without the prior written consent of the Collateral Agent, and any such assignment or transfer shall be null and void.

(d)     Upon the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents, (i) subject to paragraph (e) below, this Agreement and the security interests and licenses created hereby shall terminate and all rights to the Collateral shall revert to the Grantors and (ii) the Collateral Agent will, upon the Grantors' request and at the Grantors' expense, without any representation, warranty or recourse whatsoever, (A) return to the Grantors (or whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct) such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (B) execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.

(e)     This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f)     Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a "Security Agreement Supplement"), (i) such Person shall be referred to as an "Additional Grantor" and shall be and become a Grantor, and each reference in this Agreement to "Grantor" shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Loan Documents to "Collateral" shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental Schedules I-VIII attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I-VIII, respectively, hereto, and the Collateral Agent may attach such Schedules as supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant hereto.

(g)     THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY AND PERFECTION OR THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(h)     In addition to and without limitation of any of the foregoing, this Agreement shall be deemed to be a Loan Document and shall otherwise be subject to all of terms and conditions contained in Sections 12.10 and 12.11 of the Financing Agreement, mutatis mutandi.

(i)     Each Grantor irrevocably and unconditionally waives any right it may have to claim or recover in any legal action, suit or proceeding with respect to this Agreement any special, exemplary, punitive or consequential damages.

(j)     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(k)     Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(l)     This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first above written.

GRANTORS: OXFORD MINING COMPANY, LLC By: Name: Bradley W. Harris Title: Senior Vice President and Chief Financial Officer

OXFORD RESOURCE PARTNERS, LP By: Oxford Resources GP, LLC, its General Partner By: Name: Bradley W. Harris Title: Senior Vice President and Chief Financial Officer

OXFORD MINING COMPANY – KENTUCKY, LLC By: Name: Bradley W. Harris Title: Senior Vice President and Chief Financial Officer

OXFORD CONESVILLE, LLC By: Name: Bradley W. Harris Title: Senior Vice President and Chief Financial Officer

OXFORD RESOURCE FINANCE CORPORATION By: Name: Bradley W. Harris Title: Senior Vice President and Chief Financial Officer

DARON COAL COMPANY, LLC By: Name: Bradley W. Harris Title: Vice President and Treasurer

Signature Page to Security Agreement

ACCEPTED AND AGREED: CERBERUS BUSINESS FINANCE, LLC, as Collateral Agent By: Name: Title:

Signature Page to Security Agreement

SCHEDULE I

LEGAL NAMES; JURISDICTIONS OF ORGANIZATION; TYPE OF ORGANIZATION; ORGANIZATIONAL IDENTIFICATION NUMBERS;

SCHEDULE II

INTELLECTUAL PROPERTY AND LICENSES; TRADE NAMES

A.	COPYRIGHTS

1.     Registered Copyrights

2.     Copyright Applications

3.     Copyright Licenses

B.	PATENTS

1.     Registered Patents

2.     Patents Applications

3.     Patents Licenses

C.	TRADEMARKS

1.     Registered Trademarks

2.     Trademark Applications

3.     Trademark Licenses

D.	OTHER INTELLECTUAL PROPERTY

E.	TRADENAMES

F.	NAME OF, AND EACH TRADENAME USED BY, EACH PERSON FROM WHICH A GRANTOR HAS ACQUIRED ANY SUBSTANTIAL PART OF THE COLLATERAL WITHIN THE PRECEDING FIVE YEARS

SCHEDULE III

LOCATIONS OF GRANTORS

LOCATION	Description of Location (state if Location
	(i)	contains Equipment, Fixtures, Inventory or other Goods
	(ii)	is chief place of business and chief executive office, or
	(iii)	contains Records concerning Accounts and originals of Chattel Paper)

SCHEDULE IV

DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS AND COMMODITIES ACCOUNTS

Name and Address of Institution Maintaining Account	Account Number	Type of Account

SCHEDULE V

UCC FINANCING STATEMENTS

UCC Financing Statements have been filed in the jurisdictions below against the Grantors:

Name of Grantor	Secretary of State
[_____________]	[_____________]

SCHEDULE VI

COMMERCIAL TORT CLAIMS

SCHEDULE VII

PLEDGED DEBT

Grantor	Name of Maker	Description	Principal Amount Outstanding as of

SCHEDULE VIII

PLEDGED SHARES

Grantor	Name of Pledged Issuer	Number of Shares	Percentage of Outstanding Shares	Class	Certificate Number
[______]	[______]	[______]	[______]%	[______]	[______]

EXHIBIT A

PLEDGE AMENDMENT

This Pledge Amendment, dated _________ __, 201_, is delivered pursuant to Section 4 of the Pledge and Security Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Pledge and Security Agreement, dated May [__], 2013, as it may heretofore have been or hereafter may be amended, restated, supplemented, modified or otherwise changed from time to time (the "Security Agreement") and that the Promissory Notes or shares listed on this Pledge Amendment shall be hereby pledged and assigned to the Collateral Agent and become part of the Pledged Interests referred to in such Pledge Agreement and shall secure all of the Secured Obligations referred to in such Security Agreement.

Pledged Debt
Grantor	Name of Maker	Description	Principal Amount Outstanding as of

Pledged Shares
Grantor	Name of Pledged Issuer	Number of Shares	Percentage of Outstanding Shares	Class	Certificate Number

[GRANTOR] By: Name: Title:

A-1

CERBERUS BUSINESS FINANCE, LLC, as the Collateral Agent By: Name: Title:

A-2

EXHIBIT B

ASSIGNMENT FOR SECURITY - - [TRADEMARKS] [PATENTS] [COPYRIGHTS]

WHEREAS, ________________ (the "Assignor") [has adopted, used and is using, and holds all right, title and interest in and to, the trademarks and service marks listed on the attached Schedule A, which trademarks and service marks are registered or applied for in the United States Patent and Trademark Office (the "Trademarks")] [holds all right, title and interest in the letter patents, design patents and utility patents listed on the attached Schedule A, which patents are issued or applied for in the United States Patent and Trademark Office (the "Patents")] [holds all right, title and interest in the copyrights listed on the attached Schedule A, which copyrights are registered in the United States Copyright Office (the "Copyrights")];

WHEREAS, the Assignor has entered into a Pledge and Security Agreement, dated June [__], 2013 (as amended, restated, supplemented, modified or otherwise changed from time to time, the "Security Agreement"), in favor of Cerberus Business Finance, LLC, as the Collateral Agent for itself and certain lenders (in such capacity, together with its successors and assigns, if any, the "Assignee"); and

WHEREAS, pursuant to the Security Agreement, the Assignor has assigned to the Assignee and granted to the Assignee for the benefit of the Secured Parties (as defined in the Security Agreement) a continuing security interest in all right, title and interest of the Assignor in, to and under the [Trademarks, together with, among other things, the good-will of the business symbolized by the Trademarks] [Patents] [Copyrights] and the applications and registrations thereof, and all proceeds thereof, including, without limitation, any and all causes of action which may exist by reason of infringement thereof and any and all damages arising from past, present and future violations thereof (the "Collateral"), to secure the payment, performance and observance of the Secured Obligations (as defined in the Security Agreement);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor does hereby pledge, convey, sell, assign, transfer and set over unto the Assignee and grants to the Assignee for the benefit of the Assignee and the Lenders a continuing security interest in the Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

The Assignor does hereby further acknowledge and affirm that the rights and remedies of the Assignee with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

B-1

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be duly executed by its officer thereunto duly authorized as of _____________ __, 20__.

[GRANTOR] By: Name: Title:

B-2

SCHEDULE A TO ASSIGNMENT FOR SECURITY

[Trademarks and Trademark Applications]

[Patent and Patent Applications]

[Copyright and Copyright Applications]

Owned by ______________________________

 B-3

EXHIBIT C

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

Cerberus Business Finance, LLC, as Collateral Agent

875 Third Avenue

New York, New York 10022

Ladies and Gentlemen:

Reference hereby is made to (i) the Financing Agreement, dated as of June [__], 2013 (such agreement, as amended, restated, supplemented, modified or otherwise changed from time to time, including any replacement agreement therefor, being hereinafter referred to as the "Financing Agreement") by and among Oxford Mining Company, LLC, an Ohio limited liability company (the "Administrative Borrower"; and together with each other Person that executes a joinder agreement and becomes a "Borrower" thereunder, each a "Borrower" and collectively the "Borrowers"), Oxford Resource Partners, LP, a Delaware limited partnership (the "Parent"), and each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guarantees all or any part of the Obligations (as defined therein), each a "Guarantor" and collectively the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively the "Agents") and (ii) the Pledge and Security Agreement, dated as of June [__], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Security Agreement"), made by the Grantors from time to time party thereto in favor of the Collateral Agent. Capitalized terms defined in the Financing Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Financing Agreement or the Security Agreement.

SECTION 1.     Grant of Security. The undersigned hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties and the L/C Issuer, a security interest in, all of its right, title and interest in and to all of the Collateral (as defined in the Security Agreement) of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including, without limitation, the property and assets of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement.

SECTION 2.     Security for Obligations. The grant of a security interest in the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Secured Obligations of the undersigned now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, each of this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to the Collateral Agent or any Secured Party or the L/C Issuer under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Grantor.

SECTION 3.     Supplements to Security Agreement Schedules. The undersigned has attached hereto supplemental Schedules I through VIII to Schedules I through VIII, respectively, to the Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such supplemental Schedules have been prepared by the undersigned in substantially the form of the equivalent Schedules to the Security Agreement, and such supplemental Schedules include all of the information required to be scheduled to the Security Agreement and do not omit to state any information material thereto.

SECTION 4.     Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 5 of the Security Agreement (as supplemented by the attached supplemental Schedules) to the same extent as each other Grantor.

SECTION 5.     Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an "Additional Grantor" or a "Grantor" shall also mean and be a reference to the undersigned.

SECTION 6.     Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7.     Loan Document. In addition to and without limitation of any of the foregoing, this Security Agreement Supplement shall be deemed to be a Loan Document and shall otherwise be subject to all of terms and conditions contained in Sections 12.10 and 12.11 of the Financing Agreement, mutatis mutandi.

Very truly yours, [NAME OF ADDITIONAL GRANTOR] By: Name: Title:

Acknowledged and Agreed: CERBERUS BUSINESS FINANCE, LLC, as Collateral Agent By: Name: Title:

EXHIBIT C

FORM OF NOTICE OF BORROWING

OXFORD MINING COMPANY, LLC
41 South High Street, Suite 3450
Columbus, Ohio 43215

_______ __, 201_

Cerberus Business Finance, LLC,
as Administrative Agent for the Lenders

party to the Financing Agreement referred to below
875 Third Avenue
New York, New York 10022
Attention: Loan Operations

Ladies and Gentlemen:

The undersigned, OXFORD MINING COMPANY, LLC, an Ohio limited liability company (the "Administrative Borrower"), (i) refers to the Financing Agreement, dated as of June 24, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among the Administrative Borrower, Oxford Resource Partners, LP, a Delaware limited partnership (the "Parent"), each subsidiary of the Parent listed as a "Borrower" on the signature pages thereto (together with the Administrative Borrower and each other Person that executes a joinder agreement and becomes a "Borrower" thereunder, each a "Borrower" and collectively, the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guarantees all or any part of the Obligations (as defined therein), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents") and (ii) hereby gives the Administrative Agent notice pursuant to Section 2.02 of the Financing Agreement that the Administrative Borrower, on behalf of the Borrowers, hereby requests a Loan under the Financing Agreement, and in that connection sets forth below the information relating to such Loan (the "Proposed Loan") as required by Section 2.02(a) of the Financing Agreement. All capitalized terms used but not defined herein shall have the same meanings herein as set forth in the Financing Agreement.

(i) The aggregate principal amount of the Proposed Loan shall be $[_________].

(ii) The Proposed Loan shall be a [Revolving Loan][Term Loan].

(iii) The Proposed Loan shall be a [Reference Rate Loan] [LIBOR Rate Loan, with an initial Interest Period of [one month][two months][three months]].

(iv) The borrowing date of the Proposed Loan shall be ________ __, 201_.

(v) The proceeds of the Proposed Loan should be made available to the Borrowers in accordance with the wire instructions set forth on Annex I attached hereto.

[SIGNATURE PAGE FOLLOWS]

The Administrative Borrower certifies that (i) the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender on or prior to the date hereof are true and correct on and as of the date hereof as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (ii) no Default or Event of Default shall have occurred and be continuing on the date of the Proposed Loan or shall result from the making of the Proposed Loan and (iii) all applicable conditions set forth in Article V of the Financing Agreement shall have been satisfied as of the date of the Proposed Loan.

Very truly yours, OXFORD MINING COMPANY, LLC, as Administrative Borrower By: Name: Title:

Signature Page to Notice of Borrowing

EXHIBIT D

FORM OF LIBOR NOTICE

OXFORD MINING COMPANY, LLC
41 South High Street, Suite 3450
Columbus, Ohio 43215

_______ __, ____

Cerberus Business Finance, LLC,
as Administrative Agent for the Lenders
party to the Financing Agreement referred to below
875 Third Avenue
New York, New York 10022
Attention: Loan Operations

Ladies and Gentlemen:

Reference is made to the Financing Agreement, dated as of June 24, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among OXFORD MINING COMPANY, LLC, an Ohio limited liability company (the "Administrative Borrower"), OXFORD RESOURCES PARTNERS, LP, a Delaware limited partnership (the "Parent"), each subsidiary of the Parent listed as a "Borrower" on the signature pages thereto (together with the Administrative Borrower and each other Person that executes a joinder agreement and becomes a "Borrower" thereunder, each a "Borrower" and collectively the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guarantees all or any part of the Obligations (as defined therein), each a "Guarantor" and collectively the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and collectively the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively the "Agents"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement.

This LIBOR Notice, provided by the Administrative Borrower, represents the Borrowers' request to [continue a LIBOR Rate Loan as a LIBOR Rate Loan] [convert a Reference Rate Loan into a LIBOR Rate Loan] [convert a LIBOR Rate Loan into a Reference Rate Loan] (the "Continuation/Conversion") with respect to $________ of the outstanding principal amount of the [Term Loan][Revolving Loan] (the "Referenced Loan")[, and is a written confirmation of the telephonic notice of such election previously given to the Administrative Agent].

If the Referenced Loan will be a LIBOR Rate Loan, it will have an Interest Period of [one month] [two months] [three months], commencing on ____________.

If the Referenced Loan will be a LIBOR Rate Loan, this LIBOR Notice confirms each Borrower's acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Financing Agreement, of the LIBOR Rate as determined pursuant to the Financing Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

The Administrative Borrower certifies that (i) the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document are true and correct on and as of the date hereof as though made on and as of the date hereof and will be true and correct on and as of the date of the Continuation/Conversion (except that any representation and warranty made as of a specific date shall be true and correct as of such specific date), and (ii) no Default or Event of Default has occurred and is continuing on the date hereof or will result from or occur or be continuing on the date of the Continuation/Conversion.

OXFORD MINING COMPANY, LLC, as Administrative Borrower By: Name: Title:

Signature Page to LIBOR Notice

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Assignment Agreement") is entered into as of _____ __, ____ between ___________ (the "Assignor") and ______________ (the "Assignee"). Reference is made to the Financing Agreement described in Item 2 of Annex I annexed hereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement.

1.     In accordance with the terms and conditions of Section 12.07 of the Financing Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns without recourse, representation or warranty (except as expressly set forth herein) to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents with respect to the Obligations owing to the Assignor, and the Assignor's portion of the Commitments and the Loans as specified on Annex I.

2.     The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3.     The Assignee (a) confirms that it has received copies of the Financing Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Financing Agreement; (d) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf as the Administrative Agent or the Collateral Agent (as the case may be) determines and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Agent (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4.     Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Agents for recording by the Administrative Agent. The effective date of this Assignment Agreement (the "Settlement Date") shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Collateral Agent (and the Administrative Agent if required by the Financing Agreement) and recorded in the Register by the Administrative Agent, (c) the date of receipt by the Collateral Agent of a processing and recordation fee in the amount of $5,0001, (d) the Settlement Date specified on Annex I, and (e) the receipt by Assignor of the Purchase Price specified in Annex I.

5.     As of the Settlement Date, (a) the Assignee shall be a party to the Financing Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents.

6.     Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Financing Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Financing Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7.     THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.     EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

1 The payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender.

9.     This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR] By: Name: Title:

[ASSIGNEE] By: Name: Title:

ACCEPTED AND CONSENTED TO this ___ day
of ________, ____

CERBERUS BUSINESS FINANCE, LLC, as Collateral Agent By: Name: Title:

CERBERUS BUSINESS FINANCE, LLC, as Administrative Agent By: Name: Title: [2]

2 If required by the Financing Agreement.

ANNEX FOR ASSIGNMENT AND ACCEPTANCE AGREEMENT

ANNEX I

1.	Administrative Borrower:	Oxford Mining Company, LLC

2.	Name and Date of Financing Agreement:

Financing Agreement, dated as of June 24, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among OXFORD MINING COMPANY, LLC, an Ohio limited liability company, ("Administrative Borrower"), Oxford Resource Partners, LP, a Delaware limited partnership (the "Parent"), each subsidiary of the Parent listed as a "Borrower" on the signature pages thereto (together with the Administrative Borrower and each other Person that executes a joinder agreement and becomes a "Borrower" thereunder, each a "Borrower" and collectively the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guarantees all or any part of the Obligations (as defined therein), each a "Guarantor" and collectively the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and collectively the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively the "Agents").

3.	Date of Assignment Agreement:	_________

4.	Amount of Revolving Credit Commitment Assigned:	$_________

5.	Amount of Revolving Loans Assigned:	$_________

6.	Amount of Term Loan Commitment Assigned:	$_________

7.	Amount of Term Loan Assigned:	$_________

8.	Purchase Price:	$_________

9.	Settlement Date:	_________

10.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

Attn: Fax No.:	Attn: Fax No.:
Bank Name:	Bank Name:
ABA Number:	ABA Number:
Account Name:	Account Name:
Account Number:	Account Number:
Sub-Account Name:	Sub-Account Name:
Sub-Account Number:	Sub-Account Number:
Reference:	Reference:
Attn:	Attn:

EXHIBIT F

FORM OF INTERCREDITOR AGREEMENT

(attached)

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”), dated as of June 24, 2013, is made by and between CERBERUS BUSINESS FINANCE, LLC, as administrative agent and collateral agent under and pursuant to the First Lien Credit Agreement (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “Original First Lien Agent”), and OBSIDIAN AGENCY SERVICES, INC., as administrative agent and collateral agent under and pursuant to the Second Lien Credit Agreement (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “Original Second Lien Agent”), and is acknowledged by OXFORD MINING COMPANY, LLC (“Borrower”) and the other Obligors (as hereinafter defined).

WHEREAS, Borrower, the Original First Lien Agent, and the lenders party thereto (the “Original First Lien Lenders”) have entered into that certain Financing Agreement dated as of the date hereof (such agreement as in effect on the date hereof, the “Original First Lien Credit Agreement”) pursuant to which the Original First Lien Agent and the Original First Lien Lenders have agreed, upon the terms and conditions stated therein, to make term loans and revolving credit loans to Borrower and issue or cause the issuance of letters of credit in an aggregate principal amount of up to $100,000,000 at any time outstanding. Borrower has agreed to cause Oxford Resource Partners, LP (“Parent”) and certain current and future Subsidiaries of Parent (such Subsidiaries, together with Parent, each a “Guarantor” and collectively, the “Guarantors”, and, together with Borrower, each an “Obligor” and collectively, the “Obligors”) to guarantee Borrower’s Obligations (as that term is defined in the Original First Lien Credit Agreement). The repayment of such Obligations is secured by security interests in and liens on substantially all of the assets of Borrower and the Guarantors pursuant to certain collateral documents in favor of the Original First Lien Agent, for the benefit of the First Lien Lenders (as hereinafter defined), which documents, together with the other collateral and loan documents executed and delivered in connection with the Original First Lien Credit Agreement, each as in effect on the date hereof, are referred to herein as the “Original First Lien Loan Documents”;

WHEREAS, Borrower, the Original Second Lien Agent, and the lenders party thereto (the “Original Second Lien Lenders”) have entered into that certain Financing Agreement dated as of the date hereof (such agreement as in effect on the date hereof, the “Original Second Lien Credit Agreement”) pursuant to which the Original Second Lien Agent and the Original Second Lien Lenders have agreed, upon the terms and conditions stated therein, to make term loans to Borrower in an aggregate principal amount of $75,000,000 (which amount may be increased, in the sole discretion of the Second Lien Lenders (as hereinafter defined), to $85,000,000). Borrower has agreed to cause the Guarantors to guarantee Borrower’s Obligations (as that term is defined in the Original Second Lien Credit Agreement). The repayment of such Obligations is secured by security interests in and liens on substantially all of the assets of Borrower and the Guarantors pursuant to certain collateral documents in favor of the Original Second Lien Agent, for the benefit of the Second Lien Lenders (as hereinafter defined), which documents, together with the other collateral and loan documents executed and delivered in connection with the Original Second Lien Credit Agreement, each as in effect on the date hereof, are referred to herein as the “Original Second Lien Loan Documents”;

WHEREAS, the Original First Lien Agent, for and on behalf of itself and the First Lien Lenders, and the Original Second Lien Agent, for and on behalf of itself and the Second Lien Lenders, wish to enter into this Agreement to establish their respective rights and priorities in the Collateral and their claims against the Obligors.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Original First Lien Agent, on behalf of itself and the First Lien Lenders, and the Original Second Lien Agent, on behalf of itself and the Second Lien Lenders, hereby agree as follows:

1. Definitions; Rules of Construction.

a. Terms Defined Above and in the Recitals. As used in this Agreement, the following terms shall have the respective meanings indicated in the opening paragraph hereof and in the above Recitals:

“Agreement”

“Borrower”

“Guarantor” and “Guarantors”

“Obligor” and “Obligors”

“Original First Lien Agent”

“Original First Lien Credit Agreement”

“Original First Lien Lenders”

“Original First Lien Loan Documents”

“Original Second Lien Agent”

“Original Second Lien Credit Agreement”

“Original Second Lien Lenders”

“Original Second Lien Loan Documents”

“Parent”

b. Other Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Adequate Protection Lien” has the meaning set forth in Section 3.d.

“Agent” means the First Lien Agent or the Second Lien Agent, as the context may require.

“Bank Products” means any service or facility extended to Borrower or any other Obligor by any First Lien Lender or its affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, and (g) Lender-Provided Hedging Agreements.

“Bank Products Agreements” means those certain agreements entered into from time to time between a Borrower, on the one hand, and a First Lien Lender or its affiliates, on the other hand, in connection with any of the Bank Products, including, without limitation, any Lender-Provided Hedging Agreement.

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“Bankruptcy Code” shall mean title 11 of the United States Code, as in effect from time to time.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, the issuing Person.

“Cash Collateral” means any Collateral consisting of money or cash equivalents, any security entitlement (as defined in the UCC) and any financial assets (as defined in the UCC).

“Collateral” means all assets and properties upon which either the First Lien Agent or the Second Lien Agent now has or hereafter acquires a Lien, whether now owned or hereafter acquired by any Obligor or any other Person, together with all rents, issues, profits, products, and Proceeds thereof.

“Control Collateral” means any Collateral consisting of a certificated security (as defined in the UCC), investment property (as defined in the UCC), a deposit account (as defined in the UCC) and any other Collateral as to which a Lien may be perfected through physical possession or control by the secured party or any agent therefor.

“DIP Financing” has the meaning set forth in Section 3.d.

“Discharge of First Lien Indebtedness” means payment in full in cash of the First Lien Indebtedness (other than the First Lien Indebtedness consisting solely of contingent indemnification obligations under the First Lien Loan Documents for which no claim has been asserted in writing) after or concurrently with termination of all commitments to extend credit under any First Lien Credit Agreement.

“Discharge of Priority First Lien Indebtedness” means, except to the extent otherwise expressly provided in Section 2.j, payment in full in cash of the First Lien Indebtedness (other than (a) the Excluded First Lien Indebtedness and (b) the First Lien Indebtedness consisting solely of contingent indemnification obligations under the First Lien Loan Documents for which no claim has been asserted in writing) after or concurrently with termination of all commitments to extend credit under any First Lien Credit Agreement.

“Discharge of Priority Second Lien Indebtedness” means, except to the extent otherwise expressly provided in Section 2.k., payment in full in cash of the Second Lien Indebtedness (other than (a) the Excluded Second Lien Indebtedness and (b) the Second Lien Indebtedness consisting solely of contingent indemnification obligations under the Second Lien Loan Documents for which no claim has been asserted in writing) after or concurrently with termination of all commitments to extend credit under any Second Lien Credit Agreement.

“Discharge of Second Lien Indebtedness” means payment in full in cash of the Second Lien Indebtedness (other than the Second Lien Indebtedness consisting solely of contingent indemnification obligations under the Second Lien Loan Documents for which no claim has been asserted in writing) after or concurrently with termination of all commitments to extend credit under any Second Lien Credit Agreement.

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“Dollars” or “$” means United States dollars unless otherwise specified.

“Equity Interests” means Capital Stock and all warrants, options, or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” means a First Lien Default or a Second Lien Default.

“Excluded First Lien Indebtedness” means, collectively, (a) the aggregate outstanding principal amount of loans and other credit accommodations made or incurred pursuant to the First Lien Credit Agreement and any Bank Products Agreement that cause the total aggregate principal amount thereof, or any category thereof, to exceed the Maximum Priority First Lien Loan Amount, or any category thereof, at such time, (b) any interest (including “payment-in-kind” interest), fees, attorneys fees, costs, expenses and indemnities payable on account of the principal described in clause (a) above under the First Lien Loan Documents or in respect thereof, (c) any prepayment premium applicable solely to the First Lien Indebtedness, make-whole obligation applicable solely to the First Lien Indebtedness, and/or early termination fee applicable solely to the First Lien Indebtedness and payable pursuant to the terms of the First Lien Credit Agreement, and (d) any default interest (but not any other interest) and/or loan fees, each arising from or related to a default and accruing or becoming due under the terms of the First Lien Loan Documents on or after the commencement of any Insolvency Proceeding relating to any Obligor or any other Person to the extent that a claim for such default interest or loan fees is not allowable or allowed in such Insolvency Proceeding.

“Excluded Second Lien Indebtedness” means, collectively, (a) the aggregate outstanding principal amount of loans made, issued or incurred pursuant to the Second Lien Credit Agreement that cause the total aggregate principal amount thereof (excluding any “payment in kind” interest), to exceed (i) the aggregate principal amount of the Term Loan (as defined in the Original Second Lien Credit Agreement or any comparable term in any successor Second Lien Credit Agreement) made pursuant to the Second Lien Loan Documents not in excess of $85,000,000, plus (ii) $17,000,000, minus the sum of all permanent repayments after the date hereof of the principal amount of the Second Lien Term Loans, (b) any interest (including “payment in kind” interest), fees, attorneys fees, costs, expenses and indemnities payable on account of the principal described in clause (a) above under the Second Lien Loan Documents or in respect thereof, (c) any prepayment premium applicable solely to the Second Lien Indebtedness, make-whole obligation applicable solely to the Second Lien Indebtedness, and/or early termination fee applicable solely to the Second Lien Indebtedness and payable pursuant to the terms of the Second Lien Credit Agreement, and (d) any default interest (but not any other interest) and/or loan fees, each arising from or related to a default and accruing or becoming due under the terms of the Second Lien Loan Documents on or after the commencement of any Insolvency Proceeding relating to any Obligor or any other Person to the extent that a claim for such default interest and/or loan fees is not allowable or allowed in such Insolvency Proceeding.

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“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means (a) the taking of any action to enforce or realize upon any Lien, including the institution of any private or judicial foreclosure or sale proceedings or the noticing of any public or private sale or other disposition pursuant to Article 9 of the UCC, (b) the exercise of any right or remedy provided to a secured creditor or otherwise on account of a Lien under the First Lien Loan Documents, the Second Lien Loan Documents, applicable law, in an Insolvency Proceeding or otherwise, including the election to retain Collateral in full or partial satisfaction of a Lien, (c) the taking of any action or the exercise of any right or remedy in respect of the collection on, taking possession of, set off against, marshaling of, or foreclosure on the Collateral or the Proceeds of Collateral (including the notification of account debtors), (d) the sale, lease, license, or other disposition of all or any portion of the Collateral, by private or public sale, other disposition or any other means permissible under applicable law, (e) the solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral to the extent undertaken and being diligently pursued in good faith to consummate the sale of such Collateral within a commercially reasonable time, (f) the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling the Collateral to the extent undertaken and being diligently pursued in good faith to consummate the sale of such Collateral within a commercially reasonable time, (g) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any Capital Stock and including any right of recoupment or set-off) whether under the First Lien Loan Documents, the Second Lien Loan Documents, applicable law, in an Insolvency Proceeding or otherwise, or (h) the commencement of, or the joinder with any creditor in commencing any legal proceeding (other than an Insolvency Proceeding) involving any assets of any Obligor. For the avoidance of doubt, the term “Exercise Any Secured Creditor Remedies” shall not include (i) the acceleration of maturity of the First Lien Indebtedness or the Second Lien Indebtedness in accordance with the provisions of the First Lien Credit Agreement or the Second Lien Credit Agreement, as the case may be, (ii) commencement of a legal proceeding or action against any Obligor for the payment of all or any part of the First Lien Indebtedness or the Second Lien Indebtedness after the occurrence of and during the continuance of a First Lien Default or a Second Lien Default, as the case may be, (iii) the institution of the default rate of interest applicable to the First Lien Indebtedness or the Second Lien Indebtedness in accordance with the terms of the First Lien Credit Agreement or the Second Lien Credit Agreement, as the case may be, (iv) the filing of a proof of claim in an Insolvency Proceeding, (v) any actions taken by the First Lien Agent or the Second Lien Agent to create, perfect or maintain the Liens of the First Lien Agent or the Second Lien Agent, (vi) the filing of responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or pleading made by any person objecting to the claim or Lien of the First Lien Agent or the First Lien Lenders or the Second Lien Agent or the Second Lien Lenders, (vii) in the case of the Second Lien Agent, commencing 120 days after the receipt by the First Lien Agent of a Standstill Notice from the Second Lien Agent, the commencement of an Insolvency Proceeding against an Obligor, or (viii) the receipt by the First Lien Agent or the First Lien Lenders or the Second Lien Agent or the Second Lien Lenders of any distribution under a plan of reorganization under any Insolvency Proceeding in respect of an Obligor.

“Exigent Circumstances” means an event or circumstance that materially and imminently threatens the ability of an Agent to realize upon all or a material part of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof, or the failure of any Obligor after reasonable demand to maintain or reinstate adequate casualty insurance coverage with respect thereto.

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“First Lien Agent” means the Original First Lien Agent, together with its successors, assigns, transferees and any Person that has a similar title (such as “Agent”, “Collateral Agent” or “Administrative Agent”) under any First Lien Credit Agreement.

“First Lien Credit Agreement” means the Original First Lien Credit Agreement, as hereafter amended, restated, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time, and any other agreement hereafter extending the maturity of, consolidating, otherwise restructuring (including adding Subsidiaries or affiliates of any Obligor or any other Persons as parties thereto), renewing, replacing or refinancing all or any portion of the Obligations or the Commitments as those terms are defined in the Original First Lien Credit Agreement or all or any portion of the amounts owed under any other agreement that itself is a First Lien Credit Agreement hereunder and whether by the same or any other agent, lender, or group of lenders and whether or not increasing the amount of the First Lien Indebtedness that may be incurred thereunder, in each case, to the extent that any such amendment, restatement, modification, renewal, refunding, replacement, or refinancing is permitted under this Agreement.

“First Lien Default” means any Event of Default under the First Lien Credit Agreement.

“First Lien Indebtedness” means all obligations and all other amounts owing, due or secured under the terms of the First Lien Credit Agreement or any other First Lien Loan Document or incurred pursuant to any Bank Products Agreement, including any and all amounts payable to any First Lien Lender consisting of all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under any First Lien Loan Documents or in respect thereof (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Obligor, or that would have accrued or become due under the terms of the First Lien Loan Documents but for the effect of the Insolvency Proceeding or other applicable law, and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“First Lien Lender Sale” has the meaning set forth in Section 2.e(1).

“First Lien Lenders” means the Original First Lien Lenders, together with any other lenders hereafter under the First Lien Credit Agreement or the First Lien Loan Documents.

“First Lien Loan Documents” means the First Lien Credit Agreement and the other Loan Documents (as such term is defined in the Original First Lien Credit Agreement), or any other security, collateral, ancillary or other document entered into in connection with or related to any agreement that is a First Lien Credit Agreement, as such documents may be amended, restated, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time in accordance with this Agreement.

“First Lien Modification” has the meaning set forth in Section 4.a.

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“First Lien Revolving Credit Commitments” means the “Revolving Credit Commitment” as that term is defined in the Original First Lien Credit Agreement or any comparable term in any successor First Lien Credit Agreement and any other revolving credit commitment under the Original First Lien Credit Agreement or any successor First Lien Credit Agreement.

“First Lien Revolving Loans” means the “Revolving Loans” as that term is defined in the Original First Lien Credit Agreement or any comparable term in any successor First Lien Credit Agreement and any other revolving loans made under the Original First Lien Credit Agreement or any successor First Lien Credit Agreement.

“First Lien Term Loans” means the “Term Loan” as that term is defined in the Original First Lien Credit Agreement or any comparable term in any successor First Lien Credit Agreement and any other term loans made under the Original First Lien Credit Agreement or any successor First Lien Credit Agreement.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Insolvency Proceeding” means any voluntary or involuntary proceeding commenced by or against any Person under any provision of the Bankruptcy Code, or under any other state, provincial or federal or foreign bankruptcy or insolvency law, including, without limitation, any assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or any other voluntary or involuntary proceeding seeking reorganization, arrangement, dissolution, liquidation, winding-up, or other similar relief and including, without limitation, the appointment of a trustee, receiver, administrative receiver, receiver-manager, interim receiver, monitor, liquidator, custodian, sequestrator, conservator, administrator or similar Person.

“Lender” means a First Lien Lender or a Second Lien Lender, as the context may require.

“Lender-Provided Hedging Agreement” means a Hedging Agreement which is provided by any First Lien Lender, the First Lien Agent or any affiliate of any First Lien Lender or the First Lien Agent.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes, and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

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“Maximum Priority First Lien Loan Amount” means, as of any date of determination, the sum of (1) the difference of (a) (i) the aggregate commitment amount (including all credit accommodations (other than with respect to the First Lien Term Loans)) of the First Lien Revolving Credit Commitments as of such date up to, but not in excess of, $25,000,000 in the aggregate, plus (ii) the aggregate principal amount of the First Lien Term Loans made pursuant to the First Lien Loan Documents not in excess of $75,000,000, plus (iii) the amount of Permitted Interest and Expense Payments funded by loans made by the First Lien Agent and the First Lien Lenders plus (iv) $10,000,000, minus (b) the sum of (i) the aggregate amount of all permanent reductions of the First Lien Revolving Credit Commitments made from and after the date hereof, provided that, in the case of the termination of the First Lien Revolving Credit Commitments, while there are outstanding First Lien Revolving Loans, the First Lien Revolving Credit Commitments shall only be deemed to be (for the purposes hereof) reduced to an amount equal to the outstanding First Lien Revolving Loans, and thereafter each repayment of the First Lien Revolving Loans shall be deemed to (for the purposes hereof) result in a corresponding permanent reduction of the First Lien Revolving Credit Commitments, plus (ii) the aggregate amount of all principal payments and prepayments of the First Lien Term Loans pursuant to the First Lien Loan Documents, plus (2) the principal amount of First Lien Indebtedness incurred pursuant to any Bank Products Agreements up to an aggregate maximum amount not to exceed $3,000,000.

“Obligor” means Borrower and the Guarantors, and any other Person (including any Credit Party (as defined in each of (i) the Original First Lien Credit Agreement or any comparable term in any successor First Lien Credit Agreement and (ii) the Original Second Lien Credit Agreement or any comparable term in any successor Second Lien Credit Agreement)) that now or hereafter is, or whose assets now or hereafter are, liable for all or any portion of the First Lien Indebtedness or the Second Lien Indebtedness, as applicable.

“Ordinary Course Collections” has the meaning set forth in Section 7.a.

“Payment Collateral” means all accounts, instruments, chattel paper, letters of credit, deposit accounts, securities accounts, and payment intangibles, together with all supporting obligations (as those terms are defined in the UCC), in each case comprising a portion of the Collateral.

“Permitted Interest and Expense Payments” has the meaning set forth in Section 3.i.

“Permitted Replacement Lien” has the meaning set forth in Section 3.d.

“Person” means any natural person, a trustee under the Bankruptcy Code, a corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust, land trust, business trust, or other organization, irrespective of whether such organization is a legal entity, and shall include a government and any agency or political subdivision thereof.

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“Priority First Lien Indebtedness” means all First Lien Indebtedness exclusive of the Excluded First Lien Indebtedness, which Excluded First Lien Indebtedness shall be excluded from (and shall not constitute) Priority First Lien Indebtedness.

“Priority Second Lien Indebtedness” means all Second Lien Indebtedness exclusive of the Excluded Second Lien Indebtedness, which Excluded Second Lien Indebtedness shall be excluded from (and shall not constitute) Priority Second Lien Indebtedness.

“Priority Status” has the meaning set forth in Section 3.g.

“Proceeds” means (a) all “proceeds” as defined in Article 9 of the UCC with respect to the Collateral and (b) whatever is recoverable or recovered when Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Purchase Notice” has the meaning set forth in Section 8.a.

“Recovery” has the meaning set forth in Section 3.c.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for, such indebtedness, in whole or in part, whether with the same or different lenders, arrangers or agents. “Refinanced” and “Refinancing” shall be correlative meanings.

“Reorganization Debt Securities” has the meaning set forth in Section 3.a.

“Second Lien Agent” means the Original Second Lien Agent, together with its successors, assigns, transferees and any Person that has a similar title (such as “Agent”, “Collateral Agent” or “Administrative Agent”) under any Second Lien Credit Agreement.

“Second Lien Credit Agreement” means the Original Second Lien Credit Agreement, as amended, restated, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time, and any other agreement extending the maturity of, consolidating, otherwise restructuring (including adding Subsidiaries or affiliates of any Obligor or any other Persons as parties thereto), renewing, replacing or refinancing all or any portion of the Obligations or the Commitments as those terms are defined in the Original Second Lien Credit Agreement or all or any portion of the amounts owed under any other agreement that itself is a Second Lien Credit Agreement hereunder and whether by the same or any other agent, lender, or group of lenders and whether or not increasing the amount of the Second Lien Indebtedness that may be incurred thereunder, in each case, to the extent that any such amendment, restatement, modification, renewal, refunding, replacement, or refinancing is permitted under this Agreement.

“Second Lien Default” means any Event of Default under the Second Lien Credit Agreement.

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“Second Lien Indebtedness” means all obligations and all other amounts owing, due or secured under the terms of the Second Lien Credit Agreement or any other Second Lien Loan Document, including any and all amounts payable to any Second Lien Lender consisting of principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under any Second Lien Loan Documents or in respect thereof (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Obligor, or that would have accrued or become due under the terms of the Second Lien Loan Documents but for the effect of the Insolvency Proceeding or other applicable law, and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Second Lien Lenders” means the Original Second Lien Lenders, together with the lenders under any Second Lien Credit Agreement or the Second Lien Loan Documents.

“Second Lien Loan Documents” means the Second Lien Credit Agreement and the other Loan Documents (as such term is defined in the Original Second Lien Credit Agreement), or any other security, collateral, ancillary or other document entered into in connection with or related to any agreement that is a Second Lien Credit Agreement, as such documents may be amended, restated, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time in accordance with this Agreement.

“Second Lien Modification” has the meaning set forth in Section 4.b.

“Second Lien Term Loans” means the “Term Loans” as that term is defined in the Original Second Lien Credit Agreement or any comparable term in any successor Second Lien Credit Agreement and any other term loans made under the Original Second Lien Credit Agreement or any successor Second Lien Credit Agreement.

“Standstill Notice” means a written notice from the Second Lien Agent to the First Lien Agent stating that a Second Lien Default has occurred and is continuing and that, as a consequence thereof, the Second Lien Agent has accelerated the maturity of the Second Lien Indebtedness.

“Standstill Period” means the period of one hundred and twenty (120) days commencing on the date on which the First Lien Agent receives the applicable Standstill Notice.

“Stay” has the meaning set forth in Section 3.g.

“Trigger Event” has the meaning set forth in Section 8.a.

“Trigger Notice” has the meaning set forth in Section 8.a.

“UCC” means the Uniform Commercial Code as enacted and in effect from time to time in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to either Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

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a. Terms Defined in the Original First Lien Credit Agreement. Unless otherwise defined in this Agreement, any and all initially capitalized terms set forth in this Agreement shall have the meanings ascribed thereto in the Original First Lien Credit Agreement as of the date hereof.

b. Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any agreement, consent, waiver, or acceptance, as applicable, by the First Lien Agent set forth herein shall be construed to mean an agreement, consent, waiver, or acceptance, as applicable, by the First Lien Agent on behalf of itself and each of the First Lien Lenders. Any agreement, consent, waiver, or acceptance, as applicable, by the Second Lien Agent set forth herein shall be construed to mean an agreement, consent, waiver, or acceptance, as applicable, by the Second Lien Agent on behalf of itself and each of the Second Lien Lenders.

2. Subordination and Standstill.

a. Lien Subordination. Notwithstanding (i) the date, time, method, manner or order of grant, attachment, or perfection of any Liens granted to the First Lien Agent (or any First Lien Lender) or the Second Lien Agent (or any Second Lien Lender) in respect of all or any portion of the Collateral, (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the First Lien Agent (or any First Lien Lender) or the Second Lien Agent (or any Second Lien Lender) in any Collateral, (iii) any provision of the UCC or any other applicable law, any of the First Lien Loan Documents or any of the Second Lien Loan Documents, (iv) except to the extent set forth below in this Section 2.a, whether the Liens securing the First Lien Loan Documents are valid, perfected, enforceable, void, avoidable, subordinated, disputed or allowed, or (v) except to the extent set forth below in this Section 2.a, any other circumstance whatsoever, the First Lien Agent and the Second Lien Agent hereby agree that:

(1) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Second Lien Agent or any Second Lien Lender that secures all or any portion of the Second Lien Indebtedness, shall in all respects be junior and subordinate to all Liens granted to First Lien Agent and the First Lien Lenders in such Collateral to secure all or any portion of the First Lien Indebtedness (other than any Excluded First Lien Indebtedness),

(2) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Second Lien Agent or any Second Lien Lender that secures all or any portion of the Excluded Second Lien Indebtedness shall in all respects be junior and subordinate to all Liens granted to the First Lien Agent and the First Lien Lenders in such Collateral to secure all or any portion of the First Lien Indebtedness (including any Excluded First Lien Indebtedness),

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(3) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the First Lien Agent or any First Lien Lender that secures all or any portion of the First Lien Indebtedness (other than any Excluded First Lien Indebtedness) shall in all respects be senior and prior to all Liens granted to the Second Lien Agent and the Second Lien Lenders in the Collateral to secure all or any portion of the Second Lien Indebtedness,

(4) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the First Lien Agent or any First Lien Lender that secures all or any portion of the Excluded First Lien Indebtedness shall in all respects be senior and prior to all Liens granted to the Second Lien Agent and the Second Lien Lenders in the Collateral to secure all or any portion of the Excluded Second Lien Indebtedness,

(5) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the First Lien Agent or any First Lien Lender that secures all or any portion of the Excluded First Lien Indebtedness, shall in all respects be junior and subordinate to all Liens granted to the Second Lien Agent and the Second Lien Lenders in the Collateral to secure all or any portion of the Second Lien Indebtedness (other than any Excluded Second Lien Indebtedness), and

(6) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Second Lien Agent or any Second Lien Lender that secures all or any portion of the Second Lien Indebtedness (other than any Excluded Second Lien Indebtedness) shall in all respects be senior and prior to all Liens granted to the First Lien Agent and the First Lien Lenders in the Collateral to secure all or any portion of the Excluded First Lien Indebtedness.

All Liens with respect to the Collateral securing any First Lien Indebtedness shall (to the extent provided above) be and remain senior in all respects and prior to all Liens with respect to the Collateral securing any Second Lien Indebtedness for all purposes, whether or not such Liens securing any First Lien Indebtedness are subordinated to any Lien securing any other obligation of any Obligor or any other person (but only to the extent that such subordination is permitted pursuant to the terms of the First Lien Credit Agreement and the Second Lien Credit Agreement, or as contemplated in Section 3.d). Subject to the immediately preceding sentence, but notwithstanding any other provision to the contrary contained in this Agreement: (i) the First Lien Agent and the First Lien Lenders agree not to contractually subordinate, or otherwise contractually assign the benefits of, their Lien in any Collateral to the Lien, indebtedness or claim of any other creditor of any Obligor without the prior written consent of the Second Lien Agent (provided that no such consent shall be required in connection with the assignment of such Lien in connection with a Refinancing of the First Lien Indebtedness in accordance with the provisions hereof); and (ii) the Second Lien Agent and the Second Lien Lenders agree not to contractually subordinate, or otherwise contractually assign the benefits of, their Lien in any Collateral to the Lien, indebtedness or claim of any other creditor of any Obligor without the prior written consent of the First Lien Agent (provided that no such consent shall be required in connection with the assignment of such Lien in connection with a Refinancing of the Second Lien Indebtedness in accordance with the provisions hereof).

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The subordination of Liens provided for in this Agreement shall not be effective from and after any date with respect to any part of the Collateral as to which: (i) the Liens of the First Lien Agent and the First Lien Lenders are finally determined by a non-appealable court order to be invalid, unenforceable, or void, in which event, notwithstanding the provisions of Sections 6 and 7, the Second Lien Agent and the Second Lien Lenders shall be entitled to receive and retain, from and after such date, all Proceeds with respect to such Collateral to the extent that the Liens of the Second Lien Agent and the Second Lien Lenders have not been finally determined by a non-appealable court order to be invalid, unenforceable, or void with respect to such Collateral; and (ii) the Liens of the Second Lien Agent and the Second Lien Lenders are finally determined by a non-appealable court order to be invalid, unenforceable, or void, in which event, notwithstanding the provisions of Sections 6 and 7, the First Lien Agent and the First Lien Lenders shall be entitled to receive and retain, from and after such date, all Proceeds with respect to such Collateral to the extent that the Liens of the First Lien Agent and the First Lien Lenders have not been finally determined by a non-appealable court order to be invalid, unenforceable, or void with respect to such Collateral. The parties hereto agree that the provisions of clause (i) of the immediately preceding sentence shall not apply (and the subordination shall be effective) with respect to any item of Collateral in the event that (x) the Second Lien Agent does not comply with its obligations under Section 2.h with respect to such item of Collateral or (y) a notice is delivered to the First Lien Agent in accordance with the second sentence of Section 2.h with respect to such Collateral less than 90 days before the date that an Insolvency Proceeding in respect of the Obligor that owns such item of Collateral is commenced and the Lien of the First Lien Agent as to such items of Collateral is avoided under Section 547 of the Bankruptcy Code.

b. Standstill. Until the Discharge of Priority First Lien Indebtedness has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, the Second Lien Agent and the Second Lien Lenders:

(1) will not Exercise Any Secured Creditor Remedies with respect to any Collateral; provided, however, that, if a Second Lien Default has occurred and is continuing, the Second Lien Agent may Exercise Any Secured Creditor Remedies after the passage of the applicable Standstill Period (it being understood that, if at any time after the delivery of a Standstill Notice that commences a Standstill Period, no Second Lien Default is continuing, the Second Lien Agent may not Exercise Any Secured Creditor Remedies until the passage of a new Standstill Period commenced by a new Standstill Notice relative to the occurrence of a new Second Lien Default that had not occurred as of the date of the delivery of the earlier Standstill Notice; provided further, however, that the applicable Standstill Period shall be tolled for any period during which both the First Lien Agent and the First Lien Lenders, on the one hand, and the Second Lien Agent and the Second Lien Lenders, on the other hand, are stayed by an order issued in any Insolvency Proceeding or by any other court of competent jurisdiction from exercising their default and enforcement rights and remedies against all or a material portion of the Collateral); provided further, however, that in no event shall the Second Lien Agent or any Second Lien Lender exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, the First Lien Agent or the First Lien Lenders shall have commenced prior to the expiration of the Standstill Period (or thereafter but prior to the commencement of any Exercise of Secured Creditor Remedies by the Second Lien Agent with respect to all or a material portion of the Collateral) and be diligently pursuing in good faith the Exercise of Secured Creditor Remedies with respect to all or any material portion of the Collateral;

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(2) will not contest, protest, or object to any Exercise of Secured Creditor Remedies by the First Lien Agent or any First Lien Lender and has no right to direct the First Lien Agent to Exercise Any Secured Creditor Remedies or take any other action under the First Lien Loan Documents; and

(3) will not object to (and will waive any and all claims with respect to) the forbearance by the First Lien Agent or the First Lien Lenders from any Exercise of Secured Creditor Remedies.

Notwithstanding any other provision hereof, if the Second Lien Agent commences the Exercise of Secured Creditor Remedies in accordance with clause (1) above, the First Lien Agent may not exercise any of the remedies of the type described in clauses (1) through (3) above so long as the Second Lien Agent at such time has commenced and is diligently pursuing in good faith any Exercise of Secured Creditor Remedies with respect to all or a material portion of the Collateral, unless and until the Discharge of Priority Second Lien Indebtedness shall have occurred.

Following commencement of an Insolvency Proceeding by or against any Obligor, any then applicable Standstill Period shall terminate and the restrictions and limitation and actions or inactions of the Second Lien Agent shall be governed by the other provisions of this Agreement; provided, however, that any applicable Standstill Period shall be reinstated at any point the First Lien Agent or any of the First Lien Lenders is no longer stayed by the existence of any Insolvency Proceeding or by any order of a court of competent jurisdiction and the First Lien Agent and the First Lien Lenders are then able to exercise their default and enforcement rights and remedies against all or a material portion of the Collateral.

c. [Intentionally Omitted]

d. Foreclosure Proceedings. Section 2.b shall not be construed to in any way limit or impair the right of: (i) any Lender to bid for or purchase Collateral at any private or judicial foreclosure or sale upon such Collateral initiated by either Agent or any Lender, (ii) the Second Lien Agent and the Second Lien Lenders to join (but not control) any private or judicial foreclosure or sale proceeding, or other judicial lien enforcement proceeding, with respect to the Collateral initiated by the First Lien Agent or any First Lien Lender, to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the Exercise of Secured Creditor Remedies by the First Lien Agent or the First Lien Lenders, and (iii) the Second Lien Agent and the Second Lien Lenders to receive payments in accordance with the terms of this Agreement from the Proceeds of the collection, sale or other disposition of the Collateral in accordance with the other terms of this Agreement.

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e. Release of Liens.

(1) In the event of any private or public sale or other disposition of all or any portion of the Collateral by the First Lien Agent after the occurrence and during the continuance of a First Lien Default (and prior to the date upon which the Discharge of Priority First Lien Indebtedness shall have occurred) in connection with the liquidation by the First Lien Agent of all or a material portion of the Collateral and the collection by the First Lien Agent of the First Lien Indebtedness through the sale or other disposition of such Collateral (any such sale or other disposition, a “First Lien Lender Sale”), the Second Lien Agent agrees that such First Lien Lender Sale will be free and clear of the Liens securing the Second Lien Indebtedness (and, if the First Lien Lender Sale includes Equity Interests in any Obligor, the Second Lien Agent further agrees to release the entities whose Equity Interests are sold from all Second Lien Indebtedness); provided that (x) the First Lien Agent and the First Lien Lenders also release their Liens on such Collateral (and, if the First Lien Lender Sale includes Equity Interests in any Obligor, releases the entities whose Equity Interests are sold from all of the First Lien Indebtedness), (y) the Proceeds of any such First Lien Lender Sale are applied in accordance with Section 7.b, and (z) the First Lien Agent shall have conducted such First Lien Lender Sale in a commercially reasonable manner (it being understood that if the First Lien Agent complies with the UCC, in connection with delivery of notice in connection therewith, such notice is deemed to be sent within a commercially reasonable time before such First Lien Lender Sale).

(2) The Second Lien Agent agrees that, in connection with any First Lien Lender Sale meeting the conditions set forth in Section 2.e(1), upon the prior written request of the First Lien Agent (which request shall specify the proposed terms of the sale and the type and amount of consideration to be received in connection therewith), it will execute or file any and all Lien releases or other documents reasonably requested by the First Lien Agent in connection therewith; provided that (x) in the case of a First Lien Lender Sale, no such release documents shall be delivered to any Obligor, (y) no such release documents shall be delivered more than 5 Business Days prior to the anticipated closing date of such sale or disposition, and (z) the effectiveness of any such release or termination by the Second Lien Agent shall be subject to the sale or other disposition of the Collateral described in such request on the terms described in such request or on substantially similar terms and shall lapse in the event such sale or other disposition does not occur within 10 days of the anticipated closing date (at which time the First Lien Agent or the Obligors, as the case may be, shall promptly return all release documents to the Second Lien Agent). Subject to the proviso in the immediately preceding sentence, in the event that the Second Lien Agent fails to so execute or file any such Lien releases or other documents within 5 Business Days after receipt of written request from the First Lien Agent, the First Lien Agent is hereby irrevocably authorized to execute or file such Lien releases and other documents.

f. Waiver of Right to Contest First Lien Indebtedness. The Second Lien Agent agrees that it and the Second Lien Lenders shall not, and hereby waives any right to, take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the First Lien Agent in any Collateral, or the validity, priority, enforceability or allowance of any of the claims of the First Lien Agent or any holder of the First Lien Indebtedness against any Obligor. The Second Lien Agent agrees that neither it nor the Second Lien Lenders will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the First Lien Agent under the First Lien Loan Documents, including any public or private sale, lease, exchange, transfer, or other disposition of any Collateral, whether by foreclosure or otherwise, in any case to the extent permitted under this Agreement and applicable law. The Second Lien Agent hereby waives any and all rights it and the Second Lien Lenders may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the First Lien Agent seeks to enforce the Liens in any Collateral so long as the First Lien Agent acts in accordance with the terms of this Agreement and applicable law.

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g. Waiver of Right to Contest Second Lien Indebtedness. The First Lien Agent agrees that it shall not, and hereby waives any right to, take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority (except to the extent expressly provided by this Agreement), enforceability, or perfection of the Liens of the Second Lien Agent in any Collateral, or the validity, priority (except to the extent expressly provided by this Agreement), enforceability or allowance of any of the claims of the Second Lien Agent or any holder of the Second Lien Indebtedness against any Obligor. The First Lien Agent agrees that it will not take any action that would, in any material respect, interfere with any Exercise of Secured Creditor Remedies undertaken by the Second Lien Agent under the Second Lien Loan Documents, including any public or private sale, lease, exchange, transfer, or other disposition of any Collateral, whether by foreclosure or otherwise, in any case to the extent permitted under this Agreement and applicable law. The First Lien Agent hereby waives any and all rights it and the First Lien Lenders may have as a secured creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Second Lien Agent seeks to enforce the Liens in any Collateral so long as the Second Lien Agent acts in accordance with the terms of this Agreement and applicable law.

h. Acknowledgement of Liens. The Second Lien Agent acknowledges and agrees that the First Lien Agent, for the benefit of itself and the First Lien Lenders, has been granted Liens upon all of the Collateral in which the Second Lien Agent has been granted Liens and the Second Lien Agent hereby consents thereto. If (i) any Obligor grants in favor of the Second Lien Agent a Lien on any asset of such Obligor not constituting Collateral on the date hereof or (ii) the Second Lien Agent otherwise obtains a non-consensual Lien (including, without limitation, a judgment lien, writ of attachment, or writ of execution) on any asset of such Obligor not constituting Collateral on the date hereof, the Second Lien Agent agrees that it shall give the First Lien Agent prompt written notice thereof (and in no event later than 5 Business Days after the date of such grant or acquisition), containing a detailed description of such asset (it being understood and agreed that the failure by the Second Lien Agent to give such notice to the First Lien Agent shall not affect the validity, perfection or enforceability of such Lien), and the Second Lien Agent acknowledges that if the First Lien Agent obtains a Lien on such asset, whether prior to, at, or after the time that the Second Lien Agent obtains a Lien on such asset, then the priority of such Lien will be subject to the terms and provisions of this Agreement. The First Lien Agent acknowledges and agrees that the Second Lien Agent has been granted Liens upon all of the Collateral in which the First Lien Agent has been granted Liens and the First Lien Agent hereby consents thereto. If (i) any Obligor grants in favor of the First Lien Agent or any First Lien Lender a Lien on any asset of such Obligor not constituting Collateral on the date hereof or (ii) the First Lien Agent or any First Lien Lender otherwise obtains a non-consensual Lien (including, without limitation, a judgment lien, writ of attachment, or writ of execution) on any asset of such Obligor not constituting Collateral on the date hereof, the First Lien Agent agrees that it shall give the Second Lien Agent prompt written notice thereof (and in no event later than 5 Business Days after the date of such grant or acquisition), containing a detailed description of such asset (it being understood and agreed that the failure by the First Lien Agent to give such notice to the Second Lien Agent shall not affect the validity, perfection or enforceability of such Lien), and the First Lien Agent acknowledges that if the Second Lien Agent obtains a Lien on such asset, whether prior to, at, or after the time that the First Lien Agent obtains a Lien on such asset, then the priority of such Lien will be subject to the terms and provisions of this Agreement. The subordination of Liens by the Second Lien Agent in favor of the First Lien Agent and the First Lien Lenders shall not be deemed to subordinate the Second Lien Agent’s Liens to the Liens of any other Person that is not a holder of the First Lien Indebtedness. Notwithstanding the foregoing, the Obligors, by their acknowledgment hereof, agree that no Lien will be granted to any Agent without concurrently offering a Lien to the other Agent on the same Collateral and on substantially similar terms.

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i. Agent for Perfection. The First Lien Agent and the Second Lien Agent each agree to hold all Control Collateral and Cash Collateral, as applicable, in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as a non-fiduciary agent for the other solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral subject to the terms and conditions of this Section 2.i. None of the First Lien Agent or the First Lien Lenders or the Second Lien Agent or the Second Lien Lenders, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral is genuine or owned by any Obligor or any other Person or to preserve their respective rights or benefits or those of any Person. The duties or responsibilities of the First Lien Agent and the Second Lien Agent under this Section 2.i are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as a non-fiduciary agent for the other for purposes of perfecting the Lien held by the Second Lien Agent or the First Lien Agent, as applicable. The First Lien Agent is not and shall not be deemed to be a fiduciary of any kind for the Second Lien Agent or any other Person. The Second Lien Agent is not and shall not be deemed to be a fiduciary of any kind for the First Lien Agent or any other Person.

j. When Discharge of Priority First Lien Indebtedness Deemed to Not Have Occurred. If Borrower enters into any Refinancing of the Priority First Lien Indebtedness, then a Discharge of Priority First Lien Indebtedness shall be deemed not to have occurred for all purposes of this Agreement, and the obligations under such Refinancing of such Priority First Lien Indebtedness shall be treated as Priority First Lien Indebtedness for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Lien Agent under the First Lien Loan Documents effecting such Refinancing shall be the First Lien Agent for all purposes of this Agreement, provided that the First Lien Agent under such First Lien Loan Documents shall agree (in a writing addressed to the Second Lien Agent for the benefit of itself and the Second Lien Lenders) to be bound by the terms of this Agreement.

k. When Discharge of Priority Second Lien Indebtedness Deemed to Not Have Occurred. If Borrower enters into any Refinancing of the Priority Second Lien Indebtedness, then a Discharge of Priority Second Lien Indebtedness shall be deemed not to have occurred for all purposes of this Agreement, and the obligations under such Refinancing of such Priority Second Lien Indebtedness shall be treated as Priority Second Lien Indebtedness for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Second Lien Agent under the Second Lien Loan Documents effecting such Refinancing shall be the Second Lien Agent for all purposes of this Agreement; provided that the Second Lien Agent under such Second Lien Loan Documents shall agree (in a writing addressed to the First Lien Agent for the benefit of itself and the First Lien Lenders) to be bound by the terms of this Agreement.

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3. Insolvency Proceedings.

a. Continuing Priority. This Agreement shall be applicable both before and after the filing or commencement of any Insolvency Proceeding in respect of any Obligor and all converted or succeeding cases or proceedings in respect thereof. The relative rights of the Agents and the Lenders in or to any distributions from or in respect of any Collateral or Proceeds of Collateral shall continue after the filing or commencement of any such Insolvency Proceeding on the same basis as prior to the date of the filing or commencement of such Insolvency Proceeding, subject to any court order approving the financing of, or use of Cash Collateral by, any Obligor as debtor-in-possession. The Second Lien Agent acknowledges and agrees that, in the event of a distribution of any notes or other debt securities under a plan of reorganization, compromise or arrangement, or a proposal under any Insolvency Proceeding in respect of any Obligor (such notes or other debt securities, “Reorganization Debt Securities”) to each of (i) the First Lien Agent or the First Lien Lenders and (ii) the Second Lien Agent or the Second Lien Lenders, any Lien securing such Reorganization Debt Securities received by the Second Lien Agent or the Second Lien Lenders shall be subordinated to any Lien securing the Reorganization Debt Securities received by the First Lien Agent or the First Lien Lenders to the same extent that the Liens securing the Second Lien Indebtedness are subordinated to the Liens securing the First Lien Indebtedness pursuant to the terms of this Agreement.

b. Proof of Claim. Subject to the restrictions set forth in this Agreement, in the event of any Insolvency Proceeding in respect of any Obligor or any property of any Obligor, the Second Lien Agent shall retain the right to vote with respect to the Second Lien Indebtedness. If the Second Lien Agent or any Second Lien Lender does not file a legally sufficient claim or proof of debt or other document or amendment thereof in the form required in such Insolvency Proceeding prior to 5 days before the expiration of time to file such claim or other document or amendment thereof, then the First Lien Agent shall have the right (but not the obligation) in any such Insolvency Proceeding, and the Second Lien Agent hereby irrevocably appoints the First Lien Agent as the Second Lien Agent’s and the Second Lien Lenders’ lawful attorney in fact, to file and prove all claims therefor.

c. Reinstatement. If the First Lien Agent, any First Lien Lender or any other holder of any First Lien Indebtedness is required in any Insolvency Proceeding in respect of any Obligor or otherwise to turn over or otherwise pay any amount (a “Recovery”) to the estate or to any creditor or representative of an Obligor or any other Person, then the First Lien Indebtedness shall be reinstated to the extent of such Recovery. If the Second Lien Agent, any Second Lien Lender or any other holder of any Second Lien Indebtedness is required in any Insolvency Proceeding in respect of any Obligor or otherwise to turn over or otherwise pay a Recovery to the estate or to any creditor or representative of an Obligor or any other Person, then the Second Lien Indebtedness shall be reinstated to the extent of such Recovery. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement and to the extent the Priority First Lien Indebtedness or the Priority Second Lien Indebtedness, as the case may be, was decreased in connection with the payment which gave rise to the Recovery, then the Priority First Lien Indebtedness or the Priority Second Lien Indebtedness, as the case may be, shall be increased by the amount of such Recovery. All rights, interests, agreements, and obligations of the First Lien Agent, the First Lien Lenders, the Second Lien Agent and the Second Lien Lenders under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding in respect of any Obligor by or against any Obligor or any other Person and irrespective of any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Obligor or any other Person in respect of the First Lien Indebtedness or the Second Lien Indebtedness, as the case may be. No priority or right of the First Lien Agent, the First Lien Lenders, any other holder of the First Lien Indebtedness, the Second Lien Agent, the Second Lien Lenders or any other holder of the Second Lien Indebtedness shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Obligor or any other Person or by the noncompliance by any Person with the terms, provisions, or covenants of the First Lien Loan Documents or the Second Lien Loan Documents, regardless of any knowledge thereof which the First Lien Agent, the First Lien Lenders, any holder of the First Lien Indebtedness, the Second Lien Agent, the Second Lien Lenders or any holder of the Second Lien Indebtedness may have.

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d. DIP Financing. If any Obligor shall be subject to any Insolvency Proceeding and the First Lien Agent or any First Lien Lender shall desire, prior to the Discharge of Priority First Lien Indebtedness, to permit the use of Cash Collateral or to provide any such Obligor financing (collectively, “DIP Financing”) under Section 363 or Section 364 of the Bankruptcy Code, to be secured by all or any portion of the Collateral, then the Second Lien Agent agrees that, so long as (i) the aggregate principal amount of Indebtedness incurred pursuant to such DIP Financing, together with the aggregate principal amount of all other outstanding First Lien Indebtedness, would not exceed the Maximum Priority First Lien Loan Amount at such time, (ii) the Second Lien Agent retains a Lien on the Collateral (including Proceeds thereof arising after the commencement of such proceeding) with the same priority as existed prior to the commencement of such Insolvency Proceeding under applicable law (an “Adequate Protection Lien”), (iii) the Second Lien Agent receives a replacement lien (a “Permitted Replacement Lien”) on assets arising after the commencement of such Insolvency Proceeding, to the same extent granted to the First Lien Agent, with the same priority as existed with respect to Collateral that existed prior to the commencement of such Insolvency Proceeding, (iv) such use of Cash Collateral or DIP Financing is subject to the terms of this Agreement, (v) the DIP Financing does not compel any Obligor to seek confirmation of a specific plan of reorganization, and (vi) the DIP Financing documentation does not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation, it will raise no objection to such DIP Financing; provided, however, that, after the First Lien Agent consults in good faith with the Second Lien Agent and the Second Lien Lenders with respect to any milestones or sale of Collateral, the DIP Financing documentation may require the Obligors to achieve certain milestones toward a sale of Collateral and may require a sale of Collateral. The Second Lien Agent hereby agrees that its Liens in the Collateral shall be subordinated to the Liens securing such DIP Financing (and all obligations relating thereto) to the same extent and upon the same terms and conditions specified in this Agreement for the subordination of the Second Lien Agent’s and the Second Lien Lenders’ Liens in the Collateral securing the Second Lien Indebtedness to the First Lien Agent’s and the First Lien Lenders’ Liens in the Collateral securing the Priority First Lien Indebtedness. Notwithstanding anything to the contrary in this Section 3.d, if the First Lien Lenders desire to provide DIP Financing to the Obligor, the First Lien Lenders shall offer the Second Lien Lenders the right to purchase a last-out participation in the First Lien Term Loans in an aggregate principal amount equal to at least $7,500,000 (pursuant to a participation agreement in the form attached hereto as Annex I) and, if one or more of the Second Lien Lenders purchase such last-out participation in the First Lien Term Loans in an aggregate principal amount equal to at least $7,500,000 (pursuant to a participation agreement in the form attached hereto as Annex I), the First Lien Agent and the First Lien Lenders will not require the Obligors (or will waive any existing requirement in the DIP Financing documentation that requires the Obligors) to achieve any milestones toward a sale of Collateral or sell Collateral during the pendency of any Insolvency Proceeding without the prior written consent of the Second Lien Agent.

e. Alternative DIP Financings. Nothing in this Agreement shall limit the rights of any Lender to object to post-petition financing, or financing arising after the commencement of an Insolvency Proceeding in respect of any Obligor, or the use of Cash Collateral that is provided on terms other than those set forth in Section 3.d. For the avoidance of doubt, it is understood and agreed that (i) the Second Lien Agent retains all rights to raise objections to any DIP Financing provided, offered or supported by the First Lien Agent or any First Lien Lender that is provided on terms other than those set forth in Section 3.d and (ii) the First Lien Agent retains all rights to raise objections to any DIP Financing provided, offered or supported by the Second Lien Agent or any Second Lien Lender

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f. Priming DIP Financing. If the First Lien Agent or any First Lien Lender offers to provide a DIP Financing that meets the requirements set forth in Section 3.d, the Second Lien Agent and the Second Lien Lenders agree that they shall not, directly or indirectly, provide, offer to provide or support any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the First Lien Indebtedness.

g. Other Waivers by Second Lien Agent. Until the Discharge of Priority First Lien Indebtedness has occurred, the Second Lien Agent agrees that it shall not, without the First Lien Agent’s written consent, (1) seek relief from the automatic stay of Section 362 of the Bankruptcy Code, any stay arising by way of court order, automatic or otherwise, or any other stay in any Insolvency Proceeding in respect of any Obligor (in all instances, a “Stay”) in respect of any portion of the Collateral on which the First Lien Agent then has a Lien, except to the extent the First Lien Agent obtains such relief, and unless the Second Lien Agent’s request for an Adequate Protection Lien and a Permitted Replacement Lien is denied in whole or in part, (2) take any action or vote in any way so as to directly or indirectly challenge or contest (A) the validity or the enforceability of the First Lien Credit Agreement, the other First Lien Loan Documents or the Liens granted to the First Lien Agent or the First Lien Lenders with respect to the First Lien Indebtedness, (B) the rights and duties of the First Lien Agent or the First Lien Lenders established in the First Lien Credit Agreement or any other First Lien Loan Document, or (C) any request by the First Lien Agent or any First Lien Lender with respect to adequate protection or similar relief, (3) seek or request any adequate protection or similar relief, other than (A) Permitted Interest and Expense Payments, (B) Adequate Protection Liens and Permitted Replacement Liens, and (C) priority administrative expense claim status with respect to the Second Lien Indebtedness (“Priority Status”) which is and shall be subordinated to the priority status of the First Lien Agent and the First Lien Lenders, and otherwise subject to this Agreement to the extent applicable, (4) in the event that the First Lien Agent obtains relief from any Stay to Exercise Any Secured Creditor Remedies and the First Lien Agent has commenced and is diligently pursuing in good faith actions to consummate a sale of all or any material portion of the Collateral in accordance with Section 363 or 365 of the Bankruptcy Code, or in accordance with a court order made within an Insolvency Proceeding, within a commercially reasonable time and in a commercially reasonable manner so as to maximize the value of such Collateral, seek, or support any request, to dismiss or set aside any Insolvency Proceeding or to convert an Insolvency Proceeding commenced under chapter 11 of the Bankruptcy Code to a case or proceeding under chapter 7 of the Bankruptcy Code, (5) in the event that the First Lien Agent obtains relief from a Stay in order to Exercise Any Secured Creditor Remedies and the First Lien Agent has commenced and is diligently pursuing in good faith actions to consummate a sale of all or any material portion of the Collateral in accordance with Section 363 or 365 of the Bankruptcy Code, or in accordance with a court order made within an Insolvency Proceeding, within a commercially reasonable time and in a commercially reasonable manner so as to maximize the value of such Collateral, seek the appointment of a trustee or examiner with expanded powers for the subject Obligor, or (6) object to any sale of all or any portion of the Collateral or any related bidding procedures in accordance with Sections 363 or 365 of the Bankruptcy Code, or in accordance with a court order made within an Insolvency Proceeding, other than (A) any objection that an unsecured creditor could assert in its capacity as an unsecured creditor, (B) if the First Lien Agent or any First Lien Lender objects to any such sale, (C) any objection to preserve its rights in and to any proceeds received from such sale in excess of any amount necessary to pay in full in cash the Priority First Lien Indebtedness, or (D) any such sale that is to any Borrower or an Affiliate of any Borrower. Neither the Second Lien Agent nor any Second Lien Lender shall object to, oppose, or challenge the determination of the extent of any Liens held by the First Lien Agent or any First Lien Lender or the value of any claims of the First Lien Agent and the First Lien Lenders under Section 506(a) of the Bankruptcy Code or any claim by the First Lien Agent or any First Lien Lender for allowance in any Insolvency Proceeding of the First Lien Indebtedness consisting of post-petition interest, fees, or expenses. The Second Lien Agent and each Second Lien Lender each agree that they will not, directly or indirectly, assert or support the assertion of, and hereby waive any right that they may have to assert or support the assertion of, any surcharge under Section 506(c) or the "equities of the case" exception of Section 552(b) of the Bankruptcy Code as against the First Lien Agent or any First Lien Lender or with respect to any of the Collateral to the extent securing the Priority First Lien Indebtedness.

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h. Other Waivers by First Lien Agent. Until the Discharge of Priority Second Lien Indebtedness has occurred, the First Lien Agent agrees that it shall not, without the Second Lien Agent’s written consent, take any action or vote in any way so as to directly or indirectly challenge or contest (A) the validity or the enforceability of the Second Lien Credit Agreement, the other Second Lien Loan Documents or the Liens granted to the Second Lien Agent and the Second Lien Lenders with respect to the Second Lien Indebtedness, or (B) the rights and duties of the Second Lien Agent and the Second Lien Lenders established in the Second Lien Credit Agreement or any other Second Lien Loan Document to the extent such rights and duties are not and/or have not been exercised in contravention of this Agreement.

i. Rights of Second Lien Agent and Second Lien Lenders to Adequate Protection. The First Lien Agent agrees that it will raise no objection to a request for adequate protection, or similar relief, by the Second Lien Agent and the Second Lien Lenders in the form of (i) Adequate Protection Liens and Permitted Replacement Liens or (ii) Priority Status. The Second Lien Agent and the Second Lien Lenders agree that they will not seek or request payment of interest on, and expenses with respect to, the Second Lien Indebtedness during the pendency of an Insolvency Proceeding without the written consent of the First Lien Agent (any such interest or expenses paid to the Second Lien Agent and/or the Second Lien Lenders with the consent of the First Lien Agent, “Permitted Interest and Expense Payments”). If the Second Lien Agent obtains adequate protection in the form of a superpriority or other administrative expense claim (as applicable), such superpriority or other administrative expense claim, if obtained, shall be subordinate to any superpriority or other administrative expense claim of the First Lien Agent and the First Lien Lenders (such subordination to include an express provision that the Second Lien Agent and the Second Lien Lenders will not object to a plan of reorganization that is accepted by the requisite affirmative vote of all classes composed of the secured claims of the First Lien Agent and the First Lien Lenders solely on the grounds of a failure of such plan of reorganization to pay the Second Lien Agent and the Second Lien Lenders' superpriority or other administrative expense claims in full in accordance with Section 1129(a)(9)(A) of the Bankruptcy Code) so long as such plan of reorganization provides that any portion of the Second Lien Agent’s and the Second Lien Lenders’ superpriority or other administrative expense claims not paid in cash as of the effective date of such plan of reorganization will be paid with property having a value as of the effective date of such plan of reorganization equal to the allowed amount of such superpriority or other administrative expense claims and in the same form of consideration as that received by the Second Lien Agent and the Second Lien Lenders under such plan of reorganization with respect to other Second Lien Indebtedness.

j. Rights as an Unsecured Creditor; Voting Rights Preserved. Except as expressly agreed in Section 3.d or 3.g, the Second Lien Agent retains and may freely exercise and assert in any Insolvency Proceeding any rights, objections or claims that could be asserted by an unsecured creditor (regardless of whether the Second Lien Agent or the Second Lien Lenders actually hold any deficiency or other unsecured claim); provided, however, the First Lien Agent retains and may freely exercise and assert in any Insolvency Proceeding any rights, claims or objections that the Second Lien Agent or the Second Lien Lenders are not unsecured or undersecured creditors. The Second Lien Agent retains any rights which it may have in any Insolvency Proceeding to vote for or against, to file any pleading with respect to, or to assert any objections to any proposed plan of reorganization (including any request for termination or extension of exclusivity and any disclosure statement related thereto) that is not otherwise inconsistent with the provisions of this Agreement.

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4. Modifications of Indebtedness.

a. First Lien Indebtedness. All of the First Lien Indebtedness at any time incurred by any Obligor shall be deemed to have been incurred, and all of the First Lien Indebtedness held by any First Lien Lender or other holder of the First Lien Indebtedness shall be deemed to have been extended, acquired or obtained, as applicable, in reliance upon this Agreement, and, to the extent not otherwise required herein, the Second Lien Agent hereby waives (i) notice of acceptance, or proof of reliance, by the First Lien Agent, the First Lien Lenders or any other holder of the First Lien Indebtedness of this Agreement, and (ii) notice of the existence, renewal, extension, accrual, creation, or non-payment of all or any part of the First Lien Indebtedness. Nothing contained in this Agreement shall preclude the First Lien Agent, the First Lien Lenders or any holder of the First Lien Indebtedness from discontinuing the extension of credit to any Obligor (whether under the First Lien Credit Agreement or otherwise). The Second Lien Agent, on behalf of itself and the Second Lien Lenders, hereby agrees that the First Lien Agent shall have the right, at any time and from time to time, in its sole discretion without the consent of or notice to the Second Lien Agent or any Second Lien Lender (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Second Lien Agent or any Second Lien Lender, to amend, restate, waive, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify the First Lien Loan Documents (collectively, any “First Lien Modification”), in any manner whatsoever, including any renewals, extensions or shortening of time of payments (even if such shortening causes any of the First Lien Indebtedness to be due on demand or otherwise), and the Second Lien Agent, on behalf of itself and the Second Lien Lenders, consents and agrees to any such First Lien Modification; provided that the First Lien Agent and the First Lien Lenders shall obtain the prior written consent of the Second Lien Agent to any First Lien Modification that (i) changes (including a waiver of) the amount of any scheduled principal payment or any mandatory principal prepayment or extends the date for payment of any scheduled principal payment or any mandatory principal prepayment, including any First Lien Modifications in respect of Section 2.05 of the First Lien Credit Agreement, provided that the First Lien Agent may (x) change to an earlier date the Final Maturity Date (as defined in the Original First Lien Credit Agreement), (y) make modifications to Section 2.05 of the First Lien Credit Agreement that are immaterial and have no adverse effect on the Obligors, the Second Lien Agent or any Second Lien Lender and/or (z) waive any scheduled principal payment or any mandatory principal prepayment so long as such payment is then offered to the Second Lien Agent and the Second Lien Lenders to be applied to the Second Lien Indebtedness (which payment may be waived by the Second Lien Agent and the Second Lien Lenders), (ii) increases the applicable interest rate margin or yield with respect to any category of the First Lien Indebtedness in the aggregate by greater than 3 percentage points calculated at the time of such increase on an average per annum basis for the remaining term of the First Lien Indebtedness (excluding the imposition of the default rate of interest in effect under the Original First Lien Loan Documents but including any amendment fees or other additional fees), (iii) modifies any existing covenant, representation, warranty or event of default or adds any new covenant, representation, warranty, or event of default which, in either case, specifically restricts one or more Obligors from making payments under the Second Lien Loan Documents or incurring Indebtedness under the Second Lien Loan Documents which payments or Indebtedness would be permitted under the First Lien Loan Documents as in effect on the date hereof, (iv) extends to a later date the Final Maturity Date (as defined in the Original First Lien Credit Agreement), provided that the First Lien Agent may extend the Final Maturity Date (as defined in the Original First Lien Credit Agreement) by six (6) months but in no event beyond the Final Maturity Date (as defined in the Original Second Lien Credit Agreement), or (v) has the effect of contravening this Agreement. The foregoing notwithstanding, the First Lien Agent and the First Lien Lenders may increase the principal amount of the First Lien Indebtedness, without obtaining the consent of Second Lien Agent or any Second Lien Lender, in accordance with the terms of the Original Second Lien Credit Agreement (subject to the restrictions set forth herein and therein). Other than the First Lien Modifications set forth in the initial proviso to this Section 4.a., the Second Lien Agent waives notice of any such First Lien Modification, and agrees that no such First Lien Modification shall affect, release, or impair the subordination or any other obligations of the Second Lien Agent or any Second Lien Lender contained herein.

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b. Second Lien Indebtedness. All of the Second Lien Indebtedness at any time incurred by any Obligor shall be deemed to have been incurred, and all of the Second Lien Indebtedness held by any Second Lien Lender or other holder of the Second Lien Indebtedness shall be deemed to have been extended, acquired or obtained, as applicable, in reliance upon this Agreement, and, to the extent not otherwise required herein, the First Lien Agent hereby waives (i) notice of acceptance, or proof of reliance, by the Second Lien Agent, the Second Lien Lenders or any other holder of the Second Lien Indebtedness of this Agreement, and (ii) notice of the existence, renewal, extension, accrual, creation, or non-payment of all or any part of the Second Lien Indebtedness. Nothing contained in this Agreement shall preclude the Second Lien Agent, the Second Lien Lenders or any holder of the Second Lien Indebtedness from discontinuing the extension of credit to any Obligor (whether under the Second Lien Credit Agreement or otherwise). The First Lien Agent, on behalf of itself and the First Lien Lenders, hereby agrees that the Second Lien Agent shall have the right, at any time and from time to time, in its sole discretion without the consent of or notice to the First Lien Agent or any First Lien Lender (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the First Lien Agent or any First Lien Lender, to amend, waive, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify the Second Lien Loan Documents (collectively, any “Second Lien Modification”), in any manner whatsoever, including any renewals, extensions or shortening of time of payments (even if such shortening causes any of the Second Lien Indebtedness to be due on demand or otherwise) and the First Lien Agent, on behalf of itself and the First Lien Lenders, consents and agrees to any such Second Lien Modification; provided that the Second Lien Agent and the Second Lien Lenders shall obtain the prior written consent of First Lien Agent to any Second Lien Modification that: (i) requires that any payment be made earlier than the date originally scheduled for such payment or changes (including a waiver of) the amount of any mandatory principal prepayment, including any Second Lien Modifications in respect of Section 2.05 of the Second Lien Credit Agreement, provided that the Second Lien Agent may make modifications to Section 2.05 of the Second Lien Credit Agreement that are immaterial and have no adverse effect on the Obligors, the First Lien Agent or any First Lien Lender, (ii) increases the applicable cash interest rate margin or yield with respect to any category of the Second Lien Indebtedness in the aggregate by greater than 3 percentage points calculated at the time of such increase on an average per annum basis for the remaining term of such Second Lien Indebtedness (excluding the imposition of the default rate of interest in effect under the Original Second Lien Loan Documents but including any amendment fees or other additional fees), (iii) modifies any existing covenant, representation, warranty or event of default or adds any new covenant, representation, warranty, or event of default which, in either case, specifically restricts one or more Obligors from making payments under the First Lien Loan Documents or incurring Indebtedness under the First Lien Loan Documents which payments or Indebtedness would be permitted under the Second Lien Loan Documents as in effect on the date hereof or changes the priority in the application of any payments to the First Lien Lenders, (iv) changes to an earlier date the Final Maturity Date (as defined in the Original Second Lien Credit Agreement) or (v) has the effect of contravening this Agreement. The foregoing notwithstanding, the Second Lien Agent and the Second Lien Lenders may increase the principal amount of the Second Lien Indebtedness, without obtaining the consent of the First Lien Agent or any First Lien Lender, in accordance with the terms of the Original First Lien Credit Agreement (subject to the restrictions set forth herein and therein). Other than the Second Lien Modifications set forth in the initial proviso to this Section 4.b., the First Lien Agent waives notice of any such Second Lien Modification, and agrees that no such Second Lien Modification shall affect, release, or impair any of the obligations of the First Lien Agent contained herein.

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c. Notice of Acceptance and Other Waivers.

(1) To the fullest extent permitted by applicable law, the Second Lien Agent hereby waives: (i) notice of acceptance hereof; (ii) notice of any loans or other financial accommodations made or extended under the First Lien Credit Agreement, or the creation or existence of any of the First Lien Indebtedness; (iii) notice of the amount of the First Lien Indebtedness; (iv) notice of any adverse change in the financial condition of any Obligor or of any other fact that might increase the Second Lien Agent’s or any Second Lien Lender’s risk hereunder; (v) notice of presentment for payment, demand, or protest, and notice thereof as to any instrument among the First Lien Loan Documents; (vi) notice of any Default or Event of Default (under and as defined in the First Lien Credit Agreement) or otherwise relating to the First Lien Indebtedness; and (vii) all other notices (except if such notice is specifically required to be given to the Second Lien Agent under this Agreement) and demands to which the Second Lien Agent or any Second Lien Lender might otherwise be entitled. To the fullest extent permitted by applicable law, the First Lien Agent hereby waives: (i) notice of acceptance hereof; (ii) notice of any loans or other financial accommodations made or extended under the Second Lien Credit Agreement, or the creation or existence of any of the Second Lien Indebtedness; (iii) notice of the amount of the Second Lien Indebtedness; (iv) notice of any adverse change in the financial condition of any Obligor or of any other fact that might increase the First Lien Agent’s or any First Lien Lender’s risk hereunder; (v) notice of presentment for payment, demand, or protest, and notice thereof as to any instrument among the Second Lien Loan Documents; (vi) notice of any Default or Event of Default (under and as defined in the Second Lien Credit Agreement) or otherwise relating to the Second Lien Indebtedness; and (vii) all other notices (except if such notice is specifically required to be given to the First Lien Agent under this Agreement) and demands to which the First Lien Agent might otherwise be entitled.

(2) To the fullest extent permitted by applicable law, the Second Lien Agent waives the right by statute or otherwise to require the First Lien Agent, any First Lien Lender or any holder of the First Lien Indebtedness to institute suit against any Obligor or to exhaust any rights and remedies which the First Lien Agent, any First Lien Lender or any holder of the First Lien Indebtedness has or may have against any Obligor. The Second Lien Agent further waives any defense arising by reason of any disability or other defense (other than the defense that the Discharge of First Lien Indebtedness has occurred (subject to the provisions of Section 3.c)) of any Obligor or by reason of the cessation from any cause whatsoever of the liability of such Obligor in respect thereof. To the fullest extent permitted by applicable law, the First Lien Agent waives the right by statute or otherwise to require the Second Lien Agent, any Second Lien Lender or any holder of the Second Lien Indebtedness to institute suit against any Obligor or to exhaust any rights and remedies which the Second Lien Agent, any Second Lien Lender or any holder of the Second Lien Indebtedness has or may have against any Obligor. The First Lien Agent further waives any defense arising by reason of any disability or other defense (other than the defense that the Discharge of Second Lien Indebtedness has occurred (subject to the provisions of Section 3.c)) of any Obligor or by reason of the cessation from any cause whatsoever of the liability of such Obligor in respect thereof.

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(3) To the fullest extent permitted by applicable law, the Second Lien Agent hereby waives: (i) any rights to assert against the First Lien Agent, the First Lien Lenders or any other holder of the First Lien Indebtedness any defense (legal or equitable), set-off, counterclaim, or claim which the Second Lien Agent may now or at any time hereafter have against any Obligor; (ii) except as otherwise set forth in this Agreement, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of any of the First Lien Indebtedness, any of the Second Lien Indebtedness or any security for either; and (iii) the benefit of any statute of limitations affecting the Second Lien Agent’s obligations hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the First Lien Indebtedness shall similarly operate to defer or delay the operation of such statute of limitations applicable to the Second Lien Agent’s obligations hereunder. To the fullest extent permitted by applicable law, the First Lien Agent hereby waives: (i) any rights to assert against the Second Lien Agent, the Second Lien Lenders or any other holder of the Second Lien Indebtedness any defense (legal or equitable), set-off, counterclaim, or claim which the First Lien Agent may now or at any time hereafter have against any Obligor; (ii) except as otherwise set forth in this Agreement, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of any of the Second Lien Indebtedness, any of the First Lien Indebtedness or any security for either; and (iii) the benefit of any statute of limitations affecting the First Lien Agent’s obligations hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Second Lien Indebtedness shall similarly operate to defer or delay the operation of such statute of limitations applicable to the First Lien Agent’s obligations hereunder.

(4) Until such time as the Discharge of Priority First Lien Indebtedness shall have occurred, the Second Lien Agent hereby postpones any right of subrogation the Second Lien Agent or any Second Lien Lender has or may have as against any Obligor with respect to any of the First Lien Indebtedness.

(5) None of the First Lien Agent, any First Lien Lender or any other holder of the First Lien Indebtedness or any of their respective affiliates, directors, officers, employees, or agents shall be liable to the Second Lien Agent or the Second Lien Lenders for failure to demand, collect, or realize upon any of the Collateral or any Proceeds or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof. If the First Lien Agent or any First Lien Lender honors (or fails to honor) a request by Borrower for an extension of credit pursuant to the First Lien Credit Agreement or any of the other First Lien Loan Documents, whether the First Lien Agent or any First Lien Lender has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Second Lien Loan Documents or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the First Lien Agent or any First Lien Lender otherwise should exercise any of its contractual rights or remedies under the First Lien Loan Documents (subject to the express terms and conditions hereof), neither the First Lien Agent nor any First Lien Lender shall have any liability whatsoever to the Second Lien Agent or any Second Lien Lender as a result of such action, omission, or exercise. As between the First Lien Agent and the First Lien Lenders, on the one hand, and the Second Lien Agent and the Second Lien Lenders, on the other hand, the First Lien Agent and the First Lien Lenders will be entitled to manage and supervise their loans and extensions of credit under the First Lien Loan Documents as the First Lien Agent and the First Lien Lenders may, in their sole discretion, deem appropriate, and the First Lien Agent, each First Lien Lender and each other holder of the First Lien Indebtedness may manage their loans and extensions of credit without regard to any rights or interests that the Second Lien Agent or any Second Lien Lender may have in the Collateral or otherwise except as otherwise expressly set forth in this Agreement. The Second Lien Agent agrees that none of the First Lien Agent, any First Lien Lender or any other holder of the First Lien Indebtedness shall incur any liability as a result of a sale, lease, license, application or other disposition of all or any portion of the Collateral or any part or Proceeds thereof conducted in accordance with applicable law and the terms hereof. Subject to the express terms and conditions of this Agreement, the First Lien Agent, each First Lien Lender and each holder of the First Lien Indebtedness may, from time to time, enter into agreements and settlements with Obligors as they may determine in their sole discretion without impairing any of the subordinations, priorities, rights or obligations of the parties under this Agreement, including substituting Collateral, releasing any Lien and releasing any Obligor. The Second Lien Agent waives any and all rights it may have to require the First Lien Agent, any First Lien Lender or any holder of the First Lien Indebtedness to marshal assets, to exercise rights or remedies in a particular manner, or to forbear from exercising such rights and remedies in any particular manner or order.

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(6) None of the Second Lien Agent, any Second Lien Lender or any other holder of the Second Lien Indebtedness or any of their respective affiliates, directors, officers, employees, or agents shall be liable to the First Lien Agent or the First Lien Lenders for failure to demand, collect, or realize upon any of the Collateral or any Proceeds or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof. If the Second Lien Agent or any Second Lien Lender honors (or fails to honor) a request by Borrower for an extension of credit pursuant to the Second Lien Credit Agreement or any of the other Second Lien Loan Documents, whether the Second Lien Agent or any Second Lien Lender has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the First Lien Loan Documents or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Second Lien Agent or any Second Lien Lender otherwise should exercise any of its contractual rights or remedies under the Second Lien Loan Documents (subject to the express terms and conditions hereof), neither the Second Lien Agent nor any Second Lien Lender shall have any liability whatsoever to the First Lien Agent or any First Lien Lender as a result of such action, omission, or exercise. As between the First Lien Agent and the First Lien Lenders, on the one hand, and the Second Lien Agent and the Second Lien Lenders, on the other hand, the Second Lien Agent and the Second Lien Lenders will be entitled to manage and supervise their loans and extensions of credit under the Second Lien Loan Documents as the Second Lien Agent and the Second Lien Lenders may, in their sole discretion, deem appropriate, and the Second Lien Agent, each Second Lien Lender and each other holder of the Second Lien Indebtedness may manage its loans and extensions of credit without regard to any rights or interests that the First Lien Agent or any First Lien Lender may have in the Collateral or otherwise except as otherwise expressly set forth in this Agreement. The First Lien Agent agrees that none of the Second Lien Agent, any Second Lien Lender or any other holder of the Second Lien Indebtedness shall incur any liability as a result of a sale, lease, license, application or other disposition of all or any portion of the Collateral or any part or Proceeds thereof conducted in accordance with applicable law and the terms hereof. Subject to the express terms and conditions of this Agreement, the Second Lien Agent, each Second Lien Lender and each holder of the Second Lien Indebtedness may, from time to time, enter into agreements and settlements with Obligors as they may determine in their sole discretion without impairing any of the subordinations, priorities, rights or obligations of the parties under this Agreement, including substituting Collateral, releasing any Lien and releasing any Obligor. The First Lien Agent waives any and all rights it may have to require the Second Lien Agent, any Second Lien Lender or any holder of the Second Lien Indebtedness to marshal assets, to exercise rights or remedies in a particular manner, or to forbear from exercising such rights and remedies in any particular manner or order. Subject to the express terms and conditions hereof, nothing contained in this Agreement shall limit or waive any right that the Second Lien Agent and the Second Lien Lenders have to enforce any of the provisions of the Second Lien Loan Documents against any Obligor.

5. Indebtedness Owed Only to Lenders. As of the date of this Agreement, the entire Second Lien Indebtedness is owing only to the Second Lien Agent and the Second Lien Lenders. As of the date of this Agreement, the entire First Lien Indebtedness is owing only to the First Lien Agent and the First Lien Lenders. Each Agent, the First Lien Lender, the Second Lien Lender, each successor, assignee, or other transferee of any Agent, each of the Second Lien Lenders, and each of the First Lien Lenders shall be bound by the terms and conditions of this Agreement.

6. Payments Received by Second Lien Agent or Second Lien Lenders. If, at any time prior to the date upon which the Discharge of Priority First Lien Indebtedness shall have occurred, the Second Lien Agent or any Second Lien Lender receives any payment or distribution of any kind or character as a result of an Exercise of Any Secured Creditor Remedies, whether in cash, property or securities, from or of any assets of any Obligor (or any Obligor’s Subsidiaries), in each case, in contravention of the express terms of this Agreement, the Second Lien Agent or such Second Lien Lender shall be deemed to receive and hold the same in trust as trustee for the benefit of the First Lien Agent and the First Lien Lenders and shall forthwith deliver such payment, distribution, or proceeds to the First Lien Agent in precisely the form received (except for the endorsement or assignment by the Second Lien Agent or such Second Lien Lender where necessary), for application in accordance with Section 7.b to any of the First Lien Indebtedness, whether then due or yet to become due. In the event of the failure of the Second Lien Agent or any Second Lien Lender to make any such endorsement or assignment to the First Lien Agent within 5 Business Days after receipt of written request therefor from the First Lien Agent, the First Lien Agent and any of its officers or agents are hereby irrevocably authorized to make such endorsement or assignment and the Second Lien Agent hereby irrevocably appoints the First Lien Agent as the lawful attorney in fact of the Second Lien Agent and the Second Lien Lenders solely for the purpose of enabling the First Lien Agent to make such endorsement or assignment in the name of the Second Lien Agent or any Second Lien Lender.

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7. Application of Proceeds.

a. Revolving Nature of First Lien Indebtedness. The Second Lien Agent expressly acknowledges and agrees that (i) the First Lien Credit Agreement contains a revolving commitment, that in the ordinary course of business the First Lien Agent and the First Lien Lenders will apply payments and make advances thereunder, and that no application of any Payment Collateral or Cash Collateral in the ordinary course of business and absent any affirmative enforcement action or remedies by the First Lien Agent or any First Lien Lender to collect or otherwise realize upon such Payment Collateral or Cash Collateral (such Payment Collateral or Cash Collateral, “Ordinary Course Collections”) shall constitute the Exercise of Secured Creditor Remedies under this Agreement; and (ii) all Ordinary Course Collections received by the First Lien Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the portion of the First Lien Credit Agreement that is a revolving commitment without reducing the Maximum Priority First Lien Loan Amount at any time.

b. Application of Proceeds of Collateral. (i) All Collateral and all Proceeds, received by any of the First Lien Agent, the First Lien Lenders, the Second Lien Agent or the Second Lien Lenders in connection with any Exercise of Secured Creditor Remedies and (ii) all amounts received by the First Lien Agent, the First Lien Lenders, the Second Lien Agent or the Second Lien Lenders in connection with the enforcement of the provisions of any subordination agreement entered into by any Obligor, in each case, shall be applied:

first, to the payment of costs and expenses of the First Lien Agent (and sub-agents thereof) in connection with such Exercise of Secured Creditor Remedies (to the extent the First Lien Agent’s Exercise of Secured Creditor Remedies is permitted hereunder), second, to the payment of the First Lien Indebtedness (other than the Excluded First Lien Indebtedness) in accordance with the First Lien Loan Documents, and in the case of payment of any revolving credit loans, together with the concurrent permanent reduction of any revolving credit commitment thereunder in an amount equal to the amount of such payment, third, to the payment of costs and expenses of the Second Lien Agent (and sub-agents thereof) in connection with such Exercise of Secured Creditor Remedies (to the extent the Second Lien Agent’s Exercise of Secured Creditor Remedies is permitted hereunder),

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fourth, to the payment of the Second Lien Indebtedness (other than the Excluded Second Lien Indebtedness) in accordance with the Second Lien Loan Documents, fifth, to the payment of the Excluded First Lien Indebtedness in accordance with the First Lien Loan Documents, and sixth, to the payment of the Excluded Second Lien Indebtedness in accordance with the Second Lien Loan Documents.

c. Insurance. In the event of the occurrence of a fire or other casualty resulting in loss or damage to all or any portion of any Collateral (collectively, a “Casualty”), all proceeds received or to be received on account of a Casualty shall be applied in the manner provided for in Section 2.05(c) of the First Lien Credit Agreement (as in effect on the date hereof) and Section 2.05(c) of the Second Lien Credit Agreement (as in effect on the date hereof); it being agreed that all proceeds received or to be received on account of a Casualty shall not be deemed to be received in connection with the Exercise of Secured Creditor Remedies unless the First Lien Agent, the First Lien Lenders, the Second Lien Agent or the Second Lien Lenders have otherwise commenced an Exercise of Secured Creditor Remedies.

d. Cash Sweeps. In the event of the occurrence of the sweeping of cash under blocked account arrangements, all such cash shall be applied in the manner provided for in the First Lien Credit Agreement (as in effect on the date hereof) and the Second Lien Credit Agreement (as in effect on the date hereof); it being agreed that all such cash swept shall not be deemed to be received in connection with the Exercise of Secured Creditor Remedies unless the First Lien Agent, the First Lien Lenders, the Second Lien Agent or the Second Lien Lenders have otherwise commenced an Exercise of Secured Creditor Remedies.

8. Second Lien Lender Purchase Option.

a. Upon (i) receipt by the Second Lien Agent of a notice (a “Trigger Notice”) by the First Lien Agent of the intent of the First Lien Agent and the First Lien Lenders to (A) accelerate any of the First Lien Indebtedness, (B) Exercise Any Secured Creditor Remedies or (C) request that the Second Lien Agent and the Second Lien Lenders release their Liens on the Collateral pursuant to Section 2.e, (ii) the occurrence of a payment default under the Second Lien Loan Documents, or (iii) the commencement of an Insolvency Proceeding with respect to any Obligor (each, a “Trigger Event”), the Second Lien Agent and the Second Lien Lenders shall have the option, exercised at any time thereafter so long as such Trigger Event is continuing, by delivery of notice by the Second Lien Agent to the First Lien Agent (a “Purchase Notice”), to purchase all (but not less than all) of the First Lien Indebtedness (other than the Excluded First Lien Indebtedness) from the First Lien Agent and the First Lien Lenders. The Purchase Notice, if given, shall be irrevocable.

b. The First Lien Agent shall deliver to the Second Lien Agent any Trigger Notice referred to in Section 8.a(i), (i) in the absence of Exigent Circumstances, not less than 5 Business Days prior to the taking of the earliest of the actions described in Section 8.a(i), or (ii) if Exigent Circumstances exist, as soon as practicable and in any event contemporaneously with the taking of such action. If the Second Lien Agent sends to the First Lien Agent a Purchase Notice within 5 Business Days of the occurrence of a Trigger Event, the First Lien Agent and the First Lien Lenders shall not accelerate the First Lien Indebtedness or Exercise Any Secured Creditor Remedies, to the extent such action has not been taken, or request that the Second Lien Agent and the Second Lien Lenders release their Liens on the Collateral pursuant to Section 2.e, as the case may be, provided that the purchase and sale with respect to the First Lien Indebtedness (other than the Excluded First Lien Indebtedness) provided for in this Section 8 shall have closed within 5 Business Days after receipt by the First Lien Agent of the Purchase Notice and the First Lien Agent shall have received payment in full of the First Lien Indebtedness (other than the Excluded First Lien Indebtedness) as provided for herein within such 5 Business Day period.

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c. On the date specified by the Second Lien Agent in the Purchase Notice (which shall not be more than 5 Business Days after the receipt by the First Lien Agent of the Purchase Notice), the First Lien Agent and the First Lien Lenders shall sell to the Second Lien Agent and the Second Lien Lenders, and the Second Lien Agent and the Second Lien Lenders shall purchase from the First Lien Agent and the First Lien Lenders, at par, the First Lien Indebtedness (other than the Excluded First Lien Indebtedness). Upon exercise of such purchase option by the Second Lien Agent, such sale shall be documented pursuant to an assignment and acceptance agreement which will be substantially in the form of Exhibit G to the Original First Lien Credit Agreement.

d. Upon the date of such purchase and sale, the Second Lien Agent and the Second Lien Lenders shall (i) (x) pay to the First Lien Agent and the First Lien Lenders as the purchase price therefor the full amount of all the First Lien Indebtedness (other than the Excluded First Lien Indebtedness) then outstanding and unpaid, (y) furnish cash collateral to the First Lien Agent and the First Lien Lenders to secure the First Lien Agent and the First Lien Lenders in connection with any issued and outstanding letters of credit provided by the First Lien Agent and the First Lien Lenders to any Obligor (in an amount equal to 105% of the aggregate undrawn face amount of such letters of credit) constituting the First Lien Indebtedness (other than the Excluded First Lien Indebtedness), provided that, after the date of such purchase and sale, (A) without the prior written consent of the Second Lien Agent, the First Lien Agent and the First Lien Lenders will not amend, modify, renew or extend any letters of credit for which the Second Lien Agent and the Second Lien Lenders have provided cash collateral to the First Lien Agent and the First Lien Lenders at the time of the purchase and sale, (B) the First Lien Agent and the First Lien Lenders will promptly provide the Second Lien Agent with written notification of the cancellation or termination of any letters of credit for which the Second Lien Agent and the Second Lien Lenders have provided cash collateral to the First Lien Agent and the First Lien Lenders at the time of the purchase and sale, and (C) to the extent any letters of credit are cancelled or terminated without being drawn, the First Lien Agent and the First Lien Lenders shall return to the Second Lien Agent all cash collateral (net of any fees and expenses incurred by the First Lien Agent and the First Lien Lenders in connection with such cancellation or termination) furnished to the First Lien Agent and the First Lien Lenders as collateral therefor and not applied to the satisfaction of the First Lien Indebtedness (other than the Excluded First Lien Indebtedness) consisting of reimbursement obligations with respect to letters of credit, and (z) furnish cash collateral to the First Lien Agent and the First Lien Lenders to secure the First Lien Agent and the First Lien Lenders in connection with any obligations under any Bank Products Agreement (in an amount equal to 105% of the aggregate amount thereof) constituting the First Lien Indebtedness (other than the Excluded First Lien Indebtedness), provided that, after the date of such purchase and sale, (A) without the prior written consent of the Second Lien Agent, the First Lien Agent and the First Lien Lenders will not amend, modify, renew or extend any Bank Products Agreement or any cash management and hedge obligations for which the Second Lien Agent and the Second Lien Lenders have provided cash collateral to the First Lien Agent and the First Lien Lenders at the time of the purchase and sale, (B) the First Lien Agent and the First Lien Lenders will promptly provide the Second Lien Agent with written notification of the cancellation or termination of any Bank Products Agreement or cash management and hedge obligations for which the Second Lien Agent and the Second Lien Lenders have provided cash collateral to the First Lien Agent and the First Lien Lenders at the time of the purchase and sale, and (C) to the extent any Bank Products Agreement or cash management and hedge obligations is cancelled or terminated, the First Lien Agent and the First Lien Lenders shall return to the Second Lien Agent all cash collateral (net of any fees and expenses incurred by the First Lien Agent and the First Lien Lenders in connection with such cancellation or termination) furnished to the First Lien Agent and the First Lien Lenders as collateral therefor and not applied to the satisfaction of the First Lien Indebtedness (other than the Excluded First Lien Indebtedness) consisting of reimbursement obligations thereunder and (ii) agree to reimburse the First Lien Agent and the First Lien Lenders for all expenses to the extent then earned or due and payable in accordance with the First Lien Loan Documents (including the reimbursement of extraordinary expenses, financial examination expenses and appraisal fees). Anything contained in this Section to the contrary notwithstanding, in the event that (X) the Second Lien Agent and the Second Lien Lenders receive all or a portion of any prepayment premium, make-whole obligation or early termination fee payable pursuant to the First Lien Loan Documents in cash, (Y) all of the First Lien Indebtedness purchased by the Second Lien Agent and the Second Lien Lenders and all of the Second Lien Indebtedness (other than the Excluded Second Lien Indebtedness), including principal, interest and fees thereon and costs and expenses of collection thereof (including reasonable attorneys fees and legal expenses), are repaid in full in cash, and (Z) the First Lien Credit Agreement is terminated, in each case, within 90 days following the date on which the Second Lien Agent and the Second Lien Lenders pay the purchase price described in clauses (i)-(ii) of this Section, then, within 3 Business Days after receipt by the Second Lien Agent and the Second Lien Lenders of such amounts, the Second Lien Agent and the Second Lien Lenders shall pay a supplemental purchase price to the First Lien Agent and the First Lien Lenders in respect of their purchase under this Section 8 in an amount equal to the portion of any prepayment premium, make-whole obligation or early termination fee received by the Second Lien Agent and the Second Lien Lenders which the First Lien Agent and the First Lien Lenders would have been entitled to receive had the purchase under this Section not occurred. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the First Lien Agent as the First Lien Agent may designate in writing to the Second Lien Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Second Lien Agent and the Second Lien Lenders to the bank account designated by the First Lien Agent are received in such bank account prior to 2:00 p.m., New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by the Second Lien Agent and the Second Lien Lenders to the bank account designated by the First Lien Agent are received in such bank account later than 2:00 p.m., New York City time.

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e. Such purchase shall be expressly made without representation or warranty of any kind by the First Lien Agent and the First Lien Lenders as to the First Lien Indebtedness so purchased or otherwise and without recourse to the First Lien Agent or any First Lien Lender, except that each First Lien Lender shall represent and warrant: (i) that the amount quoted, in writing, by the First Lien Agent and the First Lien Lenders (as applicable) as its portion of the purchase price therefor represents the amount shown as owing with respect to the claims transferred as reflected on its books and records, (ii) it owns, or has the right to transfer to the Second Lien Agent and the Second Lien Lenders, the rights being transferred, and (iii) the assets being transferred will be free and clear of Liens and adverse claims (other than indemnification claims of the First Lien Agent and the First Lien Lenders that would survive the termination of the First Lien Loan Documents but which indemnification claims shall be claims to be asserted against the Obligors).

f. In the event that the Second Lien Agent and the Second Lien Lenders elect to purchase all (but not less than all) of the First Lien Indebtedness (other than the Excluded First Lien Indebtedness) pursuant to this Section 8, then the Second Lien Agent and the Second Lien Lenders agree to waive any notice of a resignation of the First Lien Agent under Section 10.07 of the First Lien Credit Agreement.

9. Representations; Additional Agreements. The First Lien Agent represents and warrants to the Second Lien Agent that (a) it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the First Lien Lenders and to legally bind each of the First Lien Lenders to the terms and conditions set forth herein and (b) when this Agreement is executed and delivered by the First Lien Agent on behalf of itself and the First Lien Lenders, the essential provisions of this Agreement will be the legally valid and binding obligations of the First Lien Agent and the First Lien Lenders, enforceable against the First Lien Agent and any First Lien Lenders in accordance with their terms. The Second Lien Agent represents and warrants that (x) it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Second Lien Lenders and to legally bind each of the Second Lien Lenders to the terms and conditions set forth herein and (y) when this Agreement is executed and delivered by the Second Lien Agent on behalf of itself and the Second Lien Lenders, the essential provisions of this Agreement will be the legally valid and binding obligations of the Second Lien Agent and the Second Lien Lenders, enforceable against the Second Lien Agent and any Second Lien Lenders in accordance with their terms. Each of the First Lien Agent (on behalf of itself and the First Lien Lenders) and the Second Lien Agent (on behalf of itself and the Second Lien Lenders) hereby agrees that at no time shall such party contest the validity or enforceability of any provision of this Agreement; provided, however, that the foregoing shall not preclude any party hereto from contesting the interpretation of a particular provision of this Agreement or its application to a particular circumstance.

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10. Additional Remedies.

a. If the Second Lien Agent or any Second Lien Lender violates any of the terms of this Agreement, in addition to any remedies in law, equity, or otherwise that the First Lien Agent may have as a result of such violation, the First Lien Agent may (i) restrain such violation in any court of law or (ii) interpose this Agreement as a defense in any action by the Second Lien Agent or any Second Lien Lender. Upon the First Lien Agent’s written request, the Second Lien Agent or any Second Lien Lender will promptly take all actions which the First Lien Agent reasonably believes appropriate to carry out the purposes and provisions of this Agreement.

b. If the First Lien Agent or any First Lien Lender violates any of the terms of this Agreement, in addition to any remedies in law, equity, or otherwise that the Second Lien Agent may have as a result of such violation, the Second Lien Agent may (i) restrain such violation in any court of law or (ii) interpose this Agreement as a defense in any action by the First Lien Agent or the First Lien Lenders. Upon the Second Lien Agent’s written request, the First Lien Agent or any First Lien Lender will promptly take all actions which the Second Lien Agent reasonably believes appropriate to carry out the purposes and provisions of this Agreement.

11. Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any party hereto shall be effective unless it is in a written agreement executed by the Second Lien Agent and the First Lien Agent, and then such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given.

12. Instrument Legends. The Second Lien Agent agrees that the face of each security agreement evidencing or securing the Second Lien Indebtedness or any portion thereof shall be inscribed with a legend conspicuously indicating that such security agreement is subject to the terms of this Agreement. Any security agreement evidencing or securing any of the Second Lien Indebtedness or any portion thereof which is hereafter executed will, on the date thereof, be inscribed with a similar legend.

13. Information Concerning Financial Condition.

a. The Second Lien Agent hereby assumes responsibility for keeping itself informed of the financial condition of Obligors and of all other circumstances bearing upon the risk of nonpayment of the Second Lien Indebtedness, and agrees that the First Lien Agent and the First Lien Lenders shall have no duty to advise the Second Lien Agent or the Second Lien Lenders of information known to the First Lien Agent or the First Lien Lenders regarding such condition or any such circumstances. In the event the First Lien Agent or any First Lien Lender, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to the Second Lien Agent or the Second Lien Lenders, the First Lien Agent and the First Lien Lenders shall be under no obligation (i) to provide any such information to the Second Lien Agent or the Second Lien Lenders on any subsequent occasion, (ii) to undertake any investigation, or (iii) to disclose any information which, pursuant to its commercial finance practices, the First Lien Agent or any First Lien Lender wishes to maintain confidential. The Second Lien Agent acknowledges and agrees that the First Lien Agent and the First Lien Lenders have made no warranties or representations with respect to the legality, validity, enforceability, collectability or perfection of the First Lien Indebtedness or any liens or security interests held in connection therewith.

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b. The First Lien Agent hereby assumes responsibility for keeping itself informed of the financial condition of the Obligors and of all other circumstances bearing upon the risk of nonpayment of the First Lien Indebtedness, and agrees that the Second Lien Agent and the Second Lien Lenders shall have no duty to advise the First Lien Agent or the First Lien Lenders of information known to the Second Lien Agent or the Second Lien Lenders regarding such condition or any such circumstances. In the event the Second Lien Agent or any Second Lien Lender, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to the First Lien Agent or the First Lien Lenders, the Second Lien Agent and the Second Lien Lenders shall be under no obligation (i) to provide any such information to the First Lien Agent or the First Lien Lenders on any subsequent occasion, (ii) to undertake any investigation, or (iii) to disclose any information which, pursuant to its commercial finance practices, the Second Lien Agent or any Second Lien Lender wishes to maintain confidential. The First Lien Agent acknowledges and agrees that the Second Lien Agent and the Second Lien Lenders have made no warranties or representations with respect to the legality, validity, enforceability, collectability or perfection of the Second Lien Indebtedness or any liens or security interests held in connection therewith.

14. Third Party Beneficiaries. This Agreement is solely for the benefit of the First Lien Agent, the First Lien Lenders, the Second Lien Agent, and the Second Lien Lenders, and their respective successors and assigns, and neither any Obligor nor any other Person is intended to be a third party beneficiary hereunder or to have any right, benefit, priority or interest under, or because of the existence of, or to have any right to enforce, this Agreement. Nothing in this Agreement is intended to or shall be deemed to amend or modify the terms and conditions of the First Lien Loan Documents or the Second Lien Loan Documents. The First Lien Agent and the Second Lien Agent shall have the right to modify or terminate this Agreement at any time without notice to or approval of any Obligor or any other Person.

15. No Impairment. Nothing in this Agreement is intended to or shall impair, as between the Obligors and the Second Lien Agent and the Second Lien Lenders, the obligation of the Obligors, which is absolute and unconditional, to pay the Second Lien Indebtedness as and when the same shall become due and payable in accordance with its terms, or affect the relative rights of the Second Lien Agent and the Second Lien Lenders and creditors of the Obligors other than the First Lien Agent and the First Lien Lenders.

16. Subrogation. Solely after the Discharge of First Lien Indebtedness shall have occurred, the Second Lien Agent and the Second Lien Lenders shall be subrogated to the rights of the First Lien Agent and the First Lien Lenders to the extent that distributions otherwise payable to the Second Lien Agent or any Second Lien Lender have been applied to the payment of the First Lien Indebtedness in accordance with the provisions of this Agreement. The First Lien Agent and the First Lien Lenders shall have no obligation or duty to protect the Second Lien Agent and the Second Lien Lenders’ rights of subrogation arising pursuant to this Agreement or under any applicable law, nor shall the First Lien Agent, the First Lien Lenders or any other holder of the First Lien Indebtedness be liable for any loss to, or impairment of, any subrogation rights held by the Second Lien Agent or any Second Lien Lender.

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17. Notices. All demands, notices, and other communications provided for hereunder shall be in writing and, if to the First Lien Agent, mailed, sent by telecopy or delivered to it, addressed to it as follows:

CERBERUS BUSINESS FINANCE, LLC

875 Third Avenue

New York, New York 10022

Attention: Eric Miller

Telephone: 646-885-3874

Telecopier: 646-885-3875

With a copies to:

GOLDBERG KOHN LTD.

55 E. Monroe Street, Suite 3300

Attention: Seth H. Good, Esq.

Telephone: 312-863-7138

Telecopier: 312-863-7838

and if to the Second Lien Agent, mailed, sent by telecopy or delivered to it, addressed to it as follows:

OBSIDIAN AGENCY SERVICES, INC.

c/o Tennenbaum Capital Partners, LLC

2951 28th Street, Suite 1000

Santa Monica, California 90405

Attention: Asher Finci

Telephone: 310-566-1000

Telecopier: 310-899-4950

With copies to:

SCHULTE ROTH & ZABEL LLP

919 Third Avenue

New York, New York 10022

Attention: Frederic L. Ragucci, Esq.

Telephone: 213-756-2000

Telecopier: 213-593-5955

or as to any party at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 17. All such demands, notices and other communications shall be effective when delivered to the applicable addressee listed above. Both the First Lien Agent and the Second Lien Agent shall, in good faith, each endeavor to deliver to the other Agent all default and similar notices delivered to the Borrowers, provided, however, that the failure to deliver any such notice shall not give rise to a breach under this Agreement.

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18. Intentionally Omitted.

19. Consent to Jurisdiction; Waiver of Jury Trial and Other Waivers. The Second Lien Agent and the First Lien Agent each consent to the jurisdiction of any state or federal court located within the County of New York, State of New York. Each Agent waives personal service of any and all process upon it, and consents that all service of process may be made in the manner set forth in Section 17 for notices. Each Agent waives, to the fullest extent each may effectively do so, any defense or objection based upon forum non conveniens and any defense or objection to venue of any action instituted within the County of New York, State of New York. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT.

20. Governing Law. This Agreement has been delivered and accepted at and shall be deemed to have been made in the State of New York, and shall be interpreted, and the rights and liabilities of the parties hereto shall be determined, in accordance with the internal laws of the State of New York.

21. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, subject to the provisions hereof.

22. Integrated Agreement. This Agreement sets forth the entire understanding of the parties with respect to the within matters and may not be modified or amended except by a writing signed by all parties.

23. Authority. Each of the parties hereto certifies that such party has all necessary authority to execute this Agreement.

24. Counterparts. This Agreement may be executed in one or more counterparts, each one of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

25. Headings. The headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

26. Severability. Any provision of this Agreement that is prohibited by law or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision. To the extent permissible, the parties waive any law that prohibits any provision of this Agreement or renders any provision hereof unenforceable.

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27. Conflicts. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any of the First Lien Loan Documents or any of the Second Lien Loan Documents, on the other hand, this Agreement shall control and prevail.

28. Termination. This Agreement shall continue in full force and effect until the earlier of: (a) the date on which the First Lien Agent provides notice to the Second Lien Agent that the First Lien Agent, on behalf and at the direction of the First Lien Lenders pursuant to the First Lien Loan Documents, releases and surrenders all security interests and liens in the Collateral and renounces any and all claims, rights and interests as a secured lender with respect to the Collateral and the Obligors; provided, however, that this Agreement may be revived to the extent provided for in Section 3.c and (b) the date on which the Second Lien Agent provides notice to the First Lien Agent that the Second Lien Agent, on behalf and at the direction of the Second Lien Lenders pursuant to the Second Lien Loan Documents, releases and surrenders all security interests and liens in the Collateral and renounces any and all claims, rights and interests as a secured lender with respect to the Collateral and the Obligors; provided, however, that this Agreement may be revived to the extent provided for in Section 3.c.

[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, the First Lien Agent, for and on behalf of itself and the First Lien Lenders, and the Second Lien Agent, for and on behalf of itself and the Second Lien Lenders, have caused this Agreement to be duly executed and delivered as of the date first above written.

CERBERUS BUSINESS FINANCE, LLC, as First Lien Agent By: /s/Eric Miller Name: Eric Miller Title: Executive Vice President

SIGNATURE PAGE TO INTERCREDITOR AGREEMENT

OBSIDIAN AGENCY SERVICES, INC., as Second Lien Agent By: /s/Howard Levkowitz Name: Howard Levkowitz Title: Managing Partner

SIGNATURE PAGE TO INTERCREDITOR AGREEMENT

ACKNOWLEDGMENT

Each Obligor hereby acknowledges that it has received a copy of the foregoing Intercreditor Agreement and consents thereto, agrees to recognize all rights granted thereby to the First Lien Agent, the First Lien Lenders, the Second Lien Agent, and the Second Lien Lenders and will not do any act or perform any obligation which is not in accordance with the agreements set forth therein. Each Obligor further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement.

OXFORD MINING COMPANY, LLC

By: /s/Bradley W. Harris
Name: Bradley W. Harris
Title: Senior Vice President and Chief Financial Officer

OXFORD RESOURCE PARTNERS, LP

By: Oxford Resources GP, LLC, its general partner

By: /s/Bradley W. Harris
Name: Bradley W. Harris
Title: Senior Vice President and Chief Financial Officer

OXFORD MINING COMPANY-KENTUCKY, LLC

By: /s/Bradley W. Harris
Name: Bradley W. Harris
Title: Senior Vice President and Chief Financial Officer

DARON COAL COMPANY, LLC

By: /s/Bradley W. Harris
Name: Bradley W. Harris
Title: Vice President and Assistant Treasurer

OXFORD CONESVILLE LLC

By: /s/Bradley W. Harris
Name: Bradley W. Harris
Title: Senior Vice President and Chief Financial Officer

OXFORD RESOURCES FINANCE CORPORATION

By: /s/Bradley W. Harris
Name: Bradley W. Harris
Title: Senior Vice President and Chief Financial Officer

ACKNOWLEDGMENT TO INTERCREDITOR AGREEMENT

Annex I

[Form of Participation Agreement]

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SUBORDINATED, LAST-OUT PARTICIPATION AGREEMENT

THIS SUBORDINATED, LAST-OUT PARTICIPATION AGREEMENT (this “Agreement”), dated as of [____________1, [201__], is entered into between each of [_____________] (collectively, the “Participants” and each, a “Participant”), [_____________] (collectively, the “Sellers” and each, a “Seller”) and CERBERUS BUSINESS FINANCE, LLC, as administrative agent and collateral agent for the First Lien Lenders (defined below).

W I T N E S S E T H:

WHEREAS, Oxford Mining Company, LLC (“Borrower”), Cerberus Business Finance, LLC, as administrative agent and collateral agent (the “First Lien Agent”) and the Sellers have entered into that certain Financing Agreement dated as of June [___],2013 (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “First Lien Credit Agreement”) pursuant to which the First Lien Agent and the Sellers have agreed, upon the terms and conditions stated therein, to make term loans and revolving credit loans to, and to issue or cause the issuance of letters of credit for the benefit of, Borrower; and

WHEREAS, Borrower, Obsidian Agency Services, Inc., as administrative agent and collateral agent (the “Second Lien Agent”) and the Second Lien Lenders (as defined in the Intercreditor Agreement (defined below)) have entered into that certain Financing Agreement dated as of June [___], 2013 (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Second Lien Credit Agreement”) pursuant to which the Second Lien Agent and the Second Lien Lenders have agreed, upon the terms and conditions stated therein, to make term loans terms to Borrower; and

WHEREAS, Borrower, the First Lien Agent, for and on behalf of itself and the Sellers, and the Second Lien Agent, for and on behalf of itself and the Participants, have entered into that certain Intercreditor Agreement dated as of June [___],, 2013 (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Intercreditor Agreement”) to establish their respective rights and priorities in the Collateral (as such term is defined in the Intercreditor Agreement) and the proceeds thereof; and

WHEREAS, in accordance with the terms and provisions of the Intercreditor Agreement the Sellers have agreed to offer and the Participants have elected to purchase a subordinated, last-out, participation interest in the First Lien Term Loans (as such term is defined in the Intercreditor Agreement, including any DIP Financing (as such term is defined in the Intercreditor Agreement) that refinances the First Lien Term Loans that are subject to the right to purchase set forth in Section Id of the Intercreditor Agreement) on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the agreements herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Intercreditor Agreement.

2.             Subordinated, Last-Out Participation.

(a)           In General. The Sellers hereby sell to the Participants, and the Participants hereby purchase from the Sellers a subordinated, last-out participation interest in the Sellers’ interest in the First Lien Term Loans made pursuant to the terms of the First Lien Credit Agreement in the amounts set forth on Exhibit A hereto, subject to the terms and conditions of this Agreement (the “Participation Interest”).

(b)           Payments. On the date hereof, the Participants shall pay to the First Lien Agent, on behalf of the Sellers, in immediately available funds, an amount equal to [$7,500,000] in respect of the Participants’ Participation Interest in the outstanding principal amount of the First Lien Term Loans as of the date hereof.

(c)           Characterization of Participation Interest. The aforesaid sale of Participation Interests by the Sellers to the Participants is absolute, without recourse and, except as expressly provided herein, without representation or warranty of any kind by the First Lien Agent or the Sellers. This Agreement evidences a sale to the Participants of their Participation Interest only, and it does not evidence or create, and shall not be construed as evidencing or creating, an extension of credit from the Participants to the First Lien Agent or the Sellers, a security issued by the First Lien Agent or the Sellers, an investment by the Participants in the First Lien Agent or the Sellers, or a partnership, trust, fiduciary relationship.

(d)           Exclusion of Other Loans. Notwithstanding any provision of this Agreement to the contrary, the Participants shall be entitled to their Participation Interest in the First Lien Term Loan and capitalized interest payable with respect thereto (at the rates applicable to the First Lien Term Loan from time to time under the terms of the First Lien Credit Agreement), and all fees and charges related thereto (including future amendment, consent fees or other amounts allocable to the First Lien Term Loan, prepayment or early termination fees allocable to the First Lien Term Loan and/or withholding tax charges allocable to the First Lien Term Loan, with respect to which the Participants shall be entitled to a pro rata interest in proportion to the Participants’ interest in the outstanding First Lien Term Loan at such time), but the Participants shall not have any interest in (i) any of the other First Lien Indebtedness, fees or charges payable by Borrower to First Lien Agent solely for its own account, (ii) any of the other First Lien Indebtedness, fees or charges payable by Borrower with respect to First Lien Revolving Loans (as such term is defined in the Intercreditor Agreement), or (iii) expense reimbursements payable by Borrower to First Lien Agent, Sellers or any other First Lien Lender under the First Lien Credit Agreement or any of the other First Lien Loan Documents. All of the First Lien Indebtedness (including without limitation Obligations pertaining to any Post-Petition Interest, Fees and Other Costs (as defined below)) that are not included in Participants’ interest hereunder pursuant to the first sentence of this clause (d)) owing to First Lien Agent, Sellers and each other First Lien Lender, other than principal, capitalized interest, fees, charges and any other amounts due in respect of Participants’ Participation Interest in the First Lien Term Loan as specified herein, are collectively referred to as the “Non-Participated Obligations”. The term “Obligations” is used herein as defined in the First Lien Credit Agreement, and shall include interest, fees and costs accruing at the then applicable rate provided in the First Lien Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, with respect to Borrower or any other Obligor, whether or not a claim for post-filing or post-petition interest, fees and costs is allowed or allowable in such proceeding (collectively, “Post-Petition Interest, Fees and Other Costs”).

3.             Payments.

(a)           Payments Received by First Lien Agent. Payments in respect of the Participation Interest shall be made in accordance with this Section 3(a). All payments received by the First Lien Agent pursuant to the First Lien Credit Agreement or the other First Lien Loan Documents shall be applied to the First Lien Indebtedness in accordance with the terms of the First Lien Credit Agreement and such other First Lien Loan Documents; provided, that the First Lien Agent shall have no obligation to apply any principal or interest payments, proceeds of Collateral, distributions in bankruptcy or other amounts received by the First Lien Agent pursuant the First Lien Loan Documents or otherwise to the Participants’ Participation Interest until all of the Non-Participated Obligations have been indefeasibly paid in full in cash (other than Surviving Obligations (as defined below)) and all commitments to lend under the First Lien Credit Agreement have been terminated; provided further, that the Participants shall be entitled to receive interest payments in respect of the Participants’ Participation Interest if such interest payments are received by the First Lien Agent at a time no Event of Default is outstanding under the First Lien Credit Agreement. The term “Surviving Obligations” as used herein shall mean, as of any date of determination, Non-Participated Obligations consisting of reimbursement and indemnification obligations that, by the terms of the First Lien Credit Agreement, expressly survive termination of the First Lien Credit Agreement and for which no amount is due and owing as of such date. Nothing contained in this Section 3.1 shall be interpreted to modify Borrower’s obligation to repay principal or to pay capitalized interest or any other amounts due in respect of the Participants’ Participation Interest in the First Lien Term Loan.

(b)           Payments Received by Participants. All payments with respect to the First Lien Indebtedness (including, without limitation, any payment by way of setoff, banker’s lien, counterclaim, realization on Collateral or otherwise) received by the Participants at any time (prior to all of the Non-Participated Obligations having been indefeasibly paid in full in cash (other than Surviving Obligations) and all commitments to lend under the First Lien Credit Agreement having been terminated), from any source other than the First Lien Agent as provided in this Agreement, shall be held by the Participants in trust for the First Lien Agent and shall be promptly forwarded to the First Lien Agent for application pursuant to the terms of this Agreement.

4.             Return of Payments.

(a)           Payment by First Lien Agent. If the First Lien Agent pays an amount to the Participants under this Agreement in the belief or expectation that a related payment has been or will be received by the First Lien Agent, and such related payment is not received by the First Lien Agent, then the First Lien Agent will be entitled to recover such amount from the Participants, and the Participants will promptly pay such amount to the First Lien Agent on demand, without set-off, counterclaim, or deduction of any kind by the Participants.

(b)           Turnover. Without limiting the foregoing, if any court of competent jurisdiction renders a final, non-appealable judgment that the First Lien Agent or the Sellers are the transferee of a preferential or other avoidable transfer with respect to the First Lien Indebtedness, then, to the extent the Participants received payment from, or the economic benefit of, such alleged transfer, the Participants shall repay to the First Lien Agent on demand the amount of such transfer, together with interest at such rate, if any, as the First Lien Agent and the Sellers are required to pay, without set-off, counterclaim, or deduction of any kind by the Participants. To the extent that any amounts previously paid in respect of the First Lien Indebtedness are recovered from the First Lien Agent or the Sellers, such amounts owing, at First Lien Agent’s election, shall be reinstated as part of the First Lien Indebtedness, repayable in accordance with the priorities established herein and in the First Lien Credit Agreement. The provisions of this Section 4(b) shall survive the termination of this Agreement.

(c)           Obligations Absolute. The Participants’ obligations under Section 2(b) and this Section 4 are absolute, unconditional, and continuing, and will be unaffected by any one or more of the following: (i) any amendment or waiver of any term of the First Lien Credit Agreement or any of the other First Lien Loan Documents in accordance with the terms of this Agreement; (ii) any extension, indulgence, settlement or compromise granted or agreed to in relation to the First Lien Indebtedness in accordance with the terms of this Agreement; (iii) any release of any security for, or any guarantee of, any of the First Lien Indebtedness in accordance with the terms of this Agreement; (iv) the invalidity, unenforceability, or insufficiency of the First Lien Credit Agreement or any of the other First Lien Loan Documents; (v) any default by, or insolvency of, Borrower, any Obligor or any other Person under the First Lien Credit Agreement or any of the other First Lien Loan Documents; (vi) any act or omission on the First Lien Agent’s, the Sellers’, or any other First Lien Lender’s part relating to this Agreement, the First Lien Credit Agreement, any of the other First Lien Loan Documents, the First Lien Indebtedness or the Collateral except resulting from the gross negligence or willful misconduct of the First Lien Agent or the Sellers; (vii) any failure to give notice to the Participants of any of the foregoing; (viii) any requirement that the First Lien Agent, the Sellers or any other First Lien Lender take any action under the First Lien Loan Documents against Borrower, any Obligor or any other Person or against their respective assets; (ix) any defenses at law or in equity which the Participants may have to the full discharge of any of their obligations under this Agreement; or (x) termination or expiration of the First Lien Credit Agreement.

5.             Participants’ Acknowledgments, Representations, Warranties, and Covenants.

(a)           Representations. The Participants hereby represent, warrant, and covenant to the First Lien Agent and the Sellers as follows:

(i)            this Agreement constitutes the legal, valid and binding obligation of the Participants, and is enforceable in accordance with its terms, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally;

(ii)           the Participants’ execution of this Agreement and the performance of their obligations hereunder will not require any registration with, notice to, or consent or approval by any federal, state or local governmental or regulatory body;

(iii)          the Participants are familiar with transactions of the kind and scope reflected in this Agreement, the First Lien Credit Agreement and the other First Lien Loan Documents;

(iv)          the Participants are sophisticated investors and have made and will continue to make their own independent investigation and appraisal of the financial condition and affairs of Borrower and each Obligor, have conducted and will continue to conduct their own evaluation of the First Lien Credit Agreement and the other First Lien Loan Documents, the First Lien Indebtedness, the Collateral and the creditworthiness of Borrower and each Obligor, and have made the decision to acquire their Participation Interest independently and without reliance upon the First Lien Agent or the Sellers;

(v)           the Participants are acquiring the Participation Interest for their own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Participants have no present intention of selling, granting any participation in, or otherwise distributing the same;

(vi)          the Participants shall not obtain or seek to obtain any security interest in all or any portion of the Collateral except in accordance with this Agreement and the Intercreditor Agreement;

(vii)         the Participants are not purchasing the Participation Interest on behalf of one or more employee benefit plans, or with proceeds which constitute “plan assets,” as defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder; and

(viii)        the Participants acknowledge receipt of a copy of the First Lien Credit Agreement and all of the other First Lien Loan Documents requested by the Participants. The Participants further acknowledge that the First Lien Agent and the Sellers may possess material information not known to the Participants regarding or relating to Borrower and the Obligors or their affiliates or the Collateral, that it has not requested such information, and that the First Lien Agent and the Sellers shall have no liability whatsoever with respect to non-disclosure of such information, whether before or after the date hereof.

6.             Management of Financing Arrangements; Enforcement.

(a)           Rights of the Parties. Until such time as all Non-Participated Obligations have been repaid in full and all commitments to lend under the First Lien Credit Agreement have been terminated, the Participants shall not have any voting rights, or consent or approval rights, in respect of the First Lien Credit Agreement or the other First Lien Loan Documents. Without limiting the foregoing, as between the First Lien Agent and the Sellers, and the Participants, the First Lien Agent and Sellers shall have the exclusive right, in the First Lien Agent’s and the Sellers’ name alone, to carry out the provisions of the First Lien Credit Agreement and the other First Lien Loan Documents, and, without the consent of the Participants, the Sellers may vote to amend the First Lien Credit Agreement or the other First Lien Loan Documents in any respect, waive any of the terms of the First Lien Credit Agreement or the First Lien Loan Documents, and release any Collateral for, or guaranty of, the First Lien Indebtedness, enforce and collect the First Lien Indebtedness, exercise and enforce all rights and privileges granted to the First Lien Agent and the Sellers under the First Lien Credit Agreement and the other First Lien Loan Documents, and take or refrain from taking legal action to enforce or protect the Participants’ and/or the First Lien Agent’s and the Sellers’ interests with respect to the First Lien Credit Agreement, the other First Lien Loan Documents, the Collateral and the First Lien Indebtedness. The Participants shall not have, or shall seek to exercise, any right of legal or equitable redress against Borrower, any Obligor or any Collateral in connection with the First Lien Term Loan, the First Lien Credit Agreement, any First Lien Loan Document or this Agreement until all of the Non-Participated Obligations have been indefeasibly paid in full in cash (other than the Surviving Obligations) and all commitments to lend under the First Lien Credit Agreement have been terminated. Notwithstanding anything to the contrary set forth in this Agreement, the First Lien Agent and the Sellers will not take any of the following actions unless the Participants have consented in writing in advance thereto: (i) any amendment, waiver, modification or consent to the First Lien Credit Agreement or any other First Lien Loan Document that requires the consent of (x) an affected lender under the First Lien Credit Agreement that holds the Participation Interest or (y) all of the lenders under the First Lien Credit Agreement, (ii) any amendment, waiver or modification of Section 4.02 of the First Lien Credit Agreement (with respect to the First Lien Term Loans), or (iii) any amendment to the First Lien Credit Agreement that grants special rights to a specific First Lien Lender (in its capacity as the holder of First Lien Term Loans) that are not granted to all holders of First Lien Term Loans (excluding, however, rights granted to holders of First Lien Term Loans in their capacity as Required Lenders (as such term is defined in the First Lien Credit Agreement)).

(b)           Notices and Reports. The First Lien Agent and the Sellers shall have no duty to provide, or liability for their failure to provide, notices, reports and other financial information to the Participants, and the First Lien Agent and the Sellers shall have no obligation to share with the Participants any analyses of the First Lien Agent and the Sellers that the First Lien Agent or the Sellers may make with respect to the business or financial condition of Borrower, any Obligor or any of their respective property; provided, however, that First Lien Agent shall provide to the Participants copies of all notices and other financial information provided by Borrower to the First Lien Agent.

(c)           Failure to Enforce. No failure or delay by the First Lien Agent or the Sellers to exercise any power, right or privilege under this Agreement or under the First Lien Credit Agreement or any of the other First Lien Loan Documents will impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right or privilege will preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies of the First Lien Agent and the Sellers under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available to the First Lien Agent or the Sellers against the Participants.

7.             Limitation of Liability.

(a)           Representations by the Sellers. Each Seller hereby represents and warrants that (i) it is the legal and beneficial owner of the interest being sold by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) it has the legal and contractual authority to sell the Participation Interest to Participants; (iii) it has the authority to execute and deliver this Agreement; (iv) this Agreement constitutes the legal, valid and binding obligation of the Sellers, and is enforceable in accordance with its terms, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and (v) each Seller’s execution of this Agreement and the performance of its obligations hereunder will not require any registration with, notice to, or consent or approval by any federal, state or local governmental or regulatory body.

(b)           No Further Representations by the First Lien Agent or the Sellers. The First Lien Agent and the Sellers make no representations or warranties of any kind, express or implied, and assumes no responsibility or liability whatsoever, with regard to (i) the First Lien Credit Agreement, the other First Lien Loan Documents or the First Lien Indebtedness or the validity, genuineness, enforceability or collectibility of any of them, (ii) the performance of, or compliance with, any of the terms or provisions of the First Lien Credit Agreement or any of the other First Lien Loan Documents, (iii) any of the property, books or records of Borrower or any Obligor, (iv) the validity, enforceability, perfection, priority, condition, value or sufficiency of any of the Collateral or (v) the present or future solvency or financial worth of Borrower, any Obligor or any of their respective affiliates or any other Person obligated with respect to the First Lien Indebtedness.

(c)           No Duty. The First Lien Agent and the Sellers do not, and will not, have any duty, either initially or on a continuing basis, to make any inquiry, investigation, evaluation or appraisal on the Participants’ behalf, nor will the First Lien Agent or the Sellers have any responsibility or liability with respect to the accuracy or completeness of any information provided to the Participants which has been provided to the First Lien Agent or the Sellers by Borrower, any Obligor or any other Person.

(d)           Not a Trustee. None of the First Lien Agent or the Sellers will be deemed to be a trustee or agent for the Participants in connection with this Agreement, the First Lien Credit Agreement, the other First Lien Loan Documents, the First Lien Indebtedness or the Collateral, nor will the First Lien Agent or the Sellers be considered to have a fiduciary relationship with the Participants by virtue of this Agreement or any other document or by operation of law, except as set forth in the First Lien Credit Agreement and the other First Lien Loan Documents in its role as First Lien Agent.

(e)           Right to Act. Until all of the Non-Participated Obligations have been indefeasibly paid in full in cash (other than the Surviving Obligations) and all commitments to lend under the First Lien Credit Agreement have been terminated, subject to the specific terms of Section 6(a) the First Lien Agent may use its sole discretion in administering the First Lien Indebtedness and the Collateral, and in exercising or refraining from exercising any rights or taking or refraining from taking any actions to which the First Lien Agent and the Sellers may be entitled under this Agreement, the First Lien Credit Agreement, the other First Lien Loan Documents or applicable law. In exercising such discretion, the First Lien Agent and the Sellers may, without incurring any liability to the Participants, rely upon the advice of legal counsel, accountants and other experts, including those retained by Borrower or any Obligor.

(f)           No Liability. The First Lien Agent and the Sellers will not be liable to the Participants for any action or failure to act or any error of judgment, negligence, mistake or oversight on the First Lien Agent’s or the Sellers’ part or on the part of any of the First Lien Agent’s or the Sellers’ agents, officers, employees or attorneys, except for such matters that any court of competent jurisdiction determines, in a final, non-appealable judgment, result from the First Lien Agent’s or the Sellers’ gross negligence or willful misconduct (or the gross negligence or willful misconduct of their agents or officers). The First Lien Agent and the Sellers will not be liable to the Participants for any action or failure of action taken by the First Lien Agent or the Sellers at Participants’ direction or request.

8.             Indemnification. The Participants hereby jointly and severally indemnify the First Lien Agent and the Sellers (to the extent the First Lien Agent and the Sellers have not been reimbursed by Borrower), in accordance with the Participation Interest, against, and agrees to hold the First Lien Agent and the Sellers harmless from, any and all claims, demands, actions, controversies, suits, obligations, losses, damages, judgments, awards, costs and expenses (collectively, “Losses”), including without limitation, all reasonable attorneys’ fees and disbursements and reasonable time charges of in-house counsel of the First Lien Agent and the Sellers, arising by reason of or resulting from (a) any breach of the Participants’ representations, warranties or covenants contained herein, (b) any sale, assignment or transfer of, or grant of a subparticipation in, all or any part of the Participation Interest or (c) the First Lien Agent’s or the Sellers’ following any direction or request of the Participants with respect to the Participation Interest. Notwithstanding the immediately preceding sentence, the First Lien Agent and the Sellers shall not be entitled to any indemnification whatsoever under this Section 8 to the extent any Loss results from gross negligence or willful misconduct on the First Lien Agent’s or the Sellers’ part as determined by any court of competent jurisdiction in a final, non-appealable judgment. In addition, and not in limitation of, the foregoing, to the extent the First Lien Agent or the Sellers are obligated to pay to or reimburse any Person with respect to First Lien Indebtedness for any costs or expenses incurred by such in connection with the First Lien Credit Agreement or any other First Lien Loan Document, the Participants hereby agrees that they are and shall be obligated to pay or reimburse the First Lien Agent and the Sellers for the amount of any such documented payment or reimbursement on a pro rata basis in proportion to the Participants’ interest in the outstanding First Lien Term Loan at such time (and, to the extent any such payment or reimbursement is made by the Participants to the First Lien Agent or the Sellers, the Participants shall be entitled to a refund or reimbursement from the First Lien Agent or the Sellers on a pro rata basis to the extent the First Lien Agent or the Sellers receives a refund or reimbursement for any such costs or expenses incurred from Borrower). The provisions of this Section 8 shall survive termination of this Agreement.

9.             Notices. Any notices, demands, requests or communications under this Agreement shall be in writing and shall be personally delivered, sent by facsimile or sent by certified mail, return receipt requested, at the addresses set forth below the respective parties’ signatures hereto. Notices personally delivered shall be effective when delivered; facsimile notices shall be effective when sent and confirmed by return transmission; and mailed notices shall be effective two (2) Business Days after deposit, postage prepaid in the United States mail. Addresses and facsimile numbers for notices may be changed by either party by written notice to the other, given as provided in this Section 10.

10.           Bankruptcy Rights. Without limiting the terms of Section 6(a) of this Agreement, upon the occurrence of a bankruptcy petition filed for or against Borrower or any Obligor, the Participants agree that the First Lien Agent and the Sellers shall have no liability to the Participants for, and the Participants waive any claim they may hereafter have against the First Lien Agent or the Sellers arising out of, (i) the First Lien Agent’s and the Sellers’ consent to the use of cash collateral pursuant to Section 363 of the United States Bankruptcy Code (Title 11 U.S.C. 101 et seq., as amended from time to time, the “Bankruptcy Code”), (ii) the First Lien Agent’s or the Sellers’ agreement to extend, or the First Lien Agent’s or the Sellers’ consent to the extension by another Person of, additional credit to Borrower or any Obligor, as debtor-in-possession, or to a trustee, pursuant to Section 364 of the Bankruptcy Code, (iii) subject to the terms of the Intercreditor Agreement, the First Lien Agent’s or the Sellers’ consent to a sale or other disposition of any Collateral free and clear of the First Lien Agent’s or the Sellers’ Liens under the Bankruptcy Code (including Sections 363, 365 to 1129 of the Bankruptcy Code), (iv) the First Lien Agent’s or the Sellers’ application of payments received in such case, including the application to the First Lien Indebtedness accruing after the commencement of such case (including without limitation interest, fees, costs and other charges, whether or not allowed as claims in such case); provided, that all payments must be applied in accordance with the payment application provisions of the First Lien Credit Agreement, as modified by Section 3(a), and (v) the First Lien Agent’s or the Sellers’ election made pursuant to Section 1111(b)(2) of the Bankruptcy Code.

11.           Miscellaneous.

(a)           Entire Agreement; Amendments. This Agreement embodies the entire agreement and understanding between the Sellers, the First Lien Agent and the Participants and supersedes any and all prior agreements and understandings with respect to the subject matter hereof. No amendment, modification, termination, or waiver of any provision of this Agreement will be effective without the written agreement of the Sellers, the First Lien Agent and the Participants.

(b)           Other Relationships. The First Lien Agent and the Sellers may make loans or otherwise extend credit to, and generally engage in any kind of debtor-creditor relationship with, Borrower, each Obligor, or any affiliate of Borrower or any Obligor, and receive payment on such loans or extensions of credit and otherwise act with respect thereto without accountability to the Participants, in the same manner as if this Agreement did not exist. The First Lien Agent may also act as Agent under the First Lien Credit Agreement and the other First Lien Loan Documents, in the same manner as if this Agreement did not exist.

(c)           Successors and Assigns. The Sellers may from time to time grant other participations in the First Lien Indebtedness (other than the First Lien Indebtedness subject to the Participation Interest) or assign or transfer the First Lien Indebtedness or any portion thereof (other than the First Lien Indebtedness subject to the Participation Interest) to any other Person. The Participants may not sell, assign, grant a participation interest in, or otherwise transfer all or any portion of this Agreement or the Participation Interest; provided however, that, the Participants may assign the Participation Interest to an Investment Affiliate so long as the First Lien Agent receives (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to such Investment Affiliate and (ii) a joinder to this Agreement, in form and substance reasonably satisfactory to the First Lien Agent, executed by such Investment Affiliate, along with any other documents reasonably required by the First Lien Agent (for purposes of this proviso, “Investment Affiliate” shall mean a Person that is controlled by Participants, controls the Participants, or is under common control with the Participants and in each case is organized for the purpose of making equity or debt investments in companies). This Agreement shall be binding upon the parties hereto, and inure to the benefit of their respective successors and the First Lien Agent’s and the Sellers’ assignees.

(d)          Severability.     Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. However, in the event any provision of this Agreement is or is held to be invalid, illegal or unenforceable under applicable law, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In addition, in the event any provision of or obligation under this Agreement is or is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations in any other jurisdictions will not in any way be affected or impaired thereby.

(e)          Section Titles. Section and subsection titles in this Agreement are included for convenience of reference only and shall have no substantive effect.

(f)           Applicable Law. This Agreement shall be construed in all respects in accordance with and governed by the laws of the State of New York, without giving effect to any conflicts of laws provisions.

(g)          CONSENT TO JURISDICTION. THE PARTICIPANTS HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO THE ELECTION OF THE FIRST LIEN AGENT AND THE SELLERS, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTICIPANTS EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. THE PARTICIPANTS HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON THEM BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

(h)          WAIVER OF JURY TRIAL. THE PARTICIPANTS, THE FIRST LIEN AGENT AND THE SELLERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE PARTICIPANTS, THE FIRST LIEN AGENT AND THE SELLERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTICIPANTS, THE FIRST LIEN AGENT AND THE SELLERS WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY TO REVIEW THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

(i)            Counterparts. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, will be deemed an original and all of which shall together constitute one and the same instrument.

12.          Confidentiality. The Participants agree that they shall not disclose the existence of this Agreement, or disseminate any information not publicly available or previously made available by any other Person not in violation of the First Lien Credit Agreement or any other First Lien Loan Document regarding Borrower, any other Obligor, any of the Collateral, the First Lien Credit Agreement or any of the other First Lien Loan Documents to any Person (other than the Participants’ shareholders, directors, officers employees, affiliates, accountants, counsel and other representatives or regulatory authorities having jurisdiction over the Participants or pursuant to subpoena, court order or the like) without the First Lien Lender’s prior written consent.

13.          Elevation. Upon the indefeasible payment in full in cash of all Non Participated Obligations (other than Surviving Obligations), the Sellers agree to assign to the Participants the First Lien Term Loans that are the subject of the Participation Interest, subject to and in accordance with Section 12.07 of the First Lien Credit Agreement; provided, however, that such assignment shall not take effect until the date on which Cerberus Business Finance, LLC (or any of its Affiliates) is no longer Agent under the First Lien Credit Agreement in accordance with Section 10.07 of the First Lien Credit Agreement (and in connection therewith, Cerberus Business Finance, LLC (or any of its Affiliates) agrees to provide written notice of its resignation to the Lenders, the L/C Issuer and the Administrative Borrower (as such terms are defined in the First Lien Credit Agreement) upon the date that all Non-Participated Obligations (other than Surviving Obligations) are indefeasibly paid in full in cash).

14.          Bankruptcy Issues. This Agreement shall apply in all respects both prior to and, to the extent permissible under applicable law, during the pendency of any proceedings under the Bankruptcy Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CERBERUS BUSINESS FINANCE, LLC, as First Lien Agent

By:
Its:

SELLERS:

[ ]

By:
Its:

PARTICIPANTS:

By:
Its:

Signature Page to Subordinated, Last-Out Participation Agreement

EXHIBIT A

PARTICIPATION INTEREST

Participant	Participation Interest

Address for Participants:

[Insert]

EXHIBIT G-1

FORM OF PARENT COMMON UNITS AWARD

(attached)

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (the “Securities Act”), (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT WITHOUT RESTRICTION, OR (III) THE PARTNERSHIP HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR ANY OTHER MARGIN LOAN ENTERED INTO BY THE HOLDER OF THE SECURITIES OR ITS AFFILIATES IN THE ORDINARY COURSE OF BUSINESS.

No. OXFCW-_____	June 24, 2013

Oxford Resource Partners, LP

WARRANT TO PURCHASE COMMON UNITS

For VALUE RECEIVED, [•] (the “Warrantholder”) is entitled to purchase, subject to the provisions of this Warrant to Purchase Common Units (this “Warrant”), from OXFORD RESOURCE PARTNERS, LP, a Delaware limited partnership (the “Partnership”), at an exercise price per unit equal to $0.01 per Common Unit (the “Exercise Price”), at any time after the date hereof (the “Exercise Commencement Date”) and not later than 5:00 P.M., New York City time, on the fifth anniversary of the date hereof (the “Exercise Expiration Date”), up to [•] units (the “Warrant Units”) of the Partnership’s common units representing limited partner interests (the “Common Units”). The number of Warrant Units purchasable upon exercise of this Warrant (the “Purchasable Warrant Units”) shall be subject to adjustment from time to time as described herein.

This Warrant is authorized under the terms of that certain Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP dated July 19, 2010, as amended by that certain First Amendment to Amended and Restated Agreement of Limited Partnership dated June 24, 2013 (the “Partnership Agreement”), and is issued in connection with that certain Financing Agreement, dated as of June 24, 2013, by and among Oxford Mining Company, LLC, a wholly owned subsidiary of the Partnership, as borrower (the “Borrower”), the lenders signatory thereto, and Obsidian Agency Services, Inc., as administrative agent (the “Second Lien Financing Agreement”). Unless otherwise indicated herein or therein, capitalized terms used in this Warrant or any appendix hereto shall have the respective meanings ascribed to such terms herein or in the Partnership Agreement.

Section 1. Registration. The Partnership shall maintain books for the transfer and registration of this Warrant. Upon the initial issuance of this Warrant, the Partnership shall issue and register this Warrant in the name of the Warrantholder.

Section 2. Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act, or an exemption from such registration, and in compliance with any applicable state securities laws. Subject to such restrictions, the Partnership shall transfer this Warrant in whole or in part from time to time upon the books to be maintained by the Partnership for that purpose, upon surrender thereof for transfer, properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Partnership, including, if required by the Partnership, an opinion of its counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new warrant shall be issued to the transferee with this Warrant being surrendered in whole or in part by the Warrantholder and voided and canceled by the Partnership.

Section 3. Exercise of Warrant.

(a) This Warrant may be exercised in whole or in part at any time on or after the Exercise Commencement Date and prior to the Exercise Expiration Date, upon delivery of the warrant exercise form attached hereto as Appendix A (the “Notice of Exercise”) and payment by certified check or wire transfer (or by net issuance exercise as provided in Section 3(f)) for the aggregate Exercise Price for that number of Warrant Units then being purchased, to the Partnership during normal business hours on any day other than a Saturday or Sunday on which banks are open for business in New York City (a “Business Day”) at the Partnership’s principal executive offices (or such other office or agency of the Partnership as the Partnership may designate by notice to the Warrantholder, provided that any Notice of Exercise delivered after 12:00 noon, New York City time, will be deemed delivered the next Business Day). The Warrant Units so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder’s designee, as the record owner of such Warrant Units, as of 5:00 P.M., New York City time, on the date on which the aggregate Exercise Price shall have been paid (unless the exercise is a net issuance exercise as provided in Section 3(f)) and the completed Notice of Exercise, or Net Issue Election Notice (as defined below), as applicable, shall have been delivered. Certificates for the Warrant Units so purchased, representing the aggregate number of Warrant Units specified in the Notice of Exercise, shall be transmitted by the Partnership’s transfer agent by crediting the account of the Warrantholder’s prime broker with The Depository Trust Company (“DTC”) through its Deposit / Withdrawal At Custodian system if the Partnership is a participant in such system, and otherwise by physical delivery to the address specified by the Warrantholder in the Notice of Exercise, within a reasonable time, not exceeding three (3) Trading Days (as defined below) after this Warrant shall have been so exercised, including payment of the aggregate Exercise Price (unless the exercise is a net issuance exercise as provided in Section 3(f)) and the delivery of a completed Notice of Exercise, or Net Issue Election Notice, as applicable (the “Warrant Unit Delivery Date”). The certificates so delivered shall be in such denominations as may be requested by the Warrantholder and shall be registered in the name of the Warrantholder or such other name as shall be designated by the Warrantholder in the Notice of Exercise.

(b) Notwithstanding anything herein to the contrary, the Warrantholder shall not be required to physically surrender this Warrant to the Partnership until the Warrantholder has purchased all of the Warrant Units available hereunder and this Warrant has been exercised in full, in which case the Warrantholder shall surrender this Warrant to the Partnership for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Partnership. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Units available hereunder shall have the effect of lowering the outstanding number of Purchasable Warrant Units hereunder in an amount equal to the applicable number of Warrant Units purchased. The Partnership shall maintain records showing the number of Warrant Units purchased and the date of such purchases. The Partnership shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such Notice of Exercise. In the event of any dispute or discrepancy, the records of the Partnership shall be controlling and determinative in the absence of manifest error. The Warrantholder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this Section 3(b), following the purchase of a portion of the Warrant Units hereunder, the number of Warrant Units available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

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(c) If this Warrant shall have been exercised in part and surrendered, the Partnership shall, at its own expense and at the time of delivery of the certificate or certificates representing Warrant Units, deliver to the Warrantholder a new Warrant evidencing the rights of the Warrantholder to purchase the unpurchased Warrant Units called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

(d) In addition to any other rights available to the Warrantholder, if the Partnership fails to deliver to the Warrantholder a certificate or certificates representing the Warrant Units pursuant to an exercise on or before the applicable Warrant Unit Delivery Date, and if after such date the Warrantholder is required by its broker to purchase (in an open market transaction or otherwise) Common Units to deliver in satisfaction of a sale by the Warrantholder of the Warrant Units which the Warrantholder anticipated receiving upon such exercise (a “Buy-In”), then the Partnership shall, at the Warrantholder’s option, either (i) pay cash to the Warrantholder in an amount equal to the Warrantholder’s total purchase price (including brokerage commissions, if any) (the “Buy-In Price”) for the Common Units so purchased (the “Buy-In Units”), at which point the Partnership’s obligation to deliver such certificate or certificates (and to issue such Common Units) or credit such Warrantholder’s balance account with DTC with respect to such Buy-In Units shall terminate, or (ii) promptly honor its obligation to deliver to the Warrantholder a certificate or certificates representing such Common Units or credit such Warrantholder’s balance account with DTC and pay cash to the Warrantholder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Units times (B) the closing bid price on the date of exercise. The Warrantholder shall provide the Partnership written notice indicating the amounts payable to the Warrantholder in respect to the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Partnership. Nothing herein shall limit the Warrantholder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Partnership’s failure to timely deliver certificates representing Common Units upon exercise of this Warrant as required pursuant to the terms hereof.

(e) For purposes of this Warrant, (i) a “Trading Day” means (A) a day on which the Common Units are traded on a Trading Market (as defined below), or (B) if the Common Units are not listed on a Trading Market, a day on which the Common Units are traded on the over the counter market, as reported by the Financial Industry Regulatory Authority OTC Bulletin Board (the “Bulletin Board”), or (C) if the Common Units are not quoted on the Bulletin Board, a day on which prices for the Common Units are reported in the Pink Sheets published by Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices), provided that, in the event that the Common Units are not listed, quoted or reported as set forth in clause (A), (B) or (C), then it means a Business Day, and (ii) “Trading Market” means the New York Stock Exchange or such other exchange on which the Common Units are then listed or quoted for trading on the date in question.

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(f) Notwithstanding any other provision contained herein to the contrary, the Warrantholder may elect to receive, without the payment by the Warrantholder of the aggregate Exercise Price in respect of the Common Units to be acquired, Common Units equal to the value of this Warrant or any portion hereof by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with the Net Issue Election Notice attached hereto as Appendix B (the “Net Issue Election Notice”) duly executed, at the office of the Partnership. Thereupon, the Partnership shall issue to the Warrantholder such number of fully paid, validly issued and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) Common Units as is computed using the following formula:

X =	Y (A - B) A

where

X = the number of Common Units which shall be issued to the Warrantholder;

Y = the number of Warrant Units covered by this Warrant that the Warrantholder is surrendering at such time for net issuance exercise (including both units to be issued to the Warrantholder and units to be canceled as payment therefor);

A = the Market Price (as defined below) of one Common Unit as at the time the net issue election is made; and

B = the Exercise Price in effect under this Warrant at the time the net issue election is made.

For purposes of Rule 144(d) promulgated under the Securities Act of 1933, as in effect on the Exercise Commencement Date, it is intended that the Warrant Units issued in a net issuance exercise shall be deemed to have been acquired by the Warrantholder, and the holding period for the Warrant Units shall be deemed to have commenced, on the Exercise Commencement Date. As used herein, “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (i) if the Common Units are then listed on a national stock exchange, the closing sale price of one Common Unit on such exchange on the last trading day prior to the Valuation Date; (ii) if the Common Units are then quoted on the Nasdaq Stock Market, Inc. (“Nasdaq”), the Bulletin Board or such similar exchange or association, the closing sale price of one Common Unit on Nasdaq, the Bulletin Board or such other exchange or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (iii) if the Common Units are not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other exchange or association, the fair market value of one Common Unit as of the Valuation Date shall be determined and agreed upon in good faith by both the Board of Directors of the general partner of the Partnership and the Warrantholder.

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(g) If this Warrant is not exercised on or prior to 5:00 P.M., New York City time on the Exercise Expiration Date, this Warrant shall be void and all rights of the holder hereof shall cease.

(h) Notwithstanding anything to the contrary contained herein, the Partnership shall not effect the exercise of this Warrant and the Warrantholder shall not have the right to exercise this Warrant pursuant to the terms and conditions of this Warrant, and any such exercise shall be null and void and treated as if never made, to the extent that, after giving effect to such exercise, such Warrantholder (together with such Warrantholder's affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of Common Units outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Common Units beneficially owned by such Warrantholder and its affiliates shall include the number of Common Units issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Common Units which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Warrantholder or any of its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Partnership beneficially owned by such Warrantholder or any of its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of determining the number of outstanding Common Units, the Warrantholder may rely on the number of outstanding Common Units as reflected in (1) the Partnership's most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Partnership or (3) any other notice by the Partnership or its transfer agent setting forth the number of Common Units outstanding. For any reason at any time, upon the written or oral request of the Warrantholder, the Partnership shall within one (1) Business Day confirm orally and in writing to the Warrantholder the number of Common Units then outstanding. In any case, the number of outstanding Common Units shall be determined after giving effect to the conversion or exercise of securities of the Partnership, including the Warrant, by the Warrantholder and its affiliates since the date as of which such number of outstanding Common Units was reported. By written notice to the Partnership, the Warrantholder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Partnership. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(h) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

Section 4. Compliance with the Securities Act. Except as set forth in Section 2(g) of the Warrant Issuance Agreement, dated as of June 24, 2013, pursuant to which this Warrant was issued, the certificate evidencing the Warrant Units shall bear a restrictive legend set forth on the first page of this Warrant. In addition, as a condition precedent to the issuance of the Warrant Units upon such exercise, the Warrantholder shall be required to covenant and agree that (a) if this Warrant or any portion hereof is exercised pursuant to the net issue election provided for in Section 3(f) within a year of the date this Warrant was first issued, such Warrantholder will not sell such Warrant Units under Rule 144 or a similar rule under the Securities Act if it has been notified by the Partnership that the Partnership is not current in its reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”), and (b) if this Warrant or any portion hereof is exercised for cash consideration, until the date that is one year from the date the applicable Warrant Units are first delivered to the Warrantholder, such Warrantholder will not sell such Warrant Units under Rule 144 or a similar rule under the Securities Act if it has been notified by the Partnership that the Partnership is not current in its reporting obligations under the Exchange Act.

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Section 5. Payment of Taxes. The Partnership will pay any documentary stamp taxes attributable to the initial issuance of Warrant Units issuable upon the exercise of this Warrant; provided, however, that the Partnership shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Units in a name other than that of the Warrantholder in respect of which such Warrant Units are issued, and in such case the Partnership shall not be required to issue or deliver any certificate for Warrant Units or any Warrant until the person requesting the same has paid to the Partnership the amount of such tax or has established to the Partnership’s reasonable satisfaction that such tax has been paid. The Warrantholder shall be responsible for income taxes due under federal, state or other law, if any such taxes are due.

Section 6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Partnership shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for this Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Units, but only upon receipt of evidence reasonably satisfactory to the Partnership of such loss, theft or destruction of this Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Partnership.

Section 7. Adjustments. The Exercise Price and number of Purchasable Warrant Units subject to this Warrant shall be subject to adjustment from time to time as set forth in this Section 7.

(a) If the Partnership shall, at any time or from time to time while this Warrant is outstanding, subdivide its outstanding Common Units into a greater number of Common Units or combine its outstanding Common Units into a smaller number of Common Units or issue by reclassification of its outstanding Common Units any units representing its limited partner interests (including any such reclassification in connection with a consolidation or merger in which the Partnership is the continuing entity), then the number of Purchasable Warrant Units upon exercise of this Warrant and the Exercise Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by the Partnership so that the Warrantholder thereafter exercising this Warrant shall be entitled to receive the number of Common Units or other limited partner interests which the Warrantholder would have received if this Warrant had been exercised in full immediately prior to such event upon payment of an Exercise Price that has been adjusted to reflect the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

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(b) If any capital reorganization, reclassification of the limited partner interests of the Partnership, consolidation or merger of the Partnership with another entity in which the Partnership is not the continuing entity, or sale, transfer or other disposition of all or substantially all of the Partnership’s assets to another entity shall be effected, in each case, directly or indirectly or in one or more related transactions (each, a “Fundamental Transaction”), then, as a condition of such Fundamental Transaction, lawful and adequate provision shall be made whereby the Warrantholder shall thereafter have the right to exercise this Warrant and receive, upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Units immediately theretofore issuable upon exercise of this Warrant, such limited partner interests, securities or assets or property (including cash) as would have been issuable or payable with respect to or in exchange for a number of Warrant Units equal to the number of Warrant Units immediately theretofore issuable upon exercise of this Warrant had this Warrant been exercised in full immediately prior to such Fundamental Transaction (the “Transaction Consideration”), and in any such case appropriate provision (as determined in good faith by the Board of Directors of the general partner of the Partnership) shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price) shall thereafter be applicable as nearly equivalent as may be practicable in relation to any Transaction Consideration deliverable upon the exercise hereof. The Partnership shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof the continuing entity (if other than the Partnership) resulting from such consolidation or merger, or the entity purchasing or otherwise acquiring such assets or other appropriate entity, shall assume the obligation to deliver to the Warrantholder, at the last address of the Warrantholder appearing on the books of the Partnership, such Transaction Consideration as, in accordance with the foregoing provisions, the Warrantholder may be entitled to receive upon exercise hereof, and the other obligations under this Warrant. Without limiting the generality of the foregoing, the terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or continuing entity to comply with the provisions of this Section 7(b) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The aggregate Exercise Price for this Warrant shall not be affected by any such Fundamental Transaction, but the Partnership shall apportion such aggregate Exercise Price among the Transaction Consideration in a reasonable manner reflecting the relative value of any different components of the Transaction Consideration, if applicable. If holders of Common Units are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Warrantholder shall be given the same choice as to the Transaction Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Warrantholder’s request, any successor to the Partnership or continuing entity in such Fundamental Transaction shall issue to the Warrantholder a new Warrant consistent with the foregoing provisions and evidencing the Warrantholder’s right to purchase the Transaction Consideration for the aggregate Exercise Price upon exercise thereof.

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(c) If the Partnership shall, at any time or from time to time while this Warrant is outstanding, declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Units, by way of return of capital or otherwise (including, without limitation, any distribution of cash, Common Units or other securities or limited partner interests, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Warrantholder shall be entitled to participate in such Distribution to the same extent that the Warrantholder would have participated therein if the Warrantholder had held the number of Common Units acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including, without limitation, the Maximum Percentage) immediately before the date as of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Units are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Warrantholder’s right to participate in any such Distribution would result in the Warrantholder and its affiliates exceeding the Maximum Percentage, then the Warrantholder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such Common Units as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the Warrantholder until such time or times as its right thereto would not result in the Warrantholder and its affiliates exceeding the Maximum Percentage, at which time or times the Warrantholder shall be granted such rights (and any rights under this Section 7(c) on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(d) An adjustment to the Exercise Price shall become effective immediately after the payment date in the case of each distribution and immediately after the effective date of each other event which requires an adjustment.

(e) In the event that, as a result of an adjustment made pursuant to this Section 7, the Warrantholder shall become entitled to receive any limited partner interests in the Partnership other than Common Units, the limited partner interests so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Units contained in this Warrant.

(f) Except as provided in Section 7(g), if and whenever the Partnership shall issue or sell, or is, in accordance with any of Sections 7(f)(i) - (vii), deemed to have issued or sold, any Common Units (a “Trigger Issuance”) for no consideration or for a consideration per unit less than the Market Price of the Common Units in effect at the time of such Trigger Issuance (the “Current Market Price”), the number of Purchasable Warrant Units which may be purchased upon exercise of the Warrant shall be increased by multiplying the number of Warrant Units which currently may be purchased upon exercise of the Warrant by the following fraction:

            B

   C + (D / E)

where

A=	the number of Warrant Units that can currently be purchased upon exercise of the Warrant;

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B =	the number of Common Units outstanding after giving effect to the issuance of the number of Additional Common Units issued or deemed to be issued as a result of the Trigger Issuance;

C =	the number of Common Units outstanding immediately prior to the Trigger Issuance;

D =	the aggregate consideration, if any, received or deemed to be received by the Partnership upon such Trigger Issuance; and

E =	the Current Market Price.

For purposes of this Section 7(f), “Additional Common Units” shall mean all Common Units issued by the Partnership or deemed to be issued pursuant to this Section 7(f), other than Excluded Issuances (as defined in Section 7(g)).

For purposes of this Section 7(f), the following Sections 7(f)(i) - (f)(vii) shall also be applicable:

(i) Issuance of Rights or Options. In case at any time the Partnership shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Units or any limited partner interest or security convertible into or exchangeable for Common Units (such warrants, rights or options being called “Options” and such convertible or exchangeable limited partner interests or securities being called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per unit for which Common Units are issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (A) the sum (which sum shall constitute the applicable consideration) of (1) the total amount, if any, received or receivable by the Partnership as consideration for the granting of such Options, plus (2) the aggregate amount of additional consideration payable to the Partnership upon the exercise of all such Options, plus (3), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of Common Units issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Current Market Price in effect immediately prior to the time of the granting of such Options, then the total number of Common Units issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per unit as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the number of Purchasable Warrant Units. Except as otherwise provided in Section 7(f)(iii), no adjustment of the number of Purchasable Warrant Units shall be made upon the actual issue of such Common Units or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Units upon conversion or exchange of such Convertible Securities.

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(ii) Issuance of Convertible Securities. In case the Partnership shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per unit for which Common Units are issuable upon such conversion or exchange (determined by dividing (A) the sum (which sum shall constitute the applicable consideration) of (1) the total amount received or receivable by the Partnership as consideration for the issue or sale of such Convertible Securities, plus (2) the aggregate amount of additional consideration, if any, payable to the Partnership upon the conversion or exchange thereof, by (B) the total number of Common Units issuable upon the conversion or exchange of all such Convertible Securities), shall be less than the Current Market Price in effect immediately prior to the time of such issue or sale, then the total maximum number of Common Units issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per unit as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the number of Purchasable Warrant Units, provided that (X) except as otherwise provided in Section 7(f)(iii), no adjustment of the number of Purchasable Warrant Units shall be made upon the actual issuance of such Common Units upon conversion or exchange of such Convertible Securities and (Y) no further adjustment of the number of Purchasable Warrant Units shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of Section 7(f).

(iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 7(f)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 7(f)(i) or Section 7(f)(ii), or the rate at which Convertible Securities referred to in Section 7(f)(i) or Section 7(f)(ii) are convertible into or exchangeable for Common Units shall change at any time (including, without limitation, changes under or by reason of provisions designed to protect against dilution), the number of Purchasable Warrant Units at the time of such event shall forthwith be readjusted to the number of Purchasable Warrant Units that could be purchased upon exercise of the Warrant had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv) Distributions. Subject to the provisions of this Section 7(f), in case the Partnership shall declare or make any other distribution upon any limited partner interest in the Partnership (other than the Common Units) payable in Common Units, Options or Convertible Securities, then any Common Units, Options or Convertible Securities, as the case may be, issuable in payment of such distribution shall be deemed to have been issued or sold without consideration.

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(v) Consideration for Limited Partner Interests. In case any Common Units, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Partnership therefor, after deduction therefrom of any expenses incurred or any underwriting discounts, commissions or concessions paid or allowed by the Partnership in connection therewith. In case any Common Units, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Partnership shall be deemed to be the fair value of such consideration as determined in good faith and agreed upon by both the Board of Directors of the general partner of the Partnership and the Warrantholder, after deduction of any expenses incurred or any underwriting discounts, commissions or concessions paid or allowed by the Partnership in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Partnership, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the general partner of the Partnership. If Common Units, Options or Convertible Securities shall be issued or sold by the Partnership and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Partnership shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes Option Pricing Model or another method mutually agreed to by both the Partnership and the Warrantholder). The Board of Directors of the general partner of the Partnership shall respond promptly, in writing, to an inquiry by the Warrantholder as to its view of the fair market value of the Additional Rights. In the event that the Board of Directors of the general partner of the Partnership and the Warrantholder are unable to agree upon the fair market value of the Additional Rights, the Partnership and the Warrantholder shall jointly select an appraiser who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Partnership and the Warrantholder.

(vi) Record Date. In case the Partnership shall take a record of the holders of its Common Units for the purpose of entitling them (A) to receive a distribution payable in Common Units, Options or Convertible Securities or (B) to subscribe for or purchase Common Units, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the Common Units deemed to have been issued or sold upon the declaration or the making of such distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii) Treasury Units. The number of Common Units outstanding at any given time shall not include units owned or held by or for the account of the Partnership or any of its wholly owned subsidiaries, and the disposition of any such units (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Units for purposes of this Section 7(f).

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(g) Anything herein to the contrary notwithstanding, the Partnership shall not be required to make any adjustment to the number of Purchasable Warrant Units in the case of the issuance of (i) limited partner interests, Options or Convertible Securities issued to directors, officers, employees or consultants of the Partnership in connection with their service as directors of the general partner of the Partnership (other than the foregoing nothing herein shall exclude issuances to affiliates of the general partner of the Partnership from the adjustment provisions of the Warrant), their employment by the Partnership or their retention as consultants by the Partnership pursuant to an equity compensation program approved by the Board of Directors of the general partner of the Partnership or the compensation committee of the Board of Directors of the general partner of the Partnership, provided that such issuances shall not exceed 5% of the Reference Common Units (as defined below) for all such issuances in excess of the Disregarded Number of Common Units (as defined below), (ii) Common Units issued upon the conversion or exercise of Options or Convertible Securities (including, without limitation, the Subordinated Units) issued prior to the date hereof or hereafter issued pursuant to the exercise of any warrants for the purchase of Subordinated Units issued to the Warrantholder and/or other persons on the date hereof, provided that neither the conversion price or exercise price nor number of units issuable under such Options or Convertible Securities is amended, modified or changed after the date hereof other than pursuant to the adjustment provisions of such Options or Convertible Securities as they exist as of the date hereof, and (iii) Common Units issued or issuable by reason of a unit split or other distribution on Common Units (but only to the extent that such a unit split or distribution results in an adjustment in the number of Purchasable Warrant Units that can be purchased upon exercise of the Warrant pursuant to the other provisions of this Warrant) (collectively, “Excluded Issuances”). For purposes hereof, the “Reference Common Units” are 11,081,109 Common Units which equals the sum of (I) the 10,522,925 Common Units outstanding on the date hereof plus (II) the 559,184 Common Units which are issuable upon the vesting of all of the currently outstanding grants for Common Units previously made pursuant to the Partnership’s existing long-term incentive plan (such number of common units provided for in this clause (II), the “Disregarded Number of Common Units”).

(h) The adjustments required by this Section 7 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the number of Purchasable Warrant Units immediately prior to the making of such adjustment by at least 1%. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 7 and not previously made, would result in such minimum adjustment.

Section 8. Purchase Rights. In addition to any adjustments pursuant to Section 7, if at any time the Partnership grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Warrantholder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Warrantholder could have acquired if the Warrantholder had held the number of Common Units acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date as of which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record Warrantholders of Common Units are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Warrantholder’s right to participate in any such Purchase Right would result in the Warrantholder exceeding the Maximum Percentage, then the Warrantholder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Common Units as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the Warrantholder until such time or times as its right thereto would not result in the Warrantholder (together with such Warrantholder’s affiliates) exceeding the Maximum Percentage, at which time or times the Warrantholder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

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Section 9. Termination of Trading Event. If, at any time prior to the third (3rd) anniversary of the Exercise Commencement Date, the Common Units have not been listed for trading on an Eligible Market for a period of sixty (60) days (a “Termination of Trading Event”), at the written request of the Warrantholder delivered on or before the sixtieth (60th) day after the occurrence of the Termination of Trading Event (the date the Warrantholder delivers a written notice of such request, a “Put Notice Date”), the Partnership shall purchase this Warrant from the Warrantholder by paying to the Warrantholder, within three (3) Business Days of the date the Put Value is determined, cash in an amount equal to the Put Value of the remaining unexercised portion of this Warrant on the Put Notice Date. As used herein, “Eligible Market” means, the NYSE MKT LLC, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market or The New York Stock Exchange, Inc. As used herein, “Put Value” means the value of this Warrant as determined by an independent third party valuation firm or investment bank jointly selected by the Partnership and the Warrantholder based on an enterprise value without deduction for liquidity and minority interests, the costs of which valuation shall be borne by the Partnership. The Partnership shall promptly engage such valuation firm and promptly provide such valuation firm with all such information as it shall reasonably request in completing its valuation work.

Section 10. Income Tax Treatment. The Warrantholder and the Partnership agree that, solely for income tax purposes, the Warrants shall be treated from and after issuance as if exercised by the holder thereof.  In connection therewith, the Partnership shall issue to the holder of the Warrants information returns on IRS Form K-1 (and corresponding forms for state, local and foreign income tax reporting purposes) reflecting the allocations of income, gain, loss, deduction and credit to the holder of the Warrants computed as if the Warrants had been exercised in full upon issuance.

Section 11. Calculations and Fractional Interest. All calculations made pursuant to this Warrant shall be made to the nearest cent. The Partnership shall not be required to issue fractions of Warrant Units upon the exercise of this Warrant. If any fractional Common Unit would, except for the provisions of the first sentence of this Section 11, be deliverable upon such exercise, the Partnership, in lieu of delivering such fractional unit, shall pay to the exercising Warrantholder an amount in cash equal to the Market Price of such fractional Common Unit on the date of exercise.

Section 12. Benefits. Nothing in this Warrant shall be construed to give any person or entity (other than the Partnership and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Partnership and the Warrantholder.

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Section 13. Adjustment Notices. Upon the happening of any event requiring an adjustment of the Exercise Price, the Partnership shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Partnership, stating the adjusted Exercise Price and the adjusted number of Warrant Units resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 14. Identity of Transfer Agent. The Transfer Agent for the Common Units is American Stock Transfer and Trust Company, LLC. Upon the appointment of any subsequent transfer agent for the Common Units or other units of the Partnership’s capital securities issuable upon the exercise of the rights of purchase represented by this Warrant, the Partnership will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

Section 15. Book Entry Option. Notwithstanding anything to the contrary in this Warrant, the Partnership shall have the option to elect to issue any Common Units issuable pursuant to the terms of this Warrant in book entry form rather than issuing certificates evidencing such issuances.

Section 16. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described: (a) if given by personal delivery, then such notice shall be deemed given upon such delivery, (b) if given by electronic mail or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (c) if given by mail, then such notice shall be deemed given upon the earlier of (i) receipt of such notice by the recipient or (ii) three (3) days after such notice is deposited in the first class mail, postage prepaid, and (d) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one (1) Business Day after delivery to such carrier. All notices shall be addressed as follows: if to the Warrantholder, at its address as set forth in the Partnership’s books and records or at such other address as the Warrantholder may designate by advance written notice to the Partnership, and if to the Partnership, at the address as follows or at such other address as the Partnership may designate by advance written notice to the Warrantholder:

Oxford Resource Partners, LP

41 South High Street, Suite 3450

Columbus, Ohio 43215

Attn: Chief Legal Officer

Email: dmaher@oxfordresources.com

Fax: (614) 754-7100

Section 17. Section Headings. The section headings in this Warrant are for the convenience of the Partnership and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

Section 18. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

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Section 19. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Partnership and, by accepting this Warrant, the Warrantholder, each irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Partnership and, by accepting this Warrant, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Partnership and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTNERSHIP AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER, HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 20. No Rights as Limited Partner. Except as set forth herein or in the Partnership Agreement, prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a limited partner of the Partnership by virtue of its ownership of this Warrant, including, without limitation, the right to receive distributions, exercise any rights to vote, or consent or receive notice as unitholders in respect of the meetings of unitholders or any other matter.

Section 21. Amendment; Waiver. Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 7) only upon the written consent of the Partnership and the Warrantholder, provided that nothing herein shall preclude the Partnership from lowering the Exercise Price.

Section 22. Reservation of Common Units. The Partnership shall at all times reserve and keep available a number of its authorized but unissued Common Units that will be sufficient to permit the exercise in full of this Warrant and all other outstanding warrants issued in connection with the Second Lien Financing Agreement.

Section 23. Requirement for Signature. Unless and until signed by the Partnership, this Warrant shall be invalid and of no force or effect and may not be exercised by the holder hereof.

Section 24. Severability. In the event that any one or more of the provisions contained in this Warrant shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Warrant shall not be in any way impaired so long as this Warrant as so modified continues to express, without material change, the original intentions of the Warrantholder and the Partnership as to the subject matter hereof and the invalidity, illegality or unenforceability of any provision in question does not substantially impair the respective expectations or reciprocal obligations of the Warrantholder and the Partnership or the practical realization of the benefits that would otherwise be conferred upon the Warrantholder and the Partnership. The Warrantholder and the Partnership will endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision, the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

[Signature on Following Page]

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IN WITNESS WHEREOF, the Partnership has caused this Warrant to be duly executed as of the date first above written.

Oxford Resource Partners, LP
By Oxford Resources GP, LLC, its general partner

By:

      Daniel M. Maher, Senior Vice President

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APPENDIX A

Oxford Resource Partners, LP

WARRANT EXERCISE FORM

To [Name]:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (the “Warrant”) for, and to purchase thereunder by the payment of the Exercise Price and surrender of the Warrant, Warrant Units as defined and provided for therein, and requests that certificates for the Warrant Units be issued as follows:

  Name

Address

Federal Identification or Social Security No.

and delivered by:

☐      certified mail to the above address, or

☐      electronically (provide DWAC Instructions: ________________), or

☐      (other) ____________________________ (specify)

and, if the number of Warrant Units shall not be all the Warrant Units purchasable upon exercise of this Warrant, that a new warrant for the balance of the Warrant Units purchasable upon exercise of the Warrant be registered in the name of the undersigned Warrantholder or the undersigned Warrantholder’s assignee as below indicated and delivered to the address stated below.

Notwithstanding anything to the contrary contained herein, this election shall constitute a representation by the Warrantholder of the Warrant submitting this election that the recipient of the Common Units issued upon the exercise of this Warrant is an Eligible Citizen. The Partnership may rely on this representation and warranty of the Warrantholder in determining whether the recipient of the Common Units issued upon the exercise of this Warrant is an Eligible Citizen.

[Signature Page Follows]

A-1

Dated: _________________, _________

Note:The signature must correspond with the name of the Warrantholder as written on the first page of the Warrant in every particular, without alteration or enlargement or any change whatever, unless the Warrant has been assigned.

Signature: Name (please print) Address Federal Identification or Social Security No. Assignee:

A-2

APPENDIX B

Oxford Resource Partners, LP

NET ISSUE ELECTION NOTICE

To: [Name]

Date: ____________,_______

The undersigned hereby elects under Section 3(f) of the within Warrant (the “Warrant”) to surrender the right to purchase __________________ Common Units pursuant to the Warrant and hereby requests the issuance of ___________________ Common Units. The certificate(s) for the units issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address

B-1

EXHIBIT G-2

FORM OF PARENT SUBORDINATED UNITS AWARD

(attached)

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (the “Securities Act”), (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT WITHOUT RESTRICTION, OR (III) THE PARTNERSHIP HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR ANY OTHER MARGIN LOAN ENTERED INTO BY THE HOLDER OF THE SECURITIES OR ITS AFFILIATES IN THE ORDINARY COURSE OF BUSINESS.

No. OXFSW-_____	June 24, 2013

Oxford Resource Partners, LP

WARRANT TO PURCHASE SUBORDINATED UNITS

For VALUE RECEIVED, [•] (the “Warrantholder”) is entitled to purchase, subject to the provisions of this Warrant to Purchase Subordinated Units (this “Warrant”), from OXFORD RESOURCE PARTNERS, LP, a Delaware limited partnership (the “Partnership”), at an exercise price per unit equal to $0.01 per Subordinated Unit (the “Exercise Price”), at any time after the date hereof (the “Exercise Commencement Date”) and not later than 5:00 P.M., New York City time, on the fifth anniversary of the date hereof (the “Exercise Expiration Date”), up to [●] units (the “Warrant Units”) of the Partnership’s subordinated units representing limited partner interests (the “Subordinated Units”). The number of Warrant Units purchasable upon exercise of this Warrant (the “Purchasable Warrant Units”) shall be subject to adjustment from time to time as described herein.

This Warrant is authorized under the terms of that certain Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP dated July 19, 2010, as amended by that certain First Amendment to Amended and Restated Agreement of Limited Partnership dated June 24, 2013 (the “Partnership Agreement”), and is issued in connection with that certain Financing Agreement, dated as of June 24, 2013, by and among Oxford Mining Company, LLC, a wholly owned subsidiary of the Partnership, as borrower (the “Borrower”), the lenders signatory thereto, and Obsidian Agency Services, Inc., as administrative agent (the “Second Lien Financing Agreement”). Unless otherwise indicated herein or therein, capitalized terms used in this Warrant or any appendix hereto shall have the respective meanings ascribed to such terms herein or in the Partnership Agreement.

Section 1. Registration. The Partnership shall maintain books for the transfer and registration of this Warrant. Upon the initial issuance of this Warrant, the Partnership shall issue and register this Warrant in the name of the Warrantholder.

Section 2. Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act, or an exemption from such registration, and in compliance with any applicable state securities laws. Subject to such restrictions, the Partnership shall transfer this Warrant in whole or in part from time to time upon the books to be maintained by the Partnership for that purpose, upon surrender thereof for transfer, properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Partnership, including, if required by the Partnership, an opinion of its counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new warrant shall be issued to the transferee with this Warrant being surrendered in whole or in part by the Warrantholder and voided and canceled by the Partnership.

Section 3. Exercise of Warrant.

(a) This Warrant may be exercised in whole or in part at any time on or after the Exercise Commencement Date and prior to the Exercise Expiration Date, upon delivery of the warrant exercise form attached hereto as Appendix A (the “Notice of Exercise”) and payment by certified check or wire transfer (or by net exercise as provided in Section 3(f)) for the aggregate Exercise Price for that number of Warrant Units then being purchased, to the Partnership during normal business hours on any day other than a Saturday or Sunday on which banks are open for business in New York City (a “Business Day”) at the Partnership’s principal executive offices (or such other office or agency of the Partnership as the Partnership may designate by notice to the Warrantholder, provided that any Notice of Exercise delivered after 12:00 noon, New York City time, will be deemed delivered the next Business Day). The Warrant Units so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder’s designee, as the record owner of such Warrant Units, as of 5:00 P.M., New York City time, on the date on which the aggregate Exercise Price shall have been paid (unless the exercise is a net issuance exercise as provided in Section 3(f)). The Subordinated Units shall not be certificated and shall be evidenced only by the registration of such Subordinated Units on the books and records of the Partnership maintained for such purpose.

(b) Notwithstanding anything herein to the contrary, the Warrantholder shall not be required to physically surrender this Warrant to the Partnership until the Warrantholder has purchased all of the Warrant Units available hereunder and this Warrant has been exercised in full, in which case the Warrantholder shall surrender this Warrant to the Partnership for cancellation within three (3) days of the date the final Notice of Exercise is delivered to the Partnership. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Units available hereunder shall have the effect of lowering the outstanding number of Purchasable Warrant Units hereunder in an amount equal to the applicable number of Warrant Units purchased. The Partnership shall maintain records showing the number of Warrant Units purchased and the date of such purchases. The Partnership shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such Notice of Exercise. In the event of any dispute or discrepancy, the records of the Partnership shall be controlling and determinative in the absence of manifest error. The Warrantholder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this Section 3(b), following the purchase of a portion of the Warrant Units hereunder, the number of Warrant Units available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

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(c) If this Warrant shall have been exercised in part and surrendered, the Partnership shall, at its own expense and at the time of delivery of the certificate or certificates representing Warrant Units, deliver to the Warrantholder a new Warrant evidencing the rights of the Warrantholder to purchase the unpurchased Warrant Units called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

(d) If this Warrant is not exercised on or prior to 5:00 P.M., New York City time on the Exercise Expiration Date, this Warrant shall be void and all rights of the holder hereof shall cease.

(e) [Intentionally left blank]

(f) Notwithstanding any other provision contained herein to the contrary, the Warrantholder may elect to receive, without the payment by the Warrantholder of the aggregate Exercise Price in respect of the Subordinated Units to be acquired, Subordinated Units equal to the value of this Warrant or any portion hereof by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with the Net Issue Election Notice attached hereto as Appendix B (the “Net Issue Election Notice”) duly executed, at the office of the Partnership. Thereupon, the Partnership shall issue to the Warrantholder such number of fully paid, validly issued and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) Subordinated Units as is computed using the following formula:

X =	Y (A - B) A

where

X = the number of Subordinated Units which shall be issued to the Warrantholder;

Y = the number of Warrant Units covered by this Warrant that the Warrantholder is surrendering at such time for net issuance exercise (including both units to be issued to the Warrantholder and units to be canceled as payment therefor);

A = the Fair Market Value (as defined below) of one Subordinated Unit as at the time the net issue election is made; and

B = the Exercise Price in effect under this Warrant at the time the net issue election is made.

For purposes of Rule 144(d) promulgated under the Securities Act of 1933, as in effect on the Exercise Commencement Date, it is intended that the Warrant Units issued in a net issuance exercise shall be deemed to have been acquired by the Warrantholder, and the holding period for the Warrant Units shall be deemed to have commenced, on the Exercise Commencement Date.

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(g) Notwithstanding anything to the contrary contained herein, the Partnership shall not effect the exercise of this Warrant and the Warrantholder shall not have the right to exercise this Warrant pursuant to the terms and conditions of this Warrant, and any such exercise shall be null and void and treated as if never made, to the extent that, after giving effect to such exercise, such Warrantholder (together with such Warrantholder's affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of Common Units outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Common Units beneficially owned by such Warrantholder and its affiliates shall include the number of Common Units issuable upon conversion of the Subordinated Units issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Common Units which would be issuable upon (i) conversion of the Subordinated Units issuable upon exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Warrantholder or any of its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Partnership beneficially owned by such Warrantholder or any of its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of determining the number of outstanding Common Units, the Warrantholder may rely on the number of outstanding Common Units as reflected in (1) the Partnership's most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Partnership or (3) any other notice by the Partnership or its transfer agent setting forth the number of Common Units outstanding. For any reason at any time, upon the written or oral request of the Warrantholder, the Partnership shall within one (1) Business Day confirm orally and in writing to the Warrantholder the number of Common Units then outstanding. In any case, the number of outstanding Common Units shall be determined after giving effect to the conversion or exercise of securities of the Partnership, including the Warrant, by the Warrantholder and its affiliates since the date as of which such number of outstanding Common Units was reported. By written notice to the Partnership, the Warrantholder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Partnership. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(g) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

Section 4. Compliance with the Securities Act. Except as set forth in Section 2(g) of the Warrant Issuance Agreement, dated as of June 24, 2013, pursuant to which this Warrant was issued (the "Warrant Issuance Agreement"), any certificate evidencing the Warrant Units shall bear a restrictive legend set forth on the first page of this Warrant.

Section 5. Payment of Taxes. The Partnership will pay any documentary stamp taxes attributable to the initial issuance of Warrant Units issuable upon the exercise of this Warrant; provided, however, that the Partnership shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Units in a name other than that of the Warrantholder in respect of which such Warrant Units are issued, and in such case the Partnership shall not be required to issue or deliver any certificate for Warrant Units or any Warrant until the person requesting the same has paid to the Partnership the amount of such tax or has established to the Partnership’s reasonable satisfaction that such tax has been paid. The Warrantholder shall be responsible for income taxes due under federal, state or other law, if any such taxes are due.

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Section 6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Partnership shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for this Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Units, but only upon receipt of evidence reasonably satisfactory to the Partnership of such loss, theft or destruction of this Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Partnership.

Section 7. Adjustments. The Exercise Price and number of Purchasable Warrant Units subject to this Warrant shall be subject to adjustment from time to time as set forth in this Section 7.

(a) If the Partnership shall, at any time or from time to time while this Warrant is outstanding, subdivide its outstanding Subordinated Units into a greater number of Subordinated Units or combine its outstanding Subordinated Units into a smaller number of Subordinated Units or issue by reclassification of its outstanding Subordinated Units any units representing its limited partner interests (including any such reclassification in connection with a consolidation or merger in which the Partnership is the continuing entity), then the number of Purchasable Warrant Units upon exercise of this Warrant and the Exercise Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by the Partnership so that the Warrantholder thereafter exercising this Warrant shall be entitled to receive the number of Subordinated Units or other limited partner interests which the Warrantholder would have received if this Warrant had been exercised in full immediately prior to such event upon payment of an Exercise Price that has been adjusted to reflect the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

(b) If any capital reorganization, reclassification of the limited partner interests of the Partnership, consolidation or merger of the Partnership with another entity in which the Partnership is not the continuing entity, or sale, transfer or other disposition of all or substantially all of the Partnership’s assets to another entity shall be effected, in each case, directly or indirectly or in one or more related transactions (each, a “Fundamental Transaction”), then, as a condition of such Fundamental Transaction, lawful and adequate provision shall be made whereby the Warrantholder shall thereafter have the right to exercise this Warrant and receive, upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Units immediately theretofore issuable upon exercise of this Warrant, such limited partner interests, securities or assets or property (including cash) as would have been issuable or payable with respect to or in exchange for a number of Warrant Units equal to the number of Warrant Units immediately theretofore issuable upon exercise of this Warrant had this Warrant been exercised in full immediately prior to such Fundamental Transaction (the “Transaction Consideration”), and in any such case appropriate provision (as determined in good faith by the Board of Directors of the general partner of the Partnership) shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price) shall thereafter be applicable as nearly equivalent as may be practicable in relation to any Transaction Consideration deliverable upon the exercise hereof. The Partnership shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof the continuing entity (if other than the Partnership) resulting from such consolidation or merger, or the entity purchasing or otherwise acquiring such assets or other appropriate entity, shall assume the obligation to deliver to the Warrantholder, at the last address of the Warrantholder appearing on the books of the Partnership, such Transaction Consideration as, in accordance with the foregoing provisions, the Warrantholder may be entitled to receive upon exercise hereof, and the other obligations under this Warrant. Without limiting the generality of the foregoing, the terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or continuing entity to comply with the provisions of this Section 7(b) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The aggregate Exercise Price for this Warrant shall not be affected by any such Fundamental Transaction, but the Partnership shall apportion such aggregate Exercise Price among the Transaction Consideration in a reasonable manner reflecting the relative value of any different components of the Transaction Consideration, if applicable. If holders of Subordinated Units are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Warrantholder shall be given the same choice as to the Transaction Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Warrantholder’s request, any successor to the Partnership or continuing entity in such Fundamental Transaction shall issue to the Warrantholder a new Warrant consistent with the foregoing provisions and evidencing the Warrantholder’s right to purchase the Transaction Consideration for the aggregate Exercise Price upon exercise thereof.

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(c) If the Partnership shall, at any time or from time to time while this Warrant is outstanding, declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Subordinated Units, by way of return of capital or otherwise (including, without limitation, any distribution of cash, Subordinated Units or other securities or limited partner interests, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Warrantholder shall be entitled to participate in such Distribution to the same extent that the Warrantholder would have participated therein if the Warrantholder had held the number of Subordinated Units acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including, without limitation, the Maximum Percentage) immediately before the date as of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Subordinated Units are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Warrantholder’s right to participate in any such Distribution would result in the Warrantholder and its affiliates exceeding the Maximum Percentage, then the Warrantholder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such Common Units as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the Warrantholder until such time or times as its right thereto would not result in the Warrantholder and its affiliates exceeding the Maximum Percentage, at which time or times the Warrantholder shall be granted such rights (and any rights under this Section 7(c) on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(d) An adjustment to the Exercise Price shall become effective immediately after the payment date in the case of each distribution and immediately after the effective date of each other event which requires an adjustment.

(e) In the event that, as a result of an adjustment made pursuant to this Section 7, the Warrantholder shall become entitled to receive any limited partner interests in the Partnership other than Subordinated Units, the limited partner interests so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Units contained in this Warrant.

(f) If and whenever the Partnership shall issue or sell, or is, in accordance with any of Sections 7(f)(i) - (vii), deemed to have issued or sold, any Subordinated Units (a “Trigger Issuance”) for no consideration or for a consideration per unit less than the Fair Market Value of the Subordinated Units in effect at the time of such Trigger Issuance (the “Current Fair Market Value”), the number of Purchasable Warrant Units which may be purchased upon exercise of the Warrant shall be increased by multiplying the number of Warrant Units which currently may be purchased upon exercise of the Warrant by the following fraction:

           B

   C + (D / E)

where

A=	the number of Warrant Units that can currently be purchased upon exercise of the Warrant;

B =	the number of Subordinated Units outstanding after giving effect to the issuance of the number of Additional Subordinated Units issued or deemed to be issued as a result of the Trigger Issuance;

C =	the number of Subordinated Units outstanding immediately prior to the Trigger Issuance;

D =	the aggregate consideration, if any, received or deemed to be received by the Partnership upon such Trigger Issuance; and

E =	the Current Fair Market Value.

For purposes of this Section 7(f), “Additional Subordinated Units” shall mean all Subordinated Units issued by the Partnership or deemed to be issued pursuant to this Section 7(f).

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For purposes of this Section 7(f), “Fair Market Value” of the Subordinated Units shall mean the highest price per Subordinated Unit which the Partnership could obtain from a willing buyer (not a current employee, director, officer, member or stockholder (or affiliate of any of the foregoing)) for Subordinated Units sold by the Partnership, determined by method mutually agreed to by both the Partnership and the Warrantholder). The Board of Directors of the general partner of the Partnership shall respond promptly, in writing, to an inquiry by the Warrantholder as to its view of the fair market value of the Subordinated Units. In the event that the Board of Directors of the general partner of the Partnership and the Warrantholder are unable to agree upon the fair market value of the Subordinated Units, the Partnership and the Warrantholder shall jointly select an appraiser who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne by the Partnership.

For purposes of this Section 7(f), the following Sections 7(f)(i) - (f)(vii) shall also be applicable:

(i) Issuance of Rights or Options. In case at any time the Partnership shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Subordinated Units or any limited partner interest or security convertible into or exchangeable for Subordinated Units (such warrants, rights or options being called “Options” and such convertible or exchangeable limited partner interests or securities being called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable,  and the price per unit for which Subordinated Units are issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (A) the sum (which sum shall constitute the applicable consideration) of (1) the total amount, if any, received or receivable by the Partnership as consideration for the granting of such Options, plus (2) the aggregate amount of additional consideration payable to the Partnership upon the exercise of all such Options, plus (3), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of Subordinated Units issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Current Fair Market Value in effect immediately prior to the time of the granting of such Options, then the total number of Subordinated Units issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per unit as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the number of Purchasable Warrant Units. Except as otherwise provided in Section 7(f)(iii), no adjustment of the number of Purchasable Warrant Units shall be made upon the actual issue of such Subordinated Units or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Subordinated Units upon conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. In case the Partnership shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per unit for which Subordinated Units are issuable upon such conversion or exchange (determined by dividing (A) the sum (which sum shall constitute the applicable consideration) of (1) the total amount received or receivable by the Partnership as consideration for the issue or sale of such Convertible Securities, plus (2) the aggregate amount of additional consideration, if any, payable to the Partnership upon the conversion or exchange thereof, by (B) the total number of Subordinated Units issuable upon the conversion or exchange of all such Convertible Securities), shall be less than the Current Fair Market Value in effect immediately prior to the time of such issue or sale, then the total maximum number of Subordinated Units issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the number of Purchasable Warrant Units, provided that, except as otherwise provided in Section 7(f)(iii), (X) no adjustment of the number of Purchasable Warrant Units shall be made upon the actual issuance of such Subordinated Units upon conversion or exchange of such Convertible Securities and (Y) no further adjustment of the number of Purchasable Warrant Units shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of Section 7(f).

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(iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 7(f)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 7(f)(i) or Section 7(f)(ii), or the rate at which Convertible Securities referred to in Section 7(f)(i) or Section 7(f)(ii) are convertible into or exchangeable for Subordinated Units shall change at any time (including, without limitation, changes under or by reason of provisions designed to protect against dilution), the number of Purchasable Warrant Units at the time of such event shall forthwith be readjusted to the number of Purchasable Warrant Units that could be purchased upon exercise of the Warrant had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv) Distributions. Subject to the provisions of this Section 7(f), in case the Partnership shall declare or make any other distribution upon any limited partner interest in the Partnership (other than the Subordinated Units) payable in Subordinated Units, Options or Convertible Securities, then any Subordinated Units, Options or Convertible Securities, as the case may be, issuable in payment of such distribution shall be deemed to have been issued or sold without consideration.

(v) Consideration for Limited Partner Interests. In case any Subordinated Units, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Partnership therefor, after deduction therefrom of any expenses incurred or any underwriting discounts, commissions or concessions paid or allowed by the Partnership in connection therewith. In case any Subordinated Units, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Partnership shall be deemed to be the fair value of such consideration as determined in good faith and agreed upon by both the Board of Directors of the general partner of the Partnership and the Warrantholder, after deduction of any expenses incurred or any underwriting discounts, commissions or concessions paid or allowed by the Partnership in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Partnership, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the general partner of the Partnership. If Subordinated Units, Options or Convertible Securities shall be issued or sold by the Partnership and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Partnership shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes Option Pricing Model or another method mutually agreed to by both the Partnership and the Warrantholder). The Board of Directors of the general partner of the Partnership shall respond promptly, in writing, to an inquiry by the Warrantholder as to its view of the fair market value of the Additional Rights. In the event that the Board of Directors of the general partner of the Partnership and the Warrantholder are unable to agree upon the fair market value of the Additional Rights, the Partnership and the Warrantholder shall jointly select an appraiser who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Partnership and the Warrantholder.

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(vi) Record Date. In case the Partnership shall take a record of the holders of its Subordinated Units for the purpose of entitling them (A) to receive a distribution payable in Subordinated Units, Options or Convertible Securities or (B) to subscribe for or purchase Subordinated Units, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the Subordinated Units deemed to have been issued or sold upon the declaration or the making of such distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii) Treasury Units. The number of Subordinated Units outstanding at any given time shall not include units owned or held by or for the account of the Partnership or any of its wholly owned subsidiaries, and the disposition of any such units (other than the cancellation or retirement thereof) shall be considered an issue or sale of Subordinated Units for purposes of this Section 7(f).

(g) [Intentionally left blank]

 (h) The adjustments required by this Section 7 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the number of Purchasable Warrant Units immediately prior to the making of such adjustment by at least 1%. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 7 and not previously made, would result in such minimum adjustment.

Section 8. Purchase Rights. In addition to any adjustments pursuant to Section 7, if at any time the Partnership grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Subordinated Units (the “Purchase Rights”), then the Warrantholder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Warrantholder could have acquired if the Warrantholder had held the number of Subordinated Units acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date as of which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Subordinated Units are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Warrantholder’s right to participate in any such Purchase Right would result in the Warrantholder exceeding the Maximum Percentage, then the Warrantholder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Common Units as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the Warrantholder until such time or times as its right thereto would not result in the Warrantholder (together with such Warrantholder’s affiliates) exceeding the Maximum Percentage, at which time or times the Warrantholder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

9

Section 9. Termination of Trading Event. If, at any time prior to the third (3rd) anniversary of the Exercise Commencement Date, the Common Units have not been listed for trading on an Eligible Market for a period of sixty (60) days (a “Termination of Trading Event”), at the written request of the Warrantholder delivered on or before the sixtieth (60th) day after the occurrence of the Termination of Trading Event (the date the Warrantholder delivers a written notice of such request, a “Put Notice Date”), the Partnership shall purchase this Warrant from the Warrantholder by paying to the Warrantholder, within three (3) Business Days of the date the Put Value is determined, cash in an amount equal to the Put Value of the remaining unexercised portion of this Warrant on the Put Notice Date. As used herein, “Eligible Market” means, the NYSE MKT LLC, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market or The New York Stock Exchange, Inc. As used herein, “Put Value” means the value of this Warrant as determined by an independent third party valuation firm or investment bank jointly selected by the Partnership and the Warrantholder based on an enterprise value without deduction for liquidity and minority interests, the costs of which valuation shall be borne by the Partnership. The Partnership shall promptly engage such valuation firm and promptly provide such valuation firm with all such information as it shall reasonably request in completing its valuation work.

Section 10. Common Units Warrants. At such time as the outstanding Subordinated Units are converted into Common Units pursuant to the terms of the Partnership Agreement, as may be amended from to time, the Partnership shall issue to the Warrantholder, in exchange for this Warrant, a new warrant (in the form of the Common Units Warrants (as defined in the Warrant Issuance Agreement)) to purchase a number of Common Units equal to the number of Common Units issuable upon conversion of the Subordinated Units issuable upon exercise of the remaining unexercised portion of this Warrant.

Section 11. Income Tax Treatment. The Warrantholder and the Partnership agree that, solely for income tax purposes, the Warrants shall be treated from and after issuance as if exercised by the holder thereof.  In connection therewith, the Partnership shall issue to the holder of the Warrants information returns on IRS Form K-1 (and corresponding forms for state, local and foreign income tax reporting purposes) reflecting the allocations of income, gain, loss, deduction and credit to the holder of the Warrants computed as if the Warrants had been exercised in full upon issuance.

Section 12. Calculations and Fractional Interest. All calculations made pursuant to this Warrant shall be made to the nearest cent. The Partnership shall not be required to issue fractions of Warrant Units upon the exercise of this Warrant. If any fractional Subordinated Unit would, except for the provisions of the first sentence of this Section 10, be deliverable upon such exercise, the Partnership, in lieu of delivering such fractional unit, shall pay to the exercising Warrantholder an amount in cash equal to the fair market value of such fractional Subordinated Unit on the date of exercise as determined in good faith by the Board of Directors of the general partner of the Partnership.

Section 13. Benefits. Nothing in this Warrant shall be construed to give any person or entity (other than the Partnership and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Partnership and the Warrantholder.

Section 14. Adjustment Notices. Upon the happening of any event requiring an adjustment of the Exercise Price, the Partnership shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Partnership, stating the adjusted Exercise Price and the adjusted number of Warrant Units resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 15. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described: (a) if given by personal delivery, then such notice shall be deemed given upon such delivery, (b) if given by electronic mail or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (c) if given by mail, then such notice shall be deemed given upon the earlier of (i) receipt of such notice by the recipient or (ii) three (3) days after such notice is deposited in the first class mail, postage prepaid, and (d) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one (1) Business Day after delivery to such carrier. All notices shall be addressed as follows: if to the Warrantholder, at its address as set forth in the Partnership’s books and records or at such other address as the Warrantholder may designate by advance written notice to the Partnership, and if to the Partnership, at the address as follows or at such other address as the Partnership may designate by advance written notice to the Warrantholder:

Oxford Resource Partners, LP

41 South High Street, Suite 3450

Columbus, Ohio 43215

Attn: Chief Legal Officer

Email: dmaher@oxfordresources.com

Fax: (614) 754-7100

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Section 16. Section Headings. The section headings in this Warrant are for the convenience of the Partnership and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

Section 17. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 18. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Partnership and, by accepting this Warrant, the Warrantholder, each irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Partnership and, by accepting this Warrant, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Partnership and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTNERSHIP AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER, HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 19. Rights as Limited Partner. Except as set forth herein or in the Partnership Agreement, prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a limited partner of the Partnership by virtue of its ownership of this Warrant, including, without limitation, the right to receive distributions, exercise any rights to vote, or consent or receive notice as unitholders in respect of the meetings of unitholders or any other matter.

Section 20. Amendment; Waiver. Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 7) only upon the written consent of the Partnership and the Warrantholder, provided that nothing herein shall preclude the Partnership from lowering the Exercise Price.

Section 21. Reservation of Subordinated Units. The Partnership shall at all times reserve and keep available a number of its authorized but unissued Subordinated Units that will be sufficient to permit the exercise in full of this Warrant and all other outstanding warrants issued in connection with the Second Lien Financing Agreement.

Section 22. Requirement for Signature. Unless and until signed by the Partnership, this Warrant shall be invalid and of no force or effect and may not be exercised by the holder hereof.

Section 23. Severability. In the event that any one or more of the provisions contained in this Warrant shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Warrant shall not be in any way impaired so long as this Warrant as so modified continues to express, without material change, the original intentions of the Warrantholder and the Partnership as to the subject matter hereof and the invalidity, illegality or unenforceability of any provision in question does not substantially impair the respective expectations or reciprocal obligations of the Warrantholder and the Partnership or the practical realization of the benefits that would otherwise be conferred upon the Warrantholder and the Partnership. The Warrantholder and the Partnership will endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision, the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

[Signature on Following Page]

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IN WITNESS WHEREOF, the Partnership has caused this Warrant to be duly executed as of the date first above written.

Oxford Resource Partners, LP

By Oxford Resources GP, LLC, its general partner

By:

      Daniel M. Maher, Senior Vice President

12

APPENDIX A

Oxford Resource Partners, LP

WARRANT EXERCISE FORM

To [Name]:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (the “Warrant”) for, and to purchase thereunder by the payment of the Exercise Price and surrender of the Warrant, Warrant Units as defined and provided for therein. The Warrant Units issuable upon such election shall be evidenced only by the registration of such Warrant Units on the books and records of the Partnership maintained for such purpose and shall be issued in the name of the undersigned or as otherwise indicated below.

Notwithstanding anything to the contrary contained herein, this election shall constitute a representation by the Warrantholder of the Warrant submitting this election that the recipient of the Subordinated Units issued upon the exercise of this Warrant is an Eligible Citizen. The Partnership may rely on this representation and warranty of the Warrantholder in determining whether the recipient of the Subordinated Units issued upon the exercise of this Warrant is an Eligible Citizen.

[Signature Page Follows]

B-1

Dated: _________________, _________

Note:The signature must correspond with the name of the Warrantholder as written on the first page of the Warrant in every particular, without alteration or enlargement or any change whatever, unless the Warrant has been assigned.

Signature: Name (please print) Address Name for Registration Federal Identification or Social Security No. Assignee:

 B-2

APPENDIX B

Oxford Resource Partners, LP

NET ISSUE ELECTION NOTICE

To: [Name]

Date: ____________,_______

The undersigned hereby elects under Section 3(f) of the within Warrant (the “Warrant”) to surrender the right to purchase __________________ Subordinated Units pursuant to the Warrant and hereby requests the issuance of ___________________ Subordinated Units. The units issuable upon such net issue election shall be evidenced only by the registration of such Subordinated Units on the books and records of the Partnership maintained for such purpose and shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address

B-3

EXHIBIT H

FORM OF COAL SALES AND COAL PRODUCTION REPORTS

(attached*)

* Attachment redacted.

EXHIBIT I

FORM OF GENERAL PARTNER WARRANTS

(attached)

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (the “Securities Act”), (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT WITHOUT RESTRICTION, OR (III) THE GP HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR ANY OTHER MARGIN LOAN ENTERED INTO BY THE HOLDER OF THE SECURITIES OR ITS AFFILIATES IN THE ORDINARY COURSE OF BUSINESS.

No. OXFGPW-_____	June 24, 2013

Oxford ResourceS GP, LLC

WARRANT TO PURCHASE CLASS B UNITS

For VALUE RECEIVED, [•] (the “Warrantholder”) is entitled to purchase, subject to the provisions of this Warrant to Purchase Class B Units (this “Warrant”), from OXFORD RESOURCES GP, LLC a Delaware limited liability company (the “GP”), at an exercise price per unit equal to $0.01 per Class B Unit (the “Exercise Price”), at any time after the date hereof (the “Exercise Commencement Date”) and not later than 5:00 P.M., New York City time, on the fifth anniversary of the date hereof (the “Exercise Expiration Date”), up to [●] units (the “Warrant Units”) of the GP’s Class B Units representing membership interests (the “Class B Units”). The number of Warrant Units purchasable upon exercise of this Warrant (the “Purchasable Warrant Units”) shall be subject to adjustment from time to time as described herein.

This Warrant is authorized under the terms of that certain Third Amended and Restated Limited Liability Company Agreement of Oxford Resources GP, LLC effective January 1, 2011, as amended by that certain First Amendment to Amended and Restated Limited Liability Company Agreement dated June 24, 2013 (the “Limited Liability Company Agreement”), and is issued in connection with that certain Financing Agreement, dated as of June 24, 2013, by and among Oxford Mining Company, LLC, a wholly owned subsidiary of Oxford Resource Partners, LP, as borrower (the “Borrower”), the lenders signatory thereto, and Obsidian Agency Services, Inc., as administrative agent (the “Second Lien Financing Agreement”). Unless otherwise indicated herein or therein, capitalized terms used in this Warrant or any appendix hereto shall have the respective meanings ascribed to such terms herein or in the Limited Liability Company Agreement.

Section 1. Registration. The GP shall maintain books for the transfer and registration of this Warrant. Upon the initial issuance of this Warrant, the GP shall issue and register this Warrant in the name of the Warrantholder.

Section 2. Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act, or an exemption from such registration, and in compliance with any applicable state securities laws. Subject to such restrictions, the GP shall transfer this Warrant in whole or in part from time to time upon the books to be maintained by the GP for that purpose, upon surrender thereof for transfer, properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the GP, including, if required by the GP, an opinion of its counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new warrant shall be issued to the transferee with this Warrant being surrendered in whole or in part by the Warrantholder and voided and canceled by the GP.

Section 3. Exercise of Warrant.

(a) This Warrant may be exercised in whole or in part at any time on or after the Exercise Commencement Date and prior to the Exercise Expiration Date, upon delivery of the warrant exercise form attached hereto as Appendix A (the “Notice of Exercise”) and payment by certified check or wire transfer (or by net exercise as provided in Section 3(f)) for the aggregate Exercise Price for that number of Warrant Units then being purchased, to the GP during normal business hours on any day other than a Saturday or Sunday on which banks are open for business in New York City (a “Business Day”) at the GP’s principal executive offices (or such other office or agency of the GP as the GP may designate by notice to the Warrantholder, provided that any Notice of Exercise delivered after 12:00 noon, New York City time, will be deemed delivered the next Business Day). The Warrant Units so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder’s designee, as the record owner of such Warrant Units, as of 5:00 P.M., New York City time, on the date on which the aggregate Exercise Price shall have been paid (unless the exercise is a net issuance exercise as provided in Section 3(f)). The Class B Units shall not be certificated and shall be evidenced only by the registration of such Class B Units on the books and records of the GP maintained for such purpose.

(b) Notwithstanding anything herein to the contrary, the Warrantholder shall not be required to physically surrender this Warrant to the GP until the Warrantholder has purchased all of the Warrant Units available hereunder and this Warrant has been exercised in full, in which case the Warrantholder shall surrender this Warrant to the GP for cancellation within three (3) days of the date the final Notice of Exercise is delivered to the GP. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Units available hereunder shall have the effect of lowering the outstanding number of Purchasable Warrant Units hereunder in an amount equal to the applicable number of Warrant Units purchased. The GP shall maintain records showing the number of Warrant Units purchased and the date of such purchases. The GP shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such Notice of Exercise. In the event of any dispute or discrepancy, the records of the GP shall be controlling and determinative in the absence of manifest error. The Warrantholder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this Section 3(b), following the purchase of a portion of the Warrant Units hereunder, the number of Warrant Units available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

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(c) If this Warrant shall have been exercised in part and surrendered, the GP shall, at its own expense and at the time of delivery of the certificate or certificates representing Warrant Units, deliver to the Warrantholder a new Warrant evidencing the rights of the Warrantholder to purchase the unpurchased Warrant Units called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

(d) If this Warrant is not exercised on or prior to 5:00 P.M., New York City time on the Exercise Expiration Date, this Warrant shall be void and all rights of the holder hereof shall cease.

(e) [Intentionally left blank]

(f) Notwithstanding any other provision contained herein to the contrary, the Warrantholder may elect to receive, without the payment by the Warrantholder of the aggregate Exercise Price in respect of the Class B Units to be acquired, Class B Units equal to the value of this Warrant or any portion hereof by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with the Net Issue Election Notice attached hereto as Appendix B (the “Net Issue Election Notice”) duly executed, at the office of the GP. Thereupon, the GP shall issue to the Warrantholder such number of fully paid, validly issued and non-assessable (except as such non-assessability may be affected by Sections 18-303, 18-607 or 18-804 of the Delaware Limited Liability Company Act) Class B Units as is computed using the following formula:

X =	Y (A - B) A

where

X = the number of Class B Units which shall be issued to the Warrantholder;

Y = the number of Warrant Units covered by this Warrant that the Warrantholder is surrendering at such time for net issuance exercise (including both units to be issued to the Warrantholder and units to be canceled as payment therefor);

A = the Fair Market Value (as defined below) of one Class B Unit as at the time the net issue election is made; and

B = the Exercise Price in effect under this Warrant at the time the net issue election is made.

For purposes of Rule 144(d) promulgated under the Securities Act of 1933, as in effect on the Exercise Commencement Date, it is intended that the Warrant Units issued in a net issuance exercise shall be deemed to have been acquired by the Warrantholder, and the holding period for the Warrant Units shall be deemed to have commenced, on the Exercise Commencement Date.

Section 4. Compliance with the Securities Act. Except as set forth in Section 2(g) of the Warrant Issuance Agreement, dated as of June 24, 2013, pursuant to which this Warrant was issued1, any certificate evidencing the Warrant Units shall bear a restrictive legend set forth on the first page of this Warrant.

1 The same clarification should be made in the Common Units Warrants.

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Section 5. Payment of Taxes. The GP will pay any documentary stamp taxes attributable to the initial issuance of Warrant Units issuable upon the exercise of this Warrant; provided, however, that the GP shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Units in a name other than that of the Warrantholder in respect of which such Warrant Units are issued, and in such case the GP shall not be required to issue or deliver any certificate for Warrant Units or any Warrant until the person requesting the same has paid to the GP the amount of such tax or has established to the GP’s reasonable satisfaction that such tax has been paid. The Warrantholder shall be responsible for income taxes due under federal, state or other law, if any such taxes are due.

Section 6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen or destroyed, the GP shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for this Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Units, but only upon receipt of evidence reasonably satisfactory to the GP of such loss, theft or destruction of this Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the GP.

Section 7. Adjustments. The Exercise Price and number of Purchasable Warrant Units subject to this Warrant shall be subject to adjustment from time to time as set forth in this Section 7. For purposes of this Section 7 Class A Units representing membership interests of the GP and Class B Units shall be treated as a single class. Whenever the Class A Units and Class B Units are treated as a single class in this Warrant, such single class shall be referred to as the “GP Units.”

(a) If the GP shall, at any time or from time to time while this Warrant is outstanding, subdivide any of its outstanding GP Units into a greater number of GP Units or combine any of its outstanding GP Units into a smaller number of GP Units or issue by reclassification of any of its outstanding GP Units any units representing its membership interests (including any such reclassification in connection with a consolidation or merger in which the GP is the continuing entity), then the number of Purchasable Warrant Units upon exercise of this Warrant and the Exercise Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by the GP so that the Warrantholder thereafter exercising this Warrant shall be entitled to receive the number of GP Units or other membership interests which the Warrantholder would have received, if this Warrant had been exercised in full immediately prior to such event upon payment of the Exercise Price that has been adjusted to reflect the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

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(b) If any capital reorganization, reclassification of the membership interests of the GP, consolidation or merger of the GP with another entity in which the GP is not the continuing entity, or sale, transfer or other disposition of all or substantially all of the GP’s assets to another entity shall be effected, in each case, directly or indirectly or in one or more related transactions (each, a “Fundamental Transaction”), then, as a condition of such Fundamental Transaction, lawful and adequate provision shall be made whereby the Warrantholder shall thereafter have the right to exercise this Warrant and receive, upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Units immediately theretofore issuable upon exercise of this Warrant, such membership interests, securities or assets or property (including cash) as would have been issuable or payable with respect to or in exchange for a number of Warrant Units equal to the number of Warrant Units immediately theretofore issuable upon exercise of this Warrant had this Warrant been exercised in full immediately prior to such Fundamental Transaction (the “Transaction Consideration”), and in any such case appropriate provision (as determined in good faith by the Board of Directors of the GP) shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price) shall thereafter be applicable as nearly equivalent as may be practicable in relation to any Transaction Consideration deliverable upon the exercise hereof. The GP shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof the continuing entity (if other than the GP) resulting from such consolidation or merger, or the entity purchasing or otherwise acquiring such assets or other appropriate entity, shall assume the obligation to deliver to the Warrantholder, at the last address of the Warrantholder appearing on the books of the GP, such Transaction Consideration as, in accordance with the foregoing provisions, the Warrantholder may be entitled to receive upon exercise hereof, and the other obligations under this Warrant. Without limiting the generality of the foregoing, the terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or continuing entity to comply with the provisions of this Section 7(b) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The aggregate Exercise Price for this Warrant shall not be affected by any such Fundamental Transaction, but the GP shall apportion such aggregate Exercise Price among the Transaction Consideration in a reasonable manner reflecting the relative value of any different components of the Transaction Consideration, if applicable. If holders of GP Units are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Warrantholder shall be given the same choice as to the Transaction Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Warrantholder’s request, any successor to the GP or continuing entity in such Fundamental Transaction shall issue to the Warrantholder a new Warrant consistent with the foregoing provisions and evidencing the Warrantholder’s right to purchase the Transaction Consideration for the aggregate Exercise Price upon exercise thereof.

(c) If the GP shall, at any time or from time to time while this Warrant is outstanding, declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of GP Units, by way of return of capital or otherwise (including, without limitation, any distribution of cash, GP Units or other securities or membership interests, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Warrantholder shall be entitled to participate in such Distribution to the same extent that the Warrantholder would have participated therein if the Warrantholder had held the number of GP Units acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date as of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of GP Units are to be determined for the participation in such Distribution.

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(d) An adjustment to the Exercise Price shall become effective immediately after the payment date in the case of each distribution and immediately after the effective date of each other event which requires an adjustment.

(e) In the event that, as a result of an adjustment made pursuant to this Section 7, the Warrantholder shall become entitled to receive any membership interests in the GP other than GP Units, the membership interests so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Units contained in this Warrant.

(f) If and whenever the GP shall issue or sell, or is, in accordance with any of Sections 7(f)(i) - (vii), deemed to have issued or sold, any GP Units (a “Trigger Issuance”) for no consideration or for a consideration per unit less than the Fair Market Value of the GP Units in effect at the time of such Trigger Issuance (the “Current Fair Market Value”), the number of Purchasable Warrant Units which may be purchased upon exercise of the Warrant shall be increased by multiplying the number of Warrant Units which currently may be purchased upon exercise of the Warrant by the following fraction:

          B

   C + (D / E)

where

A=	the number of Warrant Units that can currently be purchased upon exercise of the Warrant;

B =	the number of GP Units outstanding after giving effect to the issuance of the number of Additional GP Units issued or deemed to be issued as a result of the Trigger Issuance;

C =	the number of GP Units outstanding immediately prior to the Trigger Issuance;

D =	the aggregate consideration, if any, received or deemed to be received by the GP upon such Trigger Issuance; and

E =	the Current Fair Market Value.

For purposes of this Section 7(f), “Additional GP Units” shall mean all GP Units issued by the GP or deemed to be issued pursuant to this Section 7(f).

For purposes of this Section 7(f), “Fair Market Value” of the GP Units shall mean the highest price per GP Unit which the GP could obtain from a willing buyer (not a current employee, director, officer, member or stockholder (or affiliate of any of the foregoing) for GP Units sold by the GP, determined by method mutually agreed to by both the GP and the Warrantholder). The Board of Directors of the GP shall respond promptly, in writing, to an inquiry by the Warrantholder as to its view of the fair market value of the GP Units. In the event that the Board of Directors of the GP and the Warrantholder are unable to agree upon the fair market value of the GP Units, the GP and the Warrantholder shall jointly select an appraiser who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne by the GP.

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For purposes of this Section 7(f), the following Sections 7(f)(i) - (f)(vii) shall also be applicable:

(i) Issuance of Rights or Options. In case at any time the GP shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, GP Units or any membership interest or security convertible into or exchangeable for GP Units (such warrants, rights or options being called “Options” and such convertible or exchangeable limited partner interests or securities being called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable,  and the price per unit for which GP Units are issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (A) the sum (which sum shall constitute the applicable consideration) of (1) the total amount, if any, received or receivable by the GP as consideration for the granting of such Options, plus (2) the aggregate amount of additional consideration payable to the GP upon the exercise of all such Options, plus (3), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of GP Units issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Current Fair Market Value in effect immediately prior to the time of the granting of such Options, then the total number of GP Units issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per unit as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the number of Purchasable Warrant Units. Except as otherwise provided in Section 7(f)(iii), no adjustment of the number of Purchasable Warrant Units shall be made upon the actual issue of such GP Units or of such Convertible Securities upon exercise of such Options or upon the actual issue of such GP Units upon conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. In case the GP shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per unit for which GP Units are issuable upon such conversion or exchange (determined by dividing (A) the sum (which sum shall constitute the applicable consideration) of (1) the total amount received or receivable by the GP as consideration for the issue or sale of such Convertible Securities, plus (2) the aggregate amount of additional consideration, if any, payable to the GP upon the conversion or exchange thereof, by (B) the total number of GP Units issuable upon the conversion or exchange of all such Convertible Securities), shall be less than the Current Fair Market Value in effect immediately prior to the time of such issue or sale, then the total maximum number of GP Units issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the number of Purchasable Warrant Units, provided that except as otherwise provided in Section 7(f)(iii), (X) no adjustment of the number of Purchasable Warrant Units shall be made upon the actual issuance of such GP Units upon conversion or exchange of such Convertible Securities and (Y) no further adjustment of the number of Purchasable Warrant Units shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of Section 7(f).

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(iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 7(f)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 7(f)(i) or Section 7(f)(ii), or the rate at which Convertible Securities referred to in Section 7(f)(i) or Section 7(f)(ii) are convertible into or exchangeable for GP Units shall change at any time (including, without limitation, changes under or by reason of provisions designed to protect against dilution), the number of Purchasable Warrant Units at the time of such event shall forthwith be readjusted to the number of Purchasable Warrant Units that could be purchased upon exercise of the Warrant had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv) Distributions. Subject to the provisions of this Section 7(f), in case the GP shall declare or make any other distribution upon any membership interest in the GP (other than the GP Units) payable in GP Units, Options or Convertible Securities, then any GP Units, Options or Convertible Securities, as the case may be, issuable in payment of such distribution shall be deemed to have been issued or sold without consideration.

(v) Consideration for Membership Interests. In case any GP Units, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the GP therefor, after deduction therefrom of any expenses incurred or any underwriting discounts, commissions or concessions paid or allowed by the GP in connection therewith. In case any GP Units, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the GP shall be deemed to be the fair value of such consideration as determined in good faith and agreed upon by both the Board of Directors of the GP and the Warrantholder, after deduction of any expenses incurred or any underwriting discounts, commissions or concessions paid or allowed by the GP in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the GP, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the GP. If GP Units, Options or Convertible Securities shall be issued or sold by the GP and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the GP shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes Option Pricing Model or another method mutually agreed to by both the GP and the Warrantholder). The Board of Directors of the GP shall respond promptly, in writing, to an inquiry by the Warrantholder as to its view of the fair market value of the Additional Rights. In the event that the Board of Directors of the GP and the Warrantholder are unable to agree upon the fair market value of the Additional Rights, the GP and the Warrantholder shall jointly select an appraiser who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the GP and the Warrantholder.

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(iv) Record Date. In case the GP shall take a record of the holders of its GP Units for the purpose of entitling them (A) to receive a distribution payable in GP Units, Options or Convertible Securities or (B) to subscribe for or purchase GP Units, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the GP Units deemed to have been issued or sold upon the declaration or the making of such distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(v) Treasury Units. The number of GP Units outstanding at any given time shall not include units owned or held by or for the account of the GP or any of its wholly owned subsidiaries, and the disposition of any such units (other than the cancellation or retirement thereof) shall be considered an issue or sale of GP Units for purposes of this Section 7(f).

(g) [Intentionally left blank]

 (h) The adjustments required by this Section 7 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the number of Purchasable Warrant Units immediately prior to the making of such adjustment by at least 1%. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 7 and not previously made, would result in such minimum adjustment.

Section 8. Purchase Rights. In addition to any adjustments pursuant to Section 7, if at any time the GP grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of GP Units (the “Purchase Rights”), then the Warrantholder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Warrantholder could have acquired if the Warrantholder had held the number of GP Units acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date as of which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of GP Units are to be determined for the grant, issue or sale of such Purchase Rights.

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Section 9. Termination of Trading Event. If, at any time prior to the third (3rd) anniversary of the Exercise Commencement Date, the Common Units have not been listed for trading on an Eligible Market for a period of sixty (60) days (a “Termination of Trading Event”), at the written request of the Warrantholder delivered on or before the sixtieth (60th) day after the occurrence of the Termination of Trading Event (the date the Warrantholder delivers a written notice of such request, a “Put Notice Date”), the GP shall purchase this Warrant from the Warrantholder by paying to the Warrantholder, within three (3) Business Days of the date the Put Value is determined, cash in an amount equal to the Put Value of the remaining unexercised portion of this Warrant on the Put Notice Date. As used herein, “Eligible Market” means, the NYSE MKT LLC, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market or The New York Stock Exchange, Inc. As used herein, “Put Value” means the value of this Warrant as determined by an independent third party valuation firm or investment bank jointly selected by the GP and the Warrantholder based on an enterprise value without deduction for liquidity and minority interests, the costs of which valuation shall be borne by the GP. The GP shall promptly engage such valuation firm and promptly provide such valuation firm with all such information as it shall reasonably request in completing its valuation work.

Section 10. Income Tax Treatment. The Warrantholder and the GP agree that, solely for income tax purposes, the Warrants shall be treated from and after issuance as if exercised by the holder thereof.  In connection therewith, the GP shall issue to the holder of the Warrants information returns on IRS Form K-1 (and corresponding forms for state, local and foreign income tax reporting purposes) reflecting the allocations of income, gain, loss, deduction and credit to the holder of the Warrants computed as if the Warrants had been exercised in full upon issuance.

Section 11. Calculations and Fractional Interest. All calculations made pursuant to this Warrant shall be made to the nearest cent. The GP shall not be required to issue fractions of Warrant Units upon the exercise of this Warrant. If any fractional Class B Unit would, except for the provisions of the first sentence of this Section 10, be deliverable upon such exercise, the GP, in lieu of delivering such fractional unit, shall pay to the exercising Warrantholder an amount in cash equal to the fair market value of such fractional Class B Unit on the date of exercise as determined in good faith by the Board of Directors of the GP.

Section 12. Benefits. Nothing in this Warrant shall be construed to give any person or entity (other than the GP and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the GP and the Warrantholder.

Section 13. Adjustment Notices. Upon the happening of any event requiring an adjustment of the number of Class B Units issuable upon exercise of this Warrant, the GP shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the GP, stating the adjusted number of Warrant Units resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

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Section 14. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described: (a) if given by personal delivery, then such notice shall be deemed given upon such delivery, (b) if given by electronic mail or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (c) if given by mail, then such notice shall be deemed given upon the earlier of (i) receipt of such notice by the recipient or (ii) three (3) days after such notice is deposited in the first class mail, postage prepaid, and (d) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one (1) Business Day after delivery to such carrier. All notices shall be addressed as follows: if to the Warrantholder, at its address as set forth in the GP’s books and records or at such other address as the Warrantholder may designate by advance written notice to the GP, and if to the GP, at the address as follows or at such other address as the GP may designate by advance written notice to the Warrantholder:

Oxford Resource Partners, LP

41 South High Street, Suite 3450

Columbus, Ohio 43215

Attn: Chief Legal Officer

Email: dmaher@oxfordresources.com

Fax: (614) 754-7100

Section 15. Section Headings. The section headings in this Warrant are for the convenience of the GP and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

Section 16. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 17. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The GP and, by accepting this Warrant, the Warrantholder, each irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The GP and, by accepting this Warrant, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The GP and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE GP AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER, HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

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Section 18. Rights as a Member. Except as set forth herein or in the Limited Liability Company Agreement, prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a member of the GP by virtue of its ownership of this Warrant, including, without limitation, the right to receive distributions, exercise any rights to vote, or consent or receive notice as unitholders in respect of the meetings of unitholders or any other matter.

Section 19. Amendment; Waiver. Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 7) only upon the written consent of the GP and the Warrantholder, provided that nothing herein shall preclude the GP from lowering the Exercise Price.

Section 20. Reservation of Class B Units. The GP shall at all times reserve and keep available a number of its authorized but unissued Class B Units that will be sufficient to permit the exercise in full of this Warrant and all other outstanding warrants issued in connection with the Second Lien Financing Agreement.

Section 21. Requirement for Signature. Unless and until signed by the GP, this Warrant shall be invalid and of no force or effect and may not be exercised by the holder hereof.

Section 22. Severability. In the event that any one or more of the provisions contained in this Warrant shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Warrant shall not be in any way impaired so long as this Warrant as so modified continues to express, without material change, the original intentions of the Warrantholder and the GP as to the subject matter hereof and the invalidity, illegality or unenforceability of any provision in question does not substantially impair the respective expectations or reciprocal obligations of the Warrantholder and the GP or the practical realization of the benefits that would otherwise be conferred upon the Warrantholder and the GP. The Warrantholder and the GP will endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision, the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

[Signature on Following Page]

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IN WITNESS WHEREOF, the GP has caused this Warrant to be duly executed as of the date first above written.

Oxford ResourceS GP, LLC

By:

Name:

Title:

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APPENDIX A

Oxford ResourceS GP, LLC

WARRANT EXERCISE FORM

To [Name]:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (the “Warrant”) for, and to purchase thereunder by the payment of the Exercise Price and surrender of the Warrant, Warrant Units as defined and provided for therein. The Warrant Units issuable upon such election shall be evidenced only by the registration of such Warrant Units on the books and records of the GP maintained for such purpose and shall be issued in the name of the undersigned or as otherwise indicated below.

Notwithstanding anything to the contrary contained herein, this election shall constitute a representation by the Warrantholder of the Warrant submitting this election that the recipient of the GP issued upon the exercise of this Warrant is an Eligible Citizen. The GP may rely on this representation and warranty of the Warrantholder in determining whether the recipient of the Class B Units issued upon the exercise of this Warrant is an Eligible Citizen.

[Signature Page Follows]

Dated: _________________, _________

Note:The signature must correspond with the name of the Warrantholder as written on the first page of the Warrant in every particular, without alteration or enlargement or any change whatever, unless the Warrant has been assigned.

Signature: Name (please print) Address Name for Registration Federal Identification or Social Security No. Assignee:

APPENDIX B

oxford resources gp, llc

NET ISSUE ELECTION NOTICE

To: [Name]

Date: ____________,_______

The undersigned hereby elects under Section 3(f) of the within Warrant (the “Warrant”) to surrender the right to purchase __________________ Class B Units pursuant to the Warrant and hereby requests the issuance of ___________________ Class B Units. The units issuable upon such net issue election shall be evidenced only by the registration of such Class B Units on the books and records of the GP maintained for such purpose and shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address

EXHIBIT J

Form of Accounts Receivable, Accounts Payable, Inventory and Equipment Reports

(attached)

ACCOUNTS RECEIVABLE
* Remainder of Accounts Receivable attachment redacted.

ACCOUNTS PAYABLE
* Remainder of Accounts Payable attachment redacted.

OH Coal Inventory
Oxford Mining Company, LLC

Location	05/31/13	FOB Mine (a)	Freight (b)		Inventory Value
Daron	24,000.00	32.018			768,432.00
East Canton	2,500.00	32.018			80,045.00
Hunt	5,000.00	32.018			160,090.00
Rosebud Miller	0.00	32.018			0.00
Sandy Ridge	3,500.00	32.018			112,063.00
Stillwater	7,000.00	32.018			224,126.00
Stone Creek	2,000.00	32.018			64,036.00
Bedway Kaczor	1,800.00	32.018			57,632.40
Ellis	5,500.00	32.018			176,099.00
Ellis HWM	3,500.00	32.018			112,063.00
Egypt Valley - Marietta	2,000.00	32.018			64,036.00
Jeffco		32.018			0.00
King Crum	1,000.00	32.018			32,018.00
New Lex	8,000.00	32.018			256,144.00
Pickens	2,800.00	32.018			89,650.40
Shugert	5,000.00	32.018			160,090.00
Shuman	0.00	32.018			0.00
Wheeling Valley	4,000.00	32.018			128,072.00
Total Pit Inventory	79,600.00	32.018			2,548,632.80
Non Pit Inventory					
Barb Tipple	13,600.72	35.871	5.88	41.751	567,843.66
Cadiz Train Loadout	4,212.57	35.871	2.71	38.581	162,525.16
Bellaire Dock	9,180.58	35.871	5.15	41.021	376,596.57
© Strasburg Wash Plant-Raw	700.00	0.000	4.34	4.340	3,038.00
SWP - Slack & Stoker	1,750.00	35.871	7.88	43.751	76,564.25
Stone Creek Crusher	2,477.87	35.871	1.95	37.821	93,715.52
Warrenton Dock	1,469.74	35.871	5.59	41.461	60,936.89
Total Non Pit Inventory	33,391.48			40.167	1,341,220.06
Total Coal Inventory	112,991.48				3,889,852.86

(a) Non Pit Inventory FOB Cost includes Cost incured after coal leaves pit which are not included in Pit Inventory Cost.

(b) Freight cost from mine site to designated location. SWP-Slack & Stoker also includes $3.54 per ton processing cost.

(c) Cost adjusted for purchased coal in ending inventory.

KY Coal Inventory
May 31, 2013

Site	Coal Type	Stockpile	Prep Plant	Dock	Saleable Tons	Cost or Market Value	Inventory Value
Shoate & Prep Plant							
	# 10		415.03			32.57	0.00
	# 11			1,724.00	1,724.00	36.74	63,339.76
	# 12			4,608.00	4,608.00	36.74	169,297.92
	Total Stockpile	0.00		6,332.00	6,332.00		232,637.68
	Pit Inventory	6,000.00	-	-	6,000.00	36.74	220,440.00
Total Shoate Inventory		6,000.00	-	6,332.00	12,332.00		453,077.68
Island Dock							
	Purchased Coal			-		39.91	0.00
	Total Stockpile	0.00	-	-	0.00		0.00
431							
	# 11			2,388.94	2,388.94	36.74	87,769.66
	# 12	268.35		6,593.86	6,862.21	36.74	252,117.60
	Total Stockpile	268.35		8,982.80	9,251.15		339,887.25
	Pit Inventory	6,000.00			6,000.00	36.74	220,440.00
Total 431 Inventory		6,268.35		8,982.80	15,251.15		560,327.25
Rose France							
	#9	316.82			316.82	36.74	11,639.97
	#10			495.33	495.33	36.74	18,198.42
	Total Stockpile	316.82		495.33	812.15		29,838.39
	Pit Inventory				0.00	36.74	0.00
Total Rose France Inventory		316.82		495.33	812.15		29,838.39
Total Stockpile Inventory		585.17	0.00	15,810.13	16,395.30		602,363.32
Total Pit Inventory		12,000.00	0.00	0.00	12,000.00		440,880.00
Total Coal Inventory		12,585.17	-	15,810.13	28,395.30		1,043,243.32

OXFORD RESOURCES
CAPITAL ASSETS
MAY 2013 CAPITAL EXPENDITURE ROLLFORWARD

		CAPITAL ASSETS												
			ADDITIONS				DELETIONS							
Asset GL Account		BALANCE AT 4/30/13	MAINTENANCE	EXPANSION	ARO	ADDITIONS FROM CIP	DISPOSALS	TRANSFERS	IMPAIRMENT	ADJUSTMENTS	BALANCE AT 5/31/13	GENERAL LEDGER AT 5/31/13	CHECK TOTAL	Asset GL Account
158000	Land	2,960,557	-	-	-	-	-	-	-	-	2,960,557	2,960,557	0	
134500	Leased Reserve-Current	611,196	-	-	-	-	-	-	-	-	611,196	611,196	0	
162600	Leased Reserves-Valuation	6,168,725	-	-	-	-	-	-	-	-	6,168,725	6,168,725	-	162900
135000	Coal Reserve-Current	6,596,028	-	-	-	-	-	-	-	-	6,596,028	6,596,028	-	
159000	Coal Reserve	39,425,733	-	-	-	-	-	-	-	-	39,425,733	39,425,734	(0)	159500
159100	Coal Reserve	37,000	-	-	-	-	-	-	-	-	37,000	37,000	-	
	TOTAL COAL RESERVE	52,838,683	-	-	-	-	-	-	-	-	52,838,683	52,838,683	(0)	
132500	Producing Mines	7,709,852	-	-	-	-	-	-	-	-	7,709,852	7,709,852	(0)	
160000	Site/Mine Development	14,032,739	455,041	-	-	-	-	-	-	-	14,487,780	14,487,980	(200)	160500
160100	Mine Development	30,783,324	-	-	-	-	-	-	-	-	30,783,324	30,783,324	0	160501
	TOTAL MINE DEVELOPMENT COST	52,525,915	455,041	-	-	-	-	-	-	-	52,980,956	52,981,156	(200)	
	TOTAL PROPERTY	108,325,155	455,041	-	-	-	-	-	-	-	108,780,195	108,780,396	(201)	
150500	Buildings - New Office	0	-	-	-	-	-	-	-	-	0	-	0	
151000	Buildings	1,957,064	-	-	-	-	-	-	-	-	1,957,064	1,957,064	(0)	151500
	TOTAL BUILDINGS	1,957,064	-	-	-	-	-	-	-	-	1,957,064	1,957,064	(0)	
132100	Leasehold Improvements	4,827,963	-	-	-	21,526	-	-	-	-	4,849,490	4,849,490	-	132200
152100	Machinery & Equipment	193,893,459	-	-	-	604,006	(1,134,147)	-	-	(11,730)	193,351,587	193,351,587	-	
152200	Railroad Siding	160,000	-	-	-	-	-	-	-	-	160,000	160,000	-	
152300	CIP	3,242,054	494,781	8,724	-	(625,532)	-	-	-	-	3,120,027	3,120,027	(0)	152500
	TOTAL MACHINERY & EQUIPMENT	202,123,476	494,781	8,724	-	-	(1,134,147)	-	-	(11,730)	201,481,104	201,481,104	(0)	
153000	Vehicles	4,539,058	-	-	-	-	(129,282)	-	-	-	4,409,776	4,409,776	-	153500
154000	Office Equipment	1,540,293	2,490	-	-	-	(16,980)	-	-	-	1,525,803	1,525,803	-	154500
		318,485,046	952,311	8,724	-	-	(1,280,409)	-	-	(11,730)	318,153,942	318,154,142	(201)

OXFORD RESOURCES
CAPITAL ASSETS
MAY 2013 CAPITAL EXPENDITURE ROLLFORWARD

Asset GL Account		ACCUMULATED DEPRECIATION BALANCE AT 4/30/13	ADDITIONS	DELETIONS DISPOSALS	DELETIONS TRANSFERS	ADJUSTMENTS	BALANCE AT 5/31/13	GENERAL LEDGER AT 5/31/13	CHECK TOTAL	NET BOOK VALUE AT 5/31/13
158000	Land	-	-	-	-	-	-	-	-	2,960,557
134500	Leased Reserve-Current	-	-	-	-	-	-	-	-	611,196
162600	Leased Reserves-Valuation	(3,920,223)	-	(43,744)	-	-	(3,963,968)	(3,963,968)	(0)	2,204,758
135000	Coal Reserve-Current	-	-	-	-	-	-	-	-	6,596,028
159000	Coal Reserve	(19,181,848)	-	(207,271)	-	-	(19,389,119)	(19,389,119)	(0)	20,036,614
159100	Coal Reserve	-	-	-	-	-	-	-	-	37,000
	TOTAL COAL RESERVE	(23,102,071)	-	(251,015)	-	-	(23,353,086)	(23,353,086)	(0)	29,485,597
132500	Producing Mines	-	-	-	-	-	-	-	-	7,709,852
160000	Site/Mine Development	(13,949,824)	-	(300,940)	-	-	(14,250,764)	(14,250,764)	(0)	237,016
160100	Mine Development	(17,510,283)	-	(519,593)	-	-	(18,029,876)	(18,029,876)	(0)	12,753,448
	TOTAL MINE DEVELOPMENT COST	(31,460,107)	-	(820,533)	-	-	(32,280,640)	(32,280,640)	(0)	28,700,316
	TOTAL PROPERTY	(54,562,178)	-	(1,071,548)	-	-	(55,633,726)	(55,633,726)	(8)	53,146,465
150500	Buildings - New Office	-	-	-	-	-	-	-	-	-
151000	Buildings	(462,778)	(5,939)	-	-	-	(468,716)	(468,716)	-	1,488,347
	TOTAL BUILDINGS	(462,778)	(5,939)	-	-	-	(468,716)	(468,716)	-	1,488,347
132100	Leasehold Improvements	(1,571,971)	(78,550)	-	-	-	(1,650,521)	(1,650,521)	0	3,198,960
152100	Machinery & Equipment	(99,280,585)	(2,578,437)	1,079,805	-	(22,787)	(100,802,004)	(100,802,004)		92,549,583
152200	Railroad Siding	(131,361)	(1,905)	-	-	-	(133,266)	(133,266)		26,734
152300	CIP	-	-	-	-	-	-	-	-	3,120,027
	TOTAL MACHINERY & EQUIPMENT	(100,983,917)	(2,658,892)	1,079,805	-	(22,787)	(102,585,790)	(182,585,790)	0	98,895,313
153000	Vehicles	(3,180,016)	(50,506)	123,496	-	-	(3,107,025)	(3,107,025)	0	1,302,751
154000	Office Equipment	(972,058)	(16,306)	16,980	-	-	(971,383)	(971,383)	0	554,420
		(160,168,946)	(2,731,642)	148,733	-	(22,787)	(162,766,641)	(162,766,641)	(8)	155,387,301

EXHIBIT K

Form of Amendment to Investors’ Rights Agreement

(attached)

AMENDMENT

TO

INVESTORS’ RIGHTS AGREEMENT

This Amendment to Investors’ Rights Agreement (this “Amendment”) is entered into as of June 24, 2013 by and among Oxford Resource Partners, LP, a Delaware limited partnership (the “Partnership”), Oxford Resources GP, LLC, a Delaware limited liability company (“GP”), AIM Oxford Holdings, LLC, a Delaware limited liability company (“AIM”), C&T Coal, Inc., an Ohio corporation (“C&T Coal”), Charles C. Ungurean and Thomas T. Ungurean, for the purpose of amending the Investors’ Rights Agreement dated as of August 24, 2007 by and among the parties hereto (the “IR Agreement”). Unless otherwise specified, capitalized terms used but not defined herein are used as defined in the IR Agreement.

RECITALS

WHEREAS, pursuant to the Financing Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Financing Agreement”) dated of even date herewith by and among Oxford Mining Company, LLC, an Ohio limited liability company, the Partnership, each subsidiary of the Partnership listed as a "Guarantor" on the signature pages thereto, the lenders from time to time party thereto (the “Lenders”), Obsidian Agency Services, Inc., a California corporation (“Obsidian”), as collateral agent for the Lenders, and Obsidian, as administrative agent for the Lenders, the Required Lenders (as such term is defined in the Financing Agreement) are to have the right to designate a director for election to the Board (the “Director Designation Right”) in the event they elect to exercise such Director Designation Right;

WHEREAS, the parties hereto seek to amend the IR Agreement to clarify the respective rights and obligations of each party thereto in light of the Director Designation Rights; and

WHEREAS, in accordance with Section 10(a) of the IR Agreement, the IR Agreement may be amended by written agreement of the Partnership, GP, AIM and a Majority of Investors;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the IR Agreement is hereby amended as follows:

Section 1. Amendments.

(a)     Section 2(a) of the IR Agreement is hereby amended by restating it in its entirety to read as follows:

(a)     Designation and Election of Board Members. For the C&T Coal Designation Period, C&T Coal will have the right to designate that number of natural Persons as is equal to the C&T Coal Designee Number to serve as members of the Board. For the Lenders’ Designation Period, the Required Lenders will have the right (which may or may not be exercised by the Required Lenders from time to time) to designate the Lenders’ Designated Director to serve as a member of the Board. AIM will have the right to designate the remaining members of the Board. In order to effect these rights, each of AIM and the Investors (or their respective Affiliates that own Membership Interests) shall vote the Membership Interests in GP owned by such party in a manner so as to cause and maintain the election of the Persons so designated.

(b)     Section 1.1 of Exhibit A to the IR Agreement is hereby amended by restating in their entirety the following definitions:

“Agreement” shall have the meaning set forth in the preamble, and shall include any amendments thereto from time to time including without limitation that certain Amendment to Investors’ Rights Agreement dated June 24, 2013.

“C&T Coal Designee Number” shall mean that number as is equal to the percentage share of the total outstanding Membership Interests owned by C&T Coal and its Affiliates at the relevant time of determination multiplied by the total number of members of the Board at such time, with any fractional number being eliminated by rounding down to the next whole number, provided that (a) the C&T Coal Designee Number will be reduced if necessary such that the C&T Coal Designee Number, the number of members of the Board that are Independent Directors (as defined in the Partnership Agreement) and the member of the Board that is a Lenders’ Designated Director (if one has been designated) are in total less than fifty percent (50%) of the members of the Board and (b) the C&T Coal Designee Number shall in no event be less than one (1).

(c)     Section 1.1 of Exhibit A to the IR Agreement is hereby further amended by adding thereto in the appropriate place alphabetically the following definitions, with the clause numbers for each definition in said Section 1.1 of Exhibit A being modified as applicable to have the definitions numbered consecutively with the first definition being clause (1) and so on:

“C&T Coal Designation Period” shall mean the period of time from the date hereof until such time as the Investors cease to own in the aggregate at least fifteen percent (15%) of the outstanding Class A Units (as such term is defined in the Limited Liability Company Agreement).

“Financing Agreement” shall mean the Financing Agreement dated as of June 24, 2013 by and among Oxford Mining Company, LLC, an Ohio limited liability company, the Partnership, each subsidiary of the Partnership listed as a "Guarantor" on the signature pages thereto, the Lenders, Obsidian, as collateral agent for the Lenders, and Obsidian, as administrative agent for the Lenders, as such Financing Agreement is amended, amended and restated, supplemented or otherwise modified from time to time.

“Lenders” shall mean the “Lenders” (as such term is defined in the Financing Agreement).

2

“Lenders’ Designated Director” shall mean the Person (if any) designated by the Required Lenders from time to time to be a member of the Board, provided that such Person shall be subject to the approval of AIM (which approval shall not be unreasonably withheld) and a Majority of Investors (which approval shall not be unreasonably withheld), it being understood and agreed that any senior management employee of an Agent (as such term is defined in the Financing Agreement) is hereby automatically deemed approved by AIM and a Majority of Investors.

“Lenders’ Designation Period” shall mean the period of time during which the Required Lenders have the right to designate a Lenders’ Designated Director pursuant to the Financing Agreement.

“Obsidian” shall mean Obsidian Agency Services, Inc., a California corporation.

“Required Lenders” shall mean the “Required Lenders” (as such term is defined in the Financing Agreement).

(d)     Section 10(a) of the IR Agreement is hereby amended by restating it in its entirety to read as follows:

(a)     Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Partnership, GP, AIM and a Majority of Investors, provided that this Agreement may be amended, modified or supplemented by written agreement of AIM and a Majority of Investors only if such amendment, modification or supplement does not affect the rights of either the Partnership or GP, and provided, further, that none of the provisions herein relating to the rights of the Required Lenders to designate a Lenders’ Designated Director or any other provisions of this Agreement that have application thereto may be amended, modified or supplemented without the express written consent of the Required Lenders.

(e)     Section 10(c) of the IR Agreement is hereby amended by adding thereto at the end thereof the following:

If to any of the Lenders, to:

Obsidian Agency Services, Inc.,
as Agent for the Lenders
c/o Tennenbaum Capital Partners

2951 28th Street, Suite 1000
Santa Monica, California 90405
Attention:Asher Finci
Telephone: (310) 566-1000
Telecopier: (310) 899-4950

with a copy to:

3

Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Frederic L. Ragucci, Esq. Telephone: (212) 756-2000 Telecopier: (212) 593-5955

(f)     Section 10 of the IR Agreement is hereby additionally amended by adding thereto a new Section 10(j) which shall read as follows:

(j) Compensation and Expenses of Lenders’ Designated Director. The Lenders’ Designated Director shall not receive any compensation for serving as a member of the Board, but the GP or the Partnership shall pay all costs and expenses incurred by the Lenders’ Designated Director in connection with attendance at any meetings of the Board (including the meetings of any committees or sub-committees thereof).

(g)     Section 10 of the IR Agreement is hereby further amended by adding thereto a new Section 10(k) which shall read as follows:

(k)     Status of Lenders. The Lenders shall be considered to be parties hereto and not a third party for purposes of the provisions herein relating to the rights of the Required Lenders to designate a Lenders’ Designated Director and any other provisions of this Agreement that have application thereto.

Section 2. Status of IR Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the IR Agreement shall remain in full force and effect. The parties hereto acknowledge and agree that the IR Agreement has not been amended prior to this Amendment.

Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of Delaware) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 4. Facsimiles; Counterparts. This Amendment may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Amendment may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall constitute one and the same document.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

OXFORD RESOURCE PARTNERS, LP
By:	Oxford Resources GP, LLC, its general partner

By:
Name: Daniel M. Maher
Title: Senior Vice President

OXFORD RESOURCES GP, LLC

By:
Name: Daniel M. Maher
Title: Senior Vice President

AIM OXFORD HOLDINGS, LLC
By: AIM Coal, LLC, its Manager
By: AIM Coal Management LLC, its Manager
By:
Name: Matthew P. Carbone
Title: Member

C&T COAL, INC.
By:
Name: Charles C. Ungurean
Title: President

Charles C. Ungurean

Thomas T. Ungurean